Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114963

Prospectus

$125,000,000

NEXSTAR BROADCASTING, INC.

Exchange Offer for

7% Senior Subordinated Notes due 2014

Offer for all outstanding 7% Senior Subordinated Notes due 2014, or old notes, in the aggregate principal amount of $125,000,000 in exchange for up to $125,000,000 aggregate principal amount of 7% Senior Subordinated Notes due 2014 which have been registered under the Securities Act of 1933, as amended, or the exchange notes.

Terms of the Exchange Offer

•	Expires 5:00 p.m., New York City time, June 14, 2004, unless extended.

•	Not subject to any condition other than that the exchange offer does not violate applicable law or any interpretation of the staff of the Securities and Exchange Commission.

•	Nexstar Broadcasting, Inc. (“Nexstar”) can amend or terminate the exchange offer.

•	Nexstar will exchange all 7% Senior Subordinated Notes due 2014 that are validly tendered and not validly withdrawn.

•	Nexstar will not receive any proceeds from the exchange offer.

•	The exchange of notes will not be taxable exchange for U.S. federal income tax purposes.

•	You may withdraw tendered outstanding old notes any time before the expiration of the exchange offer.

Terms of the Exchange Notes

•	The exchange notes will be general unsecured senior subordinated obligations and will be subordinated to all of Nexstar’s senior debt.

•	The guarantee will be general unsecured senior subordinated obligations of the guarantor and will be subordinated to all senior debt of the guarantor.

•	The exchange notes mature on January 15, 2014. From January 15, 2004, the exchange notes will bear interest, which will be payable semi-annually in cash, at a rate of 7% per annum on each January 15, and July 15, commencing July 15, 2004.

•	Nexstar may redeem the exchange notes at any time on or after January 15, 2009.

•	Prior to January 15, 2007, Nexstar may redeem up to 35% of the exchange notes with the net cash proceeds from a qualified equity offering.

•	Upon a change of control, Nexstar may be required to offer to repurchase the exchange notes.

•	The terms of the exchange notes are identical to Nexstar’s outstanding 7% Senior Subordinated Notes due 2014 except for transfer restrictions and registration rights.

For a discussion of specific risks that you should consider before tendering your outstanding 7% Senior Subordinated Notes due 2014 in the exchange offer, see “ Risk Factors” beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the exchange notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 13, 2004

Map of Nexstar Station Portfolio

Nexstar Broadcasting*

Billings, MT (170)
KSVI-TV – ABC(a)
KHMT-TV – FOX(b)
Peoria / Bloomington, IL (117)
WMBD-TV – CBS(a)
WYZZ-TV – FOX(b)
Rockford, IL (135)
WQRF-TV – FOX(a)
Ft. Wayne, IN (104)
WFFT-TV – FOX(a)
Erie, PA (143)
WJET-TV – ABC(a)
WFXP-TV – FOX(b)
Rochester, NY (77)
WROC-TV – CBS(a)
Utica, NY (167)
WFXV-TV – FOX(a)
WPNY-LP – UPN(a)
WUTR-TV – ABC(b)
Wichita Falls, TX / Lawton, OK (142)
KFDX-TV – NBC(a)
KJTL-TV – FOX(b)
KJBO-LP – UPN(b)
Wilkes-Barre / Scranton, PA (53)
WBRE-TV – NBC(a)
WYOU-TV – CBS(b)
Amarillo, TX (129)
KAMR-TV – NBC(a)
KCIT-TV – FOX(b)
KCPN-LP – Independent(b)
Washington, DC (Hagerstown) (–)(c)
WHAG-TV – NBC(a)
Lubbock, TX (147)
KLBK-TV – CBS(a)
KAMC-TV – ABC(b)
Champaign / Springfield/ Decatur, IL (82)
WCIA-TV – CBS(a)
WCFN-TV – UPN(a)
Abilene / Sweetwater, TX (163)
KTAB - TV – CBS(a)
KRBC - TV – NBC(b)
Terre Haute, IN (146)
WTWO-TV – NBC(a)
WBAK-TV – FOX(b)
Evansville, IN (99)
WTVW – NBC(a)
Midland-Odessa, TX (158)
KMID-TV – ABC(a)
St. Joseph, MO (193)
KQTV – ABC(a)
San Angelo, TX (196)
KSAN-TV – NBC(b)
Springfield, MO (73)
KOLR-TV – CBS(b)
KDEB-TV – FOX(a)
Shreveport, LA (81)
KTAL-TV – NBC(a)
Monroe, LA/ El Dorado, AR (133)
KARD-TV – FOX(a)
Beaumont / Port Arthur, TX (137)
KBTV-TV – NBC(a)
Ft. Smith / Fayetteville / Springdale / Rogers, AR (107)
KPOM-TV – NBC(d)
KFAA-TV – NBC(d)
Little Rock / Pine Bluff, AR (56)
KARK-TV – NBC(a)
Dothan, AL (171)
WDHN-TV – ABC(a)
Joplin, MO / Pittsburg, KS (145)
KSNF-TV – NBC(a)
KODE-TV – ABC(b)

* Number in parentheses is market rank. Data for the top 210 designated market areas, or DMAs, as reported by BIA Financial Network, Inc.

(a) Station is owned and operated.

(b) Services provided to station through local service agreements.

(c) Although WHAG is located within the Washington, D.C. DMA, its signal does not reach the entire Washington, D.C. metropolitan area. WHAG serves a sub-market within the DMA.

(d) We have entered into an agreement to acquire substantially all of the assets of KPOM/KFAA, which is expected to close in the third quarter of 2004, subject to FCC consent. We began providing services to KPOM/KFAA pursuant to a local service agreement on October 16, 2003.

i

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements.” All statements other than statements of historical fact are “forward-looking statements” for purposes of federal and state securities laws, including: any projections of earnings, revenues or other financial items; any statements of our plans, strategies and objectives for our future operations; any statements concerning proposed new products, services or developments; any statements regarding future economic conditions or performance; any statements of belief; and any statements of assumptions underlying any of the foregoing. Forward-looking statements may include the words “may,” “will,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” and other similar words. Such forward-looking statements may be contained in “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business,” among other places in this prospectus. Forward-looking statements are subject to a number of risks and uncertainties, some of which are beyond our control, including, among other things:

•	our ability to complete future acquisitions or enter into additional local service agreements;

•	our ability to manage successfully the growth of our operations;

•	our significant amount of debt;

•	the regulatory environment for our industry;

•	competition in our markets;

•	economic conditions in general; and

•	cyclical or other trends in advertising spending.

Although we believe that the expectations reflected in any of our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties, such as those disclosed in this prospectus. We urge you to review carefully the section entitled “Risk Factors” in this prospectus for a more complete discussion of the risks of an investment in the Notes.

In light of these risks, uncertainties and assumptions, you should not place undue reliance on any forward-looking statements. The forward-looking events discussed in this prospectus may not occur. These forward-looking statements are made as of the date of this prospectus. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ii

CERTAIN DEFINITIONS AND MARKET AND INDUSTRY DATA

As used in this prospectus and unless the context indicates otherwise, “Notes” refers, collectively, to (a) Nexstar’s 7% Senior Subordinated Notes due 2014, also referred to as the “old notes” and (b) Nexstar’s 7% Senior Subordinated Notes due 2014 registered with the Securities and Exchange Commission, also referred to as the “exchange notes.” As used in this prospectus other than in the section entitled “Description of the Exchange Notes” and unless the context indicates otherwise, (1) “Nexstar” refers to Nexstar Broadcasting, Inc. (including its predecessor Nexstar Finance, L.L.C.); (2) “Nexstar Holdings” refers to Nexstar Finance Holdings, Inc. (including its predecessor, Nexstar Finance Holdings, L.L.C.) and its consolidated subsidiaries; (3) “Nexstar Broadcasting Group” refers to Nexstar Broadcasting Group, Inc. (including its predecessor, Nexstar Broadcasting Group, L.L.C.) but not its direct or indirect subsidiaries; (4) “Nexstar Broadcasting” refers to Nexstar Broadcasting Group, Inc., and all of Nexstar Broadcasting Group, Inc.’s direct and indirect subsidiaries, including Nexstar; (5) “Mission” refers to Mission Broadcasting, Inc.; (6) “Quorum” refers to Quorum Broadcast Holdings, LLC; (7) “Mission of Amarillo” refers to Mission Broadcasting of Amarillo, Inc.; and (8) “VHR” refers to VHR Broadcasting, Inc. and its affiliates. For a description of the relationship between Nexstar and Mission, see “Certain Relationships and Related Transactions.”

In the context of describing ownership of television stations in a particular market, the term “duopoly” refers to owning or deriving the economic benefit, through local service agreements, or LSAs, including joint sales agreements, time brokerage agreements and shared services agreements, from two or more stations in a particular market. For more information on how we derive economic benefit from a duopoly, see “Business” and “Certain Transactions.”

There are 210 generally recognized television markets, known as Designated Market Areas, or DMAs, in the United States. DMAs are ranked in size according to various factors based upon actual or potential audience. We use market data and industry forecasts related to DMAs which we have obtained from industry publications, including the Nielsen Station Index dated November 2003 as estimated by the A.C. Nielsen Company and as published in the BIA Investing—Television, 2003 4th Edition and other publicly available information. Industry publications generally stated that the information they provide has been obtained from other sources believed to be reliable, but the accuracy and completeness of such information is not guaranteed. We have not independently verified any of this information and therefore we also cannot guarantee the accuracy and completeness of such information. The industry forecasts we provide in this prospectus—particularly the television industry’s annual growth rate in revenue for each of our markets—are subject to numerous risks and uncertainties and actual results could be different from such predictions, perhaps significantly. Industry forecasts are also based on assumptions that events, trends and activities will occur. We have not independently verified the information and assumptions used in making these forecasts and, if the information and assumptions turn out to be wrong, then the forecasts will most likely be wrong as well.

This prospectus makes reference to our trademarks. We also refer to the following trademarks/tradenames which are owned by the third parties referenced in parentheses: The Simpsons, Divorce Court, CSI: Crime Scene Investigation, M.A.S.H., 24 and King of The Hill (20th Century Fox Film Corporation); Seinfeld, and The Steve Harvey Show (Columbia Tristar Television Distribution, a unit of Sony Pictures); Judge Judy, Entertainment Tonight, Spin City, Montel Williams, Frasier, The Practice, Cheers and Becker (Paramount Distribution, a division of Viacom Inc.); Friends and E.R. (Warner Brothers Domestic Television Distribution, a division of Time Warner Entertainment Co. LP); The Maury Povich Show (Studios USA Television Distribution LLC); Everybody Loves Raymond (Eyemark Entertainment); That 70’s Show and Third Rock from the Sun (Carsey Werner Distribution LLC); The Oprah Winfrey Show, Wheel of Fortune, Jeopardy, Inside Edition and Dr. Phil (King World Productions, Inc.); The Hughleys and The X-Files (20th Television, Inc.); Starting Over and Access Hollywood (NBC Enterprises Domestic Syndication); Live with Regis and Kelly and Who Wants to be a Millionaire? (Buena Vista); The Andy Griffith Show (Paramount Pictures); Family Feud (Tribune Entertainment Co.); The West Wing (Telepictures Distribution, a division of Time Warner Entertainment Co.).

iii

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all the information that you may consider important in making your investment decision. Therefore, you should read this entire prospectus carefully, especially “Risk Factors” and the financial data and related notes. Unless specified, all financial information in this prospectus is information regarding Nexstar Broadcasting, Inc. and Mission.

COMPANY OVERVIEW

Our Business

We are a television broadcasting company focused on the acquisition, development and operation of television stations. We target stations located in medium-sized markets in the United States, primarily markets that rank from 50 to 175, as reported by A.C. Nielsen Company. We currently own and operate 27 stations and provide management, sales or other services to an additional 16 stations. In 14 of the 27 markets that we serve, we own and operate or provide services to more than one station. We refer to these markets as duopoly markets. We have more than doubled the size of our portfolio over the last year, having acquired 13 stations and begun providing services to 8 additional stations. Most of the stations that we own and operate or provide services to are clustered in the Northeast, Midwest and Southwest regions of the United States. These stations are diverse in their network affiliations: 39 have primary affiliation agreements with one of the four major networks—12 with NBC, 12 with Fox, eight with ABC and seven with CBS. Three of remaining four stations have agreements with UPN, and one is an independent.

We believe that medium-sized markets offer significant advantages over larger markets, primarily due to a lower level of competition. These advantages include more favorable acquisition terms, lower programming costs and generally less sophisticated competitors. Since fewer well-capitalized acquirers have a medium-sized market focus, prices and terms for acquisitions are typically more attractive than in larger markets. Additionally, because there are generally only two or three other competitive stations in medium-sized markets and the supply of quality programming exceeds the demand, we are able to achieve lower programming costs. Lastly, we are able to compete effectively by attracting station managers with larger market experience who employ sales and marketing techniques not typically utilized in our markets. While medium-sized markets offer many advantages, larger markets generally offer higher total market revenue and capture a greater focus from some national advertisers.

Currently 14 of the 16 stations that we do not own and operate, but provide services to, are owned by Mission Broadcasting, Inc., or Mission. Nexstar does not own Mission or its television stations. In order for both Nexstar and Mission to continue to comply with FCC regulations, Mission maintains complete responsibility for and control over programming, finances, personnel and operations of its stations. However, as a result of Nexstar’s guarantee of Mission’s debt and Nexstar’s arrangements under local service agreements and purchase option agreements with Mission described later in this prospectus, Nexstar is deemed, under United States generally accepted accounting principles (GAAP), to have a controlling financial interest in Mission. As a result of our controlling financial interest in Mission under GAAP and in order to present fairly our financial position, results of operations and cash flows, we consolidate the financial position, results of operations and cash flows of Mission with Nexstar as if Mission were a wholly-owned entity.

Acquisition Strategy

We selectively pursue acquisitions of television stations primarily in markets ranking from 50 to 175, where we believe we can improve revenue and cash flow through active management. Since January 2000 we have more than tripled the size of our portfolio, having acquired 18 and contracted to provide services to 13 additional stations.

When considering an acquisition, we evaluate the target’s audience share, revenue share, overall cost structure and proximity to our regional clusters. Additionally, we seek to acquire or enter into local service agreements with stations to create duopoly markets. The ownership of stations in our target markets is significantly more fragmented than the ownership of stations in the top 50 markets. We believe that the fragmented station ownership in our target markets creates significant opportunities to expand our portfolio of stations.

Operating Strategy

We seek to generate revenue and cash flow growth through the following strategies:

•	Develop Leading Local Franchises. Each of the stations that we operate or provide services to seeks to create a highly recognized local brand, primarily through quality local news programming and community involvement.

•	Emphasize Local Sales. We employ a large, high-quality sales force to increase revenue from local advertisers.

•	Operate Duopoly Markets. Duopolies enable us to enhance our revenue share and achieve operating efficiencies.

•	Maintain Strict Cost Controls. We emphasize strict cost controls on programming and operating expenses.

•	Capitalize on Multiple Network Affiliations. Because network programming and ratings change frequently, the diversity of our station portfolio’s network affiliations reduces our reliance on the quality of a single network’s programming.

•	Attract and Retain High Quality Management. We use equity incentives to attract and retain station general managers with proven track records in larger television markets.

The benefits achieved through our operating strategies are magnified in our duopoly markets by broadcasting the programming of multiple networks, capitalizing on multiple sales forces and achieving an increased level of operational efficiency. By enhancing operations through active management, we expect revenue and cash flow from our recent and pending acquisitions to grow faster than that of our more mature stations.

Recent Developments

Initial Public Offering and Corporate Reorganization

On November 28, 2003, Nexstar Broadcasting Group, Inc., our ultimate parent, completed an initial public offering of 10,000,000 shares of its Class A common stock. Concurrently with its initial public offering, Nexstar Broadcasting Group, Inc. completed a corporate reorganization whereby its predecessor, Nexstar Broadcasting Group, L.L.C., and certain direct and indirect subsidiaries of Nexstar Broadcasting Group, L.L.C. merged with and into Nexstar Broadcasting Group, Inc. As part of this corporate reorganization, our former parent, Nexstar Finance, L.L.C., merged with and into us. For more information about the corporate reorganization, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Quorum Acquisition

On December 30, 2003 Nexstar Broadcasting Group, Inc. completed the acquisition of all of the direct and indirect subsidiaries of Quorum. Quorum owned and operated 11 television stations and provided management, sales or other services to an additional five stations, primarily in medium-sized markets. The Quorum acquisition was structured as a merger of Quorum’s direct subsidiaries with and into Nexstar Broadcasting Group, Inc., and a contribution to and subsequent merger of Quorum’s indirect subsidiaries with and into Nexstar. The merger constituted a tax-free reorganization and has been accounted for as a merger under common control in a manner similar to pooling of interests. Accordingly, our financial statements herein have been restated to include the financial results of all of the Quorum’s subsidiaries for all periods presented.

WUTR Acquisition

On April 1, 2004, Mission completed the acquisition of substantially all of the assets of WUTR, the ABC affiliate in Utica, New York, from a subsidiary of Clear Channel Communications for $3.7 million. Pursuant to the terms of the purchase agreement, Mission made a down payment of $0.8 million against the purchase price, which was funded with borrowings under Mission’s senior credit facilities. Upon the closing of the acquisition, we entered into local service agreements with Mission to provide services to WUTR. Accordingly, references to the number of stations to which we provide services include WUTR.

WBAK Acquisition

On April 2, 2004, Mission purchased substantially all of the assets of WBAK for $3.0 million.

Address and Telephone Number

Our principal executive offices are located at 909 Lake Carolyn Parkway, Suite 1450, Irving, Texas 75039, and our telephone number is (972) 373-8800. Our website address is www.nexstar.tv. The information on our website is not part of this prospectus.

The Exchange Offer

Securities Offered

Up to $125,000,000 aggregate principal amount of 7% Senior Subordinated Notes due 2014. The terms of the exchange notes and the old notes are identical in all material respects, except for certain transfer restriction rights relating to the old notes.

The Exchange Offer

Nexstar is offering to exchange the old notes for a like principal amount at maturity of exchange notes. Old notes may be exchanged only in integral principal multiples of $1,000. This exchange offer is being made pursuant to a registration rights agreement dated as of December 30, 2003, which granted the initial purchasers and any subsequent holders of the old notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the old notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your old notes.

Expiration Date; Withdrawal of Tender

Nexstar’s exchange offer will expire 5:00 p.m. New York City time, on June 14, 2004, or a later time if we choose to extend this exchange offer. You may withdraw your tender of old notes at any time prior to the expiration date. All outstanding old notes that are validly tendered and not validly withdrawn will be exchanged. Any old notes not accepted by us for exchange for any reason will be returned to you at Nexstar’s expense as promptly as possible after the expiration or termination of the exchange offer.

Resales	Nexstar believes that you can offer for resale, resell and otherwise transfer the exchange notes without complying with the registration and prospectus delivery requirements of the Securities Act if:

•	you acquire the exchange notes in the ordinary course of business;

•	you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate, in the distribution of the exchange notes; and

•	you are not an “affiliate” of Nexstar, as defined in Rule 405 of the Securities Act.

If any of these conditions is not satisfied and you transfer any exchange notes without delivering a proper prospectus or without qualifying for a registration exemption, you may incur liability under the Securities Act. Nexstar does not assume or indemnify you against such liability.

Each broker-dealer acquiring exchange notes issued for its own account in exchange for old notes, which it acquired through market-making activities or other trading activities, must acknowledge that it will deliver a proper prospectus when any exchange notes issued in the exchange offer are transferred. A broker-dealer may use this prospectus for an offer to resell, a resale or other retransfer of the exchange notes issued in the exchange offer.

Conditions to the Exchange Offer

Nexstar’s obligation to accept for exchange, or to issue the exchange notes in exchange for, any old notes is subject to certain customary conditions relating to compliance with any applicable law, or any applicable interpretation by any staff of the Securities and Exchange Commission, or any order of any governmental agency or court of law. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Notes Held in the Form of Book-Entry Interests

The old notes were issued as global securities and were deposited upon issuance with The Bank of New York. The Bank of New York issued certificateless depositary interests in those outstanding old notes, which represent a 100% interest in those old notes, to The Depositary Trust Company.

Beneficial interests in the outstanding old notes, which are held by direct or indirect participants in the Depository Trust Company, are shown on, and transfers of the old notes can only be made through, records maintained in book-entry form by The Depository Trust Company.

You may tender your outstanding old notes by instructing your broker or bank where you keep the old notes to tender them for you. In some cases you may be asked to submit the BLUE-colored “Letter of Election and Instructions to Brokers or Bank” that may accompany this prospectus. By tendering your old notes you will be deemed to have acknowledged and agreed to be bound by the terms set forth under “The Exchange Offer.”

A timely confirmation of book-entry transfer of your outstanding old notes into the exchange agent’s account at The Depository Trust Company, under the procedure described in this prospectus under the heading “The Exchange Offer” must be received by the exchange agent on or before 5:00 p.m., New York City time, on the expiration date.

United States Federal Income Tax Considerations

The exchange offer should not result in any income, gain or loss to the holders of old notes or to us for United States Federal Income Tax Purposes. See “Certain U.S. Federal Income Tax Considerations.”

Use of Proceeds	Nexstar will not receive any proceeds from the issuance of the exchange notes in the exchange offer.

Exchange Agent	The Bank of New York is serving as the exchange agent for the exchange offer.

Shelf Registration Statement	In limited circumstances, holders of old notes may require Nexstar to register their old notes under a shelf registration statement.

The Exchange Notes

Issuer	Nexstar Broadcasting, Inc.

Securities Offered	Up to $125.0 million principal amount of 7% Senior Subordinated Notes due 2014

Maturity	January 15, 2014

Interest	Annual rate: 7%
Payment frequency: every six months on January 15 and July 15
First payment: July 15, 2004

Ranking	The exchange notes and the guarantees are senior subordinated obligations. Accordingly, they will rank:

•	behind all of our and the guarantors’ existing and future senior debt;

•	equally with all of our and the guarantors’ existing and future unsecured senior subordinated obligations that do not expressly provide that they are subordinated to the Notes; and

•	ahead of any of our and the guarantors’ future debt that expressly provides that it is subordinated to the Notes.

As of December 31, 2003, we and the guarantors had total indebtedness of approximately $488.8 million of which:

•	$205.0 million would have been senior debt, senior in right of payment to the exchange notes; and

•	$280.5 million would have been senior subordinated debt, equal in right of payment with the exchange notes.

In addition, as of December 31, 2003, we and Mission would have had the ability to borrow an additional $42.9 million of senior debt under our senior credit facilities.

Guarantees

The exchange notes will be unconditionally guaranteed on a senior subordinated basis by each of our existing and future domestic subsidiaries and by Mission. If the issuer cannot make payments on the exchange notes when they are due, the guarantors must make them instead.

Optional Redemption	On or after January 15, 2009, we may redeem some or all of the exchange notes at any time at the redemption prices listed under “Description of the Notes—Optional Redemption.”

Prior to January 15, 2007, we may redeem up to 35% of the exchange notes with the proceeds of certain equity offerings at the redemption price listed under “Description of the Notes—Optional Redemption.”

Mandatory Offer to Repurchase

If we sell certain assets or experience specific kinds of changes of control, we must offer to repurchase the exchange notes at the prices listed under “Description of the Notes—Repurchase at the Option of Holders.”

Certain Covenants	The Indenture that will govern the exchange notes, among other things, restricts our ability and the ability of our subsidiaries to:

•	incur or guarantee additional indebtedness;

•	pay dividends or distributions on, or redeem or repurchase, capital stock;

•	make investments;

•	engage in transactions with affiliates;

•	transfer or sell assets;

•	incur liens or enter into any sale/leaseback transactions; and

•	consolidate, merge or transfer all or substantially all of our assets.

For more details, see “Description of the Notes.”

Use of Proceeds	We will not receive any proceeds from the issuance of the exchange notes pursuant to the exchange offer. We will pay all of our expenses incident to the exchange offer.

You should refer to the section “Risk Factors” for an explanation of certain risks that you should consider before trading your outstanding old notes for exchange.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA

In the table below, we provide you with summary historical and pro forma consolidated financial data, as of the dates and periods indicated. The summary historical consolidated financial data set forth below are derived from our amended consolidated financial statements after giving effect to the Quorum common control merger. The unaudited pro forma condensed consolidated balance sheet is not presented, as the historical balance sheet at December 31, 2003 gives effect to the completion of the offering of the old notes and the Quorum acquisition. The unaudited pro forma statement of operations data for the year ended December 31, 2003 give effect to the completion of the offering of the old notes and repayment of the Quorum senior credit facilities upon the Quorum acquisition. As described elsewhere in this prospectus, as of December 31, 2003 Mission purchased substantially all of the assets of KRBC and KSAN on June 13, 2003 and has entered into an agreement to purchase substantially all of the assets of WBAK and WUTR. Nexstar purchased KARK and WDHN on August 1, 2003. In addition, Nexstar entered into an agreement to purchase substantially all of the assets of KPOM/KFAA. In accordance with Securities Exchange Commission Rule 3-05 of Regulation S-X promulgated under the Securities and Exchange Act of 1934 or the Exchange Act, we have not included these acquisitions in the pro forma condensed consolidated financial data, as these station acquisitions do not meet the applicable significance threshold. The following financial data should be read together with “Selected Historical Consolidated Financial Data,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

We provide you with summary unaudited pro forma condensed consolidated financial data for illustrative purposes only and not to represent what our results of operations or financial position actually would have been if the transactions described above had occurred as of the dates indicated or what our results of operations or financial position will be for future periods. The following financial data should be read together with “Unaudited Pro Forma Condensed Consolidated Financial Statements,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the historical consolidated financial statements and the related notes.

As described elsewhere in this prospectus, as a result of our controlling financial interest in Mission under GAAP, we consolidate the financial position, results of operations and cash flows of Mission with Nexstar as if Mission were a wholly-owned entity in order to present fairly our financial position, results of operations and cash flow in conformity with GAAP.

On December 30, 2003, we completed the acquisition of all the direct and indirect subsidiaries of Quorum. Quorum owned and operated 11 television stations and provided management, sales or other services to an additional five stations, primarily in medium-sized markets. The Quorum acquisition was structured as a merger of Quorum’s direct subsidiaries with and into Nexstar Broadcasting Group, Inc., our ultimate parent, and a contribution to and subsequent merger of Quorum’s indirect subsidiaries with and into us. The merger constituted a tax-free reorganization and has been accounted for as a merger under common control in a manner similar to pooling of interests. Accordingly, our financial statements herein have been restated to include the financial results of all of Quorum subsidiaries for all periods presented.

On December 30, 2003, Mission also completed the acquisition of VHR and Mission of Amarillo. Mission’s financial results consolidates the financial position, results of operations and cash flows of VHR and Mission of Amarillo.

	Year Ended December 31,
	Actual			Pro Forma (unaudited) 2003
	2001	2002	2003
	(dollars in thousands)
Statement of Operations Data:
Net broadcast revenue (1)	$157,800	$188,118	$193,543	193,543
Trade and barter revenue	18,919	18,159	20,789	20,789

Total net revenue	176,719	206,277	214,332	214,332
Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	46,877	53,371	60,808	60,808
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	52,895	62,112	74,433	74,433
Depreciation and amortization (2)	88,033	69,530	71,295	71,295

Income (loss) from operations	(11,086)	21,264	(3,958)	(3,958)
Interest expense, net	(56,940)	(63,403)	(52,704)	(53,696)
Loss on extinguishment of debt	(1,822)	(227)	(10,767)	(10,767)
Other income (expense), net	(2,937)	(1,216)	3,860	3,860

Loss before income taxes	(72,785)	(43,582)	(63,839)	(64,561)
Income tax benefit (expense)	(611)	(2,638)	12,374	12,374

Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(73,396)	(46,220)	(51,465)	(52,187)

Minority interest in consolidated entity	—	—	786	786

Cumulative effect of change in accounting principle	—	(43,470)	(2,577)	—

Net loss	$(73,396)	$(89,690)	$(53,256)	(51,401)

As of December 31, 2003
Actual
(dollars in thousands)
Balance Sheet Data:
Cash and cash equivalents	$10,621
Working capital	20,158
Net intangible assets and Goodwill	534,251
Total assets	728,948
Total debt	488,821
Total stockholder’s equity	115,113

(1)	Net broadcast revenue is defined as revenue net of agency and national representative commissions, excluding trade and barter revenue.
(2)	Depreciation and amortization include amortization of program contract costs and net realizable value adjustments, depreciation and amortization of property and equipment, and amortization of acquired intangible broadcasting assets. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for a discussion of our adoption of SFAS No. 142.

RISK FACTORS

Before you exchange your old notes for the exchange notes, we recommend that you carefully consider the various risks applicable to us, our industry and this exchange offer, together with all of the other information included in this prospectus. We may become subject to additional risks in the future. If any of the events described in the following risk factors occurs, our business, financial condition or operating results could be adversely affected.

Risk Factors Related to the Exchange Notes

Because there is no public market for the exchange notes, you may not be able to sell your exchange notes.

The exchange notes will be registered under the Securities Act of 1933, as amended, or the Securities Act, but will constitute a new issue of securities with no established trading market, and uncertainty exists with regard to:

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their exchange notes; or

•	the price at which the holders would be able to sell their exchange notes.

If a trading market were to develop, the exchange notes might trade a higher or lower prices than their principal amount or purchase price, depending on many factors, including prevailing interest rates, the market for similar securities and our financial performance.

Any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act, and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. An active trading market might not exist for the exchange notes and any trading market that does develop might not be liquid.

In addition, any holder of old notes who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities, and if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures.

We will issue exchange notes pursuant to this exchange offer only after a timely receipt of your old notes (including timely notation in book-entry form). Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive your old notes, by the expiration date of the exchange offer, we will not accept your old notes for exchange. We are under no duty to give notification of defects or irregularities with respect to the tenders of old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange.

If you do not exchange your old notes, your old notes will continue to be subject to the existing transfer restrictions and you may be unable to sell your old notes.

We did not register the old notes, nor do we intend to do so following the exchange offer. The old notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your old notes, you will be subject to existing transfer restrictions. As a result, if you hold old notes after the exchange offer, you may be unable to sell your old notes.

If a large number of outstanding old notes are exchanged for exchange notes issued in the exchange offer, it may be difficult for holders of outstanding old notes that are not exchanged in the exchange offer to sell their old notes, since those old notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of old notes outstanding, there may not be a very liquid market in those old notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market.

If you exchange your old notes, you may not be able to resell the exchange notes you receive in the exchange offer without registering them and delivering a prospectus.

You may not be able to resell exchange notes you receive in the exchange offer without registering those exchange notes or delivering a prospectus. Based on interpretations by the Commission in no-action letters, we believe, with respect to exchange notes issued in the exchange offer, that:

•	holders who are not “affiliates” of Nexstar within the meaning of Rule 405 of the Securities Act;

•	holders who acquire their exchange notes in the ordinary course of business; and

•	holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the exchange notes;

do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must tell us in writing at our request that they meet these criteria. Holders that do not meet these criteria could not rely on interpretations of the SEC in no-action letters, and would have to register the exchange notes they receive in the exchange offer and deliver a prospectus for them. In addition, holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of exchange notes acquired in the exchange offer. Holders that are broker-dealers must acknowledge that they acquired their outstanding exchange notes in market-making activities or other trading activities and must deliver a prospectus when they resell exchange notes they acquire in the exchange offer in order not to be deemed an underwriter.

Risks Related to The Notes

Our substantial debt could limit our ability to grow and compete.

We have a significant amount of indebtedness. As of December 31, 2003, we had total indebtedness (including Mission’s indebtedness which we guarantee) of $488.8 million, comprising 80.9% of our and Mission’s capitalization. Our substantial indebtedness could have important consequences to our business. For example, it could:

•	limit our ability to borrow additional funds or obtain additional financing in the future;

•	limit our ability to pursue acquisition opportunities;

•	expose us to greater interest rate risk since the interest rate on borrowings under our senior credit facilities is variable;

•	limit our flexibility to plan for and react to changes in our business and our industry; and

•	impair our ability to withstand a general downturn in our business and place us at a disadvantage compared to our competitors that are less leveraged.

In addition, our high level of debt requires us to dedicate a substantial portion of our cash flow to pay principal and interest on our debt which will reduce the funds available for working capital, capital expenditures, acquisitions and other general corporate purposes. The following tables set forth, as of December 31, 2003, the approximate aggregate amount of principal indebtedness scheduled to mature for the periods referenced.

	Total	2004	2005-2006	2007-2008	Thereafter
	(dollars in thousands)

Nexstar senior credit facilities	62,000	$550	1,100	1,100	$59,250
Mission senior credit facilities	143,000	1,400	2,800	2,800	136,000
12% senior subordinated notes due 2008	160,000	—	—	160,000	—
7% senior subordinated notes	125,000	—	—	—	125,000

We could also incur additional debt in the future. The terms of our senior credit facilities, as well as the indentures governing our 12% senior subordinated notes due 2008 and the Notes, limit, but do not prohibit us from incurring substantial amounts of additional debt. To the extent we incur additional debt, we would become even more susceptible to the leverage-related risks described above.

The agreements governing our debt contain various covenants that limit our management’s discretion in the operation of our business.

Our senior credit facilities and the indentures governing our subsidiaries’ publicly-held notes contain various covenants that restrict our ability or the ability of our subsidiaries to, among other things:

•	incur additional debt and issue preferred stock;

•	pay dividends and make other distributions;

•	make investments and other restricted payments;

•	merge, consolidate or transfer all or substantially all of our assets;

•	enter into sale and leaseback transactions;

•	create liens;

•	sell assets or stock of our subsidiaries; and

•	enter into transactions with affiliates.

In addition, our senior credit facilities require us to maintain or meet certain financial ratios, including consolidated leverage ratios and interest coverage ratios. Future financing agreements may contain similar, or even more restrictive, provisions and covenants. As a result of these restrictions and covenants, our management’s ability to operate our business in its discretion is limited, and we may be unable to compete effectively, pursue acquisitions or take advantage of new business opportunities, any of which could harm our business.

If we or any subsidiary of ours fails to comply with the restrictions in present or future financing agreements, a default may occur. A default could allow creditors to accelerate the related debt as well as any other debt to which a cross-acceleration or cross-default provision applies. A default could also allow creditors to foreclose on any collateral securing such debt. We may not have, or be able to obtain, sufficient funds to make accelerated payments, including payments on the Notes, or to repay the Notes in full after we pay our senior debt in full. See “Description of Other Indebtedness” and “Description of the Notes.”

Ability to Service Debt—To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

Our ability to pay the principal of and interest on the Notes, to service our other debt and to finance indebtedness when necessary depends on our financial and operating performance, each of which is subject to prevailing economic conditions and to financial, business, legislative and regulatory factors as well as other factors beyond our control. We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including the Notes. If we are unable to pay our obligations as they become due, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional debt or equity securities. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, some alternative strategies will require the consent of our lenders before we engage in those strategies. In addition, the ability to borrow funds under our senior credit facilities in the future will depend on our meeting the financial covenants in the agreements governing these facilities, including a minimum interest coverage test and a maximum leverage ratio test. We cannot assure you that our business will generate cash flow from operations or that future borrowings will be available to us under our senior credit facilities, in an amount sufficient to enable us to pay our debt or to fund other liquidity needs. As a result, we may need to refinance all or a portion of our debt on or before maturity; however, we may not be able to refinance our debt on acceptable terms or at all. See “Description of the Notes” and “Description of Other Indebtedness.”

Subordination—Your right to receive payment on the Notes and the guarantees is junior to all of Nexstar’s and the guarantors’ senior debt.

By their express terms, the Notes and the guarantees will be junior in right of payment to all of our and the guarantors’ existing and future senior debt, including obligations under our senior credit facilities. If we or a guarantor is declared bankrupt, becomes insolvent or is liquidated or reorganized, our or such guarantor’s senior debt will be entitled to be paid in full from our assets or the assets of the guarantor, as applicable, before any payment may be made with respect to the Notes or the affected guarantees. In any of the foregoing events, we cannot assure you that we would have sufficient assets to pay amounts due on the Notes after paying the senior debt in full. As a result, holders of the Notes may receive less, proportionally, than the holders of debt senior to the Notes and the guarantees. The subordination provisions of the indenture governing the Notes and the guarantees also provide that we and the guarantors can make no payment to you during the continuance of payment defaults on our senior debt, and payments to you may be suspended for a period of up to 179 days if a nonpayment default exists under our senior debt. See “Description of the Notes—Subordination.”

As of December 31, 2003, the Notes and the guarantees would have ranked junior to $205.0 million of outstanding senior debt (excluding unused commitments under our senior credit facilities). In addition, the indenture governing the Notes and the credit agreements governing our senior credit facilities permit, subject to specified limitations, the incurrence of additional debt, some or all of which may be senior debt. See “Description of the Notes—Certain Covenants” and “Description of Other Indebtedness.”

Fraudulent Conveyance Matters—Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of the Notes and require Nexstar’s noteholders to return payments received from guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be voided, or claims in respect of the Notes or a guarantee could be subordinated to all of Nexstar’s other debts or all other debts of any guarantor if, among other things, Nexstar or the guarantor was insolvent or rendered insolvent by reason of such incurrence, or Nexstar or the guarantor were engaged in a business or transaction for which Nexstar’s or the guarantors’ remaining assets constituted unreasonably small capital; or Nexstar or the guarantor intended to incur or believed that Nexstar or it would incur, debts beyond Nexstar’s or its ability to pay those debts as they mature. In addition, any payment by Nexstar or that guarantor in accordance with its guarantee could be voided and required to be returned to Nexstar or the guarantor, or to a fund for the benefit of Nexstar’s creditors or the creditors of the guarantors.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets, or if the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or it would not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, Nexstar believes that Nexstar and each guarantor, after giving effect to its guarantee of the Notes, will not be insolvent, will not have unreasonably small capital for the business in which Nexstar and they are engaged and will not have incurred debts beyond Nexstar’s or their ability to pay the debts as they mature. We cannot assure you, however, as to what standard a court would apply in making these determinations or that a court would agree with our conclusions.

Risks Related to Our Company

Mission may make decisions regarding the operation of its stations that could reduce the amount of cash we receive under our local service agreements.

Mission is 100% owned by an independent third party. Mission owns and operates the following television stations: WYOU, WFXP, KJTL, KJBO-LP, KODE, KRBC, KSAN (which was known as KACB until October 30, 2003), KOLR, KHMT, KAMC, KCIT, KCPN-LP, WBAK and WUTR. We have entered into various local service agreements, or LSAs, with Mission, pursuant to which we provide services to Mission’s stations. We also guarantee all of Mission’s debt, which was incurred primarily in connection with Mission’s acquisition of its stations. In return, we receive substantially all of the available cash, after payment of debt service costs, generated by Mission’s stations. In addition, the owner of Mission has granted to us a purchase option with respect to each Mission station. Pursuant to the terms of the purchase options, we have the option to acquire the assets and liabilities of each Mission station for consideration equal to the greater of (1) seven times the station’s broadcast cash flow, as defined in the option agreement, less the amount of its indebtedness as defined in the option agreement or (2) the amount of its indebtedness. As a result of these arrangements, we consolidate the results of operations and financial position of the Mission stations with our results of operations and financial position in our consolidated financial statements.

However, while we are deemed to have a controlling financial interest in Mission under GAAP, Mission still owns and controls each Mission station. We do not own Mission or its stations, and in order for our arrangements with Mission under the LSAs to comply with FCC regulations, Mission must maintain complete responsibility for and control over programming, finances, personnel and operations of its stations. As a result, the individual who owns Mission can make decisions with which we disagree and which could reduce the cash flow generated by these stations and, as a consequence, the amounts we receive under our LSAs with Mission. For instance, we may disagree with Mission’s programming decisions, which programming may prove unpopular and/or may generate less advertising revenue. Furthermore, subject to Mission’s agreement with its lenders, the owner of Mission could choose to pay himself a dividend.

The revenue generated by stations we operate or provide services to could decline substantially if they fail to maintain or renew their network affiliation agreements on favorable terms, or at all.

Due to the quality of the programming provided by the networks, stations that are affiliated with a network generally have higher ratings than unaffiliated independent stations in the same market. As a result, it is important for stations to maintain their network affiliations. Except for KCPN-LP, all of the stations we operate or provide services to have affiliation agreements—twelve stations have primary affiliation agreements with NBC, seven with CBS, eight with ABC, twelve with Fox and three with UPN. Each of NBC, CBS and ABC generally provides affiliated stations with up to 22 hours of prime time programming per week, while each of Fox and UPN provides affiliated stations with up to 15 hours of prime time programming per week. In return, affiliated stations broadcast the respective network’s commercials during the network programming. Under the affiliation agreements with NBC, CBS and ABC, affiliated stations also receive cash compensation from these networks.

All of the network affiliation agreements of the stations that we own and operate or to which we provide services are scheduled to expire at various times beginning in September 2004 through January 2013, except for one network affiliation agreement which can be terminated upon 30 days prior written notice by the network. Network affiliation agreements are also subject to earlier termination by the networks under limited circumstances. For more information regarding these network affiliation agreements, see “Business—Network Affiliations.”

The loss of the services of our chief executive officer could disrupt management of our business and impair the execution of our business strategies.

We believe that our success depends upon our ability to retain the services of Perry A. Sook, our founder and President and Chief Executive Officer. Mr. Sook has been instrumental in determining our strategic direction and focus. The loss of Mr. Sook’s services could adversely affect our ability to manage effectively our overall operations and successfully execute current or future business strategies.

Our growth may be limited if we are unable to implement our acquisition strategy.

We intend to continue our growth by selectively pursuing acquisitions of television stations. The television broadcast industry is undergoing consolidation, which may reduce the number of acquisition targets and increase the purchase price of future acquisitions. Some of our competitors may have greater financial or management resources with which to pursue acquisition targets. Therefore, even if we are successful in identifying attractive acquisition targets, we may face considerable competition and our acquisition strategy may not be successful.

FCC rules and policies may also make it more difficult for us to acquire or enter into local service agreements with additional television stations. Television station acquisitions are subject to the approval of the FCC and, potentially, other regulatory authorities. The need for FCC and other regulatory approvals could restrict our ability to consummate future transactions if, for example, the FCC or other government agencies believe that a proposed transaction would result in excessive concentration in a market, even if the proposed combinations may otherwise comply with FCC ownership limitations.

Growing our business through acquisitions involves risks and if we are unable to manage effectively our rapid growth, our operating results will suffer.

We have experienced rapid growth. Since January 1, 2003, we have more than doubled the number of stations that we operate or to which we provide services, having acquired 13 stations and contracted to provide service to 8 additional stations. We will continue to actively pursue additional acquisition opportunities. Our growth has placed, and our anticipated growth will continue to place, a significant strain on our management resources. To manage effectively our growth and address the increased reporting requirements and administrative demands that will result from future acquisitions, we will need, among other things, to further develop our financial and management controls and management information systems. We will also need to identify, attract and retain highly skilled finance and management personnel. Failure to do any of these tasks in an efficient and timely manner could seriously harm our business.

There are other risks associated with growing our business through acquisitions. For example, with any past or future acquisition, there is the possibility that:

•	we may not be able to successfully reduce costs, increase advertising revenue or audience share or realize anticipated synergies and economies of scale with respect to any acquired station;

•	an acquisition may increase our leverage and debt service requirements or may result in our assuming unexpected liabilities;

•	our management may be distracted from overseeing existing operations by the need to integrate the acquired business;

•	we may experience difficulties integrating operations and systems, as well as, company policies and cultures;

•	we may fail to retain and assimilate employees of the acquired business; and

•	problems may arise in entering new markets in which we have little or no experience.

The occurrence of any of these events could have a material adverse effect on our operating results, particularly during the period immediately following any acquisition.

FCC actions may restrict our ability to create duopolies under local service agreements, which would harm our existing operations and impair our acquisition strategy.

We have created duopolies in some of our markets by entering into what we refer to as local service agreements, or LSAs. While these agreements take varying forms, a typical local service agreement is an agreement between two separately-owned television stations serving the same market, whereby the owner of one station provides operational assistance to the other station, subject to ultimate editorial and other controls being exercised by the latter station’s owner. By operating or entering into local service agreements with more than one station in a market, we achieve significant operational efficiencies, broaden our audience reach and enhance our ability to capture more advertising spending in a given market.

While all of our existing local service agreements comply with FCC rules and policies, we cannot assure you that the FCC will continue to permit local service agreements as a means of creating duopoly-type opportunities, or that the FCC will not challenge our existing arrangements with Mission or Sinclair Broadcast Group, Inc. in the future. If the FCC, on its own initiative or in response to a third party complaint, were to challenge our existing arrangements with Mission or Sinclair and determine that such arrangements violate the FCC’s rules or policies, we may be required to terminate such arrangements and we could be subject to sanctions, fines and/or other penalties.

The FCC may decide to terminate “grandfathered” time brokerage agreements during a biennial review.

The FCC currently attributes toward the local television ownership limits in-market stations when one station owner programs a second in-market station pursuant to a time brokerage (“TBA”) or local marketing agreement, if the programmer provides more than 15 percent of the second station’s weekly broadcast programming. However, local marketing agreements entered into prior to November 5, 1996 are exempt attributable interests for now.

The FCC has stated that it proposes to review these “grandfathered” TBAs during its next biennial review (which may be initiated in 2004 or later). During this review, the FCC may determine to terminate the “grandfathered” period and make all TBAs fully attributable to the programmer. If the FCC does so, Nexstar and Mission will be required to terminate the TBAs for stations WFXP and KHMT, unless the FCC simultaneously changes its duopoly rules to allow ownership of two stations in the applicable markets.

The FCC may sanction Nexstar if KFAA fails to meet its DTV construction deadline.

All commercial television station operators were required to begin broadcasting with DTV transmission systems no later than May 1, 2002 unless they obtained an extension of time. Nexstar has pending an application to acquire television station KFAA, Rogers, Arkansas from J.D.G. Television, Inc. J.D.G. Television had received from the FCC an extension of time until March 4, 2004 for KFAA to begin broadcasting a digital signal. KFAA currently is not yet broadcasting a digital signal, but J.D.G. Television timely requested a further extension of time to construct digital facilities for KFAA. The FCC has not yet acted on this pending request for extension of time. If the FCC denies this request for extension the licensee will have six months to complete construction of KFAA’s DTV facilities and will be required to report to the FCC on construction during this period. If KFAA is not broadcasting a digital signal by the end of this six-month period, the licensee could be subject to further sanctions, including, eventually, loss of KFAA’s DTV construction permit.

The interest of our ultimate parent’s or Nexstar Broadcasting Group, Inc.’s, principal stockholder, ABRY Partners L.L.C. and its affiliated funds (“ABRY”), in other media may limit our ability to acquire television stations in particular markets, restricting our ability to execute our acquisition strategy.

The number of television stations we may acquire in any market is limited by FCC rules and may vary depending upon whether the interests in other television stations or other media properties of persons affiliated with us are attributable under FCC rules. The broadcast or other media interest of our officers, directors and stockholders with 5% or greater voting power are generally attributable under the FCC’s rules, which may limit us from acquiring or owning television stations in particular markets while those officers, directors or stockholders are associated with us. In addition, the holder of otherwise non-attributable equity and/or debt in a licensee in excess of 33% of the total debt and equity of the licensee will be attributable where the holder is either a major program supplier to that licensee or the holder has an attributable interest in another broadcast station, cable system or daily newspaper in the same market.

ABRY, our ultimate parent’s principal stockholder, is one of the largest private firms specializing in media and broadcasting investments. As a result of ABRY’s interest in our ultimate parent, we could be prevented from acquiring broadcast companies in markets where ABRY has an attributable interest in television stations or other media, which could impair our ability to execute our acquisition strategy. Our ultimate parent’s certificate of incorporation allows ABRY and its affiliates to identify, pursue and consummate additional acquisitions of television stations or other broadcast related businesses that may be complementary to our business and therefore such acquisitions opportunities may not be available to us.

Nexstar Broadcasting Group, Inc., our ultimate parent, is controlled by one principal stockholder, ABRY, and its interests may differ from your interests.

As a result of ABRY’s controlling interest in our ultimate parent, ABRY is able to exercise a controlling influence over our business and affairs. ABRY is able to unilaterally determine the outcome of any matter submitted to a vote of our stockholders, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. In addition, five of our ultimate parent’s directors are or were affiliated with ABRY. ABRY’s interests may differ from the interests of our other stockholders and ABRY could take actions or make decisions that are not in your best interests. Furthermore, this concentration of ownership by ABRY may have the effect of impeding a merger, consolidation, takeover or other business combination involving us or our ultimate parent or discouraging a potential acquiror from making a tender offer for our or our ultimate parent’s shares.

Nexstar and Mission have a history of net losses and a substantial accumulated deficit.

Nexstar and Mission have had consolidated net losses of $53.3 million, $89.7 million and $73.4 million for the years ended December 31, 2003, 2002 and 2001, respectively, primarily as a result of amortization of intangible assets and debt service obligations. In addition, as of December 31, 2003, Nexstar and Mission had a consolidated accumulated deficit of $338.2 million. Nexstar and Mission may not be able to achieve or maintain profitability.

Nexstar and Mission have material amounts of intangible assets, and if Nexstar and Mission are required to write down intangible assets in future periods to comply with new accounting standards, it would reduce Nexstar and Mission’s net income, which in turn could materially and adversely affect Nexstar and Mission’s results of operations.

Approximately $534.3 million, or 73.3%, of Nexstar and Mission’s consolidated total assets as of December 31, 2003, consists of unamortized intangible assets. Intangible assets principally include network affiliation agreements, FCC licenses and goodwill. In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which became effective on January 1, 2002. SFAS No. 142 requires, among other things, the discontinuance of the amortization of goodwill and FCC licenses, and the introduction of impairment testing in its place. SFAS No. 142 also required Nexstar and Mission to complete a transitional test of goodwill and FCC licenses for impairment and, as a result, Nexstar and Mission recorded goodwill impairment loss of $43.5 million, net of taxes, which has been accounted for as a cumulative effect of change in accounting principle in the first quarter of 2002. We completed our annual test for impairment of goodwill and FCC licenses as of December 31, 2003 with no impairment resulting from our testing.

Risks Related to Our Industry

Nexstar and Mission’s operating results are dependent on advertising revenue and as a result, Nexstar and Mission may be more vulnerable to economic downturns and other factors beyond Nexstar and Mission’s control than businesses not dependent on advertising.

Nexstar and Mission derive revenue primarily from the sale of advertising time. Nexstar and Mission’s ability to sell advertising time depends on numerous factors that may be beyond Nexstar and Mission’s control, including:

•	the health of the economy in the local markets where our stations are located and in the nation as a whole;

•	the popularity of our programming;

•	fluctuations in pricing for local and national advertising;

•	the activities of our competitors, including increased competition from other forms of advertising-based media, particularly newspapers, cable television, Internet and radio;

•	the decreased demand for political advertising in non-election years; and

•	changes in the makeup of the population in the areas where our stations are located.

Because businesses generally reduce their advertising budgets during economic recessions or downturns, the reliance upon advertising revenue makes Nexstar and Mission’s operating results particularly susceptible to prevailing economic conditions. In general, advertising revenue declined substantially in 2001 due in large part to the economic recession and the terrorist attack on September 11, 2001. We cannot assure you that our programming will attract sufficient targeted viewership or that we will achieve favorable ratings. Our ratings depend partly upon unpredictable and volatile factors beyond our control, such as viewer preferences, competing programming and the availability of other entertainment activities. A shift in viewer preferences could cause our programming not to gain popularity or to decline in popularity, which could cause our advertising revenue to decline. In addition, we and the programming providers upon which we rely may not be able to anticipate, and effectively react to, shifts in viewer tastes and interests in our markets.

Because a high percentage of our operating expenses are fixed, a relatively small decrease in advertising revenue could have a significant negative impact on our financial results.

Our business is characterized generally by high fixed costs, primarily for debt service, broadcast rights and personnel. Other than commissions paid to our sales staff and outside sales agencies, our expenses do not vary significantly with the increase or decrease in advertising revenue. As a result, a relatively small change in advertising prices could have a disproportionate effect on our financial results. Accordingly, a minor shortfall in expected revenue could have a significant negative impact on our financial results.

Foreign hostilities and further terrorist attacks may affect our revenue and results of operations.

Nexstar and Mission may experience a loss of advertising revenue and incur additional broadcasting expenses in the event the United States of America engages in foreign hostilities or in the event there is a terrorist attack against the United States of America. A significant news event like a war or terrorist attack will likely result in the preemption of regularly scheduled programming by network news coverage of the event. As a result, advertising may not be aired and the revenue for such advertising may be lost unless the broadcasting station is able to run the advertising at agreed-upon times in the future. There can be no assurance that advertisers will agree to run such advertising in future time periods or that space will be available for such advertising. We cannot predict the duration of such preemption of local programming if it occurs. In addition, our broadcasting stations may incur additional expenses as a result of expanded news coverage of the local impact of a war or terrorist attack. The loss of revenue and increased expenses could negatively affect Nexstar and Mission’s results of operations.

The industry-wide mandatory conversion to digital television will require us to make significant capital expenditures for which we might not see a return on our investment.

The FCC required all commercial television stations in the United States to start broadcasting in digital format by May 1, 2002 unless the FCC granted an extension. Stations may broadcast both analog and digital signals until December 31, 2006, when they may be required to abandon the analog format, provided that 85% of households within the relevant DMA have the capability to receive a digital signal. The digital transmissions may initially be low-power, but full-power transmission will be required by a date to be established by the FCC.

It will be expensive to convert from the current analog format to digital format. This conversion required an average initial capital expenditure of approximately $0.2 million per station for low-power transmission of digital signal programming, and our most recent estimate is that it will require an average additional capital expenditure of approximately $0.7 million per station to modify the transmitter for full-power digital signal transmission. We may have to undertake capital expenditures for some of our stations to modify our tower structures and to purchase studio and production equipment that can support digital format. The transition to digital television, or DTV, eventually will require consumers to purchase new televisions that are capable of receiving and displaying DTV signals, or adapters to receive DTV signals and convert them to analog signals for display on their existing receivers. Currently, very few households have either a digital television or an adapter. It is possible that most households will never make the switch to digital television. Such households would not be able to view our stations’ signals over-the-air if and when the FCC requires us to cease broadcasting analog signals. If this happens our investment in upgrading our stations to broadcast digitally will have been largely wasted with respect to such households.

In addition, digital technology could expose us to additional competition since digital technology allows broadcasting of multiple channels within the additional allocated spectrum, compared to only one channel today using analog technology. We do not know what effect this will have on the competitive landscape in our industry.

If direct broadcast satellite companies do not carry the stations that we own and operate or provide services to, we could lose revenue and audience share.

The Satellite Home Viewer Improvement Act of 1999 (“SHIVA”) allows direct broadcast satellite television companies to transmit local broadcast television signals to subscribers in local markets provided that they offer to carry all local stations in that market. However, satellite providers have limited satellite capacity to deliver local station signals in local markets. Satellite providers, such as DirecTV and EchoStar, carry our and Mission’s stations in only seven of our markets: Little Rock-Pine Bluff; Wilkes Barre-Scranton; Shreveport; Ft. Wayne; Springfield; Evansville; and Champaign-Springfield-Decatur, and may choose not to carry local stations in any of our other markets. In those markets in which the satellite providers do not carry local station signals, subscribers to those satellite services will be unable to view our stations without making further arrangements, such as installing antennas and switches. Furthermore, when direct broadcast satellite companies do carry local television stations in a market, they are permitted to charge subscribers extra for such service; some subscribers may choose not to pay extra to receive local television stations. In the event subscribers to satellite services do not receive the stations that we own and operate or provide services to, we could lose audience share which would adversely affect our revenue and earnings.

SHIVA, by its terms, expires on December 31, 2004. Congress is currently considering whether to extend this law and, if so, under what terms and conditions.

Intense competition in the television industry could limit our growth and impair our ability to become profitable.

As a television broadcasting company, we face a significant level of competition, both directly and indirectly. Generally we compete for our audience against all the other leisure activities in which one could choose to engage in rather than watch television. Specifically, stations we own or provide services to compete for audience share, programming and advertising revenue with other television stations in their respective markets and with other advertising media, including newspapers, radio stations, cable television and the Internet.

The entertainment industry, and particularly the television industry, is highly competitive and is undergoing a period of consolidation. Many of our current and potential competitors have greater financial, marketing, programming and broadcasting resources than we do. The markets in which we operate are also in a constant state of change arising from, among other things, technological improvements and economic and regulatory developments. Technological innovation and the resulting proliferation of television entertainment, such as cable television, wireless cable, satellite-to-home distribution services, pay-per-view and home video and entertainment systems, have fractionalized television viewing audiences and have subjected free over-the-air television broadcast stations to increased competition. We may not be able to compete effectively or adjust our business plans to meet changing market conditions. We are unable to predict what form of competition will develop in the future, the extent of the competition or its possible effects on our businesses.

In addition, on February 19, 2002, the U.S. Court of Appeals for the D.C. Circuit directed the FCC to repeal in its entirety the local television/cable cross-ownership rule, which prohibits any cable television system from carrying the signal of any television broadcast station with a predicted service area that overlaps, in whole or in part, the cable system’s service area, if the cable system (or any of its attributable principals) has an attributable interest in the television station. As a result of such repeal, cable systems and co-located television stations now may be commonly-owned. This means that the operator of a cable system that carries one of the stations we own or provide services to could become the owner of a competing station in the market.

On June 2, 2003, the FCC eliminated its radio/television cross-ownership rule and its local television/newspaper cross-ownership rule, replacing both with a new single cross media ownership rule. Under this new rule, a daily newspaper, under certain circumstances, may be able to own a television station in its market. This means that the owner of a local newspaper could become the owner of a competing station in the market. This rule was to become effective on September 4, 2003. However, on September 3, 2003, a three-judge panel of the U.S. Court of Appeals for the Third Circuit stayed the effectiveness of the new rule pending the outcome of the appeals to the U.S. Court of Appeals. For more information about this rule, which also remains subject to petitions for reconsideration and Congressional review and modification, see “Business—Federal Regulation of Television Broadcasting—Cross Media Ownership.”

THE EXCHANGE OFFER

Terms Of The Exchange Offer; Period For Tendering Outstanding Old Notes

We will accept any validly tendered old notes that you do not withdraw before 5:00 p.m., New York City time, on the expiration date. We will issue $1,000 of principal amount of exchange notes in exchange for each $1,000 principal amount of your outstanding old notes. You may tender some or all of your old notes in the exchange offer.

The form and terms of the exchange notes are the same as the form and terms of the outstanding old notes except that:

(1) the exchange notes being issued in the exchange offer will be registered under the Securities Act and will not have legends restricting their transfer;

(2) the exchange notes being issued in the exchange offer will not contain the registration rights and liquidated damages provisions contained in the outstanding old notes; and

(3) interest on the exchange notes will accrue from the last interest date on which interest was paid on your old notes.

Outstanding old notes that we accept for exchange will not accrue interest after we complete the exchange offer.

The exchange offer will expire at 5:00 p.m., New York City time, on June 14, 2004, unless we extend it. If we extend the exchange offer, we will issue a notice by press release or other public announcement before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

(1) to extend the exchange offer;

(2) to terminate the exchange offer and not accept any old notes for exchange if any of the conditions have not been satisfied; or

(3) to amend the exchange offer in any manner provided, however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary to keep the exchange offer open for at least five business days after such amendment or waiver.

We will promptly give written notice of any extension, delay, non-acceptance, termination or amendment. We will also file a post-effective amendment with the Commission if we amend the terms of the exchange offer.

If we extend the exchange offer, old notes that you have previously tendered will still be subject to the exchange offer and we may accept them. We will promptly return your old notes if we do not accept them for exchange for any reason without expense to you after the exchange offer expires or terminates.

Procedures For Tendering Old Notes Held Through Brokers And Banks

Since the old notes are represented by global book-entry notes, The Depositary Trust Company or DTC, as depositary, or its nominee is treated as the registered holder of the notes and will be the only entity that can tender your old notes for exchange notes. Therefore, to tender notes subject to this exchange offer and to obtain exchange notes, you must instruct the institution where you keep your old notes to tender your notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The BLUE-colored “Letter of Election and Instructions to Broker or Bank” that may accompany this prospectus may be used by you to give such instructions. YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OLD NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON JUNE 14, 2004.

You may tender some or all of your old notes in this exchange offer. However, notes may be tendered only in integral multiples of $1,000.

When you tender your outstanding old notes and we accept them, the tender will be a binding agreement between you and us in accordance with the terms and conditions in this prospectus.

The method of delivery of outstanding old notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered old notes, and our determination will be final and binding on you. We reserve the absolute right to:

(1) reject any and all tenders of any particular note not properly tendered;

(2) refuse to accept any old note if, in our judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3) waive any defects or irregularities or conditions of the exchange offer as to any particular old note before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of old notes as we will determine. Neither Nexstar, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of old notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(1) you or any other person acquiring exchange notes for your outstanding old notes in the exchange offer is acquiring them in the ordinary course of business;

(2) neither you nor any other person acquiring exchange notes in exchange for your outstanding old notes is engaging in or intends to engage in a distribution of the exchange notes issued in the exchange offer;

(3) neither you nor any other person acquiring exchange notes in exchange for your outstanding old notes has an arrangement or understanding with any person to participate in the distribution of exchange notes issued in the exchange offer;

(4) neither you nor any other person acquiring exchange notes in exchange for your outstanding old notes is our “affiliate” as defined under Rule 405 of the Securities Act; and

(5) if you or another person acquiring exchange notes for your outstanding old notes is a broker-dealer, and acquired the old notes as a result of market-making activities or other trading activities, and you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of your exchange notes.

BY TENDERING YOUR OLD NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the exchange notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, you are a broker-dealer who acquired your outstanding old notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of exchange notes acquired in the exchange offer, you or that person:

(1) may not rely on the applicable interpretations of the staff of the Commission and therefore may not participate in the exchange offer; and

(2) must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the old notes.

Procedures For Brokers And Custodian Banks; DTC Atop Account

In order to accept this exchange offer on behalf of a holder of old notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf, will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the outstanding notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of outstanding old notes by causing the book-entry transfer of such notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of old notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book-entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1) Name of the beneficial owner tendering such notes;

(2) Account number of the beneficial owner tendering such notes; and

(3) Principal amount of notes tendered by such beneficial owner.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS

The delivery of notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering notes. We will ask the exchange agent to instruct DTC to return those old notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such notes on behalf of holders of the notes. Neither we nor the exchange agent is responsible or liable for the return of such notes to the tendering DTC participants or to their owners, nor as to the time by which such return is completed.

Acceptance Of Outstanding Old Notes For Exchange; Delivery Of Exchange Notes Issued In The Exchange Offer

We will accept validly tendered old notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered old notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If we do not accept any tendered old notes for exchange because of an invalid tender or other valid reason, the exchange agent will return the certificates, without expense, to the tendering holder. If a holder has tendered old notes by book-entry transfer, we will credit the notes to an account maintained with The Depository Trust Company. We will credit the account at The Depository Trust Company promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO EXCHANGE AGENT ON OR

BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE

Withdrawal Rights

You may withdraw your tender of outstanding old notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your old notes are held and have them send and ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1) specify the name of the person that tendered the old notes to be withdrawn;

(2) identify the old notes to be withdrawn, including the CUSIP number and principal amount at maturity of the old notes;

(3) specify the name and number of an account at The Depository Trust Company to which your withdrawn old notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered old notes that you withdraw will be not be considered to have been validly tendered. We will return any outstanding old notes that have been tendered but not exchanged, or credit them to The Depository Trust Company account, as soon as practicable after withdrawal, rejection of tender, or termination of the exchange offer. You may re-tender properly withdrawn old notes by following one of the procedures described above before the expiration date.

Conditions To The Exchange Offer

Notwithstanding any other provision herein, we are not required to accept for exchange, or to issue exchange notes in exchange for, any outstanding old notes. We may terminate or amend the exchange offer, before the expiration of the exchange offer;

(1) if any federal law, statute, rule or regulation has been adopted or enacted which, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer;

(2) if any stop order is threatened or in effect with respect to the registration statement which this prospectus is a part of or the qualification of the indenture under the Trust Indenture Act of 1939; or

(3) if there is a change in the current interpretation by the staff of the Commission which permits holders who have made the required representations to us to resell, offer for resale, or otherwise transfer exchange notes issued in the exchange offer without registration of the exchange notes and delivery of a prospectus, as discussed above.

These conditions are for our sole benefit and we may assert them at any time before the expiration of the exchange offer. Our failure to exercise any of the foregoing rights will not be a waiver of our rights.

Exchange Agent

You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the BLUE-colored “Letter of Elections and Instructions to Brokers or Bank” to the exchange agent at The Bank of New York, 101 Barclay Street -7 East, New York, New York 10286, attention: Corporate Trust Operations Reorganization Unit, (Telephone) (212) 815-3750 and (Facsimile) (212) 298-1915.

Fees And Expenses

We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

We will pay the estimated cash expenses connected with the exchange offer.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the existing old notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes. The expenses of the exchange offer will be expensed over the term of the exchange notes.

Transfer Taxes

If you tender outstanding old notes for exchange you will not be obligated to pay any transfer taxes. However, if you instruct us to register exchange notes in the name of, or request that your old notes not tendered or not accepted in the exchange offer be returned to, a person other than you, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING OLD NOTES

If you do not tender your outstanding old notes, you will not have any further registration rights, except for the rights described in the registration rights agreement and described above, and your old notes will continue to be subject to restrictions on transfer when we complete the exchange offer. Accordingly, if you do not tender your notes in the exchange offer, your ability to sell your old notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the indenture provides for if we do not complete the exchange offer.

Holders of the exchange notes issued in the exchange offer and old notes that are not tendered in the exchange offer will vote together as a single class under the indenture governing the Notes.

Consequences Of Exchanging Outstanding Old Notes

If you make the representations that we discuss above, we believe that you may offer, sell or otherwise transfer the exchange notes to another party without registration of your notes or delivery of a prospectus.

We base our belief on interpretations by the staff of the Commission in no-action letters issued to third parties. If you cannot make these representations, you cannot rely on this interpretation by the Commission’s staff and you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the old notes. A broker-dealer that receives exchange notes for its own account in exchange for its outstanding old notes must acknowledge that it acquired as a result of market making activities or other trading activities and that it will deliver a prospectus in connection with any resale of the exchange notes. Broker-dealers who can make these representations may use this exchange offer prospectus, as supplemented or amended, in connection with resales of exchange notes issued in the exchange offer.

However, because the Commission has not issued a no-action letter in connection with this exchange offer, we cannot be sure that the staff of the Commission would make a similar determination regarding the exchange offer as it has made in similar circumstances.

Shelf Registration

The registration rights agreement also requires that we file a shelf registration statement if:

(1) we cannot file a registration statement for the exchange offer because the exchange offer is not permitted by law;

(2) a law or Commission policy prohibits a holder from participating in the exchange offer;

(3) a holder cannot resell the exchange notes it acquires in the exchange offer without delivering a prospectus and this prospectus is not appropriate or available for resales by the holder; or

(4) a holder is a broker-dealer and holds notes acquired directly from us or one of our affiliates.

We will also register the exchange notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register exchange notes in any jurisdiction unless a holder requests that we do so.

Old notes may be subject to restrictions on transfer until:

(1) a person other than a broker-dealer has exchanged the old notes in the exchange offer;

(2) a broker-dealer has exchanged the old notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

(3) the old notes are sold under an effective shelf registration statement that we have filed; or

(4) the old notes are sold to the public under Rule 144 of the Securities Act.

USE OF PROCEEDS

The old notes were sold to the initial purchasers on December 30, 2003. The net proceeds from the offering of the old notes were approximately $122.2 million, after deducting the initial purchasers’ discount and other fees and expenses payable by us. We used the net proceeds to finance the Quorum acquisition. We will not receive any proceeds from this exchange offer.

CAPITALIZATION

The following table sets forth our cash and capitalization as of December 31, 2003. You should read this table together with our historical consolidated financial statements and related notes, appearing elsewhere in this prospectus, “Condensed Consolidated Financial Statements” and the related notes, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

As of December 31, 2003
Actual
(dollars in thousands, except per share data)
Cash and cash equivalents	$10,621

Debt:
Senior credit facilities (1)	$205,000
12% senior subordinated notes due 2008, net of discount of $4,687	155,514
7% senior subordinated notes due 2014	125,000
SFAS No. 133 adjustments (2)	3,307

Total debt	488,821

Stockholder’s equity:
Common stock par value $0.01 per share, 1,000 authorized, issued and outstanding	—
Additional paid-in capital	453,266
Accumulated deficit	(338,153)

Total stockholder’s equity	115,113

Total capitalization	$603,934

(1)	At December 31, 2003, there were approximately $70.0 million of unused commitments under our senior credit facilities.
(2)	Adjustment to record interest rate swap at fair value in accordance with the provisions of SFAS No. 133.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial statements have been prepared by our management and are based on (a) the historical financial statements of Nexstar Broadcasting, Inc., and (b) the assumptions and adjustments described below.

The unaudited pro forma condensed consolidated balance sheet is not presented, as the historical balance sheet at December 31, 2003 gives effect to the following transactions:

•	the completion of the offering of the old notes and the application of the net proceeds therefrom to partially finance the Quorum acquisition; and

•	the Quorum acquisition as described under “The Quorum Acquisition” was completed on December 31, 2003. The acquisition of Quorum was accounted for as a combination of entities under common control in a manner similar to a pooling of interests. Common control exists because ABRY Partners, L.L.C. through its various funds both before and after merger holds more than 50% of the voting ownership of both Nexstar and Quorum. This conclusion is based on the guidance in FASB Statement No. 141 “Business Combinations” and EITF 02-05 “Definition of ‘Common Control’ in Relation to FASB Statement No. 141.”

The unaudited pro forma statement of operations data for the year ended December 31, 2003 give effect to the completion of the offering of the old notes and repayment of the Quorum senior credit facilities upon the Quorum acquisition.

We have included all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for a fair presentation of the data. We based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstance.

As described elsewhere in this prospectus, Mission purchased substantially all of the assets of KRBC and KSAN on June 13, 2003 and has entered into an agreement to purchase substantially all of the assets of WBAK and WUTR. Nexstar purchased substantially all of the assets of KARK and WDHN on August 1, 2003. In addition, Nexstar entered into an agreement to purchase substantially all of the assets of KPOM/KFAA. In accordance with Rule 3-05 of Regulation S-X promulgated under the Exchange Act, we have not included these acquisitions in the pro forma condensed consolidated financial data, as these station acquisitions do not meet the applicable significance threshold.

The unaudited pro forma condensed consolidated financial statements do not purport to represent what our results of operations or financial position actually would have been if the transactions set forth above had occurred on the dates indicated or what our results of operations or financial position will be for future periods. The unaudited pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of Nexstar Broadcasting, Inc. and the related notes, which are included elsewhere in this prospectus. See “Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations” for a discussion of assumptions made.

NEXSTAR BROADCASTING, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2003

(dollars in thousands)

	Nexstar(1)	Pro Forma Adjustments		Unaudited Pro Forma (Restated)
Net broadcast revenue	$193,543	$—		$193,543
Trade and barter revenue	20,789	—		20,789

Total net revenue	214,332	—		214,332
Operating Expenses
Direct Station operating expenses (exclusive of depreciation and amortization shown separately below)	60,808	—		60,808
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	74,433	—		74,433
Merger related expenses	11,754	—		11,754
Amortization of broadcast rights	25,894	—		25,894
Depreciation and amortization	45,401	—		45,401

Loss from operations	(3,958)	—		(3,958)
Interest expense	(53,524)	(722	)(2)	(54,246)
Loss on extinguishment of debt	(10,767)	—		(10,767)
Interest income	550	—		550
Other income, net	3,860	—		3,860

Loss before income taxes	(63,839)	(722)		(64,561)
Income tax benefit	12,374	—	(3)	12,374
Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(51,465)	(722)		(52,187)

See notes to unaudited pro forma condensed consolidated statement of operations.

NEXSTAR BROADCASTING, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2003

(dollars in thousands)

(1)	Represents the audited consolidated statement of operations of Nexstar Broadcasting, Inc. for the year ended December 31, 2003.

(2)	To record adjustment to interest expense due to the changes in borrowing amounts:

Repayment of $111.5 million of borrowings of Quorum (assuming an average rate of 7.2%) (i)	$(8,028)
Additional interest expense due to the completion of the offering of senior subordinated notes of $125.0 million assuming an interest rate of 7%	$8,750

Pro forma adjustment	$722

(i)	If the assumed rate on the Quorum credit facilities increased by 0.125%, total pro forma interest expense would increase by $141.

(3)	The pro forma income tax benefit resulting from the pro forma adjustments is based on Nexstar Broadcasting, Inc.’s historical tax provision using historical amounts. For pro forma purposes, Nexstar has determined that it is more likely than not that any deferred tax assets arising from the pro forma adjustments will not be realized and, as a result, a full valuation allowance has been established.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The selected historical consolidated financial data presented below for the years ended December 31, 1999, 2000, 2001, 2002 and 2003 have been derived from our amended consolidated financial statements after giving effect to the Quorum common control merger. The audited financial statements as of December 31, 2003, 2002 and 2001 are contained elsewhere in this prospectus. On December 30, 2003, we completed the acquisition of all the direct and indirect subsidiaries of Quorum. Quorum owned and operated 11 television stations and provided management, sales or other services to an additional five stations, primarily in medium-sized markets. The Quorum acquisition was structured as a merger of Quorum’s direct subsidiaries with and into Nexstar Broadcasting Group, Inc., our ultimate parent, and a contribution to and subsequent merger of Quorum’s indirect subsidiaries with and into us.

On December 30, Mission completed the acquisition of VHR and Mission of Amarillo. You should read the following data together with our historical consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. As described elsewhere in this prospectus, as a result of our controlling financial interest in Mission under GAAP, we consolidate the financial position, results of operations and cash flows of Mission with Nexstar as if Mission were a wholly-owned entity in order to present fairly our financial position, results of operations and cash flows in conformity with GAAP. Mission Broadcasting, Inc. files separate periodic reports under the Securities Exchange Act of 1934.

	Fiscal Year Ended December 31,
	1999	2000	2001	2002	2003
	(amounts in thousands)
Statement of Operations Data:

Net broadcast revenue (1)	$141,107	$174,475	$157,800	$188,118	$193,543
Trade and barter revenue	16,345	18,140	18,919	18,159	20,789

Total net revenue	157,452	192,615	176,719	206,277	214,332
Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	38,287	43,310	46,877	53,371	60,808
Selling, general and administrative expenses (exclusive of depreciation and amortization shown separately below)	47,598	54,215	52,895	62,112	74,433
Merger related expenses	—	—	—	—	11,754
Amortization of program rights	23,715	27,708	27,157	24,689	25,894
Depreciation and amortization	52,189	50,675	60,876	44,841	45,401

Income (loss) from operations	(4,337)	16,707	(11,086)	21,264	(3,958)
Interest expense	(38,308)	(42,861)	(57,256)	(63,553)	(53,524)
Loss on extinguishment of debt	(3,441)	(4,508)	(1,822)	(227)	(10,767)
Interest income	261	309	316	150	550
Other income (expense), net	(249)	(133)	(2,937)	(1,216)	3,860

Loss before income taxes	(46,074)	(30,486)	(72,785)	(43,582)	(63,839)
Income tax benefit (expense)	(2,165)	(1,464)	(611)	(2,638)	12,374

Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(48,239)	(31,950)	(73,396)	(46,220)	(51,465)
Cumulative effect of change in accounting principle	—	—	—	(43,470)	(2,577)
Minority interest in consolidated entity	—	—	—	—	786

Net loss	$(48,239)	$(31,950)	$(73,396)	$(89,690)	$(53,256)

Other comprehensive loss:
Cumulative effect of change in accounting principle	$—	$—	$(241)	$—	$—
Change in market value of derivative instrument	—	—	(3,490)	3,731	—

Net loss and other comprehensive loss	$(48,239)	$(31,950)	$(77,127)	$(85,959)	$(53,256)

Balance Sheet Data (end of period):

Cash and cash equivalents	$4,914	$6,486	$7,709	$29,133	$10,621
Working capital	(8,359)	(29,913)	26,609	26,114	20,158
Net intangible assets	411,612	413,707	488,020	432,418	534,251
Total assets	593,250	598,285	669,067	616,461	728,948
Total debt (2)	429,211	405,276	432,208	446,773	488,821
Total members’ interest (deficit)/stockholders’ equity	87,164	51,575	77,994	(10,525)	115,113

Cash Flow Data:

Net cash provided by (used in)
Operating activities	$10,535	$24,036	$(13,657)	$28,513	$1,018
Investing activities	(155,916)	(55,788)	(100,731)	(20,312)	(124,411)
Financing activities	142,001	33,324	115,611	13,223	104,881

Other Financial Data:

Capital expenditures, net	$17,189	$(10,182)	$(13,794)	$10,442	$10,294
Ratio of combined earnings to fixed charges (3)	—	—	—	—	—

(1)	Net broadcast revenue is defined as revenue net of agency and national representative commissions, excluding trade and barter revenue.
(2)	Excludes Nexstar’s guarantee of a $3.0 million loan for a related party. The loan was repaid in December 2003 and the guaranty was terminated.
(3)	For purposes of calculating the ratio of combined earnings to fixed charges and preferred dividends, earnings represent pre tax loss from continuing operations before adjustment for minority interest in consolidated subsidiary and fixed charges. Fixed charges consist of interest expense (net) and the portion of the operating rental expense which management believes is representative of the interest component of rental expense. Historical earnings were deficient in covering fixed charges by $46,074, $30,486, $72,785, $43,582 and $63,839 during the years ended December 31, 1999, 2000, 2001, 2002 and 2003, respectively.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion in conjunction with our historical consolidated financial statements and related notes that appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs and involve risks, uncertainties and assumptions. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that might cause future results to differ materially from those discussed in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors.”

The following discussion and analysis should be read in conjunction with “Selected Historical Consolidated Financial Data” and the consolidated financial statements and related notes included elsewhere in this prospectus.

On December 30, 2003, Nexstar Broadcasting Group, Inc., Nexstar’s ultimate parent, completed the acquisition of all the direct and indirect subsidiaries of Quorum Broadcast Holdings, LLC (“Quorum”). Quorum owned and operated 11 television stations and provided management, sales or other services to an additional five stations, primarily in medium-sized markets. The Quorum acquisition was structured as a merger of Quorum’s direct subsidiaries with and into Nexstar Broadcasting Group, Inc., our ultimate parent, and a contribution to and subsequent merger of Quorum’s indirect subsidiaries with and into us. The merger constituted a tax-free reorganization and has been accounted for as a merger under common control in a manner similar to pooling of interests. Accordingly, Nexstar’s financial statements herein have been restated to include the financial results of all of the Quorum subsidiaries for all periods presented. Common control exists because ABRY Partners, LLC, our ultimate parent’s principal stockholder, through its various funds both before and after the merger, holds more than 50% of the voting ownership of both Nexstar and Quorum. This conclusion is based on the guidance in Financial Account Standards Board (“FASB”) Statement No. 141 “Business Combinations” and EITF 02-05 “Definition of ‘Common Control’ in relation to FASB No. 141.”

Additionally, on December 30, 2003, Mission completed the merger of VHR Broadcasting, Inc. and its subsidiaries (“VHR”) and the merger of Mission Broadcasting of Amarillo, Inc. (“Mission of Amarillo”). Prior to December 30, 2003, Quorum provided management, sales or other services under local service agreements with VHR and Mission of Amarillo that were substantially similar to Nexstar’s local service agreements with Mission. Upon completion of the Quorum acquisition and the Mission mergers, Nexstar became a party to these local service agreements as successor to the Quorum subsidiaries and Mission became a party to such agreements as the successor to VHR and Mission of Amarillo.

We make references throughout our “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to comparisons on a “same station basis” in order to provide a more meaningful comparison of annual growth from internal operations which may be masked by growth from acquisitions. These comparisons refer to stations that we have owned or provided services to at the beginning and end of a particular period. In particular, references to a comparison on a same station basis for the year ended December 31, 2003 versus the year ended December 31, 2002 include the following stations: WYOU, KQTV, WTWO, WBRE, KFDX, KSNF, KBTV, WJET, WFXP, WROC, KJTL, KJBO-LP, KTAB, KMID, KTAL, WCIA, WMBD, WYZZ, KODE, WHAG, KDEB, WFFT, KAMR, WQRF, KARD, KLBK, WFXV, WPNY-LP, KSVI, WTVW, KOLR, KCIT, KCPN-LP, KAMC and KHMT. References to a comparison on a same station basis for the year ended December 31, 2002 versus the year ended December 31, 2001 include the following stations: WYOU, KQTV, WTWO, WBRE, KFDX, KSNF, KBTV, WJET, WFXP, WROC, KJTL, KJBO-LP, KTAB, KMID, KTAL, WCIA, WMBD, WHAG, KDEB, WFFT, KAMR, WQRF, KARD, KLBK, WFXV, WPNY-LP, KSVI, WTVW, KOLR, KCIT, KCPN-LP, KAMC and KHMT.

Introduction

We own and operate 27 television stations. Through various local service agreements with Mission Broadcasting, Inc. (“Mission”), we provide various management, sales or other services to additional television stations. Mission is 100% owned by an independent third party. Mission owns and operates the following television stations: WYOU, WFXP, KODE, KJTL, KJBO-LP, KRBC, KSAN (formerly KACB), KOLR, KCIT, KCPN-LP, WBAK, KAMC, KHMT and WUTR. We do not own Mission or its television stations. In order for both us and Mission to continue to comply with FCC regulations, Mission must maintain complete responsibility for and control over programming, finances, personnel and operations of its stations. However, as a result of our guarantee of Mission’s debt and our arrangements under the local service agreements and purchase option agreements with Mission, we are deemed under U.S. generally accepted accounting principles (“U.S. GAAP”) to have a controlling financial interest in Mission. Additionally, we have evaluated the impact of accounting for Mission under Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation of Accounting Research Bulletin No. 51” (“FIN No. 46”) and have determined that we will be required to continue consolidating Mission’s financial position, results of operations and cash flows under U.S. GAAP.

Nexstar’s ability to receive cash from Mission is governed by the following local service agreements:

•	We have a time brokerage agreement (“TBA”) with each of WFXP and KHMT, which allows us to program most of each station’s broadcast time, sell each station’s advertising time and retain the advertising revenue generated by WFXP and KHMT in exchange for monthly payments to Mission.

•	We have shared services agreements (“SSA”) with each of KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC, WUTR and WBAK, which allows the sharing of services, including news production, technical maintenance and security, in exchange for our right to receive certain payments from Mission as described in the SSA. Through joint sales agreements (“JSA”), we have also acquired the rights to sell and receive the revenue from the advertising time on KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC, WUTR and WBAK in return for monthly payments to Mission. The arrangements under these agreements have had the effect of us receiving substantially all of the available cash, after payment of debt service costs, generated by KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC, WUTR and WBAK. We anticipate that we will continue to receive substantially all of the available cash, after payment of debt service costs, generated by KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC, WUTR and WBAK under these agreements.

•	We have SSAs with each of WYOU, KODE, KRBC and KSAN, which have terms substantially similar to the terms of the SSAs, with KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC, WUTR and WBAK.

•	We have JSAs with each of WYOU, KODE, KRBC and KSAN, the terms of which will begin only at the later of (a) the 10th day after our written notice to Mission and (b) the satisfaction of requirements, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. The terms of these JSAs are substantially similar to the terms of our JSAs with KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC, WUTR and WBAK.

For more information about our local service agreements with Mission, see Note 4 to the Consolidated Financial Statements.

In addition to providing certain services to Mission’s television stations, we also guarantee Mission’s bank debt. Similarly, Mission is a guarantor of the senior credit facilities entered into and the senior subordinated notes issued by Nexstar.

The shareholder of Mission has granted to Nexstar a purchase option to acquire the assets and liabilities of each Mission station for consideration equal to the greater of (1) seven times the station’s broadcast cash flow as defined in the option agreement less the amount of its indebtedness as defined in the option agreement or (2) the amount of its indebtedness. These option agreements are freely exercisable or assignable by us without consent or approval by the shareholder of Mission.

Nexstar does not own Mission or Mission’s television stations. However, as a result of Nexstar’s guarantee of Mission’s debt and our arrangements under the local service arrangements and purchase option agreements with Mission, Nexstar is deemed under U.S. GAAP to have a controlling financial interest in Mission while complying with the FCC’s rules regarding ownership limits in television markets. In order for both Nexstar and Mission to continue to comply with FCC regulations, Mission must maintain complete responsibility for and control over programming, finances, personnel and operations of its stations. As a result of Nexstar’s controlling financial interest in Mission under U.S. GAAP and in order to present fairly our financial position, results of operations and cash flows, we consolidate the financial position, results of operations and cash flows of Mission as if it were a wholly-owned entity. Nexstar believes this presentation is meaningful for understanding Nexstar’s financial performance. As discussed above, Nexstar has considered the method of accounting under FIN No. 46 and has determined that Nexstar will be required to continue consolidating Mission’s financial position, results of operations and cash flow. Therefore, the following discussion of Nexstar’s financial position and results of operations includes Mission’s financial position and results of operations.

In addition to Nexstar’s agreements with Mission, pursuant to an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. (“Sinclair”) that became effective December 1, 2001, Nexstar provides engineering, production, sales and administrative services for WYZZ, the Fox affiliate in the Peoria-Bloomington, Illinois market. The parties share the combined broadcast cash flow (as defined in the outsourcing agreement) generated by WYZZ and Nexstar-owned, WMBD. The outsourcing agreement expires in December 2008, but at any time it may be canceled by either party upon 180 days written notice. Nexstar evaluated the arrangement under FIN No. 46 and determined that it is not the primary beneficiary of WYZZ.

The operating revenue of our stations is derived primarily from advertising revenue, which in turn depends on the economic conditions of the markets in which we operate, the demographic makeup of those markets and the marketing strategy we employ in each market. Our primary operating expenses consist of commissions on advertising revenue, employee compensation and related benefits, newsgathering and programming costs. A large percentage of the costs involved in the operation of our stations remain relatively fixed.

Each of our stations and the stations we provide services to, except for KCPN-LP, has a network affiliation agreement pursuant to which the network provides programming to the station during specified time periods, including prime time. Each of NBC, CBS and ABC compensates the affiliated stations for distributing the network’s programming over the air and for allowing the network to keep a portion of advertising inventory during those time periods. The affiliation agreements with Fox and UPN do not provide for compensation. Each station acquires licenses to broadcast programming in non-news and non-network time periods. The licenses are either purchased from a program distributor for cash and/or the program distributor is allowed to sell some of the advertising inventory as compensation to eliminate or reduce the cash cost for the license. The latter practice is referred to as barter broadcast rights. The station records the estimated fair market value of the licenses, including any advertising inventory given to the program distributor, as a broadcast right asset and liability. The assets are amortized as a component of amortization of broadcast rights. Amortization is computed using the straight-line method based on the license period or usage, whichever is greater. The cash broadcast rights liabilities are reduced by monthly payments while the barter liability is amortized over the life of the contract as a component of trade and barter revenue.

Advertising rates are based upon (1) a program’s popularity among the viewers that an advertiser wishes to target, (2) the number of advertisers competing for the available time, (3) the size and the demographic composition of the market served by the station, (4) the availability of alternative advertising media in the market area, and (5) the effectiveness of the station’s sales force. Advertising rates are also determined by a station’s overall ability to attract viewers in its market area, as well as the station’s ability to attract viewers among particular demographic groups that an advertiser may be targeting. Advertising revenue is positively affected by strong local economies, national and regional political election campaigns, and certain events such as the Olympic Games or the Super Bowl. Because television broadcast stations rely on advertising revenue, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry, and as a result may contribute to a decrease in the revenue of broadcast television stations.

Most advertising contracts are short-term and generally run for a few weeks. Excluding political revenue, 67.7% and 67.9% of Nexstar and Mission’s spot revenue for the years ended December 31, 2002 and December 31, 2003, respectively, was generated from local advertising. The remainder of Nexstar and Mission’s advertising revenue represents inventory sold for national or political advertising. Each station has an agreement with a national representative firm that provides for representation outside the particular station’s market. National commission rates vary within the industry and are governed by each station’s agreement. All national and political revenue is derived from advertisements placed by advertising agencies. The agencies receive a commission rate of 15.0% of the gross amount of advertising schedules placed by them. While the majority of local spot revenue is placed by local agencies, some advertisers place their schedules directly with the stations’ local sales staff, thereby eliminating the agency commission.

The advertising revenue of Nexstar’s and Mission’s stations is generally highest in the second and fourth quarters of each year, due in part to increases in consumer advertising in the spring and retail advertising in the period leading up to, and including, the holiday season. In addition, advertising revenue is generally higher during even-numbered years resulting from political advertising and advertising aired during the Olympic Games.

Industry Trends

The U.S. advertising market experienced a slowdown during 2003, partially due to nominal political activity, as evidenced by a 2.3% decrease in market time sales for television as reported by the Television Bureau of Advertising. In addition to the reduced political activity, the war in Iraq, which began in the first quarter of 2003, had a negative effect on advertising sales. The market began to stabilize and showed signs of recovery towards the end of the year and we believe that the recovery will continue in 2004.

Also, political revenue is a factor when comparing our results for the three-year period. During an election year, political revenue makes up a significant portion of the increase in revenue in that year. Our 2002 results include the impact of additional advertising related to regional elections for governorships and congressional seats. Since 2004 is a presidential election year and political revenue during a presidential election year are generally higher than during a non-presidential election year, we expect a large percentage of our revenue growth in 2004 to be attributable to political revenue.

Acquisitions and Station Agreements

The acquisitions and local service agreements described below, which were entered into by Nexstar and Mission during the fiscal years ended December 31, 2001, 2002 and 2003 affect the year-to-year comparability of the operating results discussed below:

•	In January 2001, Nexstar acquired substantially all of the assets of WCIA/WCFN and WMBD for approximately $108.0 million. At the time of the purchase, WCIA/WCFN was the CBS affiliate in the Champaign-Springfield-Decatur, Illinois market. On April 2, 2002, we converted WCFN from a satellite station of WCIA to a UPN-affiliated station. WMBD is the CBS affiliate in the Peoria-Bloomington, Illinois market.

•	In December 2001, Mission entered into a purchase agreement and a TBA with GOCOM Broadcasting of Joplin, L.L.C. (a subsidiary of the company now known as Piedmont Holdings, LLC) with regard to KODE, the ABC affiliate in the Joplin, Missouri-Pittsburg, Kansas market. Pursuant to the TBA, Mission was allowed to program most of the station’s broadcast time, sell the station’s advertising time and retain the advertising revenue in consideration for a monthly fee. In September 2002, Mission acquired certain of the assets of KODE for $14.0 million. On April 1, 2002, Nexstar entered into an SSA with Mission to provide news production, technical maintenance and security for KODE, in exchange for monthly fees paid to us. The services provided by us resulted in higher miscellaneous revenue and operating expenses for Nexstar-owned KSNF, the station providing the services.

•	In December 2001, Nexstar entered into an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. to provide certain engineering, production, sales and administrative services for WYZZ, the Fox affiliate in the Peoria-Bloomington, Illinois market. Pursuant to this agreement, the parties share the combined broadcast cash flow generated by WYZZ and Nexstar-owned WMBD.

•	On April 2, 2002, Nexstar converted WCFN from a satellite station of WCIA to a UPN-affiliated station. As a result, WCFN became a full-power station capable of generating revenue of its own. For discussion purposes on a same station basis, Nexstar has excluded WCFN’s revenue and expenses.

•	On December 13, 2002, Mission entered into a purchase agreement and local marketing agreement with LIN Television Corporation and two of its subsidiaries, with regard to KRBC, the NBC affiliate in Abilene-Sweetwater, Texas, and KSAN, the NBC affiliate in San Angelo, Texas, which was known as KACB until October 30, 2003. Operations under the local marketing agreement commenced on January 1, 2003. Mission purchased substantially all of the assets of the stations for $10.0 million on June 13, 2003. Upon the closing of the acquisition, Mission entered into an SSA with Nexstar pursuant to which Nexstar-owned KTAB provides news production, technical maintenance and security for KRBC and KSAN.

•	On December 30, 2002, Nexstar entered into a purchase agreement and TBAs with two subsidiaries of Morris Multimedia, Inc., with regard to KARK, the NBC affiliate in Little Rock-Pine Bluff, Arkansas, and WDHN, the ABC affiliate in Dothan, Alabama. Operations under the TBAs commenced on February 1, 2003. On August 1, 2003, Nexstar completed the acquisition of the stations for total consideration of $91.5 million.

•	On May 9, 2003, Mission entered into a purchase agreement and a TBA with Bahakel Communications and certain of its subsidiaries, the former owner of WBAK, the Fox affiliate in Terre Haute, Indiana. On April 2, 2004, Mission purchased substantially all of the assets of WBAK for $3.0 million. Additionally, Mission entered into an SSA with Nexstar, effective May 9, 2003, as amended, whereby Nexstar-owned WTWO may provide certain services to WBAK, including news production, technical maintenance and security in exchange for monthly payments from Mission. We also entered into a JSA, effective May 9, 2003, as amended, whereby Nexstar-owned WTWO purchases all of the advertising time on WBAK and retains the advertising revenue in return for payments to Mission.

•	On September 12, 2003, Nexstar Broadcasting Group, L.L.C., Nexstar’s former ultimate parent, signed a definitive agreement to acquire all of the subsidiaries of Quorum. Quorum owned and operated 11 television stations and provided management, sales or other services to an additional five stations, primarily in medium-sized markets. On the same date, Nexstar Broadcasting Group, L.L.C. also entered into a management and consulting services agreement with Quorum pursuant to which Nexstar Broadcasting Group, L.L.C. performed certain management functions pending completion of the purchase. Nexstar Broadcasting Group, L.L.C. received no compensation under the management agreement. Nexstar Broadcasting Group, L.L.C. was, however, reimbursed for any expenses incurred. On December 30, 2003, Nexstar Broadcasting Group, Inc. (Nexstar Broadcasting Group, L.L.C. merged into Nexstar Broadcasting Group, Inc. on November 28, 2003) completed the acquisition of the Quorum subsidiaries. The Quorum acquisition was structured as a merger of Quorum’s direct subsidiaries with and into Nexstar Broadcasting Group, Inc., our ultimate parent, and a contribution to and subsequent merger of Quorum’s indirect subsidiaries with and into us. The consideration for the merger consisted of a combination of cash, shares of common stock of Nexstar Broadcasting Group, Inc. and the assumption of debt.

•

On October 13, 2003, Nexstar entered into an agreement to acquire substantially all of the assets of KPOM/KFAA, the NBC affiliate in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas, from J.D.G. Television, Inc. for $17.0 million. Operations under a TBA between us and J.D.G. Television, Inc. began on October 16, 2003. Pursuant to the terms of the purchase agreement, we made a down payment of $10.0 million against the purchase price on October 16, 2003, which was funded from available cash. The acquisition is expected to close in the third quarter of 2004, subject to FCC consent. Nexstar has evaluated its arrangement with J.D.G. Television, Inc. under FIN No. 46 and has determined that it is the primary beneficiary of KPOM/KFAA. Nexstar has therefore consolidated the financial position and results of operations of KPOM/KFAA since October 13, 2003.

•	On December 17, 2003, Mission entered into an agreement to acquire substantially all of the assets of WUTR, the ABC affiliate in Utica, New York, from a subsidiary of Clear Channel Communications for $3.7 million. Mission purchased substantially all of the assets of WUTR on April 1, 2004. Subsequently, we entered into local service agreements with Mission to provide services to WUTR.

New Credit Facilities

On February 13, 2003, Nexstar and Mission obtained new senior credit facilities. The facilities were $185.0 million in term loans (Nexstar—$130.0 million and Mission—$55.0 million) and $80.0 million in revolving loans (Nexstar—$50.0 million and Mission—$30.0 million). Nexstar and Mission used the proceeds from the term loans to refinance the then existing senior credit facilities. The term loans amortize at 1% annually in years 2004 through 2009, with the remaining 94% due in 2010. The revolving loans mature on December 31, 2009. The refinancing of the existing senior credit facilities resulted in the write off during the first quarter of 2003 of $5.8 million of certain debt financing costs capitalized at December 31, 2002.

Initial Public Offering and Corporate Reorganization

On November 28, 2003, Nexstar Broadcasting Group, Inc., our ultimate parent, completed an initial public offering of 10,000,000 shares of its Class A common stock. Concurrently with its initial public offering, Nexstar Broadcasting Group, Inc. completed a corporate reorganization whereby its predecessor, Nexstar Broadcasting Group, L.L.C., and certain direct and indirect subsidiaries of Nexstar Broadcasting Group, L.L.C. merged with and into Nexstar Broadcasting Group, Inc. As part of this corporate reorganization, our former parent, Nexstar Finance, L.L.C., merged with and into us. On December 31, 2003, we changed our corporate name from Nexstar Finance, Inc. to Nexstar Broadcasting, Inc.

Amended Credit Facilities

On December 30, 2003, Nexstar and Mission amended their senior secured credit facilities. The new facilities consist of a $195.0 million term loan (Nexstar—$55.0 million and Mission—$140.0 million) and an $80.0 million revolver (Nexstar—$50.0 million and Mission—$30.0 million). Nexstar and Mission used the proceeds to refinance their existing senior secured credit facilities, pay for related debt financing costs and finance the Quorum and VHR acquisitions, including the refinancing of all the debt of Quorum’s subsidiaries. The amendments to the Nexstar and Mission senior secured credit facilities resulted in the write off of $3.0 million of debt financing costs during the fourth quarter of 2003.

Capital Contributions/Distributions

In March 2002, Nexstar made a $1.4 million distribution to its direct parent company, Nexstar Finance Holdings, L.L.C. (“Nexstar Holdings”). In March 2003, Nexstar made a $1.5 million distribution to Nexstar Holdings. In March 2003, Nexstar received a capital contribution of $71.4 million from Nexstar Holdings. Nexstar Holdings issued $130.0 million senior discount notes at a price of 57.442% in March 2003 and contributed the proceeds, net of issuance costs, to Nexstar. Additionally, in December 2003, Nexstar received a capital contribution of $72.8 million from Nexstar Holdings consisting of part of the net proceeds from the issuance of stock by Nexstar Broadcasting Group, Inc.

WTVW

Quorum entered into a purchase and sale agreement on April 1, 2003 to sell WTVW, the Fox affiliate in Evansville, Indiana, to GNS Media Evansville, Inc. (“GNS Media”) pending FCC approval. The FCC approval process was completed prior to December 31, 2003 and the closing date set in January 2004. In January 2004, prior to the closing of the sale, GNS Media attempted to terminate the agreement and refused to acquire the station. Nexstar does not believe that GNS Media was entitled to terminate the agreement and is continuing to discuss a settlement of its claim against GNS Media and its proposed LSA partner Liberty Corporation.

Historical Performance

Revenue

The following table sets forth the principal types of revenue received by our stations for the periods indicated and each type of revenue (other than trade and barter) as a percentage of total gross revenue, as well as agency and national sales representative commissions:

	Year Ended December 31,
	2003		2002		2001
	Amount	%	Amount	%	Amount	%
	(dollars in thousands)
Local	$138,289	62.2	$118,739	54.4	$108,763	59.8
National	65,481	29.4	56,675	25.9	56,833	31.3
Political	4,372	2.0	29,109	13.3	2,197	1.2
Network compensation	8,329	3.7	8,250	3.8	9,388	5.2
Other	5,956	2.7	5,628	2.6	4,622	2.5

Total gross revenue	222,427	100.0	218,401	100.0	181,803	100.0
Less: Agency and national representative commissions	28,884	13.0	30,283	13.9	24,003	13.2

Net broadcast revenue	193,543	87.0	188,118	86.1	157,800	86.8
Trade and barter revenue	20,789		18,159		18,919

Total net revenue	$214,332		$206,277		$176,719

Results of Operations

The following table sets forth a summary of our operations for the periods indicated and their percentages of total net revenue:

	Year Ended December 31,
	2003		2002		2001
	Amount	%	Amount	%	Amount	%
	(dollars in thousands)
Total net revenue	$214,332	100.0	$206,277	100.0	$176,719	100.0
Operating expenses:
Corporate expenses	12,607	5.9	9,934	4.8	7,415	4.2
Station direct operating expenses, net of trade	54,310	25.3	47,494	23.0	42,494	24.0
Selling, general and administrative expenses	61,826	27.0	52,177	25.3	45,489	25.7
Merger related expenses	11,754	5.5	—	—	—	—
Trade and barter expense	20,576	9.6	18,511	9.0	19,188	10.9
Depreciation and amortization	45,401	21.2	44,841	21.7	60,876	34.4
Amortization of broadcast rights, excluding barter	11,816	5.5	12,056	5.9	12,343	7.0

Income (loss) from operations	$(3,958)		$21,264		$(11,086)

Year Ended December 31, 2003 Compared to Year Ended December 31, 2002.

Net broadcast revenue for the year ended December 31, 2003 was $193.5 million, an increase of $5.4 million, compared to $188.1 million for the year ended December 31, 2002. An increase in net broadcast revenue of $21.4 million was attributed to stations for which a local service arrangement was entered into after January 1, 2002 and WCFN. On a same station basis, net broadcast revenue for the year ended December 31, 2003 was $171.9 million as compared to $187.9 million for the year ended December 31, 2002, a decrease of 8.5%, or $16.0 million. Of this decrease, $21.0 million was attributed to a decline in political revenue resulting from a lack of election campaigns in most of our markets in 2003, offset, in part, by increases in local demand of $3.4 million and national revenue of $1.7 million on a same station basis. The largest increases in non-political advertising were incurred in the automotive, furniture and financial services categories, offset by a decline in the restaurant category. In March 2003, cancellations and modifications of advertising schedules were experienced as a result of the news coverage of the war in Iraq. Higher advertising revenue during even numbered years is expected as a result of revenue associated with the Olympic Games and political campaigns and lower advertising revenue during the odd-numbered years without Olympic Games and with nominal political activity.

Station direct operating expenses, consisting primarily of news, engineering and programming, and selling, general and administrative expenses, net of trade, for the year ended December 31, 2003 were $116.1 million, compared to $99.7 million for the comparable period in 2002, an increase of $16.4 million. Of the $16.4 million increase, $13.0 million was attributed to stations for which a local service arrangement was entered into after January 1, 2002 and WCFN, offset by $3.4 million related to increases in direct operating expenses at stations owned longer than one year. On a same station basis, station direct operating expenses and selling, general and administrative expenses, net of trade, for the year ended December 31, 2003 were $102.3 million as compared to $98.9 million for the year ended December 31, 2002, an increase of 3.4%, or $3.4 million. This increase resulted primarily from a payment and related taxes of $4.1 million made to Perry A. Sook, our President and Chief Executive Officer in connection with the initial public offering. This increase was partially offset by reduced payments under an outsourcing arrangement and a lower incurrence of health claims during the year ended December 31, 2003. In the first quarter of 2002, we made a non-recurring transfer tax payment of $0.2 million.

Merger related expenses include costs to acquire the Quorum stations (accounted for as a merger under common control in a manner similar to pooling of interests). The merger related expenses consist primarily of severance costs (including $7.8 million paid to Quorum’s former management team), termination of contracts, among others, for Quorum’s traffic systems, Nielsen rating services, and website management, and professional fees, primarily legal and accounting.

Corporate expenses, related to costs associated with the centralized management of Nexstar and Mission’s stations, for the year ended December 31, 2003 were $12.6 million (consisting of $6.9 million at Nexstar and Mission and $5.7 million at Quorum), compared to $9.9 million for the year ended December 31, 2002, an increase of $2.7 million. The increase was primarily attributed to increases in personnel costs and professional services.

Amortization of broadcast rights, excluding barter, for the year ended December 31, 2003 was $11.8 million, compared to $12.1 million for the year ended December 31, 2002, a decrease of $0.3 million.

Depreciation of property and equipment was $20.5 million for the year ended December 31, 2003, compared with $23.1 million for the comparable period in 2002, a decrease of $2.6 million. The decrease in depreciation was attributed to the curtailment of depreciation on certain assets that became fully depreciated as of December 31, 2002. The stations for which a local service arrangement was entered into after January 1, 2002 and WCFN had no material effect on depreciation.

The amortization of intangibles was $24.9 million for the year ended December 31, 2003, compared to $21.8 million for the same period in 2002, an increase of $3.1 million. The increase in amortization was attributed to the amortization of intangible assets resulting from the following acquisitions: KODE, KRBC, KSAN, KARK and WDHN.

Loss from operations for the year ended December 31, 2003 was $4.0 million as compared to income from operations of $21.3 million for the year ended December 31, 2002, a decrease of $25.3 million. Income from operations in the amount of $3.9 million was attributed to stations for which a local service arrangement was entered into after January 1, 2002 and WCFN. On a same station basis, loss from operations for the year ended December 31, 2003 was $7.0 million as compared to income from operations of $22.2 million for the year ended December 31, 2002. The $25.3 million decrease in income from operations is primarily attributed to the incurrence of $11.8 million of merger related expenses and a decrease in net revenue as described above.

The change in market values of Nexstar and Mission’s derivative instruments and the marking-to-market of those interest rate swap agreements resulted in recognition of $3.7 million in other income for the year ended December 31, 2003 as compared to a loss of $1.3 million recognized in other expenses for the year ended December 31, 2002. The change was due to a fluctuation in market interest rates. At December 31, 2003, we had in effect one interest rate swap agreement, with a notional amount of $93.3 million. This agreement expires on December 31, 2004. The net fair value of the agreement representing the cash we would pay to settle the agreement was approximately $3.3 million at December 31, 2003. Prior marking-to-market of this derivative had resulted in the recognition of the $3.3 million as expense in previous periods, and will be recognized as income in 2004 as the agreement reaches termination.

Interest expense, including amortization of debt financing costs, for the year ended December 31, 2003 was $53.5 million, compared to $63.6 million for the same period in 2002, a decrease of $10.1 million. The decrease in interest expense was primarily attributable to a decline in the overall senior debt balance coupled with a decrease in the cost of funds.

The redemption of Quorum’s senior discount notes including the associated call premium and acceleration of amortization added an additional $6.7 million to interest expense in 2003. Interest expense in 2002 included a non-cash charge of approximately $5.3 million related to the beneficial conversion feature associated with the convertible subordinated promissory note which converted into preferred units on November 4, 2002. In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity”. This statement addresses financial accounting and reporting for financial instruments with characteristics of both liabilities and equity and is effective at the beginning of the first interim period beginning after June 12, 2003, with the exception of certain provisions which the FASB has deferred. On adoption of the standard on July 1, 2003, we reclassified certain redeemable preferred and common units as a liability and recorded $2.6 million as a cumulative effect of change in accounting principle. Additionally, for the six months ended December 31, 2003, we were required to record the change in fair value of the liability as interest, resulting in an adjustment to interest expense of $0.5 million.

Loss on extinguishment of debt for the year ended December 31, 2003 was $10.8 million, compared to $0.2 million for the same period in 2002, an increase of $10.6 million. The increase in loss on extinguishment of debt was primarily attributable to the refinancing of the predecessor senior credit facilities which resulted in the write off during the first quarter of 2003 of $5.8 million of certain debt financing costs capitalized at December 31, 2002 and the amending of the senior credit facilities which resulted in the write off of $3.1 million of debt financing costs during the fourth quarter of 2003. Additionally, the repayment of the Quorum credit facilities on December 30, 2003 resulted in the write off of $1.8 million of capitalized debt financing costs.

During the first quarter of 2002, a write-down of $43.5 million, net of taxes, related to the impairment of goodwill and FCC licenses was incurred at seven of Nexstar and Mission’s stations. The write-down was the result of adopting Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) on January 1, 2002 and was accounted for as a cumulative effect of change in accounting principle. We completed our annual test for impairment of goodwill and FCC licenses as of December 31, 2003 with no impairment resulting from our testing.

Nexstar recognized an income tax benefit in 2003 of $12.4 million, compared to tax expense of $2.6 million in 2002. Prior to its reorganization, Nexstar’s predecessor and most of its subsidiaries were taxed as a partnership. Subsidiaries purchased in stock transactions prior to the reorganization remained separate taxable entities with these purchases creating tax liabilities due to the temporary differences between the carrying amounts and tax basis of assets and liabilities. As a result of the reorganization, all of the subsidiaries now reside in a single taxable entity, allowing the assets and liabilities giving rise to deferred taxes the ability to offset. The offset allows Nexstar to reduce the valuation allowance. The tax benefit exceeded the deferred tax expense resulting in a $12.4 million benefit. The $2.6 million of expense in 2002 was primarily the result of the deferred liability resulting from the impairment loss on intangibles of $43.5 million.

During the third quarter of 2003, Nexstar and Mission recorded a cumulative effect of a change in accounting principle of $2.6 million as a result of the net decrease in the fair value of units subject to mandatory redemption pursuant to the adoption of SFAS No. 150.

The minority interest in consolidated entity of $0.8 million for the year ended December 31, 2003 relates to the recognition of $0.8 million of expenses due to the application of FIN No. 46 as it pertains to the local service arrangements Mission has with WBAK and we have with KPOM/KFAA (see Note 4 of the consolidated financial statements).

As a result of the factors discussed above, Nexstar and Mission’s net loss was $53.3 million for the year ended December 31, 2003, compared to $89.7 million for the same period in 2002, a decrease in net loss of $36.4 million.

Year Ended December 31, 2002 Compared to Year Ended December 31, 2001.

Net broadcast revenue for the year ended December 31, 2002 was $188.1 million, an increase of $30.3 million, compared to $157.8 million for the year ended December 31, 2001. An increase in net broadcast revenue of $7.7 million was attributed to stations for which a local service arrangement was initiated after January 1, 2001 and WCFN. On a same station basis, net broadcast revenue for the year ended December 31, 2002 was $180.0 million as compared to $157.4 million for the year ended December 31, 2001, an increase of 14.4%, or $22.6 million. Of this increase, $22.2 million was political revenue resulting from election campaigns in most of our markets, $3.5 million was attributed to an increase in local demand resulting primarily from project based selling initiatives and the Winter Olympics on the NBC stations. This increase was offset, in part, by a decline in national revenue of $1.6 million, primarily due to cutbacks of advertising with the telecommunications sector, as well as weaknesses in the retail and corporate categories, and renewals of network affiliation agreements at five of our stations which resulted in a decline in network compensation of $1.7 million, on a same station basis. Higher advertising revenue is expected during the even-numbered years as a result of revenue associated with the Olympic Games and political campaigns and lower advertising revenue during the odd-numbered years without Olympic Games and with nominal political activity.

Station direct operating expenses, consisting primarily of news, engineering and programming, and selling, general and administrative expenses, net of trade, for the year ended December 31, 2002 were $99.7 million, compared to $88.0 million for the year ended December 31, 2001, an increase of $11.7 million. Of the $11.7 million increase, $7.1 million was attributed to stations for which a local service arrangement was initiated after January 1, 2001 and WCFN. On a same station basis, station direct operating expenses and selling, general and administrative expenses for the year ended December 31, 2002 were $92.2 million as compared to $87.6 million for the year ended December 31, 2001, an increase of 5.3%, or $4.6 million, which resulted from additional personnel costs incurred by KSNF to accommodate the SSA in Joplin, Missouri that began on April 1, 2002, increased programming costs associated with the production of a local news product in Quorum’s Billings, Montana market which began airing in April 2002, coupled with overall increases in the hours of local news produced across several other markets. In addition, sales expenses increased as a result of increased sales commissions on the higher net broadcast revenue generated in 2002, coupled with increased sales management staffing in several markets.

Corporate expenses, related to costs associated with the centralized management of Nexstar and Mission’s stations, for the year ended December 31, 2002 were $9.9 million, compared to $7.4 million for the year ended December 31, 2001, an increase of $2.5 million. The increase was primarily attributed to an increase in personnel, professional fees and the accrual of incentive compensation in 2002.

Amortization of broadcast rights, excluding barter, for the year ended December 31, 2002 was $12.1 million, compared to $12.3 million for the year ended December 31, 2001, a decrease of $0.2 million. The decrease is a result of lower costs of broadcast rights negotiated upon renewal, partially offset by a $0.2 million increase attributable to launching WCFN as a UPN-affiliated station. The stations for which a local service arrangement was initiated after January 1, 2001 had no material effect on amortization of broadcast rights.

Depreciation of property and equipment was $23.1 million for the year ended December 31, 2002, compared with $23.2 million for the comparable period in 2001, a decrease of $0.1 million. The stations for which a local service arrangement was initiated after January 1, 2001 and WCFN had no material effect on depreciation.

The amortization of intangibles was $21.8 million for the year ended December 31, 2002, compared to $37.7 million for the same period in 2001 a decrease of $15.9 million. The decrease in amortization resulted primarily from the elimination of amortization of indefinite-lived intangible assets and goodwill of which $14.8 million was recorded in 2001.

Income from operations for the year ended December 31, 2002 was $21.3 million as compared to a loss from operations of $11.1 million for the year ended December 31, 2001, an increase of $32.4 million. A $0.2 million loss from operations was attributed to stations for which a local service arrangement was initiated after January 1, 2001 and WCFN. On a same station basis, income from operations for the year ended December 31, 2002 was $21.5 million as compared to a loss from operations of $11.1 million for the year ended December 31, 2001. The $32.6 million improvement in income from operations is primarily attributed to the increase in revenue without a corresponding increase in operating expenses due to the relatively fixed nature of operating costs at Nexstar and Mission’s television stations along with the elimination of $14.8 million of amortization for indefinite-lived intangible assets and goodwill.

The change in market values of Nexstar and Mission’s derivative instruments and the marking-to-market of those interest rate swap agreements resulted in a loss of $1.3 million and $2.5 million, respectively, recognized in other expenses in 2002 and 2001. The change was due to a fluctuation in market interest rates.

Interest expense, including amortization of debt financing costs, for the year ended December 31, 2002 was $63.6 million, compared to $57.3 million for the same period in 2001, an increase of $6.3 million. Interest expense for 2002 includes a non-cash charge of approximately $5.3 million related to the beneficial conversion feature associated with the conversion of a convertible subordinated promissory note on November 4, 2002.

Loss on extinguishment of debt for the year ended December 31, 2002 was $0.2 million, compared to $1.8 million for the same period in 2001, a decrease of $1.6 million. The loss on extinguishment of debt in 2001 was the result of the refinancing of the senior credit facilities which resulted in the write off of $1.8 million of certain debt financing costs previously capitalized.

During the first quarter of 2002, a write-down of $43.5 million, net of taxes, related to the impairment of goodwill and FCC licenses was incurred at seven of Nexstar and Mission’s stations. The write-down was the result of adopting SFAS No. 142 on January 1, 2002 and was accounted for as a cumulative effect of change in accounting principle.

As a result of the factors discussed above, Nexstar and Mission’s net loss was $89.7 million for the year ended December 31, 2002, compared to $73.4 million for the same period in 2001, an increase in net loss of $16.3 million.

Liquidity and Capital Resources

Year Ended December 31, 2003

As of December 31, 2003, cash and cash equivalents were $10.6 million, compared to $29.1 million as of December 31, 2002. Nexstar and Mission’s primary sources of liquidity are cash flows from operating activities, borrowings from the senior credit facilities and capital contributions.

Cash flows provided by operating activities were $1.0 million for the year ended December 31 2003, as compared to $28.5 million for the year ended December 31, 2002. The comparative decrease in cash flows provided by operations of $27.5 million is primarily due to an increase in loss before cumulative effect of change in accounting principle and minority interest in consolidated entity of $5.2 million and the timing of payments made or received on operating assets and liabilities, partially offset by $1.6 million and $2.2 million of network compensation payments received in excess of network compensation revenue recognized for the year ended December 31, 2003 and 2002, respectively.

Cash flows used for investing activities were $124.4 million for the year ended December 31, 2003, as compared to $20.3 million for the year ended December 31, 2002. Investing activities for the year ended December 31, 2003 included (1) payment of $91.5 million for the acquisition of KARK and WDHN, (2) a down payment of $10.0 million against the purchase price for KPOM/KFAA, (3) the remaining $8.5 million payment by Mission for its acquisition of KRBC and KSAN, (4) a down payment by Mission of $1.5 million against the purchase price of WBAK, (5) Mission’s restricted cash of $0.8 million, and (6) ongoing capital expenditures. We expect to pay the remaining $7.0 million purchase price for KPOM/KFAA during the third quarter of 2004, pending FCC consent, and we expect Mission to pay $3.7 million purchase price for WUTR and the remaining $1.5 million purchase price for WBAK during the second quarter of 2004. Investing activities for the same period in 2002 included (1) the remaining $8.0 million payment by Mission for the acquisition of KODE, (2) a down payment of $1.5 million by Mission for its acquisition of KRBC and KSAN and (3) ongoing equipment purchases.

Cash flows provided by financing activities were $104.9 million for the year ended December 31, 2003, as compared to $13.2 million for the year ended December 31, 2002. The change in cash flows from financing activities for the year ended December 31, 2003 was primarily the result of (1) borrowings under the senior secured credit facilities of $428.2 million, (2) the repayment of $483.1 million of previous borrowings as a result of the refinancing of the senior credit facilities on February 13, 2003 and December 30, 2003, (3) the issuance of $125.0 million of senior subordinated notes in December, 2003, (4) additional equity proceeds of $142.7 million (net of a $1.5 million distribution), (5) the payment of debt financing costs of approximately $12.5 million, (6) the repayment of Quorum’s senior discount notes of $27.9 million, (7) the repayment of Quorum’s Series A preferred membership interests of $67.9 million, (8) the repayment of Quorum’s promissory notes issued to redeem common units of $0.7 million and (9) the repayment of VHR’s note payable to related party of $2.0 million. For the year ended December 31, 2002, the change in cash flows from financing activities was the result of (1) borrowings under the senior credit facilities of $11.5 million, (2) proceeds from termination of a derivative instrument of $4.4 million, (3) the repayment of $4.5 million of previous borrowings, and (4) the $1.4 million tax distribution to Holdings. As of December 31, 2003, there was approximately $70.0 million of unused commitments under Nexstar’s and Mission’s senior credit facilities. We and Mission were in compliance with all covenants contained in the credit agreements governing the senior secured credit facilities and the indentures governing the publicly-held notes at December 31, 2003. The credit agreements were refinanced in February 2003 and December 2003 as a result of pending acquisitions. The terms of the amended credit facilities are described below.

Senior Credit Facilities

On January 12, 2001, we and Mission each entered into senior secured credit facilities with a group of commercial banks. The terms of the credit agreement governing the credit facilities provided for a reducing revolving credit facility in the amount of $122.0 million, which was subsequently reduced to $72.0 million after the issuance of Nexstar’s senior subordinated notes, and a term loan facility in the amount of $110.0 million and an uncommitted acquisition facility of $100.0 million. The credit facilities were subsequently amended on June 14, 2001, to allow for a $50.0 million Term A loan facility, a $75.0 million Term B loan facility and a $57.0 million reducing revolving facility. On November 14, 2001, the credit facilities were further amended to adjust certain financial covenants effective September 30, 2001 and for future periods because we and Mission were not in compliance with the consolidated total leverage ratio as of September 30, 2001, due in large part to the negative impact on advertising revenue resulting from the events of September 11, 2001 and anticipated noncompliance in future periods. The financial covenants setting forth the consolidated total leverage ratio and consolidated interest coverage ratio were amended to relax the thresholds that we and Mission had to meet pursuant to the credit agreement. In addition, the revolving facility was reduced from $57.0 million to $42.0 million. The terms of the credit agreement governing the Mission facility provided for a revolving credit facility in the amount of $43.0 million. On November 14, 2001, the Mission credit facility was amended to increase the revolving facility to $58.0 million. Prior to the refinancing described below, our revolving facility and Term A loan facility along with Mission’s credit facility would have matured on January 12, 2007, while our Term B loan facility would have matured on July 12, 2007.

On February 13, 2003, we and Mission obtained new senior secured credit facilities (the “new credit facilities”). The new credit facilities consist of a $185.0 million term loan (Nexstar-$130.0 million and Mission-$55.0 million) and an $80.0 million revolver (Nexstar-$50.0 million and Mission-$30.0 million). We and Mission used the proceeds to refinance the existing senior credit facilities, pay for related debt financing costs and provide additional working capital. The refinancing of the senior credit facilities resulted in a $5.8 million write off to interest expense during the first quarter of 2003 of certain debt financing costs previously capitalized. The terms of these senior credit facilities, including covenants, interest rate and maturity, were substantially similar to the terms of the amended senior credit facilities as described below.

On December 30, 2003, in conjunction with the Quorum acquisition and private placement of senior subordinated notes by us, we and Mission entered into amended senior secured credit facilities which repaid in full the $198.2 million outstanding borrowings under the credit facilities described above. The amended credit facilities consist of a $195.0 million term loan (Nexstar—$55.0 million and Mission—$140.0 million) and an $80.0 million revolver (Nexstar—$50.0 million and Mission—$30.0 million). We and Mission used the proceeds to refinance the existing Nexstar and Mission senior credit facilities, finance the Quorum and VHR acquisitions, and pay the related debt financing costs. The senior credit facilities contain covenants which require us to maintain specified financial ratios, including debt to operating cash flow ratios, interest coverage ratios and fixed charge coverage ratios. The senior credit facilities also require us and Mission to comply with certain limitations on the incurrence of additional indebtedness, issuance of equity, payment of dividends and on certain other business activities. We and Mission were in compliance with all covenants contained in the credit agreements governing the senior credit facilities at December 31, 2003. The term loans amortize at 1% annually in years 2004 through 2009, with the remaining 94% due in 2010. The outstanding principal amount on the revolving loans mature on December 31, 2009. As of December 31, 2003, we had drawn $55.0 million of term loans and $7.0 million under our new revolver, and Mission had drawn $140.0 million of term loans and $3.0 million under its new revolver. Interest rates associated with the credit facilities are based, at our option, on (i) the higher of the prevailing prime rate or the Federal Funds Rate plus 0.50% plus an applicable margin or (ii) LIBOR plus an applicable margin, as defined in the credit agreement (ranging from 5.00% to 5.25% at December 31, 2003). Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if we select a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, we and Mission are required to pay quarterly commitment fees on the unused portion of the revolving commitments based on the consolidated total leverage ratio for that particular quarter. The amending of the senior credit facilities resulted in a $3.0 million write off to interest expense during the fourth quarter of 2003 of certain debt financing costs previously capitalized. We guarantee all of Mission’s obligations under its senior credit facilities, and Mission guarantees all of our obligations under our senior credit facilities.

Senior Subordinated Notes

On March 16, 2001, Nexstar issued $160.0 million of 12% senior subordinated notes (the “12% Notes”) at a price of 96.012%. The 12% Notes mature on April 1, 2008. Interest is payable every six months in arrears on April 1 and October 1. The 12% Notes are guaranteed by all of the domestic existing and future restricted subsidiaries of Nexstar and by Mission. They are general unsecured senior subordinated obligations. The 12% Notes are redeemable on or after April 1, 2005 and Nexstar may redeem up to 35.0% of the aggregate principal amount of the notes before April 1, 2004 with the net cash proceeds from qualified equity offerings. The indenture governing the 12% Notes contains covenants that restrict the ability of Nexstar and its subsidiaries to incur additional indebtedness, issue equity, pay dividends and undertake certain other business activities. We and Mission were in compliance with all covenants contained in the indenture governing the 12% Notes at December 31, 2002 and 2003.

The Quorum Merger and Related Financing

The Quorum transaction was structured as a merger of Quorum’s subsidiaries with and into Nexstar Broadcasting Broadcasting Group, Inc. The consideration for the merger consisted of a combination of cash, shares of common stock of Nexstar Broadcasting Group, Inc. and the assumption of debt, as follows:

•	Nexstar and Mission refinanced all of the outstanding debt, plus paid accrued interest and premium thereon, of the Quorum subsidiaries totaling approximately $153.0 million;

•	included in the above $153.0 million of debt was $74.2 million of debt relating to VHR and Mission of Amarillo. The $74.2 million was refinanced with borrowings under Mission’s amended senior credit facilities;

•	certain membership interests of Quorum were redeemed for approximately $69.2 million in cash;

•	the remaining membership interests of Quorum, all of which were held by an affiliate of ABRY, were exchanged for shares of Class A common stock of Nexstar Broadcasting Group, Inc. as follows:

•	the preferred membership interests of Quorum were exchanged for 3,033,130 shares of Class A common stock of Nexstar Broadcasting Group, Inc.;

•	the common membership interests of Quorum were exchanged for 457,753 shares of Class A common stock of Nexstar Broadcasting Group, Inc.; and

•	an affiliate of ABRY received 80,230 shares of Class B common stock of Nexstar Broadcasting Group, Inc. as payment for a management fee which has accrued under a management agreement between Quorum and the affiliate.

In addition, we paid Quorum’s departing management team discretionary severance payments totaling $7.8 million.

Nexstar Broadcasting Group, Inc. financed the Quorum merger with a portion of the proceeds from its initial public offering, the net proceeds from our old notes, additional borrowings under the amended senior credit facilities and cash on hand.

The Quorum merger increased the number of stations that we own and operate or provide services to by 60%. Consistent with our acquisition strategy, the Quorum stations are located in markets that we target with respect to both size and proximity to our regional clusters, and of the ten new markets that we entered as a result of the merger, five are duopoly markets. We believe that, by applying our operating strategy to the Quorum stations, we will generate revenue and cash flow growth. However, there are risks associated with any acquisition, including the Quorum merger, as described in “Risk Factors.”

Digital Conversion

FCC regulations required television stations to commence digital operations by May 1, 2002, in addition to continuing their analog operations, unless an extension of time was granted. We received extensions of time to begin digital operations at all of the stations we own except WCIA and WCFN, which met the May 1, 2002 deadline and WQRF, WFXV and Mission-owned WFXP, which were not required to seek an extension of time because the FCC has not yet issued a DTV construction permit to these stations. As of July 1, 2003, all of our and Mission’s stations are broadcasting a low-power DTV signal, except WFXV and WQRF, which are not required to do so. WYZZ, which is owned by Sinclair Broadcast Group, Inc., also is broadcasting a low-power digital television signal. WBAK, which Mission is expected to acquire from Bahakel Communications in the second quarter of 2004, had an extension of time until March 24, 2004 and timely requested a further extension from the FCC which remains pending to construct digital facilities. KPOM, which Nexstar is expected to acquire from J.D.G. Television, Inc. in the third quarter of 2004, pending FCC consent, is broadcasting a low-power digital signal. KFAA, which Nexstar also is expected to acquire from J.D.G. Television, Inc. in the third quarter of 2004, pending FCC consent, has not yet initiated digital broadcasting. KFAA has applied for an extension of time to construct digital facilities and will have at least six months from the date the FCC acts on its application to construct its digital facilities. The digital conversion required an average initial capital expenditure of $0.2 million per station for low-power transmission of a digital signal, and we estimate that it will require an average additional capital expenditure of $0.7 million per station to modify the transmitter for full-power digital signal transmission. Digital conversion expenditures were $1.6 million and $3.4 million for the years ended December 31, 2002 and 2003, respectively. We anticipate that digital conversion expenditures will be funded through available cash on hand and cash generated from operations.

Executive Loan Guaranty

Pursuant to an individual loan agreement dated January 5, 1998, Bank of America, N.A., an affiliate of Banc of America Securities LLC, had established a loan facility under which Perry A. Sook, our Chief Executive Officer, was able to borrow an aggregate amount of up to $3.0 million. Approximately $3.0 million in principal amount of loans were outstanding under this facility prior to completion of the initial public offering of Nexstar Broadcasting Group, Inc. The proceeds of these loans have been used by Mr. Sook, in part, to invest in us. We have guaranteed the payment of up to $3.0 million in principal amount of those loans. Mr. Sook repaid the loan in full in December 2003. Simultaneous with the repayment of the loan, the guaranty was terminated.

No Off-Balance Sheet Arrangements

At December 31, 2003, 2002, and 2001, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. All of our arrangements with Mission and KPOM/KFAA are on-balance sheet arrangements. We are, therefore, not materially exposed to any financing, liquidity, market or credit risk that could arise if we had engaged in such relationships.

Contractual Obligations

The following summarizes Nexstar and Mission’s contractual obligations at December 31, 2003, and the effect such obligations are expected to have on Nexstar and Mission’s liquidity and cash flow in future periods.

	Total	2004	2005-2006	2007-2008	Thereafter
	(dollars in thousands)
Nexstar senior credit facilities	$62,000	$550	$1,100	$1,100	$59,250
Mission senior credit facilities	143,000	1,400	2,800	2,800	136,000
7% senior subordinated notes due 2014	125,000	—	—	—	125,000
12% senior subordinated notes due 2008	160,000	—	—	160,000	—
Cash interest on debt	240,291	37,261	73,386	66,712	62,932
Broadcast rights current commitments	12,141	7,809	3,710	609	13
Broadcast rights future commitments	11,901	2,473	7,676	1,666	86
Executive employee contracts	11,913	2,235	4,708	4,970	—
Capital commitments for digital television	300	300	—	—	—
WBAK purchase price obligation	1,500	1,500	—	—	—
KPOM/KFAA purchase price obligation	7,000	7,000	—	—	—
WUTR purchase price obligation	3,700	3,700	—	—	—
Time brokerage fees	525	525	—	—	—
Operating lease obligations	33,802	3,146	5,948	5,458	19,250

Total contractual cash obligations	$813,073	$67,899	$99,328	$243,315	$402,531

On May 9, 2003, Mission entered into a purchase agreement to acquire substantially all of the assets of WBAK, the Fox affiliate in Terre Haute, Indiana, for $3.0 million, of which Mission paid $1.5 million on that date.

On October 13, 2003, we entered into a purchase agreement to acquire substantially all of the assets of KPOM/KFAA, the NBC affiliate in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas, from J.D.G. Television, Inc. for $17.0 million. We made a down payment of $10.0 million against the purchase price on October 16, 2003, which was funded from available cash.

On December 17, 2003, Mission entered into a purchase agreement to acquire substantially all of the assets of WUTR, the ABC affiliate in Utica, New York, from a subsidiary of Clear Channel Communications for $3.7 million.

Nexstar and Mission have remaining commitments on their announced acquisitions of $11.4 million. Mission has a remaining commitment of $1.5 million relating to its purchase of WBAK that is expected to be paid at closing in the second quarter of 2004. For KPOM/KFAA, Nexstar expects to pay the remaining commitment of $7.0 million at closing in the third quarter of 2004, pending FCC consent. Mission has a commitment of $3.7 million relating to its purchase of WUTR that is expected to be paid at closing in the second quarter of 2004.

We do not have any rating downgrade triggers that would accelerate the maturity dates of our debt. However, a downgrade in our credit rating could adversely affect our ability to renew existing, or obtain access to new credit facilities in the future and could increase the cost of such facilities.

We are highly leveraged, which makes us vulnerable to changes in general economic conditions. Our ability to repay or refinance our debt will depend on, among other things, financial, business, market, competitive and other conditions, many of which are beyond our control. Based on current operations and anticipated future growth, we believe that our available cash, anticipated cash flow from operations and available borrowings under our senior credit facilities will be sufficient to fund our working capital, capital expenditure requirements, interest payments and scheduled principal payments for at least the next twelve months.

As discussed in Note 21, in January 2004, GNS Media did not close on its contractual obligation to purchase WTVW. The net proceeds from the sale of WTVW were to be used to pay down amounts outstanding under Nexstar’s revolving credit facility. Consequently, certain financial covenants such as the total combined leverage ratio will be negatively impacted. Management believes that the Company will remain in compliance with such covenants throughout 2004 and into the foreseeable future.

Critical Accounting Policies and Estimates

The preparation of consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenue and expenses, and related disclosures of contingent liabilities. On an ongoing basis, we evaluate our estimates, including those related to intangible assets, bad debts, broadcast rights, income taxes, commitments and contingencies. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our consolidated financial statements.

Valuation of Long-lived Assets and Intangible Assets

We have significant goodwill and intangible assets on our balance sheet. For valuation purposes, we and our independent appraisers have determined that the cash flows associated with the network affiliation agreements should not be limited to the cash flows from the contractual period but should also incorporate assumptions such as future contract renewals. Accordingly, the estimated useful lives of such network affiliations also contemplates renewal of the underlying agreements.

We and our independent appraisers determine the value of FCC licenses using a discounted cash flow valuation method assuming a hypothetical start-up station whose only asset is the FCC license. We believe that our FCC licenses have an indefinite life based on our historical ability to renew such licenses, that such renewals may be obtained indefinitely and at little cost, and that the technology used in broadcasting is not expected to be replaced in the foreseeable future. If the value of these assets was impaired by some factor, such as the loss of a network affiliation or an adverse change in the advertising marketplace, we may be required to record an impairment charge.

We test the impairment of our FCC licenses annually or whenever events or changes in circumstances indicate that such assets might be impaired. The impairment test consists of a comparison of the fair value of FCC licenses with their carrying amount on a station-by-station basis using a discounted cash flow valuation method that excludes network compensation payments.

We test the impairment of our goodwill annually or whenever events or changes in circumstances indicate that goodwill might be impaired. The first step of the goodwill impairment test compares the fair value of a station with its carrying amount, including goodwill. The fair value of a station is determined through the use of a discounted cash flow analysis. The valuation assumptions used in the discounted cash flow model reflect anticipated future operating results and cash flows based on our business plans. If the fair value of the station exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the station exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the station’s fair value (as determined in Step 1) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss shall be recognized in an amount equal to that excess.

Nexstar and Mission completed the annual test of impairment for goodwill and FCC licenses as of December 31, 2003. This test resulted in no impairment being recognized. As of January 1, 2002 a transitional test was performed as required by SFAS No. 142. Nexstar and Mission recognized an impairment loss of $43.5 million, net of taxes, which was accounted for as a cumulative effect of change in accounting principle in the first quarter of 2002.

In 2003, our reporting units were revised to be the combined stations in a market as opposed to the individual station, which was used in prior years. Our decision to revise the reporting units is a result of our increasing focus on the market, including internal financial reporting, instead of the station, and the proportion of markets in which we own or provide services to more than one station. For the markets in which we own or provide services to more than one station, the effect of the LSAs is to consolidate certain of two or more stations’ operations and administrative areas in an efficient use of personnel and equipment, incorporating the sharing of certain assets within the market. We believe our revision to the reporting units is consistent with our current perspective of our operations.

We periodically evaluate the net realizable value of long-lived assets, including tangible and intangible assets, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is recognized when the expected future operating cash flow derived from the asset is less than its carrying value.

Allowance for Doubtful Accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. If the financial condition of our customers were to deteriorate, resulting in an impairment of their ability to make payments, additional allowances may be required. Allowance for doubtful accounts were $1.1 million and $0.9 million at December 31, 2003 and 2002, respectively.

Amortization of Broadcast Rights

Broadcast rights are stated at the lower of unamortized cost or net realizable value. Cash broadcast rights, primarily in the form of syndicated programs and feature movie packages, are initially recorded at the amount paid or payable to program distributors for the limited right to broadcast the distributors’ programming and are recorded when available for use. Barter broadcast rights are recorded at our estimate of the value of the advertising time exchanged, which approximates the fair value of the programming received. The value of the advertising time exchanged is estimated by applying average historical rates for specific time periods. Amortization is computed using the straight-line method based on the license period or usage, whichever is greater. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year. If the expected broadcast period was shortened or cancelled due, for example, to poor ratings, we would be required to write-off the remaining value of the related broadcast rights to operations on an accelerated basis or possibly immediately. As of December 31, 2003, the amounts of current broadcast rights and non-current broadcast rights were $19.0 million and $7.4 million, respectively.

Revenue Recognition

We recognize broadcast revenue during the financial statement period in which advertising is aired. We trade certain advertising time for various goods, services and programming. These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when advertisements are broadcast and services or merchandise received are charged to expense or capitalized when received or used. Trade and barter expenses of $20.6 million, $18.5 million and $19.2 million were recorded for the years ended December 31, 2003, 2002 and 2001, respectively. Trade revenue of $6.7 million, $5.5 million and $4.1 million was recorded for the years ended December 31, 2003, 2002 and 2001, respectively. We recorded $14.1 million, $12.6 million and $14.8 million of barter revenue for the years ended December 31, 2003, 2002 and 2001, respectively.

Valuation Allowance for Deferred Tax Assets

We record a valuation allowance to reduce our deferred tax assets to the amount that is not likely to be realized. While we have considered future taxable income and feasible tax planning strategies in assessing the need for a valuation allowance, in the event that we were to determine that we would not be able to realize all or part of our deferred tax assets in the future, an adjustment to the deferred tax asset would be charged to income in the period such a determination was made.

Related Parties

We periodically enter into certain transactions with ABRY, our ultimate parent’s majority shareholder, and Mission. We identify related party transactions through a review of contracts and disbursements. Related party transactions are valued at “arm’s length”. In particular situations, we have obtained a third party valuation to support the terms of the agreement.

Derivatives

We use derivative financial instruments for purposes other than trading, such as for hedging long-term variable rate debt to reduce our exposure to fluctuations in interest rates, as dictated by our credit agreement and for hedging fair value changes attributable to changes in the benchmark interest rate on fixed rate debt. All derivatives are recognized on our balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. We assess, both at its inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in cash flows of hedged items. We assess hedge ineffectiveness on a quarterly basis and record the gain or loss related to the ineffective portion to current earnings. If we determine that a cash flow hedge is no longer probable of occurring, we discontinue hedge accounting for the affected portion of the forecasted transaction, and any unrealized gain or loss on the contract is recognized in current earnings. The change in market values of derivative instruments and the marking-to-market of those interest rate swap agreements resulted in recognition of $3.7 million in other income for the year ended December 31, 2003 as compared to a loss of $1.3 million for the year ended December 31, 2002. The change was due to a fluctuation in market interest rates.

Claims and Legal Proceedings

In the normal course of business, we are party to various claims and legal proceedings. We record a reserve for these matters when an adverse outcome is probable and we can reasonably estimate our potential liability. Although the ultimate outcome of these matters is currently not determinable, we do not believe that the resolution of these matters in a manner adverse to our interests will have a material effect upon our financial condition, results of operations or cash flows for an interim or annual period.

Recently Issued Accounting Pronouncements

In January 2003, the FASB issued FIN No. 46. This interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for variable interest entities created after January 31, 2003. For arrangements entered into prior to

January 31, 2003, FIN No. 46, as amended by FIN 46R, the interpretation requires adoption by the Company in the second fiscal quarter of 2004. We do not expect that the adoption of this new standard by us will have a significant accounting impact.

On April 30, 2003, the FASB issued FASB statement No. 149 “Amendment of Statement 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 149 amends SFAS No. 133 and certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivative in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The adoption of this new standard by us did not have a significant accounting impact.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). The statement addresses financial accounting and reporting for financial instruments with characteristics of both liabilities and equity and is effective at the beginning of the first interim period beginning after June 12, 2003. As of July 1, 2003, we adopted SFAS No. 150 and reclassified our manditorily redeemable preferred and common units as a liability and recorded $2.6 million as a cumulative effect of change in accounting principle. Additionally, during the last six months of 2003, we recorded $0.5 million to interest expense to reflect the change in fair value of the liability. We redeemed all of our redeemable preferred and common units on December 30, 2003.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

Our exposure to market risk for changes in interest rates relates primarily to our long-term debt obligations.

All borrowings at December 31, 2003 under the senior credit facilities bear interest ranging from 5.00% to 5.25%, which represents the base rate, or LIBOR, plus the applicable margin, as defined. Interest is payable in accordance with the credit agreements.

The following table estimates the changes to cash flow from operations as of December 31, 2003 if interest rates were to fluctuate by 100 or 50 basis points, or BPS (where 100 basis points represents one percentage point), for a twelve-month period after giving effect to the interest rate swap agreement described below:

	Interest rate decrease		No change to interest rate	Interest rate increase
	100 BPS	50 BPS		50 BPS	100 BPS
	(dollars in thousands)
Senior credit facilities	$12,107	$12,666	$13,224	$13,782	$14,341
12% senior subordinated notes due 2008	19,200	19,200	19,200	19,200	19,200
7% senior subordinated notes due 2014	8,750	8,750	8,750	8,750	8,750

Total	$40,057	$40,616	$41,174	$41,732	$42,291

We use derivative instruments to manage our exposures to interest rate risks. Our objective for holding derivatives is to minimize these risks using the most effective methods to eliminate or reduce the impacts of these exposures. We used interest rate swap arrangements, not designated as hedging instruments under SFAS No. 133, in connection with our variable rate senior credit facilities. We do not use derivative financial instruments for speculative or trading purposes.

At December 31, 2003, we had in effect an interest rate swap agreement with a commercial bank, with a notional amount of $93.3 million. This interest rate swap agreement requires us to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. The differential to be paid or received on the swap is accrued as an adjustment to interest expense. We are exposed to credit loss in the event of nonperformance by the counterparty. The net fair value of the interest rate swap agreement, which represents the cash that we would pay to settle the agreement, was approximately $3.3 million and $5.6 million at December 31, 2003 and December 31, 2002, respectively. Additionally, we are party to an interest rate collar agreement for a notional amount of $40.0 million through December 13, 2004. Under this agreement, the ceiling and floor interest rates are 2.5% and 0.88%, respectively. The net fair value of the collar as of December 31, 2003 was not material.

The table below provides information about our derivative financial instruments that are sensitive to changes in interest rates at December 31, 2003. The table presents the notional amount and weighted average interest rates by expected (contractual) maturity date. Notional amounts are used to calculate those contractual payments to be exchanged under the contract. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date.

	Expected Expiration	2004	Fair Value at December 31, 2003
	(dollars in thousands)
Interest Rate Derivative	2004	$93,320	$(3,269)
Floating to Fixed		4.91%
Average pay rate		1.85%
Average receive rate

Impact of Inflation

We believe that our results of operations are not affected by moderate changes in the inflation rate.

BUSINESS

Overview

We are a television broadcasting company focused exclusively on the acquisition, development and operation of television stations in medium-sized markets in the United States, primarily markets that rank from 50 to 175, as reported by A.C. Nielsen Company. We currently own and operate 27 stations, and provide management, sales or other services to an additional 16 stations that are owned by Mission or other entities. In 14 of the 27 markets that we serve, we own, operate or provide services to more than one station. We refer to these markets as duopoly markets. We have more than doubled the size of our portfolio over the last year, having acquired 13 stations and begun providing services to 8 additional stations. Most of the stations that we own and operate or provide services to are clustered in the Northeast, Midwest, and Southwest regions of the United States. These stations are diverse in their network affiliations: 39 have primary affiliation agreements with one of the four major networks––12 with NBC, 12 with Fox, 8 with ABC, and 7 with CBS. Three of the remaining four stations have agreements with UPN and one is an independent.

We believe that medium-sized markets offer significant advantages over large markets, most of which result from a lower level of competition. First, because there are fewer well-capitalized acquirers with a medium-market focus, we have been successful in purchasing stations on more favorable terms than acquirers of large market stations. Second, in many of our markets there exist only three or four other local commercial television stations. As a result, we achieve lower programming costs than stations in larger markets because the supply of quality programming exceeds the demand. Lastly, we believe that the stations we operate or provide services to are better managed than many of our competitors’ stations. By providing equity incentives in our ultimate parent company, we have been able to attract and retain station general managers with experience in larger markets who employ marketing and sales techniques that are not typically utilized in our markets.

We seek to grow our revenue and broadcast cash flow by increasing the audience and revenue shares of the stations we operate or provide services to. We strive to increase the audience share of the stations by creating a strong local broadcasting presence based on highly-rated local news, local sports coverage and active community sponsorship. We seek to improve revenue share by employing and supporting a high-quality local sales force that leverages the stations’ strong local brand and community presence with local advertisers. Additionally, we have further improved broadcast cash flow by maintaining strict control over operating and programming costs. The benefits achieved through these initiatives are magnified in our duopoly markets by broadcasting the programming of multiple networks, capitalizing on multiple sales forces and achieving an increased level of operational efficiency. As a result of our operational enhancements, we expect revenue from the stations we have acquired or begun providing management services to in the last four years to grow faster than that of our more mature stations.

Nexstar Finance, L.L.C. was formed as a limited liability company in 2000. Its ultimate parent, Nexstar Broadcasting Group, Inc. completed its initial public offering on November 28, 2003. Concurrent with its offering, Nexstar Broadcasting Group, Inc. completed a corporate reorganization whereby its predecessor, Nexstar Broadcasting Group, L.L.C., and certain direct and indirect subsidiaries of Nexstar Broadcasting Group, L.L.C. merged with and into Nexstar Broadcasting Group, Inc. As part of this reorganization, Nexstar Finance, L.L.C. was merged with and into Nexstar Finance, Inc., which was formed in 2000. On December 31, 2003, we changed our corporate name from Nexstar Finance, Inc. to Nexstar Broadcasting, Inc.

On December 30, 2003, Nexstar Broadcasting Group, Inc., our ultimate parent, completed the acquisition of all the direct and indirect subsidiaries of Quorum. Quorum owned and operated 11 television stations and provided management, sales or other services to an additional five stations, primarily in medium-sized markets. The Quorum acquisition was structured as a merger of Quorum’s direct subsidiaries with and into Nexstar Broadcasting Group, Inc., our ultimate parent, and a contribution to and subsequent merger of Quorum’s indirect subsidiaries with and into us. The merger constituted a tax-free reorganization and has been accounted for as a merger under common control in a manner similar to pooling of interests. Accordingly, our financial statements herein have been restated to include the financial results of all of the Quorum subsidiaries for all periods presented.

Our principal offices are at 909 Lake Carolyn Parkway, Suite 1450, Irving, TX 75039. Our telephone number is (972) 373-8800 and our website is www.nexstar.tv.

Business Strategy

We seek to generate revenue and broadcast cash flow growth through the following strategies:

Develop Leading Local Franchises. Each of the stations that we operate or provide services to creates a highly recognizable local brand, primarily through the quality of local news programming and community presence. Of our 22 markets that feature local newscasts produced by Nexstar, we rank number one or number two in local news viewership in 13 of those markets. Strong local news typically generates higher ratings among attractive demographic profiles and enhances audience loyalty, which may result in higher ratings for programs both preceding and following the news. High ratings and strong community identity make the stations that we operate or provide services to more attractive to local advertisers. For the year ended December 31, 2003, we earned approximately 30% of our advertising revenue from spots aired during local news programming. Our and Mission’s stations currently provide 491 hours per week of local news programming. Extensive local sports coverage and active sponsorship of community events further differentiate us from our competitors and strengthen our community relationships and our local advertising appeal.

Emphasize Local Sales. We employ a high-quality local sales force in each of our markets to increase revenue from advertisers in our community by capitalizing on our investment in local programming. We believe that local advertising is attractive because our sales force is more effective with local advertisers, giving us a greater ability to influence this revenue source. Additionally, local advertising has historically been a more stable source of revenue than national advertising for television broadcasters. For the year ended December 31, 2003, the percentage of Nexstar and Mission’s total spot revenue, excluding political, from local advertising was 67.9%. In most of our markets we have increased the size and quality of our local sales force. We also invest in our sales efforts by implementing comprehensive training programs and employing a sophisticated inventory tracking system to help maximize advertising rates and the amount of inventory sold in each time period.

Operate Duopoly Markets. Owning or providing services to more than one station in a given market enables us to broaden our audience share, enhance our revenue share and achieve significant operating efficiencies. Duopoly markets broaden audience share by providing programming from multiple networks with different targeted demographics. These markets increase revenue share by capitalizing on multiple sales forces. Through various local service agreements with Mission, we provide various production, sales or other services to additional television stations. Mission is 100% owned by an independent third party. We do not own Mission or its television stations. In order for both us and Mission to continue to comply with FCC regulations, Mission must maintain complete responsibility for and control over programming, finances, personnel and operations of its stations. However, as a result of our guarantee of Mission’s debt and our arrangements under the local service agreements and purchase option agreements with Mission, we are deemed under U.S. generally accepted accounting principles (“U.S. GAAP”) to have a controlling financial interest in Mission.

Additionally, we achieve significant operating efficiencies by consolidating physical facilities, eliminating redundant personnel and leveraging capital expenditures between stations. We derived 74% of our net broadcast revenue for the year ended December 31, 2003 from our duopoly markets.

Maintain Strict Cost Controls. We emphasize strict controls on operating and programming costs in order to increase broadcast cash flow. We continually seek to identify and implement cost savings at each of our stations and our overall size benefits each station with respect to negotiating favorable terms with programming suppliers and other vendors. By leveraging our size and corporate management expertise, we are able to achieve economies of scale by providing programming, financial, sales and marketing support to Nexstar’s entire station portfolio. Due to the significant negotiating leverage afforded by limited competition in our markets, Nexstar and Mission reduced the cash broadcast payments as a percentage of net broadcast revenue for the years ended December 31, 2003 and 2002, as compared to the previous three years. Nexstar and Mission cash broadcast payments (including cancellation payments of certain Quorum programs) were 6.4%, 6.3%, 7.5%, 7.5% and 7.4% of net broadcast revenue for the years ended December 31, 2003, 2002, 2001, 2000 and 1999, respectively. Nexstar and Mission’s cash broadcast payments (excluding cancellation payments of certain Quorum programs) were 6.0% of net broadcast revenue for the year ended December 31, 2003.

Capitalize on Diverse Network Affiliations. We currently operate or provide services to a balanced portfolio of television stations with diverse network affiliations, including NBC, CBS, ABC, Fox and UPN affiliated stations which represented 39.4%, 27.0%, 13.7%, 19.7%, and 0.2%, respectively, of our 2003 net broadcast revenue. The networks provide these stations with quality programming, such as E.R., CSI: Crime Scene Investigation, Friends, 24 and The Practice and numerous sporting events such as NFL football, NCAA sports, PGA golf and the Olympic Games. Because network programming and ratings change frequently, the diversity of our station portfolio’s network affiliations reduces our reliance on the quality of programming from a single network.

Attract and Retain High Quality Management. We seek to attract and retain station general managers with proven track records in larger television markets by providing equity incentives not typically offered by other station operators in our markets. Nexstar’s station general managers have been granted stock options in our ultimate parent company and have an average of over 20 years of experience in the television broadcasting industry.

The Stations

The following chart sets forth general information about the stations we own, operate and provide services to:

Market Rank	Market	Station	Affiliation	Status(1)	Station Rank(2)		Commercial Stations in Market(2)(3)	FCC License Expiration Date
—	Washington, DC/Hagerstown, MD(4)	WHAG	NBC	O&O	—	(5)		10/1/04
53	Wilkes Barre-Scranton, PA	WBRE	NBC	O&O	2		5	8/1/07
		WYOU	CBS	LSA	3			8/1/07
56	Little Rock-Pine Bluff, AR	KARK	NBC	O&O	3		5	6/1/05
75	Rochester, NY	WROC	CBS	O&O	1		4	6/1/07
78	Springfield, MO	KOLR	CBS	LSA	2		4	2/1/06
		KDEB	Fox	O&O	4			2/1/06
81	Shreveport, LA	KTAL	NBC	O&O	3		5	8/1/06
82	Champaign-Springfield-Decatur, IL	WCIA	CBS	O&O	1		6	12/1/05
		WCFN	UPN	O&O	—	(5)		12/1/05
99	Evansville, IN	WTVW	Fox	O&O	3		5	8/1/05
105	Ft. Wayne, IN	WFFT	Fox	O&O	4		4	8/1/05
108	Ft. Smith-Fayetteville-Springdale-Rogers, AR	KPOM/ KFAA	NBC	LSA(6)	3		4	6/1/05
117	Peoria-Bloomington, IL	WMBD	CBS	O&O	2		4	12/1/05
		WYZZ	Fox	LSA	4			12/1/05
129	Amarillo, TX	KAMR	NBC	O&O	3		5	8/1/06
		KCIT	Fox	LSA	4			8/1/06
		KCPN-LP	—	LSA	—	(5)		8/1/06
133	Rockford, IL	WQRF	Fox	O&O	4		4	12/1/05
135	Monroe, LA-El Dorado, AR	KARD	Fox	O&O	3		4	6/1/05
138	Beaumont-Port Arthur, TX	KBTV	NBC	O&O	3		4	8/1/06
141	Erie, PA	WJET	ABC	O&O	2		4	8/1/07
		WFXP	Fox	LSA	4			8/1/07

Market Rank	Market	Station	Affiliation	Status(1)	Station Rank(2)		Commercial Stations in Market(2)(3)	FCC License Expiration Date
143	Wichita Falls, TX-Lawton, OK	KFDX	NBC	O&O	1		5	8/1/06
		KJTL	Fox	LSA	4			8/1/06
		KJBO-LP	UPN	LSA	—	(5)		8/1/06
146	Joplin, MO-Pittsburg, KS	KSNF	NBC	O&O	2	(tied)	4	2/1/06
		KODE	ABC	LSA	2	(tied)		2/1/06
147	Lubbock, TX	KLBK	CBS	O&O	2	(tied)	6	8/1/06
		KAMC	ABC	LSA	2	(tied)		8/1/06
148	Terre Haute, IN	WTWO	NBC	O&O	2		3	8/1/05
		WBAK	Fox	LSA	3			8/1/05
157	Odessa-Midland, TX	KMID	ABC	O&O	3		6	8/1/06
163	Abilene-Sweetwater, TX	KTAB	CBS	O&O	1	(tied)	4	8/1/06
		KRBC	NBC	LSA	3			8/1/06
167	Utica, NY	WFXV	Fox	O&O	3		4	6/1/07
		WPNY-LP	UPN	O&O	—	(5)		6/1/07
		WUTR	ABC	LSA	2		4	7/1/07
170	Billings, MT	KSVI	ABC	O&O	3		4	4/1/06
		KHMT	Fox	LSA	4			4/1/06
171	Dothan, AL	WDHN	ABC	O&O	2		3	4/1/05
195	San Angelo, TX	KSAN	NBC	LSA	2		5	8/1/06
201	St. Joseph, MO	KQTV	ABC	O&O	1		1	2/1/06

(1)	O&O refers to stations that we own and operate. LSA, or local service agreement, is the general term we use to refer to a contract under which we provide services to a station owned and/or operated by an independent third party. Local service agreements include time brokerage agreements, shared services agreements, joint sales agreements, and outsourcing agreements. For further information regarding the LSAs to which we are party, see “Certain Relationships and Related Transactions.”
(2)	Source: BIA Investing in Television 2003 4th Edition
(3)	The term “commercial station” means a television broadcast station and does not include non-commercial stations, religious stations, cable program services or networks, or stations, other than those that we own or provide services to, whose audience shares from Sunday to Saturday 9 a.m. to midnight were not measurable.
(4)	Although WHAG is located within the Washington, DC DMA, its signal does not reach the entire Washington, DC metropolitan area. WHAG serves the Hagerstown, MD sub-market within the DMA.
(5)	Audience shares from Sunday to Saturday 9 a.m. to midnight were not measurable.
(6)	Pending acquisition by Nexstar. Service currently provided under local service agreement.

Washington, DC/Hagerstown, MD

WHAG

Station Profile. We acquired WHAG, an NBC affiliate, from Quorum on December 30, 2003. The station’s syndicated programming includes The Oprah Winfrey Show, Wheel of Fortune and Jeopardy.

Wilkes Barre-Scranton, PA

WBRE

Station Profile. We acquired WBRE, an NBC affiliate, in January 1998. For the November 2003 ratings period, WBRE ranked second in its market, with an in-market audience share of 26%. The station’s syndicated programming includes Wheel of Fortune, The Oprah Winfrey Show and Jeopardy.

WYOU

Station Profile. We acquired WYOU, a CBS affiliate, in June 1996 and sold it to Mission in 1998, when a shared services agreement was entered into with WBRE. For the November 2003 ratings period, WYOU ranked third in its market, with an in-market audience share of 20%. The station’s syndicated programming includes Seinfeld, Entertainment Tonight and Judge Judy.

Little Rock-Pine Bluff, AR

KARK

Station Profile. We acquired KARK, an NBC affiliate, from Morris Multimedia on August 1, 2003. We began providing programming to and selling the advertising time on KARK under a time brokerage agreement in February 2003. For the November 2003 ratings period, KARK ranked third in its market, with an in-market audience share of 23%. The station’s syndicated programming includes Montel Williams, Judge Judy and Entertainment Tonight.

Rochester, NY

WROC

Station Profile. We acquired WROC, a CBS affiliate, in December 1999. For the November 2003 ratings period, WROC ranked first in its market, with an in-market audience share of 31%. The station’s syndicated programming includes Jeopardy, Wheel of Fortune and Entertainment Tonight.

Springfield, MO

KOLR

Station Profile. Mission acquired KOLR, a CBS affiliate, from VHR Broadcasting, Inc. and its subsidiaries (“VHR”) on December 30, 2003. For the November 2003 ratings period, KOLR ranked second in its market, with an in-market audience share of 36%. The stations’ syndicated programming includes Entertainment Tonight, Judge Judy and Starting Over.

KDEB

Station Profile. We acquired KDEB, a Fox affiliate, from Quorum on December 30, 2003. For the November 2003 ratings period, KDEB ranked fourth in its market, with an in-market audience share of 9%. The station’s syndicated programming includes Friends, Seinfeld and That 70’s Show.

Shreveport, LA

KTAL

Station Profile. We acquired KTAL, an NBC affiliate, in November 2000. For the November 2003 ratings period, KTAL ranked third in its market, with an in-market audience share of 17%. The station’s syndicated programming includes Wheel of Fortune, The Maury Povich Show and Divorce Court.

Champaign-Springfield-Decatur, IL

WCIA

Station Profile. We acquired WCIA, a CBS affiliate, in January 2001. For the November 2003 ratings period, WCIA ranked first in its market, with an in-market audience share of 36%. The station’s syndicated programming includes The Oprah Winfrey Show, The West Wing and Dr. Phil.

WCFN

Station Profile. We acquired WCFN in conjunction with the WCIA acquisition. We formerly operated WCFN as a reduced-power satellite to simulcast WCIA’s signal in the southwestern portion of the DMA. The FCC granted duopoly status for WCFN and we entered into an affiliate agreement with UPN to create an additional broadcasting outlet. WCFN was launched as a stand-alone station in April 2003, which allows the station to benefit from substantial operational efficiencies, and resulted in additional inventory to sell in the market. The station’s syndicated programming includes The Steve Harvey Show, Cheers and M.A.S.H.

Evansville, IN

WTVW

Station Profile. We acquired WTVW, a Fox affiliate, from Quorum on December 30, 2003. For the November 2003 ratings period, WTVW ranked third in its market, with an in-market audience share of 16%. The station’s syndicated programming includes Friends, Judge Judy and The Andy Griffith Show.

Ft. Wayne, IN

WFFT

Station Profile. We acquired WFFT, a Fox affiliate, from Quorum on December 30, 2003. For the November 2003 ratings period, WFFT ranked fourth in its market, with an in-market audience share of 11%. The station’s syndicated programming includes Seinfeld, That 70’s Show and The Simpsons.

Ft. Smith-Fayettville-Springdale-Rogers, AR

KPOM/KFAA

Station Profile. We entered into an agreement to acquire the stations on October 13, 2003 with closing expected in the third quarter of 2004, subject to FCC approval. For the November 2003 ratings period, KPOM/KFAA ranked third in its market, with an in-market audience share of 17%. The station’s syndicated programming includes Wheel of Fortune, Family Feud and Who Wants to be a Millionaire?.

Peoria-Bloomington, IL

WMBD

Station Profile. We acquired WMBD, a CBS affiliate, in January 2001. For the November 2003 ratings period, WMBD ranked second in its market, with an in-market audience share of 32%. The station’s syndicated programming includes Judge Judy, Wheel of Fortune and Jeopardy.

WYZZ

Station Profile. We entered into an outsourcing agreement with a subsidiary of Sinclair Broadcasting Group, Inc. effective December 1, 2001. Under this agreement, we provide certain engineering, production, sales and administrative services for WYZZ, the Fox affiliate. The parties share the combined cash flow generated by WYZZ and WMBD. For the November 2003 ratings period, WYZZ ranked fourth in its market, with an in-market audience share of 8%. The station’s syndicated programming includes Everybody Loves Raymond, The Simpsons and King of The Hill.

Amarillo, TX

KAMR

Station Profile. We acquired KAMR, an NBC affiliate, from Quorum on December 30, 2003. For the November 2003 ratings period, KAMR ranked third in its market, with an in-market audience share of 17%. The station’s syndicated programming includes Entertainment Tonight, Montel Williams and The Maury Povich Show.

KCIT

Station Profile. Mission acquired KCIT, a Fox affiliate, by merging with Mission Broadcasting of Amarillo, Inc. (“Mission of Amarillo”) on December 30, 2003. For the November 2003 ratings period, KCIT ranked fourth in its market, with an in-market audience share of 12%. The station’s syndicated programming includes Everybody Loves Raymond, Friends and Frasier.

KCPN-LP

Station Profile. Mission acquired KCPN-LP, an independent, by merging with Mission of Amarillo on December 30, 2003. The station’s syndicated programming includes King of The Hill, That 70’s Show and Becker.

Rockford, IL

WQRF

Station Profile. We acquired WQRF, a Fox affiliate, from Quorum on December 30, 2003. For the November 2003 ratings period, WQRF ranked fourth in its market, with an in-market audience share of 12%. The station’s syndicated programming includes Everybody Loves Raymond, Friends and That 70’s Show.

Monroe, LA-El Dorado, AR

KARD

Station Profile. We acquired KARD, a Fox affiliate, from Quorum on December 30, 2003. For the November 2003 ratings period, KARD ranked third in its market, with an in-market audience share of 9%. The station’s syndicated programming includes Friends, Seinfeld and Entertainment Tonight.

Beaumont-Port Arthur, TX

KBTV

Station Profile. We acquired KBTV, an NBC affiliate, in January 1998. For the November 2003 ratings period, KBTV ranked third in its market, with an in-market audience share of 17%. The station’s syndicated programming includes Jeopardy, Who Wants to be a Millionaire? and Inside Edition.

Erie, PA

WJET

Station Profile. We acquired WJET, an ABC affiliate, in January 1998. For the November 2003 ratings period, WJET ranked second in its market, with an in-market audience share of 30%. The station’s syndicated programming includes Montel Williams, Seinfeld and Everybody Loves Raymond.

WFXP

Station Profile. We assumed a time brokerage agreement with WFXP, a Fox affiliate, in August 1998. In November 1998, Mission acquired WFXP. For the November 2003 ratings period, WFXP ranked fourth in its market, with an in-market audience share of 10%. The station’s syndicated programming includes Friends, The Simpsons and That 70’s Show.

Wichita Falls, TX-Lawton, OK

KFDX

Station Profile. We acquired KFDX, an NBC affiliate, in January 1998. For the November 2003 ratings period, KFDX ranked first in its market, with an in-market audience share of 32%. The station’s syndicated programming includes Entertainment Tonight, Montel Williams and Dr. Phil.

KJTL

Station Profile. Mission acquired KJTL, a Fox affiliate, in June 1999. For the November 2003 ratings period, KJTL ranked fourth in its market, with an in-market audience share of 10%. The station’s syndicated programming includes The Simpsons, Friends and Everybody Loves Raymond.

KJBO-LP

Station Profile. Mission acquired KJBO-LP, a UPN affiliate, in June 1999. The station’s syndicated programming includes Spin City, Third Rock From The Sun and The Hughleys.

Joplin, MO-Pittsburg, KS

KSNF

Station Profile. We acquired KSNF, an NBC affiliate, in January 1998. For the November 2003 ratings period, KSNF ranked tied for second in its market, with an in-market audience share of 26%. The station’s syndicated programming includes Everybody Loves Raymond, Friends and Frasier.

KODE

Station Profile. Mission acquired KODE, an ABC affiliate, in September 2002. From December 2001 through September 2002, Mission provided the programming and sold the advertising time on KODE pursuant to a time brokerage agreement. For the November 2003 ratings period, KODE ranked tied for second in its market, with an in-market audience share of 26%. The station’s syndicated programming includes Seinfeld, Live with Regis and Kelly and The Oprah Winfrey Show.

Lubbock, TX

KLBK

Station Profile. We acquired KLBK, a CBS affiliate, from Quorum on December 30, 2003. For the November 2003 ratings period, KLBK ranked tied for second in its market, with an in-market audience share of 20%. The station’s syndicated programming includes Judge Judy, Who Wants to be a Millionaire? and The Maury Povich Show.

KAMC

Station Profile. Mission acquired KAMC, an ABC affiliate, from VHR on December 30, 2003. For the November 2003 ratings period, KAMC ranked tied for second in its market, with an in-market audience share of 20%. The station’s syndicated programming includes Entertainment Tonight, Montel Williams and Live with Regis and Kelly.

Terre Haute, IN

WTWO

Station Profile. We acquired WTWO, an NBC affiliate, in April 1997. For the November 2003 ratings period, WTWO ranked second in its market, with an in-market audience share of 38%. The station’s syndicated programming includes The Oprah Winfrey Show, Jeopardy and Wheel of Fortune.

WBAK

Station Profile. Mission acquired WBAK, a Fox affiliate, on April 2, 2004. For the November 2003 ratings period, WBAK ranked third in its market, with an in-market audience share of 8%. The station’s syndicated programming includes Seinfeld, Friends and Frasier.

Odessa-Midland, TX

KMID

Station Profile. We acquired KMID, an ABC affiliate, in September 2000. For the November 2003 ratings period, KMID ranked third in its market, with an in-market audience share of 19%. The station’s syndicated programming includes The Oprah Winfrey Show, Wheel of Fortune and Jeopardy.

Abilene-Sweetwater, TX

KTAB

Station Profile. We purchased KTAB, a CBS affiliate, in August 1999. For the November 2003 ratings period, KTAB ranked tied for first in its market, with an in-market audience share of 33%. The station’s syndicated programming includes The Oprah Winfrey Show, Wheel of Fortune and Jeopardy.

KRBC

Station Profile. Mission acquired KRBC, an NBC affiliate, from LIN Television on June 13, 2003. Mission began providing programming to and selling the advertising time for KRBC under a local marketing agreement in January 2003. For the November 2003 ratings period, KRBC ranked third in its market, with an in-market audience share of 23%. The station’s syndicated programming includes Entertainment Tonight, The Maury Povich Show and King of The Hill.

Utica, NY

WFXV

Station Profile. We acquired WFXV, a Fox affiliate, from Quorum on December 30, 2003. For the November 2003 ratings period, WFXV ranked third in its market, with an in-market audience share of 9%. The station’s syndicated programming includes Everybody Loves Raymond, Friends and The Simpsons.

WPNY-LP

Station Profile. We acquired WPNY-LP, a UPN affiliate, from Quorum on December 30, 2003. The station’s syndicated programming includes Becker, Frasier and The X-Files.

WUTR

Station Profile. Mission acquired WUTR, an ABC affiliate, from a subsidiary of Clear Channel Communications on April 1, 2004. For the November 2003 ratings period, WUTR ranked second in its market, with an in-market audience share of 21%. The station’s syndicated programming includes The Oprah Winfrey Show, Hollywood Squares and Access Hollywood.

Billings, MT

KSVI

Station Profile. We acquired KSVI, an ABC affiliate, from Quorum on December 30, 2003. For the November 2003 ratings period, KSVI ranked third in its market, with an in-market audience share of 14%. The station’s syndicated programming includes Everybody Loves Raymond, Seinfeld and Frasier.

KHMT

Station Profile. Mission acquired KHMT, a Fox affiliate, from an affiliate of VHR on December 30, 2003. For the November 2003 ratings period, KHMT ranked fourth in its market, with an in-market audience share of 7%. The station’s syndicated programming includes King of The Hill, That 70’s Show and The Simpsons.

Dothan, AL

WDHN

Station Profile. We acquired WDHN, an ABC affiliate, from Morris Multimedia on August 1, 2003. We began providing programming to and selling the advertising time for WDHN under a time brokerage agreement in February 2003. For the November 2003 ratings period, WDHN ranked second in its market, with an in-market audience share of 21%. The station’s syndicated programming includes Montel Williams, Dr. Phil and Access Hollywood.

San Angelo, TX

KSAN

Station Profile. Mission acquired KSAN, a NBC affiliate, from LIN Television on June 13, 2003. Mission began providing programming to and selling the advertising time for KSAN, which was known as KACB until October 30, 2003, under a local marketing agreement in January 2003. For the November 2003 ratings period, KSAN ranked second in its market, with an in-market audience share of 17%. The station’s syndicated programming includes The Maury Povich Show, Family Feud and Entertainment Tonight.

St. Joseph, MO

KQTV

Station Profile. We acquired KQTV, an ABC affiliate, in April 1997. KQTV is the only commercial television station in its market. In the November 2003 ratings period, KQTV had an in-market audience share of 93%. The station’s syndicated programming includes The Oprah Winfrey Show, Wheel of Fortune and Friends.

Industry Background

Industry Overview

All television stations in the country are grouped by A.C. Nielsen Company, a national audience measuring service, into 210 generally recognized television markets, known as designated market areas, or DMAs, that are ranked in size according to various metrics based upon actual or potential audience. Each DMA is an exclusive geographic area consisting of all counties in which the home-market commercial stations receive the greatest percentage of total viewing hours. A.C. Nielsen periodically publishes data on estimated audiences for the television stations in the various television markets throughout the country. The estimates are expressed in terms of a “rating,” which is a station’s percentage of the total potential audience in the market, or a “share,” which is the station’s percentage of the audience actually watching television. A.C. Nielsen provides these data on the basis of local television households and selected demographic groupings in the market. A.C. Nielsen uses two methods of determining a station’s ratings. In larger geographic markets, A.C. Nielsen uses a combination of meters connected directly to selected television sets and weekly diaries of television viewing, while in smaller markets A.C. Nielsen uses only weekly diaries.

Whether or not a station is affiliated with one of the four major networks (NBC, ABC, CBS or Fox) has a significant impact on the composition of the station’s revenue, expenses and operations. A typical network affiliate receives a significant part of its programming including prime-time hours from the network. This programming, along with cash payments for NBC, ABC and CBS affiliates, is provided to the affiliate by the network in exchange for a substantial majority of the advertising time during network programs. The network then sells this advertising time and retains the revenue. The affiliate retains the revenue from the remaining advertising time sold during network programs and from advertising time sold during non-network programs.

Broadcast television stations compete for advertising revenue primarily with other commercial broadcast television stations, and, to a lesser extent, with newspapers, radio stations and cable system operators serving the same market. Non-commercial, religious and Spanish-language broadcasting stations in many markets also compete with commercial stations for viewers. In addition, the Internet and other leisure activities may draw viewers away from commercial television stations.

Television Broadcasting History

Commercial television broadcasting began in the United States on a regular basis in the 1940s. There are a limited number of channels available for broadcasting in any one geographic area. Television stations can be distinguished by the frequency on which they broadcast. Television stations that broadcast over the very high frequency or VHF band (channels 2-13) of the spectrum generally have some competitive advantage over television stations which broadcast over the ultra-high frequency or UHF band (channels above 13) of the spectrum because the former usually have better signal coverage and operate at a lower transmission cost. However, the improvement of UHF transmitters and receivers, the complete elimination from the marketplace of VHF-only receivers and the expansion of cable television systems have reduced the VHF signal advantage. Any disparity between VHF and UHF is likely to diminish even further in the coming era of digital television.

Through the 1970s, network television broadcasters enjoyed virtual dominance in viewership and television advertising revenue because network-affiliated stations competed only with each other in most local markets. Beginning in the 1980s and continuing through today, however, this level of dominance changed as more local stations were authorized by the FCC and marketplace choices expanded with the growth of independent stations, new networks such as UPN, WB and PAX, and cable and satellite television services.

Cable television systems, which grew at a rapid rate beginning in the early 1970s, were initially used to retransmit broadcast television programming to paying subscribers in areas with poor broadcast signal reception. In the aggregate, cable-originated programming has emerged as a significant competitor for viewers of broadcast television programming. With the increase in cable penetration, the advertising share of cable networks has increased. Notwithstanding these increases in cable viewership and advertising, over-the-air broadcasting remains the primary distribution system for mass market television advertising. Basic cable penetration (the percentage of television households which are connected to a cable system) in our television markets ranges from 50.0% to 80.0%.

Direct broadcast satellite, or DBS, systems have also rapidly increased their penetration rate in the last decade, capturing more than 16% of U.S. households. DBS services provide nationwide distribution of video programming (including in some cases pay-per-view programming and programming packages unique to DBS) using small receiving dishes and digital transmission technologies. In November 1999, Congress passed the Satellite Home Viewer Improvement Act, which gives DBS operators the ability to distribute the signals of local television stations to subscribers in the stations’ local market areas, or local-into-local service. Direct TV and/or EchoStar currently provide satellite carriage of our and Mission’s stations in the Little Rock-Pine Bluff, Shreveport, Wilkes Barre-Scranton, Ft. Wayne, Springfield, Evansville and Champaign-Springfield-Decatur markets and have notified us that they intend to begin service in the Rochester and Ft. Smith-Fayetteville-Springdale-Rogers markets.

In acquiring programming to supplement network programming, network affiliates compete with other broadcasting stations in their markets. Cable systems generally do not compete with local stations for programming. In the past, the cost of programming increased dramatically, primarily because of an increase in the number of new independent stations and a shortage of desirable programming. Recently, however, program prices have stabilized as a result of increases in the supply of programming.

The FCC finalized its allotment of new advanced television channels to existing broadcast stations in the first half of 1998. Advanced television is a digital television, or DTV, transmission system that delivers improved video and audio signals including high definition television and also has substantial multiplexing and data transmission capabilities. For each licensed television station, the FCC has allocated a matching DTV channel. Under current FCC guidelines, all commercial television station operators were required to complete construction of and begin broadcasting with their digital transmission systems no later than May 1, 2002, unless they obtained extensions of time. Network affiliated stations in the top 10 markets were required to begin digital broadcasting by May 1999, and in the top 30 markets by November 1, 1999. By the end of 2006, the FCC expects television broadcasters to cease non-digital broadcasting and return one of their channels to the U.S. government, provided that 85.0% of households within the relevant DMA have the capability to receive a digital signal.

Advertising Sales

General

Television station revenue is primarily derived from the sale of local and national advertising. Television stations compete for advertising revenue primarily with other broadcast television stations, radio stations, cable system operators and programmers, and newspapers serving the same market.

All network-affiliated stations are required to carry advertising sold by their networks which reduces the amount of advertising time available for sale by our stations. Our stations sell the remaining advertising to be inserted in network programming and the advertising in non-network programming, retaining all of the revenue received from these sales. A national syndicated program distributor will often retain a portion of the available advertising time for programming it supplies in exchange for no fees or reduced fees charged to the stations for such programming. These programming arrangements are referred to as barter programming.

Advertisers wishing to reach a national audience usually purchase time directly from the networks, or advertise nationwide on a case-by-case basis. National advertisers who wish to reach a particular region or local audience often buy advertising time directly from local stations through national advertising sales representative firms. Local businesses purchase advertising time directly from the stations’ local sales staff.

Advertising rates are based upon a number of factors, including:

•	a program’s popularity among the viewers that an advertiser wishes to target;

•	the number of advertisers competing for the available time;

•	the size and the demographic composition of the market served by the station;

•	the availability of alternative advertising media in the market area;

•	the effectiveness of the sales forces; and

•	development of projects, features and programs that tie advertiser messages to programming.

Advertising rates are also determined by a station’s overall ability to attract viewers in its market area, as well as the station’s ability to attract viewers among particular demographic groups that an advertiser may be targeting. Advertising revenue is positively affected by strong local economies, national and regional political election campaigns, and certain events such as the Olympic Games or the Super Bowl. Because television broadcast stations rely on advertising revenue, declines in advertising budgets, particularly in recessionary periods, adversely affect the broadcast industry, and as a result may contribute to a decrease in the revenue of broadcast television stations.

Local Sales

Local advertising time is sold by each station’s local sales staff who call upon advertising agencies and local businesses, which typically include car dealerships, retail stores and restaurants. Compared to revenue from national advertising accounts, revenue from local advertising is generally more stable and more controllable. We seek to attract new advertisers to television and to increase the amount of advertising time sold to existing local advertisers by relying on experienced local sales forces with strong community ties, producing news and other programming with local advertising appeal and sponsoring or co-promoting local events and activities. We place a strong emphasis on the experience of our local sales staff and maintain an on-going training program for sales personnel.

National Sales

National advertising time is sold through national sales representative firms which call upon advertising agencies, whose clients typically include automobile manufacturers and dealer groups, telecommunications companies, fast food franchisers, and national retailers (some of which may advertise locally).

Network Affiliations

Each station that we own and operate or provide services to is affiliated with its network pursuant to an affiliation agreement, as described in the following table:

Station	Market	Affiliation	Expiration
KPOM/KFAA	Ft. Smith-Fayetteville-Springdale-Rogers, AR	NBC	January 2013
KRBC	Abilene-Sweetwater, TX	NBC	December 2010
KSAN	San Angelo, TX	NBC	December 2010
KSNF	Joplin, MO-Pittsburg, KS	NBC	December 2008
KFDX	Wichita Falls, TX-Lawton, OK	NBC	December 2008
KBTV	Beaumont-Port Arthur, TX	NBC	December 2008
WTWO	Terre Haute, IN	NBC	December 2008
WBRE	Wilkes Barre-Scranton, PA	NBC	December 2008
KARK	Little Rock-Pine Bluff, AR	NBC	December 2008
WFFT	Ft. Wayne, IN	Fox	December 2008
KHMT	Billings, MT	Fox	November 2008
WFXV	Utica, NY	Fox	June 2008
WBAK	Terre Haute, IN	Fox	June 2008
KDEB	Springfield, MO	Fox	April 2008
KARD	Monroe, LA-El Dorado, AR	Fox	April 2008
WQRF	Rockford, IL	Fox	April 2008
WTVW	Evansville, IN	Fox	April 2008
WHAG	Washington, DC*	NBC	December 2007
WYOU	Wilkes Barre-Scranton, PA	CBS	December 2007
KODE	Joplin, MO-Pittsburg, KS	ABC	December 2007
KQTV	St. Joseph, MO	ABC	April 2007
WCFN	Champaign-Springfield-Decatur, IL	UPN	April 2007
WPNY-LP	Utica, NY	UPN	April 2007
KJTL	Wichita Falls, TX-Lawton, OK	Fox	June 2006
WFXP	Erie, PA	Fox	March 2006
KCIT	Amarillo, TX	Fox	March 2006
WROC	Rochester, NY	CBS	December 2005
KTAL	Shreveport, LA	NBC	December 2005
KAMR	Amarillo, TX	NBC	December 2005
KAMC	Lubbock, TX	ABC	October 2005
WMBD	Peoria-Bloomington, IL	CBS	September 2005
WCIA	Champaign-Springfield-Decatur, IL	CBS	September 2005
KLBK	Lubbock, TX	CBS	August 2005
KMID	Odessa-Midland, TX	ABC	July 2005
WYZZ	Peoria-Bloomington, IL	Fox	June 2005
KOLR	Springfield, MO	CBS	June 2005
KSVI	Billings, MT	ABC	February 2005
WJET	Erie, PA	ABC	January 2005
KTAB	Abilene-Sweetwater, TX	CBS	December 2004
WDHN	Dothan, AL	ABC	December 2004
KJBO-LP	Wichita Falls, TX-Lawton, OK	UPN	September 2004***
WUTR	Utica, NY	ABC	January 2005
KCPN-LP	Amarillo, TX	**

*	Although WHAG is located within the Washington, DC DMA, its signal does not reach the entire Washington, DC metropolitan area. WHAG serves the Hagerstown, MD sub-market within the DMA.
**	Not affiliated with a network.
***	Or upon 30 days prior written notice by UPN.

Each affiliation agreement provides the affiliated station with the right to broadcast all programs transmitted by the network with which it is affiliated. In exchange, the network has the right to sell a substantial majority of the advertising time during these broadcasts. In addition, for each hour that the station elects to broadcast network programming, the network pays the station a fee (with the exception of Fox and UPN), specified in each affiliation agreement, which varies with the time of day. Typically, prime-time programming (Monday through Saturday from 8:00 p.m. to 11:00 p.m., Eastern Standard time and Sunday from 7:00 p.m. to 11:00 p.m., Eastern Standard time) generates the highest hourly rates.

Competition in the Television Industry

Competition in the television industry takes place on several levels: competition for audience, competition for programming (including news) and competition for advertisers. Additional factors that are material to a television station’s competitive position include signal coverage and assigned frequency. The broadcasting industry is continually faced with technological change and innovation, the possible rise in popularity of competing entertainment and communications media, and governmental restrictions or actions of federal regulatory bodies, including the FCC and the Federal Trade Commission, any of which could have a material effect on our operations.

Audience. Stations compete for viewership generally against other leisure activities in which one could choose to engage rather than watch television. Broadcast stations compete for audience share specifically on the basis of program popularity, which has a direct effect on advertising rates. A portion of the daily programming on the NBC, CBS, ABC, Fox and UPN affiliated stations that we own or provide services to is supplied by the network with which each station is affiliated. In those periods, the stations are dependent upon the performance of the network programs in attracting viewers. Stations program non-network time periods with a combination of self-produced news, public affairs and other entertainment programming, including movies and syndicated programs purchased for cash, cash and barter, or barter only.

Through the 1970s, network television broadcasting enjoyed virtual dominance in viewership and television advertising revenue because network-affiliated stations competed only with each other in most local markets. However, the development of methods of video transmission other than over-the-air broadcasting, and in particular the growth of cable television, has significantly altered competition for audience share in the television industry. In addition, DBS providers, such as DirecTV and EchoStar, offer nationwide distribution of video programming (including, in some cases, pay-per-view programming and programming packages unique to DBS) using small receiving dishes and digital transmission technology. These other transmission methods can increase competition for a broadcasting station by bringing into its market distant broadcasting signals not otherwise available to the station’s audience. Other sources of competition include home entertainment systems, such as VCRs, DVDs and television game devices. Transmission of video programming over broadband Internet may be a future source of competition to television broadcasters.

Although cable television systems were initially used to retransmit broadcast television programming to subscribers in areas with poor broadcast signal reception, significant increases in cable television penetration and cable programming services occurred throughout the 1970s and 1980s in areas that did not have signal reception problems. As the technology of satellite program delivery to cable systems advanced in the late 1970s, development of programming for cable television accelerated dramatically, resulting in the emergence of multiple, national-scale program alternatives and the rapid expansion of cable television and higher subscriber growth rates. Historically, cable operators have not sought to compete with broadcast stations for a share of the local news audience. Recently, however, certain cable operators have elected to compete for these audiences and the increased competition could have an adverse effect on our advertising revenue.

Further advances in technology may increase competition for household audiences and advertisers. The increased use of digital technology by cable systems and DBS, along with video compression techniques, will reduce the bandwidth required for television signal transmission. These technological developments are applicable to all video delivery systems, including over-the-air broadcasting, and have the potential to provide vastly expanded programming to highly targeted audiences. Reductions in the cost of creating additional channel capacity could lower entry barriers for new channels and encourage the development of increasingly specialized “niche” programming. This ability to reach very narrowly defined audiences is expected to alter the competitive dynamics for advertising expenditures. We are unable to predict the effect that these or other technological changes will have on the broadcast television industry or on the future results of our operations.

Programming. Competition for programming involves negotiating with national program distributors or syndicators that sell first-run and rerun packages of programming. Our stations compete against in-market broadcast station operators for exclusive access to off-network reruns (such as Seinfeld) and first-run product (such as Entertainment Tonight) in their respective markets. Increasingly, our stations are competing against other networks with respect to first-run programming. The broadcast networks are rerunning the same episode of a network program on affiliated cable or broadcast networks, often in the same week that it aired on one of our stations. Cable systems generally do not compete with local stations for programming, although various national cable networks from time to time have acquired programs that would have otherwise been offered to local television stations. Time Warner, Inc., General Electric Company, Viacom Inc., The News Corporation Limited and the Walt Disney Company each owns a television network and also owns or controls major production studios, which are the primary source of programming for the networks. It is uncertain whether in the future such programming, which is generally subject to short-term agreements between the studios and the networks, will be moved to the networks. Television broadcasters also compete for non-network programming unique to the markets they serve. As such, stations strive to provide exclusive news stories, unique features such as investigative reporting and coverage of community events and to secure broadcast rights for regional and local sporting events.

Advertising. In addition to competing with other media outlets for audience share, our stations compete for advertising revenue with:

•	other television stations in their respective markets; and

•	other advertising media such as newspapers, radio stations, magazines, outdoor advertising, transit advertising, yellow page directories, direct mail, local cable systems and the Internet.

Competition for advertising dollars in the broadcasting industry occurs primarily within individual markets. Generally, a television broadcasting station in a particular market does not compete with stations in other market areas.

Federal Regulation of Television Broadcasting

The following is a brief discussion of certain provisions of the Communications Act of 1934, as amended (“Communications Act”), and the FCC’s regulations and policies that affect the business operations of television broadcasting stations. For more information about the nature and extent of the FCC regulation of television broadcasting stations you should refer to the Communications Act and FCC’s rules, public notices, and rulings. Over the years, Congress and the FCC have added, amended and deleted statutory and regulatory requirements to which station owners are subject. Some of these changes have a minimal business impact whereas others may significantly affect the business or operation of individual stations or the broadcast industry as a whole. The following discussion summarizes statutory and regulatory requirements and policies currently in effect.

License Grant and Renewal. Television broadcast licenses are granted for a maximum term of eight years and are subject to renewal upon application to the FCC. The FCC is required to grant an application for license renewal if during the preceding term the station served the public interest, the licensee did not commit any serious violations of the Communications Act or the FCC’s rules, and the licensee committed no other violations of the Communications Act or the FCC’s rules which, taken together, would constitute a pattern of abuse. The vast majority of renewal applications are routinely granted under this standard. If a licensee fails to meet this standard the FCC may still grant renewal on terms and conditions that it deems appropriate, including a monetary forfeiture or renewal for a term less than the normal eight-year period.

During certain limited periods after a renewal application is filed, interested parties, including members of the public, may file petitions to deny a renewal application, to which the licensee/renewal applicant is entitled to respond. After reviewing the pleadings, if the FCC determines that there is a substantial and material question of fact whether grant of the renewal application would serve the public interest, the FCC is required to hold a trial-type hearing on the issues presented. If, after the hearing, the FCC determines that the renewal applicant has met the renewal standard the FCC must grant the renewal application. If the licensee/renewal applicant fails to meet the renewal standard or show that there are mitigating factors entitling it to renewal subject to appropriate sanctions, the FCC can deny the renewal application. In the vast majority of cases where a petition to deny is filed against a renewal application, the FCC ultimately grants the renewal without a hearing.

No competing application for authority to operate a station and replace the incumbent licensee may be filed against a renewal application.

The Nexstar and Mission stations will be required to renew their licenses beginning in June 2004.

In addition to considering rule violations in connection with a license renewal application, the FCC may sanction a station operator for failing to observe FCC rules and policies during the license term, including the imposition of a monetary forfeiture.

The FCC prohibits the assignment or the transfer of control of a broadcast license without prior FCC approval.

Foreign Ownership. The Communications Act limits the extent of non-U.S. ownership of companies that own U.S. broadcast stations. Under this restriction, a U.S. broadcast company such as ours may have no more than 25% non-U.S. ownership. Because Nexstar broadcasting Group, Inc.’s majority shareholder, ABRY Partners LLC and its affiliated funds (“ABRY”), has a substantial level of foreign investment, the amount of additional foreign investment that may be made in us is limited to approximately 10.3% of the total shares outstanding.

Other Ownership Restrictions. The FCC has rules which establish limits on the ownership of broadcast stations. These ownership limits apply to attributable interests in a station licensee held by an individual, corporation, partnership or other entity. In the case of corporations, officers, directors and voting stock interests of 5% or more (20% or more in the case of qualified investment companies, such as insurance companies and bank trust departments) are considered attributable interests. For partnerships, all general partners and non-insulated limited partners are attributable. Limited liability companies are treated the same as partnerships. The FCC also considers attributable the holder of more than 33% of a licensee’s total assets (defined as total debt plus total equity), if that person or entity also provides over 15% of the station’s total weekly broadcast programming or has an attributable interest in another media entity in the same market which is subject to the FCC’s ownership rules, such as a radio or television station, cable television system or daily newspaper.

Local Ownership (Duopoly Rule). On June 2, 2003, the FCC modified its local television (duopoly) ownership rule to provide greater opportunities for television duopolies in certain circumstances. The modified rule allows common ownership of two television stations in markets (defined using A.C. Nielsen Company’s DMAs) with 17 or fewer television stations, and ownership of up to three stations in markets with 18 or more television stations; provided, however, a single entity may not acquire an attributable interest in more than one station that is ranked among the top-four stations in the market based on audience share. Therefore, the new FCC rules prohibit same market combinations in markets with fewer than five stations. In determining how many television stations are in a market, the FCC counts commercial and noncommercial stations.

The modified rule allows the FCC to consider waivers of the duopoly rule. The FCC will consider waivers to allow common ownership for failed, failing and unbuilt stations. In addition, the FCC will consider waivers to allow common ownership of two top-four ranked stations in markets with 11 or fewer television stations. The FCC will consider a wavier of the top-four station prohibition if a merger between stations will reduce a significant competitive disparity between the merging stations and a more dominant station; if the merger will assist the merging stations with their transition to digital operations; if the merger will significantly increase news and local programming; if one or both of the stations to be merged are UHF stations; and if the merger will produce significant public interest benefits.

The rule as modified on June 2, 2003 was to become effective on September 4, 2003. However, on September 3, 2003, a three-judge panel of the U.S. Court of Appeals for the Third Circuit stayed the effectiveness of the new rule pending the outcome of appeals to the U.S. Court of Appeals. The modified rule also is subject to petitions for reconsideration filed with the FCC and Congressional review and potential modification. The current duopoly rule, adopted in 1999, continues to govern local television ownership pending the outcome of the Court proceedings and any further FCC proceedings.

Under the 1999 duopoly rule, a single entity is allowed to own or have attributable interests in two television stations in a market if (1) the two stations do not have overlapping service areas, or (2) after the combination there are a least eight independently owned and operating full-power television stations and one of the combining stations is not ranked among the top four stations in the DMA. The 1999 rule allows the FCC to consider waivers to permit the ownership of a second station only in cases where the second station has failed or is failing or unbuilt.

Under the newly modified rule and the 1999 rule, the FCC attributes toward the local television ownership limits another in-market station when one station owner programs a second in-market station pursuant to a time brokerage or local marketing agreement, if the programmer provides more than 15 percent of the second station’s weekly broadcast programming. However, local marketing agreements entered into prior to November 5, 1996 are exempt attributable interests until at least 2004. This “grandfathered” period will be reviewed under the FCC’s 2004 biennial review and is subject to possible extension or termination. In certain of our markets, we own and operate both full power and low power television broadcast stations (in Utica, Nexstar owns and operates WFXV and WPNY-LP; in Wichita Falls, Mission owns and operates KJTL and KJBO-LP; and in Amarillo, Mission owns and operates KCIT and KCPN-LP). The FCC’s duopoly rules and policies regarding ownership of television stations in the same market apply only to full power television stations and not low power television stations such as WPNY-LP, KJBO-LP and KCPN-LP.

The only market in which we currently operate stations that meet the modified local duopoly rule (and the 1999 rule) that allows us to own two stations in the market is Champaign-Springfield-Decatur, Illinois. After giving effect to the pending KPOM/KFAA acquisition, in all of the markets where we have entered into LSAs, except for two, we do not provide programming other than news (comprising less than 15 percent of the second station’s programming) to the second station and, therefore, we are not attributed with ownership of the second station. In the two markets where we provide more programming to the second station—WFXP in Erie, Pennsylvania and KHMT in Billings, Montana—the local marketing agreements were entered into prior to November 5, 1996. Therefore, we may continue to operate under the terms of these agreements until at least the rule is reviewed as part of the FCC’s 2004 Biennial Review.

National Ownership. There is no nationwide limit on the number of television stations which a party may own. However, the FCC’s rules limit the percentage of U.S. television households which a party may reach through its attributable interests in television stations. This rule provides that when calculating a party’s nationwide aggregate audience coverage, the ownership of a UHF station is counted as 50 percent of a market’s percentage of total national audience. In 1996, Congress determined that one party may have an attributable interest in television stations which reach, in the aggregate, 35 percent of all U.S. television households and the FCC thereafter adopted a corresponding rule. On January 22, 2004, the President signed into law an act which directs the FCC to modify this rule to allow one party to hold attributable interests in television stations which reach in the aggregate 39 percent of all U.S. television households. The FCC currently is seeking comment on whether this act has any impact on the FCC’s authority to examine and modify the UHF discount.

The stations Nexstar owns have a combined national audience reach of 5.05 percent of television households with the UHF discount.

Cross Media Ownership. On June 2, 2003, the FCC voted to eliminate its Radio/Television Cross-Ownership Rule and its Local/Television Newspaper Cross-Ownership Rule, replacing both with a new single cross media ownership rule. Under this new cross media ownership rule, in markets with three or fewer television stations, no cross-ownership is permitted among TV, radio and newspapers. In markets with four through eight television stations, one entity may own or have attributable interests in (1) a daily newspaper, one TV station and up to one-half of the radio station limit for the market under the local radio rules; or (2) a daily newspaper and up to the radio station limit for the market; or (3) two TV stations (if permissible under the duopoly rule) and up to the radio station limit for that market. In markets with nine or more television stations, there are no cross media limits.

The new cross media ownership rule adopted on June 2, 2003 was to become effective on September 4, 2003. However, on September 3, 2003, a three-judge panel of the U.S. Court of Appeals for the Third Circuit stayed the effectiveness of the new rule pending the outcome of appeals to the U.S. Court of Appeals. The new rule is also subject to petitions for reconsideration at the FCC and Congressional review and potential modification. So long as the new cross media ownership rule is stayed, or in the event that it is repealed or vacated, the current Radio/Television Cross-Ownership Rule and Local Television/Newspaper Cross-Ownership Rule continue to govern pending the outcome of the Court proceedings and any further FCC proceedings.

Radio/Television Cross-Ownership Rule (One-to-a-Market Rule). The FCC voted to eliminate this rule when it adopted its new cross media ownership rule on June 2, 2003. However, so long as the new cross media ownership rule is stayed, or in the event that it is repealed or vacated, the one-to-a-market rule continues to govern common ownership of radio and television stations in the same market. In markets with at least 20 independently owned media outlets, ownership of one television station and up to seven radio stations, or two television stations (if allowed under the television duopoly rule) and six radio stations is permitted. If the number of independently owned media outlets is fewer than 20 but greater than or equal to 10, ownership of one television station (or two if allowed) and four radio stations is permitted. In markets with fewer than 10 independent media voices, ownership of one television station (or two if allowed) and one radio station is permitted. In calculating the number of independent media voices in a market, the FCC includes all radio and television stations, independently owned cable systems (counted as one voice), and independently owned daily newspapers which have circulation that exceeds five percent of the households in the market.

Local Television/Newspaper Cross-Ownership Rule. The FCC voted to eliminate this rule when it adopted its new cross media ownership rule on June 2, 2003. However, so long as the new cross media ownership rule is stayed, or in the event that it is repealed or vacated, the local television/newspaper cross-ownership rule continues to govern common ownership of newspapers and television stations in the same market. Under this rule, a party is prohibited from having an attributable interest in a television station and a daily newspaper if the television station’s Grade A analog (NTSC) signal contour encompasses the entire community in which the newspaper is published.

Local Television/Cable Cross-Ownership. There is no longer any FCC rule prohibiting co-ownership of a cable television system and a television broadcast station in the same area.

Cable “Must-Carry” or Retransmission Consent Rights. Every three years television broadcasters are required to make an election whether they choose to exercise their “must-carry” or retransmission consent rights in connection with the carriage of their analog signal on cable television systems within their DMA. The most recent election was made October 1, 2002, and is effective for the three-year period that began January 1, 2003. The next election date is October 1, 2005, for the three-year period beginning January 1, 2006.

If a broadcaster chooses to exercise its must-carry rights, it may request cable system carriage on its over-the-air channel or another channel on which it was carried on the cable system as of a specified date. A cable system generally must carry the station’s signal in compliance with the station’s carriage request, and in a manner that makes the signal available to all cable subscribers. However, must-carry rights are not absolute, and whether a cable system is required to carry the station on its system, or in the specific manner requested, depends on variables such as the location, size and number of activated channels of the cable system and whether the station’s programming duplicates, or substantially duplicates the programming of another station carried on the cable system. If certain conditions are met, a cable system may decline to carry a television station that has elected must-carry status, although it is unusual for all the required conditions to exist.

If a broadcaster chooses to exercise its retransmission consent rights, a cable television system which is subject to that election may not carry the station’s signal without the station’s consent. This generally requires the cable system and television station operator to negotiate the terms under which the television station will consent to the cable system’s carriage of the station.

In most instances, Nexstar’s stations have elected to exercise their retransmission consent rights rather than electing must-carry status, and have negotiated retransmission consent agreements with cable television systems in their markets. The terms of these agreements generally range from three to ten years and provide for the carriage of the stations’ signals. The newly acquired stations from Quorum have elected retransmission consent rather than must-carry status in most instances and have either negotiated long-term carriage agreements ranging from three to seven years or interim carriage agreements ranging for a shorter period of time, all of which provide for the carriage of the stations’ signals. Of Mission’s stations, WYOU, KRBC and KSAN have elected to exercise their retransmission consent rights; WFXP, KJTL and KJBO-LP have opted for must-carry status; KODE has both retransmission consent agreements and must-carry status; and KOLR, KCIT, KCPN-LP, KAMC and KHMT have elected retransmission consent rather than must-carry status in most instances and have either negotiated long-term carriage agreements ranging from three to seven years or interim carriage agreements ranging for a shorter period of time, all of which provide for the carriage of the stations’ signals.

Direct-to-Home Satellite Services and Must-Carry. In November 1999, Congress enacted the Satellite Home Viewer Improvement Act of 1999, or SHVIA. This statute requires providers of direct broadcast satellite services such as DirecTV and EchoStar, to carry upon request the signals of all local television stations in a DMA in which the satellite service provider is carrying at least one local television station’s signal. Satellite providers also may provide network service from a station outside a local market to subscribers in the market who are “unserved” by a local station affiliated with the same network. Unserved generally refers to a satellite subscriber who is unable, using a conventional outdoor rooftop antenna, to receive a “Grade B” signal of a local network affiliated station. The distant signal provision of SHVIA expires on December 31, 2004, although Congress could enact legislation to extend it. If a subscriber is able to receive a Grade B quality signal from a local network affiliate then, subject to certain exceptions, the subscriber is not eligible to receive that network’s programming from an out-of-market affiliate carried on the satellite service; however, Congress currently is examining whether to allow subscribers to receive distant signals for digital television programming.

Prior to January 1, 2002, in those markets where satellite providers had elected to provide carriage of local television stations, such carriage was generally limited to the local affiliates of the major networks, including ABC, CBS, NBC and Fox. As of January 1, 2002, satellite carriers that provide any local-into-local service in a market must carry, upon request, all stations in that market that have elected mandatory carriage, and DBS operators are now providing other local stations in local-into-local markets, including some noncommercial, independent and foreign language stations. A judicial challenge to the SHVIA must-carry requirement was unsuccessful. DirecTV and/or EchoStar currently provide satellite carriage of our and Mission’s stations in the Little Rock-Pine Bluff, Shreveport, Wilkes Barre-Scranton, Ft. Wayne, Springfield, Evansville and Champaign-Springfield-Decatur markets and have notified us that they intend to begin service in the Rochester and Ft. Smith-Fayetteville-Springdale-Rogers markets.

In November 2000, the FCC adopted rules implementing the requirements of SHVIA. These include requiring commercial television stations to elect between retransmission consent and must-carry status. The first election, which was made by July 1, 2001, for carriage to commence January 1, 2002, is for a four-year period. Beginning in 2006, the cable and satellite election periods will coincide and occur every three years. Market areas are based on A.C. Nielsen’s DMAs. Satellite carriers are not required to carry duplicative network signals from a local market unless the stations are licensed to different communities in different states. Satellite carriers are required to carry all local television stations in a contiguous manner on their channel line-up and may not discriminate in their carriage of stations.

Digital Television. Advanced television is a DTV transmission system that delivers video and audio signals of higher quality (including high definition television) than the existing analog transmission system. DTV also has substantial capabilities for multiplexing (the broadcast of several programs concurrently) and data transmission. The FCC assigned new advanced television channels to existing broadcast stations in the first half of 1997. For each licensed television station the FCC allocated a DTV channel which is different from the station’s analog channel. In general, the DTV channels assigned to television stations are intended to allow stations to have their DTV coverage areas replicate their analog coverage areas. However, there are a number of variables which will ultimately determine the extent to which a station’s DTV operation will provide such replication. Under certain circumstances, a station’s DTV operation may cover less geographic area than the station’s current analog signal. The introduction of digital television will require consumers to purchase new televisions that are capable of receiving and displaying DTV signals, or adapters to receive DTV signals and convert them to an analog signal for display on their existing receivers.

Under current FCC guidelines, all commercial television station operators were required to begin broadcasting with DTV transmission systems no later than May 1, 2002 unless they obtained an extension of time. Currently, all of ours and Mission’s stations are broadcasting a low-power DTV signal, in compliance with FCC requirements, except for WQRF and WFXV, which are not required to do so. WYZZ, which is owned by Sinclair Broadcast Group, Inc., also is broadcasting a low-power digital television signal. WBAK, which Mission acquired from Bahakel Communications on April 2, 2004, had an extension of time until March 24, 2004 and timely requested a further extension from the FCC, which remains pending, to construct digital facilities. KPOM, which Nexstar is expected to acquire from J.D.G. Television, Inc. in the third quarter of 2004, pending FCC consent, is broadcasting a low-power digital signal. KFAA, which Nexstar also is expected to acquire from J.D.G. Television, Inc. in the third quarter of 2004, pending FCC consent, has not yet initiated digital broadcasting. KFAA has applied for an extension of time to construct digital facilities and will have at least six months from the date the FCC acts on its application to construct its digital facilities.

Stations affiliated with the four largest networks (ABC, CBS, NBC and Fox) in the top 10 markets were required to begin digital broadcasting by May 1, 1999, and in the top 30 markets by November 1, 1999. Once a station begins broadcasting a DTV signal, it may broadcast both analog and DTV signals until December 31, 2006, after which, subject to certain conditions described below, the FCC expects to reclaim one of the channels and each broadcaster will operate a single DTV channel. Starting April 1, 2004, commercial station operators must simulcast at least 75% of the video programming broadcast on their analog channel. The required simulcast percentage increases again by April 1, 2005, when an operator must simulcast 100% of its programming on its analog and DTV channels.

Channels now used for analog broadcasts range from 2 through 69. The FCC designated Channels 2 through 51 as the “core” channels which will be used for DTV broadcasts. However, because of the limited number of available core DTV channels currently available, the FCC assigned many stations DTV channels above Channel 51 (Channels 52 through 69) for use during the transition period from simultaneous digital and analog transmission to DTV-only operation. At the end of the transition period these stations will have to change their DTV operation to one of the DTV core channels. This has created three categories of television stations with respect to their analog and DTV channel assignments: (1) stations with both their analog and DTV channels within the “core” channels; (2) stations with either an analog or DTV channel inside the core and the other outside the core; and (3) stations with both their analog and DTV channels outside the core. All of our stations and the stations we provide services to currently fall within the first or second group. Five stations have their DTV assignments outside the core. We do not operate or provide services to any stations for which both the analog and DTV channels are outside the core.

Station operators with both their analog and DTV channels inside the core will be required to select which of their assigned channels they will use for permanent DTV operation before the end of the transition period. (The FCC has not set a date for this election.) These operators may elect to continue to use their current DTV channel or switch their DTV operation to their current analog channel. The channel not selected for permanent DTV operation will be returned to the FCC at the end of the transition period. Most of our stations and those stations with which we have local service agreements fall in this category. The FCC has not yet established the permanent DTV channel selection process for stations that have one or both channels outside the DTV core channels.

The Communications Act provides that under certain conditions the DTV transition period may be extended beyond December 31, 2006. The transition is to be extended in any market in which one of the following conditions is met: (1) a station licensed to one of the four largest networks (ABC, CBS, NBC and Fox) is not broadcasting a digital signal and that station has qualified for an extension of the FCC’s DTV construction deadline; (2) digital-to-analog converter technology is not generally available in the market; or (3) 15% or more of the television households in the market do not subscribe to a multichannel video programming distributor (cable, direct broadcast satellite) that carries the digital channel of each of the television stations in the market broadcasting a DTV channel, and do not have at least one television receiver capable of receiving the stations’ DTV broadcasts or an analog television receiver equipped with a digital-to-analog converter capable of receiving the stations’ DTV broadcasts. We cannot predict whether conditions will exist in any of our markets such that the DTV transition period will be extended under any of these provisions.

The conversion to DTV required an average initial capital expenditure of approximately $0.2 million per station for low-power transmission of digital signal programming. We estimate that an average additional capital expenditure of approximately $0.7 million per station will be required to modify the transmitter for full-power digital signal programming. In addition, Nexstar and Mission may have to undertake capital expenditures to modify tower structures and purchase studio and production equipment that can support digital format.

With respect to cable system carriage of television stations that are broadcasting both an analog and DTV signal, such stations may choose must-carry status or retransmission consent for their analog signals, but only retransmission consent for their digital signals. Such stations do not presently have the right to assert must-carry rights for both their analog and DTV signals or to assert must-carry rights for their DTV signals in lieu of analog carriage. The FCC has pending a rule making proceeding examining whether to allow such stations to assert must-carry rights for both their analog and DTV signals, but has tentatively concluded that it will not do so. The FCC has requested further comments on this issue in order to develop a more complete record before issuing a final decision. If a television station operates only a DTV signal, or returns its analog channel to the FCC and converts to digital operations, it may assert must-carry rights for its DTV signal.

The exercise of must-carry rights by a digital-only television station for its DTV signal applies only to a single programming stream and other program-related content. If a television station is concurrently broadcasting more than one program stream on its DTV signal it may select which program stream is subject to its must-carry election. Cable systems are not required to carry internet, e-commerce or other ancillary services provided over DTV signals if those services are not related to the station’s primary video programming carried on the cable system and if they are not provided to viewers for free. Digital television signals that are carried on a cable system must be available to subscribers on the system’s basic service tier.

With respect to direct-to-the-home satellite service providers, the FCC in November 2000 declined to address whether television stations’ must-carry rights regarding satellite service providers, which went into effect

January 1, 2002, will also apply to stations’ DTV signals. The FCC said it would address this issue at the same time it considers digital carriage issues for cable television.

Television station operators may use their DTV signals to provide ancillary services, such as computer software distribution, internet, interactive materials, e-commerce, paging services, audio signals, subscription video, or data transmission services. To the extent a station provides such ancillary services it is subject to the same regulations as are applicable to other analogous services under the FCC’s rules and policies. Commercial television stations also are required to pay the FCC 5% of the gross revenue derived from all ancillary services provided over their DTV signals for which a station received a fee in exchange for the service or received compensation from a third party in exchange for transmission of material from that third party, not including commercial advertisements used to support broadcasting.

Programming and Operation. The Communications Act requires broadcasters to serve “the public interest.” Since the late 1970s, the FCC gradually has relaxed or eliminated many of the more formalized procedures it had developed to promote the broadcast of certain types of programming responsive to the needs of a station’s community of license. However, television station licensees are still required to present programming that is responsive to community problems, needs and interests and to maintain certain records demonstrating such responsiveness. The FCC may consider complaints from viewers concerning programming when it evaluates a station’s license renewal application, although viewer complaints also may be filed and considered by the FCC at any time. Stations also must follow various rules promulgated under the Communications Act that regulate, among other things:

•	political advertising (its price and availability);

•	sponsorship identification;

•	contest and lottery advertising;

•	obscene, indecent and profane broadcasts; and

•	technical operations, including limits on radio frequency radiation.

On November 7, 2002, the FCC adopted new EEO rules. These new rules, which became effective on March 10, 2003, require broadcasters to provide broad outreach for all full-time (greater than 30 hours per week) job vacancies. In addition, broadcasters with five or more full-time employees must engage in two long-term recruitment initiatives over each two-year period, and broadcasters in larger markets with more than ten full-time employees must engage in four long-term recruitment initiatives every two years.

The Telecommunications Act of 1996 directs the FCC to establish, if the broadcast industry does not do so on a voluntary basis, guidelines and procedures for rating programming that contains sexual, violent, or other indecent material. A multi-industry task force developed a ratings plan which the FCC has ratified. The FCC also has issued rules that require television manufacturers to install appropriate technology, such as a “V-Chip” that can block programming based on an electronically encoded rating, to facilitate the implementation of the ratings guidelines. Congress currently is considering legislation to strengthen the FCC’s indecency regulations. These new measures may impact our stations due to our agreements with the networks.

The FCC imposes restrictions on the terms of network affiliation agreements. Among other things, these rules prohibit a television station from entering into any affiliation agreement that: (i) requires the station to clear time for network programming that the station previously scheduled for other use; and (ii) precludes the preemption of network programs that the station determines are unsuitable for its audience and the substitution of network programming with a program the station believes is of greater local or national importance. The FCC is currently reviewing several of its rules governing the relationship between networks and their affiliates. We are unable to predict the outcome of this review.

Proposed Legislation and Regulations. The FCC’s ongoing rule making proceeding concerning implementation of the transition from analog to digital television broadcasts is likely to have a significant impact on the television industry and the operation of our stations. In addition, the FCC may decide to initiate other new rule making proceedings, on its own or in response to requests from outside parties, any of which might have such an impact. Congress also may act to amend the Communications Act in a manner that could impact our stations or the television broadcast industry generally.

Employees

As of December 31, 2003, we had a total of 1,889 employees, comprised of 1,643 full-time and 246 part-time or temporary employees. As of December 31, 2003, 187 of our employees are covered by collective bargaining agreements. We believe that our employee relations are satisfactory, and we have not experienced any work stoppages at any of our facilities. However, we cannot assure you that our collective bargaining agreements will be renewed in the future, or that we will not experience a prolonged labor dispute, which could have a material adverse effect on our business, financial condition, or results of operations.

Properties

We lease our primary corporate headquarters, which are located at 909 Lake Carolyn Parkway, Irving, Texas 75039 and occupy approximately 7,616 square feet. None of the individual station leases are material to our operations, and we do not anticipate difficulty in replacing those facilities or obtaining additional facilities, if needed.

Nexstar and Mission own and lease facilities in the following locations:

Station Metropolitan Area and Use	Owned or Leased	Square Footage/Acreage Approximate Size	Expiration of Lease
WBRE—Wilkes Barre-Scranton, PA
Office-Studio	100% Owned	0.80 Acres	—
Office-Studio	100% Owned	49,556 Sq. Ft.	—
Office-Studio—Williamsport Bureau	Leased	811 Sq. Ft.	Month/Month
Tower/Transmitter Site—Williamsport	33% Owned	1.33 Acres	—
Tower/Transmitter Site—Sharp Mountain	33% Owned	0.23 Acres	—
Tower/Transmitter Site—Blue Mountain	100% Owned	0.998 Acres	—
Tower/Transmitter Site—Penobscot Mountain	100% Owned	20 Acres	—

KARK—Little Rock-Pine Bluff, AR
Office-Studio	Leased	34,835 Sq. Ft.	3/31/22
Tower/Transmitter Site	100% Owned	40 Acres	—

WYOU—Wilkes Barre-Scranton, PA
Office-Studio—News Bureau/Office	Leased	6,977 Sq. Ft.	12/1/04
Sales Office	Leased	800 Sq. Ft.	10/31/04
Tower/Transmitter Site—Penobscot Mountain	100% Owned	120.33 Acres	—
Tower/Transmitter Site—Bald Mountain	100% Owned	7.2 Acres	—
Tower/Transmitter Site—Williamsport	33% Owned	1.35 Acres	—
Tower/Transmitter Site—Sharp Mountain	33% Owned	0.23 Acres	—
Tower/Transmitter Site—Stroudsburg	Leased	10,000 Sq. Ft.	Month/Month

KTAL—Shreveport, LA
Office-Studio	100% Owned	2 Acres	—
Office-Studio	100% Owned	16,000 Sq. Ft.	—
Office-Studio—Texarkana	100% Owned	7,245 Sq. Ft.	—
Office-Studio—Texarkana	100% Owned	1.687 Acres	—
Office-Studio—Texarkana	Leased	2,147 Sq. Ft.	8/31/08
Tower/Transmitter Site	100% Owned	109 Acres	—
Tower/Transmitter Site	100%Owned	2,284 Sq. Ft.	—

Station Metropolitan Area and Use	Owned or Leased	Square Footage/Acreage Approximate Size	Expiration of Lease

WROC—Rochester, NY
Office-Studio	100% Owned	3.9 Acres	—
Office-Studio	100% Owned	48,000 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	0.24 Acres	—
Tower/Transmitter Site	100% Owned	2,400 Sq. Ft.	—
Tower/Transmitter Site	50% Owned	1.90 Acres	—

WCIA/WCFN—Champaign-Springfield-Decatur, IL
Office-Studio	100% Owned	20,000 Sq. Ft.	—
Office-Studio	100% Owned	1.5 Acres	—
Office-Studio—Sales Bureau	Leased	1,600 Sq. Ft.	1/31/12
Office-Studio—News Bureau	Leased	350 Sq. Ft.	2/28/08
Office-Studio—Decatur News Bureau	Leased	300 Sq. Ft.	5/31/04
Tower/Transmitter Site—WCIA Tower	100% Owned	38.06 Acres	—
Tower/Transmitter Site—Springfield Tower	100% Owned	2.0 Acres	—
Tower/Transmitter Site—Dewitt Tower	100% Owned	1.0 Acres	—

WMBD—Peoria-Bloomington, IL
Office-Studio	100% Owned	0.556 Acres	—
Office-Studio	100% Owned	18,360 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	34.93 Acres	—
Tower/Transmitter Site	100% Owned	1.0 Acres	—

KBTV—Beaumont-Port Arthur, TX
Office-Studio	100% Owned	1.2 Acres	—
Office-Studio	100% Owned	26,160 Sq. Ft.	—
Office-Studio	Leased	8,000 Sq. Ft.	9/1/09
Tower/Transmitter Site	100% Owned	40 Acres	—

WTWO—Terre Haute, IN
Office-Studio—Tower/Transmitter Site	100% Owned	4.774 Acres	—
Office-Studio (1)	100% Owned	17,375 Sq. Ft.	—

WBAK—Terre Haute, IN
Office-Studio (1)	—	—	—
Tower Site	Leased	6 Sq. Ft.	11/10/11
Transmitter Site	Leased	1 Acre	5/31/07

WJET—Erie, PA
Tower/Transmitter Site	100% Owned	2 Sq. Ft.	—
Office-Studio	100% Owned	9.87 Acres	—
Office-Studio (2)	100% Owned	15,533 Sq. Ft.	—

WFXP—Erie, PA
Tower/Transmitter Site	Leased	1 Sq. Ft.	6/30/04
Office-Studio (2)	—	—	—

KFDX—Wichita Falls, TX—Lawton, OK
Office-Studio—Tower/Transmitter Site	100% Owned	28.06 Acres	—
Office-Studio	100% Owned	13,568 Sq. Ft.	—

KJTL—Wichita Falls, TX—Lawton, OK
Office-Studio (3)	—	—	—
Tower/Transmitter Site	Leased	40 Acres	1/30/15

KJBO-LP—Wichita Falls, TX—Lawton, OK
Office-Studio (3)	—	—	—
Tower/Transmitter Site	Leased	5 Acres	Year/Year

KSNF—Joplin, MO-Pittsburg, KS
Office-Studio	100% Owned	13.36 Acres	—
Office-Studio	100% Owned	13,169 Sq. Ft.	—
Tower/Transmitter Site	Leased	900 Sq. Ft.	10/1/05

Station Metropolitan Area and Use	Owned or Leased	Square Footage/Acreage Approximate Size	Expiration of Lease

KODE—Joplin, MO—Pittsburg, KS
Office-Studio	100% Owned	2.74 Acres	—
Tower/Transmitter Site	Leased	2 Sq. Ft.	5/1/27

KMID—Odessa-Midland, TX
Office-Studio	100% Owned	1.127 Acres	—
Office-Studio	100% Owned	14,000 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	69.87 Acres	—
Tower/Transmitter Site	100% Owned	0.322 Acres	—

KTAB—Abilene-Sweetwater, TX
Office-Studio	100% Owned	2.98 Acres	—
Office-Studio	100% Owned	14,532 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	25.55 Acres	—

KQTV—St Joseph, MO
Office-Studio	100% Owned	3 Acres	—
Office-Studio	100% Owned	15,100 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	9,360 Sq. Ft.	—

KRBC—Abilene-Sweetwater, TX
Office-Studio	100% Owned	5.42 Acres	—
Office-Studio	100% Owned	19,312 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	12.78 Acres	—

WDHN—Dothan, AL
Office-Studio-Tower/Transmitter Site	100% Owned	10 Acres	—
Office-Studio	100% Owned	7,812 Sq. Ft.	—

KSAN—San Angelo, TX
Office-Studio	Leased	3.485 Acres	4/30/06
Tower/Transmitter Site	Leased	10 Acres	5/15/09

WHAG—Washington, DC/Hagerstown, MD
Office-Studio	Leased	11,000 Sq. Ft.	4/1/06
Sales Office-Frederick	Leased	1,200 Sq. Ft.	5/31/05
Sales Office-Cumberland	Leased	1,200 Sq. Ft.	month to month
Tower/Transmitter Site	Leased	11.2 Acres	5/12/21

KOLR—Springfield, MO
Office-Studio (4)	100% Owned	30,000 Sq. Ft.	—
Tower/Transmitter Site	Leased	0.5 Acres	5/12/21

WTVW—Evansville, IN
Office-Studio	100% Owned	1.834 Acres	—
Office-Studio	100% Owned	14,280 Sq. Ft.	—
Tower/Transmitter Site	Leased	16.36 Acres	5/11/21
Transmitter Site	Leased	1,600 Sq. Ft.	5/11/21

KDEB—Springfield, MO
Office-Studio (4)	—	—	—
Tower/Transmitter Site	100% Owned	.25 Acres	—
Tower/Transmitter Site	Leased	210 Acres	5/12/21

WFFT—Fort Wayne, IN
Office-Studio	100% Owned	29.857 Acres	—
Tower/Transmitter Site	Leased	0.5 Acres	5/12/21

Station Metropolitan Area and Use	Owned or Leased	Square Footage/Acreage Approximate Size	Expiration of Lease

KAMR—Amarillo, TX
Office-Studio (5)	100% Owned	26,000 Sq. Ft.	—
Tower/Transmitter Site	Leased	110.2 Acres	5/12/21
Translator Site	Leased	0.5 Acres	5/31/06

KCIT/KCPN-LP—Amarillo, TX
Office Studio (5)	—	—	—
Tower/Transmitter Site	Leased	100 Acres	5/12/21
Tower/Transmitter Site—Parmer County	Leased	80 Sq. Ft.	5/31/06
Tower/Transmitter Site—Panhandle, OK	Leased	80 Sq. Ft.	9/30/03 (6)

KARD—Monroe, LA
Office-Studio	100% Owned	14,450 Sq. Ft.	—
Tower/Transmitter Site	Leased	26 Acres	5/12/21
Tower/Transmitter Site	Leased	80 Sq. Ft.	3/1/05

KLBK—Lubbock, TX
Office-Studio (7)	100% Owned	11.5 Acres	—
Tower/Transmitter Site	Leased	0.5 Acres	5/12/21

KAMC—Lubbock, TX
Office-Studio (7)	—	—	—
Tower/Transmitter Site	Leased	790 Sq. Ft.	5/12/21
Tower/Transmitter Site	Leased	4,316 Sq. Ft.	9/1/12

WFXV—Utica, NY
Office-Studio (8)	100% Owned	.91 Acres	—
Tower/Transmitter Site—Burlington Flats	100% Owned	6.316 Acres	—
Tower/Transmitter Site	Leased	160 Sq. Ft.	9/1/14
Tower/Transmitter Site—Smith Hill	Leased	200 Sq. Ft.	10/1/07
Tower/Transmitter Site—Cassville	Leased	96 Sq. Ft.	1/12/04 (4)
Tower/Transmitter Site—Burlington	Leased	6.316 Acres	9/1/06

WPNY–LP—Utica, NY
Office-Studio (8)	—	—	—

KSVI—Billings, MT
Office-Studio	100% Owned	9,700 Sq. Ft.	—
Tower/Transmitter Site	Leased	10 Acres	5/12/21
Tower/Transmitter Site	Leased	75 Sq. Ft.	month to month
Tower/Transmitter Site	Leased	75 Sq. Ft.	1/17/11
Tower/Transmitter Site	Leased	75 Sq. Ft.	12/31/22
Tower/Transmitter Site—Livingston	Leased	.5 Acres	month to month
Tower/Transmitter Site—Rapeljie	Leased	1 Acre	2/1/10
Tower/Transmitter Site—Hardin	Leased	1 Acre	12/1/04
Tower/Transmitter Site—Columbus	Leased	75 Sq. Ft.	6/1/10
Tower/Transmitter Site—Sarpy	Leased	75 Sq. Ft.	9/30/05
Tower/Transmitter Site—Rosebud	Leased	1 Acre	month to month
Tower/Transmitter Site—Miles City	Leased	.25 Acre	3/23/30
Tower/Transmitter Site—Sheridan, WY	Leased	56 Sq. Ft.	month to month
Tower/Transmitter Site—McCullough Pks, WY	Leased	75 Sq. Ft.	month to month
Tower/Transmitter Site	Leased	4 Acres	5/12/21

Station Metropolitan Area and Use	Owned or Leased	Square Footage/Acreage Approximate Size	Expiration of Lease

WQRF—Rockford, IL
Office-Studio	Leased	12,500 Sq. Ft.	12/31/04
Tower/Transmitter Site	Leased	2,000 Sq. Ft.	5/12/21
Corporate Branch Office—Terre Haute, IN	Leased	1,227 Sq. Ft.	7/31/04
Corporate Office—Irving, TX	Leased	7,616 Sq. Ft.	12/31/07

WUTR—Utica, NY
Office-Studio	100% Owned	9,400 Sq. Ft.	—
Tower/Transmitter Site	100% Owned	21 Acres	—

(1)	The office space and studio used by WBAK are owned by WTWO.
(2)	The office space and studio used by WFXP are owned by WJET.
(3)	The office space and studio used by KJTL and KJBO-LP are owned by KFDX.
(4)	The office space and studio used by KDEB are owned by KOLR.
(5)	The office space and studio used by KCIT/KCPN-LP are owned by KAMR.
(6)	Renewal pending.
(7)	The office space and studio used by KAMC are owned by KLBK
(8)	The office space and studio used by WPNY-LP are owned by WFXV.

MANAGEMENT

Executive Officers and Directors

Nexstar Broadcasting Group, Inc.’s, our ultimate parent, board of directors consists of nine directors. Five of our directors are affiliated with or are appointed by ABRY and three directors are “independent” in accordance with Nasdaq National Market requirements.

The table below sets forth information about our board of directors and executive officers:

Name	Age	Position With Company
Perry A. Sook	46	President, Chief Executive Officer and Director
G. Robert Thompson	41	Chief Financial Officer, Executive Vice President
Duane A. Lammers	42	Chief Operating Officer, Executive Vice President
Timothy C. Busch	40	Senior Vice President, Regional Manager
Brian Jones	43	Senior Vice President, Regional Manager
Shirley E. Green	44	Vice President, Finance
Susana G. Willingham	37	Vice President, Corporate News Director
Richard Stolpe	47	Vice President, Director of Engineering
Paul Greeley	52	Vice President, Marketing and Promotions
Blake R. Battaglia	31	Director
Erik Brooks	37	Director
Jay M. Grossman	44	Director
Peggy Koenig	47	Director
Royce Yudkoff	48	Director
Geoff Armstrong	46	Director
Michael Donovan	63	Director
I. Martin Pompadur	68	Director

Perry A. Sook has served as our President and Chief Executive Officer and as a Director since 1996. From 1991 to 1996, Mr. Sook was a principal of Superior Communications Group, Inc. Mr. Sook currently serves as a director of Penton Media, Inc. and the Television Bureau of Advertising and serves as trustee for the Ohio University Foundation.

G. Robert Thompson has served as our Chief Financial Officer and Executive Vice President since May 2002. Prior to that time, Mr. Thompson was a Senior Vice President of Operations Staff and Vice President—Finance for Paging Network, Inc. Mr. Thompson joined Paging Network, Inc. in 1990. In August 2000, Paging Network, Inc. filed for Chapter 11 bankruptcy protection.

Duane A. Lammers has served as our Chief Operating Officer and Executive Vice President since October 2002. Prior to that time, Mr. Lammers served as our Executive Vice President from February 2001 until September 2002 and as our Vice President, Director of Sales and Marketing from 1998 until January 2001. He was employed as a Nexstar based station General Manager from 1997 to 1999. Prior to joining Nexstar, Mr. Lammers was the General Manager of WHTM, the ABC affiliate in Harrisburg, Pennsylvania from 1994 to 1997.

Timothy C. Busch has served as our Senior Vice President and Regional Manager since October 2002. Prior to that time, Mr. Busch served as our Vice President and General Manager at WROC, Rochester, New York from 2000 to October 2002. Prior to that time, he served as General Sales Manager and held various other sales management positions at WGRZ, Buffalo, New York from 1993 to 2000.

Brian Jones has served as our Senior Vice President and Regional Manager since May 2003. Prior to that time, Mr. Jones served as Vice President and General Manager at KTVT and KTXA, Dallas-Fort Worth, Texas from 1995 to 2003.

Shirley E. Green has served as our Vice President, Finance since February 2001. Prior to that time, Ms. Green served as our Controller since from 1997 to 2001. Prior to joining Nexstar, from 1994 to 1997, Ms. Green was Business Manager at KOCB, Oklahoma City, Oklahoma, which was owned by Superior Communications Group, Inc.

Susana G. Willingham has served as our Vice President, Corporate News Director since 1997. Prior to joining Nexstar, Ms. Willingham served as Assistant News Director for WHTM from 1994 to 1997. Prior to that time, Ms. Willingham was the News Director for KFDX from 1992 to 1993.

Richard Stolpe has served as our Vice President, Director of Engineering since January 2000. Prior to that time, Mr. Stolpe served as Chief Engineer of WBRE from 1998 to 2000. Prior to joining Nexstar, Mr. Stolpe was employed by WYOU from 1996 to 1998 as Chief Engineer.

Paul Greeley has served as our Vice President, Marketing and Promotions since January 2004. Prior to joining Nexstar, Mr. Greeley was a partner with Grim and Greeley Marketing from March 2002 to January 2004. From December 2000 to November 2001, he was the Director of Creative Services for WWL in New Orleans, Louisiana, and was the Director of Creative Services for WESH in Orlando, Florida from September 1997 to April 2000.

Blake R. Battaglia has served as a Director since April 2002. Mr. Battaglia is a Vice President at ABRY, which he joined in 1998. Prior to joining ABRY, he was an investment banker at Morgan Stanley & Co. Mr. Battaglia currently serves as a director of WideOpenWest Holdings, LLC.

Erik Brooks has served as a Director since March 2002. Mr. Brooks is a Principal at ABRY, which he joined in 1999. Prior to joining ABRY, from 1995 to 1999, Mr. Brooks was a Vice President at NCH Capital, a private equity investment fund. Mr. Brooks is a director of Country Road Communications, LLC.

Jay M. Grossman has served as a Director since 1997 and was our Vice President and Assistant Secretary from 1997 until March 2002. Mr. Grossman has been a Partner of ABRY since 1996. Prior to joining ABRY, Mr. Grossman was an investment banker specializing in media and entertainment at Kidder Peabody and at Prudential Securities. Mr. Grossman currently serves as a director (or the equivalent) of several private companies including Consolidated Theaters LLC, Country Road Communications LLC, Monitronics, International, Inc. and WideOpenWest Holdings, LLC.

Peggy Koenig has served as a Director since March 2002 and was our Vice President and Assistant Secretary from 1997 until March 2002. Ms. Koenig is a Partner of ABRY, which she joined in 1993. From 1988 to 1992, Ms. Koenig was a Vice President, Partner and member of the board of directors of Sillerman Communication Management Corporation, a merchant bank, which made investments principally in the radio industry. From 1986 to 1988, Ms. Koenig was the Director of Finance for Magera Management, an independent motion picture financing company. She is presently a director (or the equivalent) of Gallarus Media Holdings, Inc., Commerce Connect Media Holdings, Inc., Fanfare Media Works Holdings, Inc., WideOpenWest Holdings, LLC and Hispanic Yellowpages Network LLC.

Royce Yudkoff has served as a Director since 1997 and was our Vice President and Assistant Secretary from 1997 until March 2002. Since 1989, Mr. Yudkoff has served as the President and Managing Partner of ABRY. Prior to joining ABRY, Mr. Yudkoff was affiliated with Bain & Company, serving as a Partner from 1985 to 1988. Mr. Yudkoff is presently a director (or the equivalent) of several companies, including Metrocall Wireless, Inc., Muzak Holdings LLC, Quorum Broadcast Holdings, LLC and Talent Partners.

Geoff Armstrong has served as a Director since November 2003. Mr. Armstrong is Chief Executive Officer of 310 Partners, a private investment firm. From March 1999 through September 2000, Mr. Armstrong was the Chief Financial Officer of AMFM, Inc., which was publicly traded on the New York Stock Exchange until it was purchased by Clear Channel Communications in September 2000. From June 1998 to February 1999, Mr. Armstrong was Chief Operating Officer and a director of Capstar Broadcasting Corporation, which merged with AMFM, Inc. in July 1999. Mr. Armstrong was a founder of SFX Broadcasting, which went public in 1993, and subsequently served as Chief Financial Officer, Chief Operating Officer, and a director until the company was sold in 1998 to AMFM. Mr. Armstrong has served as a director and the chairman of the audit committee of Radio One, Inc. since June 2001 and May 2002, respectively.

Michael Donovan has served as a Director since November 2003. He is the founder and majority stockholder of Donovan Data Systems Inc., a privately held supplier of computer services to the advertising and media industries. Mr. Donovan has served as Chairman and Chief Executive Officer of Donovan Data Systems Inc. since 1967. He is also a director of the Statue of Liberty/Ellis Island Foundation and on the board of advisors of the Yale Divinity School.

I. Martin Pompadur has served as a Director since November 2003. In June of 1998, Mr. Pompadur joined News Corporation as Executive Vice President of News Corporation, President of News Corporation Eastern and Central Europe and a member of News Corporation’s Executive Management Committee. In January 2000, Mr. Pompadur was appointed Chairman of News Corp Europe. Prior to joining News Corporation, Mr. Pompadur was President of RP Media Management and held executive positions at several other media companies. He currently sits on the Boards of Metromedia International, Linkshare, News Out of Home B.V., Balkan Bulgarian, RP Coffee Ventures, and Sky Italia.

Director Compensation

Messrs. Sook, Battaglia, Brooks, Grossman, Yudkoff and Ms. Koenig serve on the Board of Directors without additional compensation. Messrs. Donovan, Armstrong and Pompadur each receives an annual retainer of $15,000 plus $1,500 for each in-person meeting of the Board Committee of which they are a member and $750 for telephone attendance at a meeting. In addition, members of the Board of Directors are reimbursed for expenses they incur in attending meetings. In 2004, Nexstar Broadcasting Group, Inc. expects to grant options to certain members of the Board of Directors to purchase its Class A Common Stock.

Directors hold office until the next meeting of the stockholders of Nexstar Broadcasting Group, Inc. for the election of directors and until their successors are elected and qualified. There are no family relationships among directors or executive officers of Nexstar Broadcasting Group, Inc.

Executive Compensation

The compensation of our executive officers is currently determined by the compensation committee. In determining compensation levels, the compensation committee will consider the executive officers’ performance, the market compensation level for comparable positions, our performance goals and objectives and other relevant information. In addition, we intend to compensate our executive officers and key employees with stock options or other types of equity incentives from our ultimate parent Nexstar Broadcasting Group. Please see “2003 Long Term Incentive Plan” for a description of the plan under which these options may be granted.

COMPENSATION OF EXECUTIVE OFFICERS

The following table contains a summary of annual, long-term and other compensation paid or accrued during the fiscal years ended December 31, 2001, 2002 and 2003 to those persons who were the Chief Executive Officer and our five most highly compensated executive officers in 2003 (collectively, the “Named Executive Officers”).

Summary Compensation Table

			Annual Compensation
	Fiscal Year		Salary	Bonus		Other (1)	All Other Compensation
Perry A. Sook	2003		$638,951	$4,325,000	(2)	$7,031	$—
President, Chief Executive Officer and Director	2002		437,308	350,000	(3)	4,017	—
	2001		289,230	150,000	(3)	3,402	1,629	(4)

Duane A. Lammers	2003		274,808	250,000		4,101	—
Chief Operating Officer, Executive Vice President	2002		219,365	100,000		3,013	—
	2001		184,681	—		1,376	—

G. Robert Thompson	2003		217,792	60,000		—	—
Chief Financial Officer, Executive Vice President	2002	(5)	118,396	20,000		—	—

Timothy C. Busch	2003		229,788	75,000		2,538	—
Senior Vice President, Regional Manager	2002		156,584	30,604		930	—
	2001		141,346	15,000		2,020	14,848	(4)

Shirley E. Green	2003		165,774	75,000		3,758	—
Vice President, Finance	2002		123,077	20,000		3,982	—
	2001		98,980	—		5,145	—

Brian Jones	2003	(6)	169,404	50,000		—	—
Senior Vice President, Regional Manager

(1)	Represents as to all executive officers the value of the personal use of automobiles.
(2)	Includes $4,000,000 paid to Mr. Sook and used to repay a loan guaranteed by Nexstar.
(3)	In 2001, represents advance against future bonus payments, which was netted against the $350,000 earned in 2002.
(4)	Represents reimbursement for moving expenses.
(5)	Joined Nexstar in May 2002.
(6)	Joined Nexstar in May 2003.

Employment Agreements

Perry A. Sook

Mr. Sook is employed as President and Chief Executive Officer under an employment agreement with us. The term of the agreement expires on December 31, 2008 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, effective as of October 1, 2002, Mr. Sook’s base salary was $600,000 in 2002 and $615,000 in 2003, and is $630,000 in 2004, $650,000 in 2005, $675,000 in 2006, $700,000 in 2007 and $750,000 in 2008. In addition to his base salary, Mr. Sook is eligible to earn a targeted annual bonus of $315,000 for 2004, $325,000 for 2005, $337,500 for 2006, $350,000 for 2007 and $375,000 for 2008, upon achievement of goals established by our board of directors. In the event of termination for reasons other than cause, or if Mr. Sook resigns for good reason, as defined in the agreement, Mr. Sook is eligible to receive his base salary for a period of one year. Pursuant to an amendment to Mr. Sook’s employment agreement, upon the completion of Nexstar’s initial public offering, Mr. Sook was paid $4 million, which he used to repay in full his loan from Bank of America, N.A., which was guaranteed by us and had an outstanding principal amount of $3 million. Simultaneous with the repayment of the loan, the guaranty was terminated.

Duane A. Lammers

Effective October 1, 2002, Mr. Lammers became Chief Operating Officer and Executive Vice President under an employment agreement with us. Prior to that time, Mr. Lammers served as Executive Vice President. The agreement terminates on June 30, 2008 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Lammers’ base salary is $300,000 from July 1, 2003 through June 30, 2004, $310,000 through June 30, 2005, $320,000 through June 30, 2006, $330,000 through June 30, 2007 and $340,000 through June 30, 2008 and thereafter. In addition to his base salary, Mr. Lammers is eligible to earn a targeted annual bonus of $155,000 for 2004, $160,000 for 2005, $165,000 for 2006 and $170,000 for 2007 and thereafter at the discretion of our chief executive officer, based on Mr. Lammers’ attainment of, among other things, certain financial performance targets. In the event of termination upon change of control or for reasons other than cause, or if Mr. Lammers resigns for good reason, as defined in the agreement, Mr. Lammers is eligible to receive his base salary for a period of one year.

G. Robert Thompson

Mr. Thompson is employed as Chief Financial Officer and Executive Vice President under an employment agreement with us. The term of the agreement expires on May 12, 2007 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Thompson’s base salary is $225,000 from September 1, 2003 through August 31, 2004, $235,000 through August 31, 2005, $240,000 through August 31, 2006 and $250,000 through September 1, 2007 and thereafter. In addition to his base salary, Mr. Thompson is eligible to receive a targeted bonus of $40,000 for 2004, $45,000 for 2005, $50,000 for 2006 and thereafter. In the event of termination upon change of control or for reasons other than cause, or if Mr. Thompson resigns for good reason, as defined in the agreement, Mr. Thompson is eligible to receive his base salary for a period of one year.

Shirley E. Green

Ms. Green is employed as Vice President, Finance under an employment agreement with us. The term of the agreement ends on June 30, 2007 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Ms. Green’s base salary is $175,000 from July 1, 2003 through August 31, 2004, $180,000 through August 31, 2005, $185,000 through August 31, 2006 and $190,000 though August 31, 2007 and thereafter. In addition to her base salary, Ms. Green is eligible to earn a targeted annual bonus of $20,000 for each year through June 30, 2007 at the discretion of our chief executive officer, based on Ms. Green’s attainment of goals set by our chief executive officer. In the event of termination upon change of control or for reasons other than cause, or if Ms. Green resigns for good reason, as defined in the agreement, Ms. Green is eligible to receive her base salary for a period of one year.

Timothy C. Busch

Mr. Busch is employed as Senior Vice President, Regional Manager under an employment agreement with us. The initial term of his agreement terminates on June 30, 2008 and automatically renews for successive one-year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Busch’s base salary is $250,000 from July 1, 2003 through June 30, 2004, $260,000 through June 30, 2005, $270,000 through June 30, 2006, $280,000 through June 30, 2007 and $290,000 through June 30, 2008 and thereafter. In addition to his base salary, Mr. Busch is eligible to earn a targeted annual bonus of $105,000 for 2004, $110,000 for 2005, $115,000 for 2006 and $120,000 for 2007 and thereafter. In the event of termination upon change of control or for reasons other than cause, or if Mr. Busch resigns for good reason, as defined in the agreement, Mr. Busch is eligible to receive his base salary for a period of one year.

Brian Jones

Mr. Jones is employed as Senior Vice President, Regional Manager under an employment agreement with us. The initial term of his agreement terminates on May 1, 2008 and automatically renews for successive one-

year periods unless either party notifies the other of its intention not to renew the agreement. Under the agreement, Mr. Jones’ base salary is $250,000 from May 1, 2003 through April 30, 2004, $260,000 through April 30, 2005, $270,000 through April 30, 2006, $280,000 through April 30, 2007 and $290,000 through April 30, 2008 and thereafter. In addition to his base salary, Mr. Jones is eligible to earn a targeted annual bonus of $105,000 for 2004, $110,000 for 2005, $115,000 for 2006 and $120,000 for 2007 and thereafter. In the event of termination upon a change of control or for reasons other than cause, or if Mr. Jones resigns for good reason, as defined in the agreement, Mr. Jones is eligible to receive his base salary for a period of one year.

Qualified 401(k) Plan

We maintain a tax qualified 401(k) plan. Employees are permitted to contribute up to 15% of their annual compensation to our 401(k) plan, subject to the maximum amount permitted by law.

Executive Loan Guarantee

Pursuant to an individual loan agreement dated January 5, 1998, Bank of America, N.A., an affiliate of Banc of America Securities LLC, one of the initial purchasers in this offering, established a loan facility under which Mr. Sook was eligible to borrow an aggregate amount of up to $3.0 million. As of September 30, 2003, approximately $3.0 million in principal amount of loans were outstanding under that facility. The proceeds of those loans were used by Mr. Sook, in part to, invest in Nexstar Broadcasting Group. We guaranteed the payment of up to $3.0 million in principal amount of those loans. Upon completion of the initial public offering of Nexstar Broadcasting Group, Mr. Sook repaid the loan in full.

PRINCIPAL EQUITYHOLDERS

The equity interests of Nexstar are indirectly 100% owned by our ultimate parent company, Nexstar Broadcasting Group, Inc.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of Nexstar Broadcasting Group, Inc.’s Common Stock as of March 9, 2004 by (i) those persons known to Nexstar Broadcasting Group Inc. to be the beneficial owners of more than five percent of the outstanding shares of its Common Stock, (ii) each director of Nexstar Broadcasting Group, Inc., (iii) the Executive Officers and (iv) all directors and executive officers of Nexstar Broadcasting Group, Inc. as a group. This information has been furnished by the persons named in the table below or in filings made with the Securities and Exchange Commission. Where the number of shares set forth below includes shares beneficially owned by spouses and minor children, the named persons disclaim any beneficial interest in the shares so included.

	Class A Common Stock		Class B Common Stock		Class C Common Stock		Percent of Total
	Number	Percent	Number	Percent	Number	Percent	Economic Interest	Voting Power
ABRY(1)	3,490,883	25.7%	13,024,501	97.1%	—	—	58.2%	90.5%
Banc of America Capital Investors L.P.(2)	—	—	—	—	1,362,529	100.0%	4.8%	—
Hunter Global Investors L.P.(3)	858,800	6.3%	—	—	—	—	3.0%	*
Wellington Management Company, LLP(4)	1,891,200	13.9%	—	—	—	—	6.7%	1.3%
Royce Yudkoff(5)(6)	3,490,883	25.7%	13,024,501	97.1%	—	—	58.2%	90.5%
Perry A. Sook(7)(8)	—	—	387,087	2.9%	—	—	1.4%	2.6%
G. Robert Thompson(8)	—	—	—	—	—	—	—	—
Duane A. Lammers(8)	1,318	*	—	—	—	—	*	*
Brian Jones(8)	500	*	—	—	—	—	*	*
Shirley E. Green(8)	497	*	—	—	—	—	*	*
Timothy C. Busch(8)	214	*	—	—	—	—	*	*
Susana G. Willingham(8)	85	*	—	—	—	—	*	*
Richard Stolpe(8)	85	*	—	—	—	—	*	*
Blake R. Battaglia(6)	—	—	—	—	—	—	—	—
Erik Brooks(6)	1,000	*	—	—	—	—	*	*
Jay M. Grossman(6)	5,000	*	—	—	—	—	*	*
Peggy Koenig(6)	3,500	*	—	—	—	—	*	*
Geoff Armstrong	—	—	—	—	—	—	—	—
Michael Donovan	6,700	*	—	—	—	—	*	*
I. Martin Pompadur	—	—	—	—	—	—	—	—
All directors and executive officers as a group (17 persons)	3,509,782	25.8%	13,411,588	100.0%	––	––	59.6%	93.2%

*	Less than 1%

(1)	Represents 7,147,964 shares owned by ABRY Broadcast Partners II, L.P. and 5,796,307 shares owned by ABRY Broadcast Partners III, L.P., which are affiliates of ABRY Broadcast Partners, LLC. The address of ABRY is 111 Huntington Avenue, 30th Floor, Boston, MA 02199.
(2)	The address of Banc of America Capital Investors L.P. is 100 North Tryon Street, 25th Floor, Charlotte, NC 28255-0001.
(3)	Represents 302,295 shares owned by Hunter Global Investors Fund I L.P. and 19,742 shares owned by Hunter Global Investors Fund II, L.P. and 536,763 shares held by two offshore funds, Hunter Global Investors Offshore Fund, Ltd., and Hunter Global Investors Offshore Fund II Ltd., each with an address at 350 Park Avenue, 11th Floor, New York, NY 10022.

(4)	Represents shares held by Wellington Management Company, LLP (“Wellington”) in its capacity as investment adviser on behalf of its clients. Wellington’s SEC filings state that no beneficial owner that holds Nexstar Group’s securities through Wellington owns or has the right or power with respect to more than five percent of the class of securities. Wellington is at 75 State Street, Boston, MA 02109.
(5)	Mr. Yudkoff is the sole trustee of ABRY Holdings III, Co., which is the sole member of ABRY Holdings III LLC, which is the sole general partner of ABRY Equity Investors, L.P., the sole general partner of ABRY Broadcast Partners III, L.P. Mr. Yudkoff is also the trustee of ABRY Holdings Co., which is the sole member of ABRY Holdings LLC, which is the sole general partner of ABRY Capital, L.P., which is the sole general partner of ABRY Broadcast Partners II, L.P.
(6)	The address of Mr. Yudkoff, Mr. Battaglia, Mr. Brooks, Mr. Grossman and Ms. Koenig is the address of ABRY.
(7)	Represents shares owned by PS Sook Ltd., of which Mr. Sook and his spouse are the beneficial owners.
(8)	The address for Mr. Sook, Mr. Thompson, Mr. Lammers, Ms. Green, Mr. Busch, Ms. Willingham, Mr. Jones and Mr. Stolpe is c/o Nexstar Broadcasting Group, Inc., 909 Lake Carolyn Parkway, Suite 1450, Irving, TX 75039.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Nexstar Transactions with ABRY

Equity Transactions

ABRY Partners, L.L.C. and its affiliated funds (“ABRY”), our principal stockholder, made the following investments in our predecessor, Nexstar Broadcasting Group, L.L.C.:

•	In June 1996, ABRY purchased approximately $2.9 million of common membership interests, which were exchanged into shares of Class B common stock in connection with our corporate reorganization on November 28, 2003;

•	In April 1997, ABRY purchased approximately $17.3 million of common membership interests, which were exchanged into shares of Class B common stock in connection with our corporate reorganization on November 28, 2003;

•	In January 1998, ABRY purchased approximately $37.0 million of common membership interests, which were exchanged into shares of Class B common stock in connection with our corporate reorganization on November 28, 2003;

•	In November 1999, ABRY purchased approximately $2.9 million of common membership interests, which were exchanged into shares of Class B common stock in connection with our corporate reorganization on November 28, 2003;

•	In January 2001, ABRY purchased approximately $14.6 million of common membership interests, which were exchanged into shares of Class B common stock in connection with our corporate reorganization on November 28, 2003;

•	In August 2001, ABRY purchased approximately $24.4 million of common membership interests, which were exchanged into shares of Class B common stock in connection with our corporate reorganization on November 28, 2003; and

•	In November 2001, ABRY purchased $15.0 million of Series BB preferred membership interests, which were converted into common membership interests on May 14, 2003; in connection with the conversion, an accrued dividend of approximately $3.7 million was paid to ABRY.

In connection with the initial public offering, ABRY’s membership interests in Nexstar was converted into 12,896,149 shares of our Class B common stock.

On January 12, 2001, ABRY purchased preferred membership interests in Nexstar Finance Holdings II, L.L.C. (formerly Nexstar Finance Holdings, L.L.C.), a wholly-owned subsidiary of Nexstar Broadcasting Group, L.L.C., for a total consideration of $50.0 million. The preferred membership interests were subsequently redeemed in aggregate for the original purchase price on May 17, 2001 and August 7, 2001. In connection with the redemption, an accrued dividend of approximately $2.4 million was paid to ABRY.

ABRY Management and Consulting Services Agreement

Pursuant to a second amended and restated management and consulting services agreement between us and ABRY Partners, L.L.C., dated as of January 5, 1998, ABRY Partners, L.L.C. was entitled to a management fee for certain financial and management consulting services provided to us, including in connection with any acquisitions or divestitures in which ABRY Partners, L.L.C. substantially assisted in the organization or structuring. Under the agreement, the management fee was based on the purchase price of any such acquisition or divestiture, as well as a certain amount per annum paid for each broadcast station owned or managed by us. Pursuant to this agreement, we paid ABRY Partners, L.L.C. $265,000 in 1999 and $276,000 in 2000. ABRY Partners, L.L.C. terminated the agreement effective December 31, 2000; however, ABRY Partners, L.L.C. continues to be reimbursed for any reasonable out-of-pocket expenses incurred.

Quorum (merged with Nexstar) Transactions with ABRY

Equity Transactions

ABRY made the following investments in Quorum:

•	In May 1998, ABRY purchased approximately $21.4 million of common membership interests;

•	In October 1998, ABRY purchased $38.0 million in common membership interests;

•	In December 1998, ABRY purchased approximately $2.6 million in common membership interests;

•	In January 1999, ABRY purchased $12.7 million in common membership interests;

•	In April 1999, ABRY purchased approximately $11.6 million in common membership interests;

•	In December 1999, ABRY loaned the Company $1.5 million, which was repaid with accrued interest of $65,000 in June 2000;

•	In January 2000, ABRY loaned the Company $3.5 million, which was repaid with accrued interest of $131,000 in June 2000;

•	In April 2001, ABRY loaned the Company $3.0 million, which converted automatically into Series B preferred membership interests and common membership interests eighteen months later;

•	In May 2001, ABRY loaned the Company $22.0 million, which converted automatically into Series B preferred membership interests and common membership interests eighteen months later;

•	In February 2002, ABRY purchased $5.0 million in Series B preferred membership interests and common membership interests.

In connection with Nexstar’s acquisition of Quorum, ABRY’s preferred and common membership interests in Quorum were exchanged for 3,033,130 shares of our Class A Common Stock.

ABRY Management and Consulting Agreement

Pursuant to a management and consulting agreement between Quorum and ABRY Partners, L.L.C., an affiliate of ABRY, ABRY Partners, L.L.C. is entitled to a management fee for certain management and financial advisory services. Since 1998, management fees of approximately $1.1 million and reimbursable expenses of approximately $0.1 million have accrued under this agreement. The accrued management fees were settled by issuance of 80,230 shares of our Class B Common Stock, and the reimbursable expenses were paid in cash and the agreement was terminated upon the completion of the Quorum acquisition on December 30, 2003.

Nexstar Transactions with Banc of America Capital Investors L.P.

In August 2001, Nexstar Broadcasting Group, L.L.C., the predecessor of Nexstar Broadcasting Group, issued mandatorily redeemable 15% Series AA preferred membership interests and common membership interests to Banc of America Capital Investors L.P., or BACI, for total consideration of $40.0 million. BACI received approximately $55.0 million of the proceeds from the initial public offering of Nexstar Broadcasting Group to redeem the mandatorily redeemable 15% Series AA preferred membership interests, plus accrued yield and redemption premium, in accordance with their terms. In connection with Nexstar Broadcasting Group’s corporate reorganization, BACI’s common membership interests were converted into 1,362,528 shares of Class C common stock of Nexstar Broadcasting Group. Accordingly, BACI owns all of Nexstar Broadcasting Group’s Class C common stock. In connection with the issuance of the series AA preferred interests, BACI received approximately $811,000 in placement fees. In the first quarter of 2002 and the first quarter of 2003, tax-related distributions were made to BACI in the amounts of $1.4 million and $1.5 million, respectively, in connection with their ownership of the Series AA preferred membership interests. These amounts were deducted from the amount paid to BACI to redeem the Series AA preferred membership interests. Upon the conversion of ABRY’s Series BB preferred membership interests into common interests, Nexstar Broadcasting Group made an antidilution issuance of common membership interests to BACI. BACI is affiliated with Banc of America Securities LLC, one of the underwriters in Nexstar Broadcasting Group’s initial public offering and one of the initial purchasers in this offering.

Nexstar and Mission Transactions with Bank of America, N.A. and Banc of America Securities LLC

Senior Credit Facilities

On June 1, 1999, we and Mission each entered into senior secured credit facilities in the aggregate amount of $250.0 million with Bank of America, N.A., an affiliate of BACI, one of Nexstar Broadcasting Group’s principal stockholders. Bank of America, N.A. acted as lender and administrative agent in connection with the senior credit facilities and received approximately $150,200 in fees for its services. In addition, Banc of America Securities LLC acted as sole lead arranger and sole book manager and received approximately $375,000 in fees for its services. Pursuant to the senior credit facilities, we and Mission also paid Bank of America, N.A. quarterly commitment fees in the aggregate amounts of approximately $19,300 in 1999 and $60,600 in 2000.

On January 12, 2001, we and Mission each entered into new senior secured credit facilities in the aggregate amount of $275.0 million with Bank of America, N.A., which replaced the June 1999 senior credit facilities. Bank of America, N.A. acted as lender and administrative agent in connection with the senior credit facilities and received approximately $658,000 in fees for its services. In addition, Banc of America Securities LLC acted as sole lead arranger and sole book manager and received approximately $2.6 million in fees for its services. Pursuant to the senior credit facilities, we and Mission also paid Bank of America, N.A. quarterly commitment fees in the aggregate amount of approximately $101,300 in 2001.

On June 14, 2001, we entered into an amendment to our senior credit facilities to create the Term A loan facility and Term B loan facility. Bank of America, N.A. and Banc of America Securities LLC did not receive any fees in connection with the amendment.

On November 14, 2001, we and Mission entered into amendments to our respective senior credit facilities to adjust financial covenants effective September 30, 2001 and future periods and to reduce Nexstar Finance’s revolving credit facility and increase Mission’s revolving credit facility. In connection with these amendments, Bank of America, N.A. received approximately $52,800 in fees.

On June 5, 2002, we and Mission entered into amendments to our respective senior credit facilities to allow us to undertake Nexstar Broadcasting Group, Inc.’s corporate reorganization and related transactions. In connection with the amendment, Bank of America, N.A. and Banc of America Securities LLC received a fee of approximately $172,400.

On February 13, 2003, we and Mission each entered into new senior secured credit facilities in the aggregate amount of $265 million with Bank of America, N.A., which replaced the January 2001 senior credit facilities. Bank of America, N.A. again acted as lender and administrative agent and received approximately $125,000 in fees for its services. Banc of America Securities LLC acted as a joint lead arranger and joint book manager with Bear, Stearns & Co. Inc. and received approximately $2.0 million in fees for its services. Pursuant to the senior credit facilities, Bank of America, N.A. will receive annual fees of approximately $100,000 for its services as administrative agent.

On September 5, 2003, we and Mission each entered into a limited consent and waiver with the lenders under our respective credit agreements to consent to and waive any defaults thereunder as a result of the execution and delivery of a management and consulting services agreement between Nexstar Management Inc. and Quorum and a merger agreement between Quorum and us in relation to the Quorum acquisition. This consent and waiver did not extend to the consummation of the Quorum acquisition. In connection with such consent and waiver, Bank of America, N.A. was reimbursed for its reasonable expenses.

Unsecured Interim Loan

On January 12, 2001, Banc of America Bridge LLC acted as lender and lead arranger in connection with an unsecured interim loan to us in the amount of $40.0 million. Of this amount, $30.0 million was repaid in connection with our offering of 12% senior subordinated notes due 2008. The remaining $11.2 million (including accrued interest) was repaid with proceeds from Nexstar Holdings’ offering of the 16% senior discount notes due 2009. Banc of America Bridge LLC received approximately $1.1 million in fees for its services.

Senior Subordinated Notes

On March 16, 2001, we issued $160.0 million of 12% senior subordinated notes due 2008. Banc of America Securities LLC was an initial purchaser and the sole book-running manager in connection with the offering and received approximately $3.0 million in underwriting discounts and commissions in connection with the offering.

Banc of America Securities LLC was one of the initial purchasers and the lead manager in connection with the offering of senior subordinated notes hereby and received approximately $1.2 million in underwriting discounts and commissions in connection with the offering.

Senior Discount Notes

On May 17, 2001, Nexstar Holdings issued 36,988 units, each consisting of $1,000 aggregate principal amount at maturity of 16% senior discount notes due 2009 and a non-voting equity interest in Nexstar Broadcasting Group. Banc of America Securities LLC was an initial purchaser and the sole book-running manager in connection with the offering and received approximately $333,000 in underwriting discounts and commissions in connection with the offering. Banc of America Securities LLC continues to own a portion of the units.

On March 27, 2003, Nexstar Holdings issued $130.0 million principal amount at maturity of 11 3/8% senior discount notes due 2013. Banc of America Securities LLC was an initial purchaser and a joint book-running manager with Bear, Stearns & Co. Inc. and received approximately $930,000 in underwriting discounts and commissions in connection with the offering.

Interest Rate Swap Agreements

On November 26, 2001, Nexstar Broadcasting Group, L.L.C. entered into a $93.3 million interest rate swap agreement with respect to its senior credit facilities. Bank of America, N.A. acted as sole agent for the transaction and received approximately $400,000 in fees for its services.

Initial Public Offering

Banc of America Securities LLC acted as the joint lead manager and sole book-running manager in connection with Nexstar Broadcasting Group’s initial public offering for which it received total underwriting discounts and commission of $3.8 million.

Quorum’s Common Membership Interests

On December 17, 2003, Banc of America Securities LLC purchased from Putnam Diversified Income Trust and Putnam High Yield Advantage Fund common membership interests of Quorum for a price of $90,820.70. In connection with the Quorum acquisition, we redeemed these common membership interests for approximately $120,984.00.

Quorum Transactions with Bank of America, N.A.

On April 16, 1999, Quorum entered into senior secured credit facilities in the aggregate amount of $240.0 million with Nationsbank N.A., which subsequently merged with and into Bank of America, N.A. Nationsbank

N.A. acted as co-managing agent in connection with the senior credit facilities. In addition, NationsBanc Montgomery Securities LLC, which subsequently merged with and into Bank of America, N.A., acted as sole lead arranger and book manager in connection with the senior credit facilities. Nationsbank N.A. and NationsBanc Montgomery Securities LLC received aggregate fees of $2,581,716 for their services.

On June 23, 2000, Quorum entered into an amendment to its senior credit facilities to adjust certain financial covenants and to allow Quorum to draw upon funds available pursuant to a capital contribution agreement and to cure any financial covenant default. In connection with the amendment, Bank of America, N.A. received $18,380 in fees.

On May 4, 2001, Quorum entered into an amendment to its senior credit facilities to allow it to sell certain of its assets, issue a convertible subordinated note to ABRY and to adjust certain financial covenants. Bank of America, N.A. did not receive any fees in relation to this amendment.

On May 15, 2001, Quorum entered into an amendment to its senior credit facilities to allow Quorum to issue discount notes. In connection with the amendment, Bank of America, N.A. received approximately $28,836 in fees.

On February 28, 2002, Quorum entered into an amendment to its senior credit facilities to adjust financial covenants and shorten the maturity of the debt. In connection with the amendment, Bank of America, N.A. received $45,644 in fees.

On September 5, 2003, Quorum entered into an amendment to its senior credit facilities to amend certain covenants and the amortization schedule. In connection with the amendment, Bank of America, N.A. received $56,507 in fees.

Transactions with Perry A. Sook

Equity Transactions

Perry A. Sook, our President and Chief Executive Officer, made the following investments in Nexstar Broadcasting Group, L.L.C.:

•	In June 1996, Mr. Sook purchased approximately $78,000 of common membership interests;

•	In April 1997, Mr. Sook purchased approximately $462,000 of common membership interests;

•	In January 1998, Mr. Sook purchased approximately $986,000 of common membership interests;

•	In November 1999, Mr. Sook purchased approximately $78,000 of common membership interests;

•	In January 2001, Mr. Sook purchased approximately $390,000 of common membership interests; and

•	In August 2001, Mr. Sook purchased approximately $651,000 of common membership interests.

In connection with our corporate reorganization, Mr. Sook owns 387,087 shares of our Class B Common Stock upon conversion of his common membership interests.

Perry A. Sook Guaranty

Pursuant to an individual loan agreement dated January 5, 1998, Bank of America, N.A., an affiliate of Banc of America Securities LLC, which was one of the underwriters of our initial public offering on November 28, 2003, established a loan facility under which Mr. Sook was allowed to borrow an aggregate amount of up to $3.0 million, of which approximately $3.0 million in principal amount of loans were outstanding under that facility immediately prior to our initial public offering. The proceeds of those loans have been used by Mr. Sook, in part to, invest in us. We have guaranteed the payment of up to $3.0 million in principal amount of those loans. In addition, Mr. Sook’s employment agreement contains and, since 1998 has contained, provisions requiring us to provide a loan to Mr. Sook, had Mr. Sook not been able to secure a third-party loan, to meet any obligations to pay interest and fees on the Bank of America loan. The original employment agreement, as amended, was scheduled to terminate in December 31, 2004 and contained automatic one-year extensions if not cancelled by either party with 90 days notice. In August 25, 2003, we amended Mr. Sook’s employment agreement to, among other things, extend the termination date of the employment agreement to December 31, 2008. No amendments were made to the provision requiring us to provide a loan to Mr. Sook as described above or to the guaranty. We do not believe that this extension of Mr. Sook’s employment agreement was a “material modification” of the provision requiring us to provide a loan or of the guaranty, each as described above, and consequently we do not believe that the extension was a violation of the Sarbanes-Oxley Act of 2002. Nevertheless, there is no case law directly on point, and we cannot assure you that a court would not decide differently. It is unclear what the consequences to us would be if a court determined the extension constituted a “material modification” of the provision requiring us to provide a loan as described above; however, we do not believe that any consequences would have a material adverse effect. Mr. Sook’s loan expires on December 31, 2004. In accordance with the requirements of the Sarbanes-Oxley Act of 2002, our guarantee of Mr. Sook’s loan will not be renewed after the expiration of Mr. Sook’s existing loan. Upon the completion of the initial public offering, we paid Mr. Sook a success fee of $4 million with which he repaid the loan in full. Simultaneous with the repayment of the loan, the guaranty was terminated.

Transactions between Nexstar and Mission

Local Service Agreements

We have local service agreements in place with Mission in eleven markets: Erie, Pennsylvania; Wichita Falls, Texas-Lawton, Oklahoma; Wilkes Barre-Scranton, Pennsylvania; Joplin, Missouri; Abilene-Sweetwater, Texas; San Angelo, Texas; Terre Haute, Indiana; Amarillo, Texas; Billings, Montana; Lubbock, Texas; and Springfield, Missouri.

In Erie, Pennsylvania, we have a time brokerage agreement dated as of April 1, 1996, as amended, which expires on August 16, 2006 and may be renewed for one term of five years with 90 days notice. This agreement allows us to program most of WFXP’s broadcast time, sell the station’s advertising time and retain the advertising revenue in exchange for monthly payments to Mission.

In Wichita Falls, Texas-Lawton, Oklahoma, we have a shared services agreement dated as of June 1, 1999, which has an initial term of 10 years. Under this agreement, Nexstar agreed to share the costs of certain services that Nexstar’s station KFDX and Mission’s stations KJTL and KJBO-LP individually incur. These shared services include news production, technical maintenance and security but do not include the services of senior management personnel, programming or sales. In consideration of services provided to KJTL and KJBO LP by KFDX personnel, Mission pays Nexstar a monthly service fee, calculated based on the cash flow of KJTL and KJBO-LP. On January 1, 2004, the shared service fee was amended to a flat fee of $70,000 per month.

Also in Wichita Falls, Texas-Lawton, Oklahoma, we have a joint sales agreement for the sale of commercial time dated as of June 1, 1999, which has an initial term of 10 years. Under this agreement, Nexstar purchases advertising time on KJTL and KJBO-LP and retains the advertising revenue, in return for payments to Mission of $100,000 per month, which may be adjusted according to Mission’s expenses. On January 1, 2004, the fee related to the joint sales agreement was amended. The revised fee is 70% of the KJTL/KJBO-LP revenue collected each month.

In Wilkes Barre-Scranton, Pennsylvania, we have a shared services agreement dated as of January 5, 1998, which has an initial term of 10 years. The terms of this agreement are substantially similar to the terms of Nexstar’s shared services agreement in Wichita Falls except for the monthly fee, which is $250,000 per month. It obligates Nexstar’s station, WBRE, to perform certain services for Mission’s station, WYOU.

Also in Wilkes Barre-Scranton, Pennsylvania, we have a joint sales agreement for the sale of commercial time for WYOU dated as of June 30, 2003, the term of which will begin only at the later of (a) the 10th day after our written notice to Mission and (b) the satisfaction of certain requirements, if any, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”). The terms of this agreement are substantially similar to the terms of our joint sales agreements in Wichita Falls and Terre Haute.

In Joplin, Missouri-Pittsburg, Kansas, we have a shared services agreement dated as of April 1, 2002, which has an initial term of 10 years. The terms of this agreement are substantially similar to the terms of our shared services agreement in Wichita Falls. It obligates Nexstar’s station, KSNF, to perform certain services for Mission’s station, KODE.

Also in Joplin, Missouri-Pittsburg, Kansas, we have a joint sales agreement for the sale of commercial time for KODE dated as of June 30, 2003, the term of which will begin only at the later of (a) the 10th day after our written notice to Mission and (b) the satisfaction of certain requirements, if any, under the HSR Act. The terms of this agreement are substantially similar to the terms of our joint sales agreements in Wichita Falls and Terre Haute.

In Abilene-Sweetwater and San Angelo, Texas, we have a shared services agreement dated as of June 13, 2003, which has an initial term of 10 years. The terms of this agreement are substantially similar to the terms of Nexstar’s shared services agreement in Wichita Falls, except for the monthly fee, which is $150,000 per month. It obligates Nexstar’s station, KTAB, to perform certain services for Mission’s stations, KRBC and KSAN.

Also in Abilene-Sweetwater and San Angelo, Texas, we have a joint sales agreement for the sale of commercial time for KRBC and KSAN dated as of June 30, 2003, the term of which will begin only at the later of (a) the 10th day after our written notice to Mission and (b) the satisfaction of certain requirements, if any, under the HSR Act. The terms of this agreement are substantially similar to the terms of our joint sales agreements in Wichita Falls and Terre Haute.

In Terre Haute, Indiana, we have a shared services agreement dated as of May 9, 2003, which has an initial term of 10 years. The terms of this agreement are substantially similar to the terms of our shared services agreement in Wichita Falls. It obligates our station, WTWO, to perform certain services for Mission’s station, WBAK, which Mission acquired on April 6, 2004. On January 13, 2004, the shared services fee was amended to a flat fee of $100,000 per month.

Also in Terre Haute, Indiana, we have a joint sales agreement for the sale of commercial time for WBAK dated as of May 9, 2003, which has an initial term of 10 years. Nexstar purchases advertising time from Mission for WBAK and retains the advertising revenue, in return for payments to Mission of $100,000 per month, which may be adjusted according to Mission’s expenses. On January 13, 2004, the fee related to the joint sales agreement was amended. The revise fee is 70% of the WBAK revenue collected each month.

In Amarillo, Texas, we have a shared services agreement, dated as of May 1, 1999, which has an initial term of 10 years. Under this agreement, Nexstar shares the costs of certain services that its station, KAMR, and Mission’s stations, KCIT and KCPN-LP, individually incur. These shared services include news production, technical maintenance and security but do not include the services of senior management personnel, programming and sales. In consideration of services provided to KCIT and KCPN-LP by KAMR personnel, Mission pays us a monthly servicing fee, calculated based on the cash flow of KCIT and KCPN-LP. On January 1, 2004, the shared services fee was amended to a flat fee of $60,000 per month.

Also in Amarillo, Texas, we have a joint sales agreement for the sale of commercial time, dated as of May 1, 1999, which has an initial term of nine years. Under this agreement, Nexstar purchases all of the time available for commercial announcements on KCIT and KCPN-LP for $125,000 monthly payments (which may be adjusted according to KCIT and KCPN-LP expenses) to Mission. On January 1, 2004, the fee related to the joint sales agreement was amended. The revised fee will be 70% of the KCIT/KCPN-LP revenue collected each month.

In Billings, Montana, we have a time brokerage agreement, dated as of December 14, 1994 (as amended), which has an initial term of 10 years. This agreement allows Nexstar to program most of KHMT’s broadcast time, sell the advertising time and retain the advertising revenue in exchange for monthly payments to Mission.

In Lubbock, Texas, we have a shared services agreement, dated as of February 16, 1999, which has an initial term of 10 years. Under this agreement, Nexstar shares the costs of certain services that our station, KLBK, and

Mission’s station, KAMC, individually incur. These shared services include news production, technical maintenance and security but do not include the services of senior management personnel, programming and sales. In consideration of services provided to KAMC by KLBK personnel, Mission pays Nexstar a monthly servicing fee, calculated based on the cash flow of KAMC. On December 30, 2003, the shared services fee was amended to a flat fee of $150,000 per month.

Also in Lubbock, Texas, we have a joint sales agreement for the sale of commercial time, dated February 16, 1999, which has an initial term of 10 years. Under this agreement, Nexstar purchases all of the time available for commercial announcements on KAMC for certain monthly payments (which may be adjusted according to KAMC’s expenses) to Mission. On December 30, 2003, the fee related to the joint sales agreement was amended. The revised fee is 70% of the KAMC revenue collected each month.

In Springfield, Missouri, we have a shared services agreement, dated as of February 16, 1999, which has an initial term of 10 years. The terms of this agreement are substantially similar to the terms of Nexstar’s shared services agreement in Lubbock. The agreement obligates Nexstar’s station, KDEB, to perform certain services for Mission’s station, KOLR. On December 30, 2003, the shared services fee was amended to a flat fee of $150,000 per month.

Also in Springfield, Missouri, we have a joint sales agreement for the sale of commercial time, dated February 16, 1999, which has an initial term of 10 years. Under this agreement, Nexstar purchases all of the time available for commercial announcements on KOLR for monthly payments (which may be adjusted according to KOLR’s expenses) to Mission. On December 30, 2003, the fee related to the joint sales agreement was amended. The revised fee is 70% of the KOLR revenue collected each month.

In Utica, New York, we have a shared services agreement, dated as of April 1, 2004, which as an initial term of 10 years. The terms of this agreement are substantially similar to terms of Nexstar’s shared services agreement in Lubbock. The agreement obligates Nexstar’s station, WFXV to perform certain services for Mission’s station, WUTR. Mission pays Nexstar a flat fee of $10,000 per month.

Also in Utica, New York, we have a joint sales agreement for the sale of commercial time, dated April 1, 2004, which as an initial term of 10 years. Under this agreement, Nexstar purchases all of the time available for commercial announcements on WUTR for monthly payments (which may be adjusted according to WUTR’s expenses) to Mission. Nexstar pays a fee related to the joint sales agreement of 70% of the WUTR revenue collected each month.

The table below indicates the financial arrangements we have with each of the Mission stations

Station	Type of Agreement	Consideration to Nexstar (in thousands)
		2001	2002	2003
WYOU	Shared Services Agreement	$3,993	$3,000	$3,000
KODE	Shared Services Agreement*	—	1,447	1,929
KRBC/KSAN	Shared Services Agreement**	—	—	830

	Total	$3,993	$4,447	$5,759

*	Agreement became effective April 1, 2002. The monthly payment is based on 90% of available cash flow.
**	Agreement became effective June 13, 2003.

Station*	Type of Agreement	Consideration to Mission (in thousands)
		2001	2002	2003
KJTL/KJBO-LP	Joint Sales/Shared Services Agreement	$1,907	$1,713	$1,637
WFXP	Time Brokerage Agreement	153	156	143
WBAK	Joint Sales/Shared Services Agreement**	—	—	77
KOLR	Joint Sales/Shared Services Agreement	5,401	5,640	7,929
KCIT/ KCPN-LP	Joint Sales/Shared Services Agreement	2,939	2,436	2,741
KAMC	Joint Sales/Shared Services Agreement	5,836	3,444	4,570

	Total	$16,236	$13,389	$17,097

*	The purchases of KHMT was not accounted for as a pooling and therefore, no amounts are shown for the history. The purchase WUTR closed in April 2004 with no previous time brokerage agreement, thus there is nothing to disclose.
**	Agreement became effective on May 9, 2003.

Option Agreements

In consideration of Nexstar’s guarantee of indebtedness incurred by Mission, Nexstar has options to purchase the assets of Mission’s stations in Erie, Joplin, Wichita Falls, Wilkes Barre-Scranton, Abilene, San Angelo, Amarillo, Billings, Lubbock, Springfield, Terre Haute and Utica subject to prior FCC approval. Mission’s owner, David S. Smith, is a party to these option agreements. David S. Smith is not related in any way to David D. Smith, the chief executive officer of Sinclair Broadcast Group.

•	In Erie, Nexstar has an option agreement with Mission and David S. Smith, dated as of November 30, 1998, as amended, to acquire the assets of WFXP.

•	In Joplin, Nexstar has an option agreement with Mission and David S. Smith, dated as of April 24, 2002, as amended, to acquire the assets of KODE.

•	In Wichita Falls, Nexstar has an option agreement with Mission and David S. Smith, dated as of June 1, 1999, as amended, to purchase the assets of KJTL and KJBO-LP.

•	In Wilkes Barre-Scranton, Nexstar has an option agreement with Mission and David S. Smith, dated as of May 19, 1998, as amended, to purchase the assets of WYOU.

•	In Abilene-Sweetwater and San Angelo, Texas, Nexstar has an option agreement with Mission and David S. Smith, dated as of June 13, 2003 to purchase the assets of KRBC and KSAN, which Mission acquired on June 13, 2003.

•	In Terre Haute, Indiana, Nexstar has an option agreement with Mission and David S. Smith, dated as of May 9, 2003, to purchase the assets of WBAK.

•	In Amarillo, Texas, Nexstar has an option agreement with Mission and David S. Smith, dated as of May 1, 1999, to purchase the assets of KCIT and KCPN-LP.

•	In Billings, Montana, Nexstar has an option agreement with Mission and David S. Smith, dated December 30, 2003, to acquire the assets of KHMT.

•	In Lubbock, Texas, Nexstar has an option agreement with Mission and David S. Smith, dated December 30, 2003 to acquire the assets of KAMC.

•	In Springfield, Missouri, Nexstar has an option agreement with Mission and David S. Smith, dated December 30, 2003 to acquire the assets of KOLR.

•	In Utica, New York, Nexstar has an option agreement with Mission and David S. Smith, dated April 1, 2004, to acquire the assets of WUTR.

Under the terms of these option agreements, we may exercise our option upon written notice to the counterparty to the relevant option agreement. In each option agreement, the exercise price is the greater of (i) seven times the station’s cash flow during the prior twelve months (minus the station’s debt) and (ii) the station’s debt. Mission and/or David S. Smith may terminate each option agreement by written notice any time after the seventh anniversary date of the relevant option agreement.

Management Agreement

Mission, Mission of Amarillo, David S. Smith and Nancie J. Smith, the wife of David S. Smith, are parties to a compensation agreement. Under this agreement, Mission and Mission of Amarillo together pay David S. Smith up to $200,000 per year for certain management services and pays Nancie J. Smith by the hour for certain management services.

Stockholders Agreement

In connection with Nexstar Broadcasting Group’s corporate reorganization, Nexstar Broadcasting Group, ABRY, Perry A. Sook and other stockholders entered into a stockholders agreement, pursuant to which ABRY and Perry A. Sook agree to vote their equity interests in Nexstar Broadcasting Group to elect Mr. Sook and five persons designated by ABRY to the board of directors. The number of persons that ABRY is entitled to designate to our board under the agreement will be reduced if the number of shares of Nexstar Broadcasting Group’s common stock that they hold falls beneath set thresholds. Directors designated by ABRY may be removed only by the party or parties entitled to nominate them. Also pursuant to the stockholders agreement, we granted the parties certain registration rights.

DESCRIPTION OF OTHER INDEBTEDNESS

Senior Credit Facilities

In connection with the Quorum and VHR acquisitions and this offering, we and Mission entered into amended senior credit facilities with Bank of America, N.A. as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent, and a syndicate of other lenders. Our senior credit facilities provide for an aggregate borrowing limit of up to $275.0 million. Our amended senior credit facilities consist of a $55.0-million seven-year term loan facility and a $50.0-million six-year revolving credit facility. Mission’s amended senior credit facilities consist of a $140.0-million seven-year term loan facility and a $30.0-million six-year revolving credit facility.

We and Mission used initial borrowings under these senior credit facilities to refinance the existing senior debt and to finance the Quorum and VHR acquisitions, respectively. Additional borrowings will be available to finance permitted acquisitions and for other general corporate purposes. As of December 31, 2003, we and Mission had approximately $70.0 million of unused borrowing capacity under the amended senior credit facilities.

Nexstar Broadcasting Group, Inc. and each of its direct and indirect subsidiaries and Mission guarantee Nexstar’s $50.0 million revolving credit facility and its $55.0 million term loan facility. Nexstar Broadcasting Group, Inc. and each of its direct and indirect subsidiaries, including us, guarantee Mission’s $140.0 million term loan facility and its $30.0 million revolving facility. In addition, these senior credit facilities are secured by the following:

•	substantially all of the equity interests of Nexstar Broadcasting Group Inc.’s subsidiaries; and

•	all other assets (other than FCC licenses and, unless requested in writing by Bank of America, real estate assets) owned by Nexstar Broadcasting Group, Inc. and its direct and indirect subsidiaries and by Mission.

Borrowings under the senior credit facilities bear interest at a floating rate, which can be either a base rate plus an applicable margin or, at our option, a Eurodollar rate plus an applicable margin. Base rate is defined in the senior credit facilities as the higher of (x) the Bank of America prime rate and (y) the federal funds effective rate, plus 0.5% per annum. Eurodollar loans bear interest at the British Bankers Association Interest Settlement Rate, as specified in the senior credit facilities.

The applicable margin for the term loan facilities is 1.00% for base rate loans and 2.25% for Eurodollar loans. Until March 31, 2004, the applicable margin for the revolving credit facilities is 1.5% for the base rate loans and 2.75% for the Eurodollar loans. Thereafter, subject to our total leverage ratio, the applicable base rate margin for the revolving credit facilities vary from 0.5% to 1.75% and the applicable Eurodollar rate margin vary from 1.75% to 3.00%.

The interest rate payable under the senior credit facilities will increase by 2.0% per annum during the continuance of an event of default.

Commitment fees on unused commitments under the revolving credit facilities are determined by a formula based on our total leverage ratio. Our initial commitment fee was 0.50%, and will decline to 0.375% when our total leverage ratio is less than 5.50x.

Prior to the maturity date, funds under the revolving credit facilities may be borrowed, repaid, and reborrowed, without premium or penalty. The revolving credit facilities will be due in full at maturity on December 31, 2009. The principal amount under each of the term loans will, commencing on March 31, 2004 and ending on December 31, 2010, reduce quarterly by the following annual amounts:

Year	Reduction Amount
Fiscal Year ending December 31, 2003	0.0%
Fiscal Year ending December 31, 2004	1.0%
Fiscal Year ending December 31, 2005	1.0%
Fiscal Year ending December 31, 2006	1.0%
Fiscal Year ending December 31, 2007	1.0%
Fiscal Year ending December 31, 2008	1.0%
Fiscal Year ending December 31, 2009	1.0%
Fiscal Year ending December 31, 2010	94.0%

Voluntary prepayments of amounts outstanding under our senior credit facilities will be permitted at any time, so long as we give notice as required by the facility. However, if a prepayment is made with respect to a Eurodollar loan, and the prepayment is made on a date other than an interest payment date, we must pay a fee to compensate the lender for losses and expenses incurred as a result of the prepayment.

We will be required to prepay amounts outstanding under the senior credit facilities in an amount equal to:

•	50% of the net proceeds of any equity issuances by Nexstar Broadcasting (other than the net proceeds of the initial public offering of Nexstar Broadcasting Group, Inc.) and 100% of the net proceeds of any equity issuances by Mission, reduced, so long as no default or event of default exists on the date of such issuance, to the extent that any such net proceeds are to be used in connection with permitted acquisitions;

•	100% of the net proceeds of certain debt issuances, reduced, so long as no default or event of default exists on the date of such issuance, to the extent that any such net proceeds are to be used in connection with permitted acquisitions;

•	100% of the net cash proceeds of any disposition of assets (excluding dispositions made in the ordinary course of business and dispositions of certain assets no longer used or useful in the business), subject with respect to Nexstar to a $1.0 million basket, reduced to the extent that any such net cash proceeds are to be reinvested in assets used in the business;

•	100% of all insurance recoveries in excess of amounts used to replace or restore any properties, subject to a $1.0 million basket, reduced to the extent that such insurance recoveries are reinvested within 365 days;

•	75% of the excess cash flow of Nexstar (reduced by $1.0 million) when the total leverage ratio is greater than 5.50x, 50% of the excess cash flow of Nexstar (reduced by $1.0 million) when the total leverage ratio is less than 5.50x but greater than or equal to 4.50x on the last day of two consecutive fiscal quarters during the fiscal year and 0% of excess cash flow of Nexstar when the total leverage ratio is less than 4.50x on the last day of two consecutive fiscal quarters during the fiscal year, commencing with the fiscal year ending December 31, 2003, in all cases subject to a $1.0 million per annum basket; and

•	the amount, if any, by which outstanding borrowings under the Nexstar facilities exceed the commitments.

All mandatory prepayments must be used to repay loans outstanding under Nexstar’s or Mission’s credit facilities on a pro rata basis, but shall not reduce the Nexstar or Mission revolving credit facility.

The senior credit facilities require us to meet certain financial tests, including without limitation, a minimum interest coverage ratio, a minimum fixed charge coverage ratio, a maximum senior leverage ratio and a maximum total leverage ratio. In addition, the senior credit facilities contain certain covenants that, among other things, limit the incurrence of additional indebtedness, investments, dividends, transactions with affiliates, asset sales, acquisitions, capital expenditures, film cash payments, mergers and consolidations, liens and encumbrances and other matters customarily restricted in such agreements.

The senior credit facilities contain customary events of default, including without limitation, payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain other indebtedness in excess of specified amounts, certain events of bankruptcy and insolvency, judgements in excess of specified amounts, ERISA defaults, termination of material licenses, failure of any guaranty or security document supporting the senior credit facilities to be in full force and effect and a change of control.

Senior Subordinated Notes due 2008

On March 16, 2001, we issued $160.0 million of 12% senior subordinated notes due 2008 at a price of 96.012%. The senior subordinated notes mature on April 1, 2008. Interest is payable every six months in arrears on April 1 and October 1. The senior subordinated notes are guaranteed by all of the domestic existing and future restricted subsidiaries of Nexstar and by Mission. They are general unsecured senior subordinated obligations subordinated to all of our senior debt. The senior subordinated notes are redeemable on or after April 1, 2005 and we may redeem up to 35% of the aggregate principal amount of the senior subordinated notes before April 1, 2004 with the net cash proceeds from qualified equity offerings.

The senior subordinated notes contain covenants that are similar to the covenants of the Notes offered hereby.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the word “Nexstar” refers only to Nexstar Broadcasting, Inc. and not to any of its subsidiaries. Reference to “Notes” means both the old notes and exchange notes.

The following description is a summary of the material provisions of the Indenture and the registration rights agreement. It does not restate those agreements in their entirety. We urge you to read the Indenture and the registration rights agreement because they, and not this description, define your rights as holders of the notes. Copies of the Indenture and the registration rights agreement are available as set forth below under “—Additional Information.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the Indenture.

The registered Holder of a Note will be treated as the owner of it for all purposes. Only registered Holders will have rights under the Indenture.

Brief Description of the Notes and the Guarantees

The Notes

The Notes:

•	are general unsecured obligations of Nexstar;

•	are subordinated in right of payment to all existing and future Senior Debt;

•	are pari passu in right of payment with any future senior subordinated Indebtedness of Nexstar; and

•	are unconditionally guaranteed, jointly and severally, by the Guarantors.

The Guarantees

The Notes are guaranteed by all of Nexstar’s current and future Domestic Subsidiaries and the Mission Entities.

As of the date hereof Nexstar does not have any subsidiaries and the only Mission Entity is Mission Broadcasting, Inc.

Each guarantee of the Notes:

•	is a general unsecured obligation of the Guarantor;

•	is subordinated in right of payment to all existing and future Senior Debt; and

•	is pari passu in right of payment with any future senior subordinated Indebtedness of that Guarantor.

As of December 31, 2003, Nexstar and the Guarantors would have had total indebtedness of approximately $488.8 million of which $205.0 million would have been Senior Debt. As indicated above and as discussed in detail below under the caption “—Subordination,” payments on the Notes and under these guarantees will be subordinated to the payment of Senior Debt. The Indenture will permit us and any guarantor to incur additional Senior Debt.

As of the date of the Indenture, all of our subsidiaries and all of the Mission Entities and all of the Quorum entities that were to become our subsidiaries upon completion of the Quorum Acquisition were to be “Restricted Subsidiaries.” However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the Indenture. Our Unrestricted Subsidiaries will not guarantee the Notes.

Principal, Maturity and Interest

Nexstar will issue exchange notes initially in an aggregate principal amount of $125.0 million. Nexstar may issue additional Notes under the Indenture from time to time after this offering. Any offering of additional Notes is subject to the covenant described below under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock.” The Notes and any additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Nexstar will issue Notes in denominations of $1,000 and integral multiples of $1,000. The Notes will mature on January 15, 2014.

Interest on the Notes will accrue at the rate of 7% per annum and will be payable semi-annually in arrears on January 15 and July 15, commencing on July 15, 2004. Nexstar will make each interest payment to the Holders of record on the immediately preceding January 1 and July 1.

Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to Nexstar, Nexstar will pay all principal, interest and premium and Liquidated Damages, if any, on that Holder’s Notes in accordance with those instructions. All other payments on the Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless Nexstar elects to make interest payments by check mailed to the Holders at their address set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Nexstar may change the paying agent or registrar without prior notice to the Holders of the Notes, and Nexstar or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. Nexstar is not required to transfer or exchange any Note selected for redemption. Also, Nexstar is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Note Guarantees

The Notes will be guaranteed by each of Nexstar’s current and future Domestic Subsidiaries and each of the Mission Entities. As of the date hereof Nexstar does not have any subsidiaries and the only Mission Entity is Mission Broadcasting, Inc. These Note Guarantees will be joint and several obligations of the Guarantors. Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law. See “Risk Factors—Fraudulent Conveyance Matters—Federal and state statutes allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of the Notes and require Nexstar’s noteholders to return payments received from guarantors.”

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than Nexstar or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger assumes all the obligations of that Guarantor under the Indenture, its Note Guarantee and the registration rights agreement pursuant to a supplemental Indenture satisfactory to the trustee; or

(b) the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture.

The Note Guarantee of a Guarantor will be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either immediately before or immediately after giving effect to such transaction) a Restricted Subsidiary of Nexstar Finance if the sale or other disposition complies with the “Asset Sale” provisions of the Indenture; or

(2) in connection with any sale of all of the Capital Stock of a Guarantor to a Person that is not (either immediately before or immediately after giving effect to such transaction) a Restricted Subsidiary of Nexstar, if the sale complies with the “Asset Sale” provisions of the Indenture; or

(3) if Nexstar designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4) in connection with any transaction whereby a Guarantor is no longer a Restricted Subsidiary immediately after giving effect to such transaction if the transaction complies with the “Asset Sale Provisions” of the Indenture; or

(5) upon the discharge or release of all guarantees of such Guarantor, and all pledges of property or assets of such Guarantor securing all other Indebtedness of Nexstar and the Restricted Subsidiaries, which resulted in the creation of such Note Guarantee pursuant to the covenant “—Certain Covenants – Limitations on Issuances of Guarantees of Indebtedness.”

Subordination

The payment of principal, interest and premium and Liquidated Damages, if any, on the Notes will be subordinated to the prior payment in full in cash or Cash Equivalents of all Senior Debt of Nexstar, including Senior Debt incurred after the date of the Indenture.

The holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of Senior Debt (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt), whether or not a claim for such interest would be allowed in such proceeding before the Holders of Notes will be entitled to receive any payment with respect to the Notes or on account of any purchase or redemption or other acquisition of any Note (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance” so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein), in the event of any distribution to creditors of Nexstar Finance:

(1) in a liquidation or dissolution of Nexstar;

(2) in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Nexstar or its property;

(3) in an assignment for the benefit of creditors; or

(4) in any marshaling of Nexstar’s assets and liabilities.

Neither Nexstar nor any Guarantor may make any payment in respect of the Notes or on account of any purchase or redemption or other acquisition of any Note (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance” so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein) if:

(1) a default in the payment of the principal of, or premium, if any, or interest on, or any fees or other amounts relating to Designated Senior Debt occurs and is continuing beyond any applicable grace period; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt that permits holders of that series of Designated Senior Debt to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the holders of any Designated Senior Debt.

Payments on the Notes (including any missed payments) may and will be resumed:

(1) in the case of a payment default, upon the date on which such default is cured or waived; and

(2) in the case of a nonpayment default, upon the earlier of the date on which such nonpayment default is cured or waived, 179 days after the date on which the applicable Payment Blockage Notice is received, or the date on which the trustee receives notice from the holders or any representative of the holders of Designated Senior Debt to terminate the applicable Payment Blockage Notice, unless the maturity of any Designated Senior Debt has been accelerated.

No new Payment Blockage Notice may be delivered unless and until 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee will be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of not less than 90 days.

If the trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance” so long as, on the date or dates the respective amounts were paid into trust, such payments were made without violating the subordination provisions described herein) when the payment is prohibited by these subordination provisions, the trustee or the Holder, as the case may be, will hold the payment in trust for the benefit of the holders of Senior Debt. Upon the proper written request of the holders of Senior Debt, the trustee or the Holder, as the case may be, will deliver the amounts in trust to the holders of Senior Debt or their proper representative.

Nexstar must promptly notify holders of Senior Debt of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of Nexstar, Holders of Notes may recover less ratably than creditors of Nexstar Finance who are holders of Senior Debt. See “Risk Factors—Subordination—Your right to receive payment on the Notes and the guarantees is junior to all of Nexstar’s and the guarantor’s senior debt.”

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreements; and

(2) any other Senior Debt permitted under the indenture the principal amount of which is $25.0 million or more and that has been designated by Nexstar Finance as “Designated Senior Debt.”

“Permitted Junior Securities” means:

(1) Equity Interests in Nexstar or any Guarantor; or

(2) debt securities that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under the Indenture.

“Senior Debt” means:

(1) all Indebtedness of Nexstar or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of Nexstar or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by Nexstar Finance;

(2) any intercompany Indebtedness of Nexstar or any of its Restricted Subsidiaries to Nexstar or any of its Affiliates;

(3) any trade payables; or

(4) the portion of any Indebtedness that is incurred in violation of the Indenture.

Optional Redemption

At any time prior to January 15, 2007, Nexstar may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the indenture at a redemption price of 107.0% of the principal amount, plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1) at least 65% of the aggregate principal amount of Notes originally issued under the Indenture remains outstanding immediately after the occurrence of such redemption (excluding Notes held by Nexstar Finance and its Subsidiaries); and

(2) the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Except pursuant to the preceding paragraph, the Notes will not be redeemable at Nexstar’s option prior to January 15, 2009.

On or after January 15, 2009, Nexstar may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on January 15 of the years indicated below:

Year	Percentage
2009	103.500%
2010	102.333%
2011	101.167%
2012 and thereafter	100.000%

Mandatory Redemption

Nexstar is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require Nexstar to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, Nexstar will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest and Liquidated Damages, if any, on the Notes repurchased, to the date of purchase. Within 60 days following any Change of Control, Nexstar will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed pursuant to the procedures required by the Indenture and described in such notice. Nexstar will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, Nexstar will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the Indenture by virtue of such conflict.

On the Change of Control Payment Date, Nexstar will, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(3) deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by Nexstar.

The paying agent will promptly mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 90 days following a Change of Control, Nexstar will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. Nexstar will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The provisions described above that require Nexstar to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that Nexstar repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

Nexstar will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Nexstar and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Nexstar and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require Nexstar to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Nexstar and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

(A) Nexstar and the Guarantors will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) Nexstar or the Guarantor (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) the fair market value is determined by Nexstar’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(3) at least 75% of the consideration received in the Asset Sale by Nexstar, such Guarantor or such Restricted Subsidiary is in the form of cash or Cash Equivalents, except to the extent Nexstar is undertaking a Permitted Asset Swap. For purposes of this provision and the next paragraph, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Nexstar’s, such Guarantor’s or such Restricted Subsidiary’s most recent balance sheet, of Nexstar, any Guarantor or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Nexstar, such Guarantor or such Restricted Subsidiary from further liability; and

(b) any securities, Notes or other obligations received by Nexstar, such Guarantor or any such Restricted Subsidiary from such transferee that are converted by Nexstar, such Guarantor or such Restricted Subsidiary within 90 days into cash or Cash Equivalents, to the extent of the cash received in that conversion.

The 75% limitation referred to in clause (3) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the preceding provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

Notwithstanding the foregoing, Nexstar, a Guarantor or any Restricted Subsidiary will be permitted to consummate an Asset Sale without complying with the foregoing if:

(x) Nexstar, such Guarantor or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of;

(y) the fair market value is determined by Nexstar’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an officers’ certificate delivered to the trustee; and

(z) at least 75% of the consideration for such Asset Sale constitutes a controlling interest in a Permitted Business, assets used or useful in a Permitted Business and/or cash;

provided that any cash (other than any amount deemed cash under clause (3)(a) of the preceding paragraph) received by Nexstar, such Guarantor or such Restricted Subsidiary in connection with any Asset Sale permitted to be consummated under this paragraph shall constitute Net Proceeds subject to the provisions of the next paragraph.

(B) Within 365 days after the receipt of any Net Proceeds from an Asset Sale, Nexstar, such Guarantor or such Restricted Subsidiary may apply those Net Proceeds at its option:

(1) to permanently repay or repurchase Senior Debt of Nexstar or any Guarantor;

(2) to acquire all or substantially all of the assets of, or a majority of the Voting Stock of, another Permitted Business;

(3) to make a capital expenditure; or

(4) to acquire other assets that are used or useful in a Permitted Business.

Pending the final application of any Net Proceeds, Nexstar may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $10.0 million, Nexstar will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, Nexstar may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

(C) Nexstar will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, Nexstar will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

Nexstar will, and will cause the Restricted Subsidiaries to utilize the proceeds of sales of assets received by it in accordance with clause (11) of the covenant described under the caption “Restricted Payments” as if such proceeds were the Net Proceeds of an Asset Sale.

The agreements governing Nexstar Finance’s and the Guarantors’ outstanding Senior Debt currently prohibit Nexstar and the Guarantors from purchasing any Notes, and also provides that certain change of control or asset sale events with respect to Nexstar and the Guarantors would constitute a default under these agreements. Any future credit agreements or other agreements relating to Senior Debt to which Nexstar and the Guarantors becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when Nexstar and the Guarantors are prohibited from purchasing Notes, Nexstar and the Guarantors could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If Nexstar and the Guarantors do not obtain such a consent or repay such borrowings, Nexstar and the Guarantors will remain prohibited from purchasing Notes. In such case, Nexstar’s failure to purchase tendered Notes would constitute an Event of Default under the indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes.

Selection and Notice

If less than all of the Notes are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No Notes of $1,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

Restricted Payments

Nexstar and the Guarantors will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of Nexstar’s, the Guarantors’ or any of the Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Nexstar, the Guarantors or any of the Restricted Subsidiaries) or to the direct or indirect holders of Nexstar’s, the Guarantor’s or any of the Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Nexstar and other than dividends or distributions payable to Nexstar, the Guarantors or the Restricted Subsidiaries);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Nexstar) any Equity Interests of Nexstar or any direct or indirect parent of Nexstar Finance (other than any such Equity Interests owned by Nexstar, the Guarantors or a Restricted Subsidiary);

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except a payment of interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) Nexstar would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Nexstar, the Guarantors and the Restricted Subsidiaries after March 27, 2003 (excluding Restricted Payments permitted by clauses (l), (2), (3), (4), (5), (7), (8), (9), (11) and (12) of the next succeeding paragraph), is less than the sum, without duplication, of:

(a) (i) 100% of the aggregate Consolidated Cash Flow of Nexstar (or, in the event such Consolidated Cash Flow shall be a deficit, minus 100% of such deficit) accrued for the period beginning on April 1, 2003 and ending on the last day of Nexstar’s most recent calendar month for which financial information is available to Nexstar ending prior to the date of such proposed Restricted Payment, taken as one accounting period, less (ii) 1.4 times Consolidated Interest Expense for the same period plus

(b) 100% of the aggregate net proceeds (including the fair market value of property other than cash) received by Nexstar or Mission as a contribution to the equity capital of Nexstar or from the issue or sale of Equity Interests of Nexstar (other than Disqualified Stock) since March 27, 2003, or of Disqualified Stock or debt securities of Nexstar issued since March 27, 2003 that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Restricted Subsidiary and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus

(c) to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after March 27, 2003, the fair market value of such Subsidiary as of the date of such redesignation, plus

(d) the aggregate amount returned in cash with respect to Investments (other than Permitted Investments) made after March 27, 2003 whether through interest payments, principal payments, dividends or other distributions, plus

(e) the net cash proceeds received by Nexstar or any of the Restricted subsidiaries from the disposition, retirement or redemption of all or any portion of such Investments referred to in clause (4) above (other than to a Restricted Subsidiary).

The preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration of the dividend, if at the date of declaration the dividend payment would have complied with the provisions of the Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of Nexstar or any Guarantor or of any Equity Interests of Nexstar in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of Nexstar (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition will be excluded from clause (3)(b) of the preceding paragraph;

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of Nexstar or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Nexstar or the payment of a dividend to any Affiliates of Nexstar to effect the repurchase, redemption, acquisition or retirement of Nexstar or Affiliate’s equity interest, that are held by any member or former member of Nexstar’s (or any of the Restricted Subsidiaries’ or any of their Affiliates’) management, or by any of their respective directors, employees or consultants; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed the sum of (a) $750,000 in any calendar year (with unused amounts in any calendar year being available to be so utilized in succeeding calendar years) and (b) the net cash proceeds to Nexstar from any issuance or reissuance of Equity Interests of [Nexstar] or its Affiliates (other than Disqualified Stock) to members of management (which are excluded from the calculation set forth in clause (3)(b) of the proceeding paragraph) and the net cash proceeds to Nexstar of any “keyman” life insurance proceeds; provided that the cancellation of Indebtedness owing to Nexstar from members of management shall not be deemed Restricted Payments;

(6) the payment of the dividends on Disqualified Stock the incurrence of which was permitted by the Indenture;

(7) repurchases of Equity Interests deemed to occur upon the exercise of stock options;

(8) payments to Affiliates of Nexstar and holders of Equity Interests in Nexstar in amounts equal to (i) the amounts required to pay any Federal, state or local income taxes to the extent that (A) such income taxes are attributable to the income of Nexstar and the Restricted Subsidiaries (but limited in the case of taxes based upon taxable income, to the extent that cumulative taxable net income subsequent to the Closing Date is positive) or (B) such taxes are related to Indebtedness between or among any of Nexstar and any of the Restricted Subsidiaries and (ii) the amounts required to pay any Federal, State or local taxes in connection with the sale of all or substantially all of the assets of a Restricted Subsidiary made in accordance with clause (11) below;

(9) so long as no Default or Event of Default exists both before and after giving effect thereto, Nexstar may authorize, declare and pay dividends to its shareholders, partners or members, as applicable, for the purpose of paying the corporate overhead expenses of Nexstar Broadcasting or its Subsidiaries in an aggregate amount for all such overhead expenses not to exceed $1,000,000 in any Fiscal Year;

(10) the retirement of any shares of Disqualified Stock of Nexstar by conversion into, or by exchange for, shares of Disqualified Stock of Nexstar, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Nexstar) of other shares of Disqualified Stock of Nexstar;

(11) the distribution of all or substantially all of the assets of a Restricted Subsidiary to a Subsidiary of Nexstar Broadcasting; provided that (x) such distribution is made within one business day of the consummation of the sale of the assets so distributed, (y) such asset sale is made in compliance with clause (A) of the covenant described above under “Asset Sales” as if the seller of such assets were a Restricted Subsidiary and (z) the Net Proceeds of such asset sale (determined as if such asset sale were an Asset Sale) are contributed to Nexstar Finance within one business day following the consummation of such asset sale; and

(12) other Restricted Payments not to exceed $10.0 million in the aggregate.

In addition, the Indenture will provide that notwithstanding anything to the foregoing, no Mission Entity shall make a Restricted Payment (other than Restricted Investments) to any person other than Nexstar or a Guarantor.

The Board of Directors of Nexstar may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by Nexstar and the Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated shall be deemed to be Restricted Payments at the time of such designation and shall reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments shall be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation shall only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

The amount of all Restricted Payments (other than cash) will be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Nexstar or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Directors whose resolution with respect thereto will be delivered to the trustee. The Board of Directors’ determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, Nexstar will deliver to the trustee an officers’ certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

Nexstar and the Guarantors will not, and will not permit any of the Restricted Subsidiaries to, directly, or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt) and that Nexstar will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that Nexstar or any Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock or preferred stock if Nexstar’s Leverage Ratio at the time of incurrence of such Indebtedness or the issuance of such Disqualified Stock or such preferred stock, as the case may be, after giving pro forma effect to such incurrence or issuance as of such date and to the use of the proceeds therefrom as if the same had occurred at the beginning of the most recently ended four full fiscal quarter period of Nexstar for which internal financial statements are available, would have been no greater than 7.0 to 1.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by Nexstar or the Restricted Subsidiaries of Indebtedness under the Credit Agreements (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Nexstar and the Restricted Subsidiaries thereunder) and related Guarantees under the Credit Agreements; provided that the aggregate principal amount of all Indebtedness of Nexstar and the Restricted Subsidiaries then classified as having been incurred pursuant to this clause (1) after giving effect to such incurrence, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (1) does not exceed an amount equal to $275.0 million less the aggregate amount applied by Nexstar and the Restricted Subsidiaries to permanently reduce the availability of Indebtedness under the Credit Agreements pursuant to the covenant described under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(2) the incurrence by Nexstar and the Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by Nexstar of Indebtedness represented by the Notes in accordance with the terms of the Indenture;

(4) the incurrence by Nexstar or any of the Restricted Subsidiaries of Permitted Refinancing Indebtedness;

(5) the incurrence by Nexstar or any of the Restricted Subsidiaries of intercompany Indebtedness between or among Nexstar and any of the Restricted Subsidiaries; provided, however, that (i) any subsequent event or issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Nexstar or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not Nexstar or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Nexstar or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (5);

(6) the incurrence by Nexstar or any of the Restricted Subsidiaries of Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding) in connection with the conduct of their respective businesses and not for speculative purposes;

(7) the guarantee by Nexstar of Indebtedness of any of the Restricted Subsidiaries so long as the incurrence of such Indebtedness by such Restricted Subsidiary is permitted to be incurred by another provision of this covenant;

(8) the guarantee by any Restricted Subsidiary of Indebtedness of Nexstar or any Guarantor;

(9) Indebtedness consisting of customary indemnification, adjustments of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition of any business or assets;

(10) Indebtedness incurred by Nexstar or any of the Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers’ compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers’ compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(11) Indebtedness of Nexstar and the Restricted Subsidiaries represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment whether through the direct purchase of assets or at least a majority of the Voting Stock of any person owning such assets, in an aggregate principal amount not to exceed $5.0 million at any time outstanding;

(12) Obligations in respect of performance and surety bonds and completion guarantees provided by Nexstar or any Restricted Subsidiary in the ordinary course of business;

(13) Acquisition Debt of Nexstar or a Restricted Subsidiary if (w) such Acquisition Debt is incurred within 270 days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by Nexstar or such Restricted Subsidiary, (x) the aggregate principal amount of such Acquisition Debt is no greater than the aggregate principal amount of Acquisition Debt set forth in a notice from Nexstar to the Trustee (an “Incurrence Notice”) within ten days after the date on which the related definitive acquisition agreement or LMA, as the case may be, was entered into by Nexstar or such Restricted Subsidiary, which notice shall be executed on Nexstar’s behalf by the chief financial officer of Nexstar in such capacity and shall describe in reasonable detail the acquisition or LMA, as the case may be, which such Acquisition Debt will be incurred to finance, (y) after giving pro forma effect to the acquisition or LMA, as the case may be, described in such Incurrence Notice, Nexstar or such Restricted Subsidiary could have incurred such Acquisition Debt under the Indenture as of the date upon which Nexstar delivers such Incurrence Notice to the Trustee and (z) such Acquisition Debt is utilized solely to finance the acquisition or LMA, as the case may be, described in such Incurrence Notice (including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses); and

(14) the incurrence by Nexstar or any of the Restricted Subsidiaries of additional Indebtedness, including Attributable Debt incurred after the date of the Indenture, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (14), not to exceed $10.0 million.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, Nexstar will be permitted to classify such item of Indebtedness on the date of its incurrence in any manner that complies with this covenant. In addition, Nexstar may, at any time, change the classification of an item of Indebtedness, or any portion thereof, to any other clause or to the first paragraph of this covenant, provided that Nexstar or a Restricted Subsidiary would be permitted to incur the item of Indebtedness, or portion of the item of Indebtedness, under the other clause or the first paragraph of this covenant, as the case may be, at the time of reclassification. Accrual of interest, accretion or amortization of original issue discount and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Anti-Layering

Nexstar will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of Nexstar and senior in any respect in right of payment to the Notes. No Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor and senior in any respect in right of payment to such Guarantor’s Note Guarantee.

Liens

Nexstar will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness, Attributable Debt, or trade payables on any asset now owned or hereafter acquired, except Permitted Liens, unless all payments due under the Notes, the guarantees, and the Indenture are secured on an equal and ratable basis with the obligation so secured until such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Nexstar and the Guarantors will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock to Nexstar or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Nexstar or any of the Restricted Subsidiaries;

(2) make loans or advances to Nexstar or any of the Restricted Subsidiaries; or

(3) transfer any of its properties or assets to Nexstar or any of the Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2) the Indenture, the Notes and the Note Guarantees;

(3) applicable law, rule, regulation or order;

(4) any instrument governing Indebtedness or Capital Stock of a Person acquired by Nexstar or any of the Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred;

(5) customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices;

(6) purchase money obligations (including Capital Lease Obligations) for property acquired in the ordinary course of business that impose restrictions on that property of the nature described in clause (3) of the preceding paragraph;

(7) contracts for the sale of assets, including without limitation any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending its sale or other disposition:

(8) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(9) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, assets sale agreements, stock sale agreements and other similar agreements entered into in the ordinary course of business;

(11) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(12) agreements governing Indebtedness of Mission permitted to be incurred under the Indenture.

Merge, Consolidation or Sale of Assets

Nexstar may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Nexstar is the surviving corporation); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Nexstar and the Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1) either: (a) Nexstar is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than Nexstar) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than Nexstar) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Nexstar under the Notes, the Indenture and the registration rights agreement pursuant to agreements reasonably satisfactory to the trustee;

(3) immediately after such transaction no Default or Event of Default exists; and

(4) Nexstar or the Person formed by or surviving any such consolidation or merger (if other than Nexstar), or to which such sale, assignment, transfer, conveyance or other disposition has been made (a) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Leverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock,” or (b) would have a lower Leverage Ratio immediately after the transaction, after giving pro forma effect to the transaction as if the transaction had occurred at the beginning of the applicable four quarter period, than Nexstar’s Leverage Ratio immediately prior to the transaction.

The preceding clause (4) will not prohibit: (a) a merger between Nexstar and one of Nexstar’s Wholly Owned Subsidiaries or (b) a merger between Nexstar and one of Nexstar’s Affiliates incorporated solely for the purpose of reincorporating in another state of the United States.

In addition, Nexstar may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to a sale, assignment, transfer, conveyance or other disposition of assets between or among Nexstar and any of its Wholly Owned Restricted Subsidiaries.

Transactions with Affiliates

Nexstar and the Guarantors will not, and will not permit any of the Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to Nexstar or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Nexstar or such Restricted Subsidiary with an unrelated Person; and

(2) Nexstar Finance delivers to the trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) any employment agreement entered into by Nexstar or any of the Restricted Subsidiaries in the ordinary course of business of Nexstar or such Restricted Subsidiary;

(2) transactions between or among Nexstar and/or the Restricted Subsidiaries;

(3) loans, advances, payment of reasonable fees, indemnification of directors, or similar arrangements to officers, directors, employees and consultants who are not otherwise Affiliates of Nexstar;

(4) sales of Equity Interests (other than Disqualified Stock) of Nexstar to Affiliates of Nexstar;

(5) transactions under any contract or agreement in effect on the date of the Indenture as the same may be amended, modified or replaced from time to time so long as any amendment, modification, or replacement is no less favorable to Nexstar and the Restricted Subsidiaries than the contract or agreement as in effect on the date of the Indenture; and

(6) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments.”

Limitations on Issuances of Guarantees of Indebtedness

Nexstar will not permit any Restricted Subsidiary, directly or indirectly, to incur Indebtedness or guarantee or pledge any assets to secure the payment of any other of Nexstar’s Indebtedness or that of any Restricted Subsidiary unless either the Restricted Subsidiary

(1) is a subsidiary guarantor or

(2) simultaneously executes and delivers a supplemental Indenture to the Indenture and becomes a subsidiary guarantor which guarantee shall

(a) with respect to any guarantee of Senior Debt, be subordinated in right of payment on the same terms as the notes are subordinated to the Senior Debt; and

(b) with respect to any guarantee of any other Indebtedness, be senior to or rank equal to the Restricted Subsidiary’s other Indebtedness or guarantee of or pledge to secure the other Indebtedness.

Notwithstanding the preceding paragraph, any guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange, or transfer, to any Person, of all of Nexstar’s stock in, or all or substantially all the assets of the Restricted Subsidiary, which sale, exchange, or transfer is made in compliance with the applicable provisions of the Indenture.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate fair market value of all outstanding Investments owned by Nexstar and the Restricted Subsidiaries in the Subsidiary properly designated will be deemed to be an Investment made as of the time of the designation and will reduce the amount available for Restricted Payments under the first paragraph of the covenant described above under the caption “—Restricted Payments” or Permitted Investments, as determined by Nexstar. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default.

Sale and Leaseback Transactions

Nexstar and the Guarantors will not, and will not permit any of the Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Nexstar or any Guarantor may enter into a sale and leaseback transaction if:

(1) Nexstar or that Guarantor could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction and (b) incurred a Lien to secure such indebtedness pursuant to the covenant described above under the caption “—Liens;”

(2) the gross cash proceeds of that sale and leaseback transaction are at least equal to the fair market value, as determined in good faith by the Board of Directors and set forth in an officers’ certificate delivered to the trustee, of the property that is the subject of that sale and leaseback transaction; and

(3) the transfer of assets in that sale and leaseback transaction is permitted by, and Nexstar or such Guarantor applies the proceeds of such transaction in compliance with, the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Business Activities

Nexstar and the Guarantors will not, and will not permit any Restricted Subsidiary to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Nexstar and the Restricted Subsidiaries taken as a whole.

Payments for Consent

Nexstar and the Guarantors will not, and will not permit any of their Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, Nexstar will furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Nexstar were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by Nexstar’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if Nexstar were required to file such reports.

If Nexstar or any Guarantor has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Nexstar and the Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries.

In addition, following the consummation of the exchange offer contemplated by the registration rights agreement, whether or not required by the Commission, Nexstar will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Nexstar and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Notes whether or not prohibited by the subordination provisions of the Indenture;

(2) default in payment when due of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the Indenture;

(3) failure by Nexstar to comply with the provisions described under the caption “—Repurchase at the Option of Holders—Change of Control;”

(4) failure by Nexstar for 30 days after notice from the trustee or holders of at least 25% in principal amount of the Notes to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Asset Sales,” “—Certain Covenants—Restricted Payments,” or “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(5) failure by Nexstar or any of the Restricted Subsidiaries for 60 days after notice from the trustee or holders of at least 25% in principal amount of the Notes to comply with any of the other agreements in the Indenture;

(6) default under any mortgage, Indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Nexstar or any of the Restricted Subsidiaries (or the payment of which is guaranteed by Nexstar Finance or any of the Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, if that default:

(a) is caused by a failure to pay principal of such Indebtedness at the final stated maturity thereof or

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness described under clauses (a) and (b) above, aggregates $5.0 million or more;

(7) failure by Nexstar or any of the Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million not covered by insurance, which judgments are not paid, discharged or stayed for a period of 60 days;

(8) except as permitted by the Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(9) certain events of bankruptcy or insolvency described in the Indenture with respect to Nexstar Finance or any of the Restricted Subsidiaries.

In the event of a declaration of acceleration of the Notes because an Event of Default has occurred and is continuing as a result of the acceleration of any Indebtedness described in clause (6) of the preceding paragraph, the declaration of acceleration of the Notes shall be automatically annulled if the holders of any Indebtedness described in clause (6) of the preceding paragraph have rescinded the declaration of acceleration in respect of the Indebtedness within 30 days of the date of the declaration and if:

(1) the annulment of the acceleration of Notes would not conflict with any judgment or decree of a court of competent jurisdiction; and

(2) all existing Events of Default, except nonpayment of principal or interest on the Notes that became due solely because of the acceleration of the Notes, have been cured or waived.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Nexstar, any Restricted Subsidiary that is a Significant Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding Notes is in their interest, except a Default or Event of Default relating to the payment of principal or interest or Liquidated Damages.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest or Liquidated Damages on, or the principal of, the Notes.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of Nexstar with the intention of avoiding payment of the premium that Nexstar would have had to pay if Nexstar then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium will also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Nexstar with the intention of avoiding the prohibition on redemption of the Notes prior to January 15, 2009, then the premium specified in the Indenture will also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

Nexstar is required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, Nexstar is required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of Nexstar or any Guarantor, as such, will have any liability for any obligations of Nexstar or the Guarantors under the Notes, the Indenture, the Note Guarantees, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

Nexstar may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below;

(2) Nexstar’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the trustee, and Nexstar’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, Nexstar may, at its option and at any time, elect to have the obligations of Nexstar and the Guarantors released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) Nexstar must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium and Liquidated Damages, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and Nexstar must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, Nexstar has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) Nexstar has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, Nexstar has delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Nexstar or any of the Restricted Subsidiaries is a party or by which Nexstar or any of the Restricted Subsidiaries is bound;

(6) Nexstar must deliver to the trustee an officers’ certificate stating that the deposit was not made by Nexstar with the intent of preferring the Holders of notes over the other creditors of Nexstar Finance with the intent of defeating, hindering, delaying or defrauding creditors of Nexstar or others; and

(7) Nexstar must deliver to the trustee an officers’ certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the scheduled redemption of the Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders”);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, or Liquidated Damages, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium or Liquidated Damages, if any, on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “—Repurchase at the Option of Holders”); or

(8) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of the provisions of the Indenture relating to (i) subordination that adversely affects the rights of the Holders of the Notes or (ii) release of any Guarantor from any of its obligations under its Note Guarantee or the Indenture, except in accordance with the terms of the Indenture will require the consent of the Holders of at least 75% in aggregate principal amount of Notes then outstanding.

Notwithstanding the preceding, without the consent of any Holder of Notes, Nexstar, the Guarantors and the trustee may amend or supplement the Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of Nexstar’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of Nexstar’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder; or

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

(6) to provide for the issuance of additional Notes in accordance with the limitations set forth in the Indenture as of its date; or

(7) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to Nexstar, have been delivered to the trustee for cancellation; or

(b) all Notes that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year and Nexstar or any Guarantor has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable

Government Securities, in amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the trustee for cancellation for principal, premium and Liquidated Damages, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit or will occur as a result of the deposit and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which Nexstar Finance or any Restricted Subsidiary is a party or by which Nexstar or any Restricted Subsidiary is bound;

(3) Nexstar or any Guarantor has paid or caused to be paid all sums payable by it under the Indenture; and

(4) Nexstar has delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, Nexstar must deliver an officers’ certificate and an opinion of counsel, which opinion may be subject to customary assumptions and exclusions, to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of Nexstar or any Guarantor, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Anyone who receives this offering memorandum may obtain a copy of the Indenture and registration rights agreement without charge by writing to Nexstar Broadcasting, Inc., 909 Lake Carolyn Parkway, Suite 1450, Irving, Texas 75039, Attention: chief financial officer.

Book-Entry, Delivery and Form

Except as set forth below, the exchange notes will be issued in registered, global form in minimum denominations of $1,000 and integral multiples of $1,000 in excess of $1,000.

The Global Note will be deposited upon issuance with the trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of Notes in certificated form.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. Nexstar takes no responsibility for these operations and procedures and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised Nexstar that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Nexstar that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and Liquidated Damages, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, Nexstar and the trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither Nexstar, the trustee nor any agent of Nexstar or the trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised Nexstar that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or Nexstar. Neither Nexstar nor the trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and Nexstar and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Nexstar that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither Nexstar nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies Nexstar that it is unwilling or unable to continue as depositary for the Global Notes and Nexstar fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2) Nexstar, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in “Notice to Investors,” unless that legend is not required by applicable law.

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See “Notice to Investors.”

Same Day Settlement and Payment

Nexstar will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, interest and Liquidated Damages, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Nexstar will make all payments of principal, interest and premium and Liquidated Damages, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. Nexstar expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised Nexstar that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“ABRY” means ABRY Partners, LLC.

“ABRY III” means ABRY Broadcast Partners III, L.P., a Delaware limited partnership.

“Acquisition Debt” means Indebtedness the proceeds of which are utilized solely to (x) acquire all or substantially all of the assets or a majority of the Voting Stock of an existing television broadcasting business franchise or station or (y) finance an LMA (including to repay or refinance indebtedness or other obligations incurred in connection with such acquisition or LMA, as the case may be, and to pay related fees and expenses).

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets or rights, other than in the ordinary course of business; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Nexstar Finance and the Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2) the issuance of Equity Interests in any Restricted Subsidiary of Nexstar or any Guarantor or the sale of Equity Interests in any Restricted Subsidiary of Nexstar or any Guarantor.

Notwithstanding the preceding, the following items will not be deemed to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets or Equity Interests having a fair market value of $1.0 million or less;

(2) a transfer of assets between or among Nexstar and Restricted Subsidiaries;

(3) an issuance of Equity Interests to Nexstar or to another Restricted Subsidiary;

(4) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale and leaseback of any assets within 90 days of the acquisition thereof;

(6) foreclosures on assets;

(7) the disposition of equipment no longer used or useful in the business of such entity;

(8) the sale or other disposition of cash or Cash Equivalents;

(9) a Restricted Payment or Permitted Investment that is permitted by the covenant described above under the caption “— Certain Covenants—Restricted Payments;” and

(10) the licensing of intellectual property.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means, as to any Person, the board of directors of such Person (or if such Person is a limited liability company, the board of managers of such Person) or similar governing body or any duly authorized committee thereof.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with (x) any lender party to the Credit Agreements, (y) any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better or (z) Brown Brothers Harriman;

(4) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having one of the two highest ratings obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services and in each case maturing within one year after the date of acquisition; and

(6) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Nexstar and the Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than a Principal or a Related Party of a Principal;

(2) the adoption of a plan relating to the liquidation or dissolution of Nexstar Finance;

(3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), other than the Principals and their Related

Parties, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of Nexstar Finance, measured by voting power rather than number of shares; or

(4) the first day on which a majority of the members of the Board of Directors of Nexstar are not Continuing Directors.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus:

(1) an amount equal to any extraordinary loss plus any net loss realized by such Person or any of the Restricted Subsidiaries in connection with (a) an Asset Sale or (b) the disposition of any securities by such Person or any of the Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of the Restricted Subsidiaries, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2) provision for taxes based on income or profits of such Person and the Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3) Consolidated Interest Expense of such Person and the Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, noncash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income: plus

(4) depreciation, amortization (including amortization of goodwill and other intangibles and amortization of programming costs but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and the Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(5) any extraordinary or non-recurring expenses of such Person and the Restricted Subsidiaries for such period to the extent that such charges were deducted in computing such Consolidated Net Income; plus

(6) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or transactions; minus

(7) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business; minus

(8) programming rights payments made during such period,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Subsidiary of Nexstar will be added to Consolidated Net Income to compute Consolidated Cash Flow of Nexstar only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or otherwise paid to Nexstar by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders. This paragraph does not apply to the Mission Entities.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication of:

(1) the consolidated interest expense of such Person and the Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financing, and net payments (if any) pursuant to Hedging Obligations);

(2) the consolidated interest expense of such Person and the Restricted Subsidiaries that was capitalized during such period;

(3) any interest expense on Indebtedness of another Person that is guaranteed by such Person or any of the Restricted Subsidiaries or secured by a Lien on assets of such Person or any of the Restricted Subsidiaries (whether or not such guarantee or Lien is called upon); and

(4) the product of:

(a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Restricted Subsidiary) on any series of preferred stock of such Person or any of the Restricted Subsidiaries, times

(b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and the Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2) the Net Income of any Restricted Subsidiary of Nexstar will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders; provided that this clause (2) does not apply to the Mission Entities;

(3) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded; and

(4) the cumulative effect of a change in accounting principles will be excluded.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of Nexstar or Nexstar Broadcasting, as applicable, who:

(1) was a member of such Board of Directors on the date of the Indenture;

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or

(3) was nominated by Principals beneficially owning at least 20% of the Voting Stock of Nexstar.

“Control Investment Affiliate” means any Person, any other Person which (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies or a Person controlled by such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Credit Agreements” means (a) that certain Third Amended and Restated Credit Agreement, dated as of December 30, 2003, by and among Nexstar, the guarantors party thereto, Bank of America, N.A., as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent, and the other lenders party thereto, providing for up to $105.0 million aggregate principal amount of credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increase in principal amount whether or not with the same lenders or agents), and (b) that certain Amended and Restated Credit Agreement, dated as of December 30, 2003, by and among Mission, the guarantors party thereto, Bank of America, N.A., as administrative agent, Bear Stearns Corporate Lending Inc., as syndication agent, and the other lenders party thereto, providing for up to $170.0 million aggregate principal amount of credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time (including any increase in principal amount).

“Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreements) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date on which the Notes mature. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Nexstar to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Nexstar may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Domestic Subsidiary” means any Subsidiary that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means an offering of Capital Stock (other than Disqualified Stock) of (x) Nexstar or (y) Nexstar Broadcasting or one of its Subsidiaries (other than a Subsidiary of Nexstar or one of the Mission Entities), the net proceeds of which are contributed to Nexstar, in each case to any Person that is not an Affiliate of Nexstar, which offering results in at least $35.0 million of net aggregate proceeds to Nexstar.

“Existing Indebtedness” means Indebtedness of Nexstar and the Restricted Subsidiaries (other than Indebtedness under the Credit Agreements) in existence on the date of the Indenture, until such amounts are repaid.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness.

“Guarantors” means each of:

(1) Nexstar’s Domestic Subsidiaries on the date of the Indenture;

(2) the Mission Entities on the date of the Indenture; and

(3) any other subsidiary of Nexstar, Mission or Kenos that executes a Note Guarantee in accordance with the provisions of the Indenture;

and their respective successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in interest rates, currency rates or commodity prices.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3) in respect of banker’s acceptances;

(4) representing Capital Lease Obligations;

(5) representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable; or

(6) representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge of the Capital Stock of any Unrestricted Subsidiary to secure Non-Recourse Debt of that Unrestricted Subsidiary.

The amount of any Indebtedness outstanding as of any date will be:

(1) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount of the Indebtedness, together with any interest on the Indebtedness that is more than 30 days past due, in the case of any other Indebtedness.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Nexstar or any Restricted Subsidiary sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary, Nexstar will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Kenos” means Kenos Broadcasting, Inc. and Kenos Broadcasting II, Inc.

“Leverage Ratio” means the ratio of (i) the aggregate outstanding amount of Indebtedness of each of Nexstar and the Restricted Subsidiaries as of the last day of the most recently ended fiscal quarter for which financial statements are internally available as of the date of calculation on a combined consolidated basis in accordance with GAAP (subject to the terms described in the next paragraph) plus the aggregate liquidation preference of all outstanding Disqualified Stock of Nexstar and preferred stock of the Restricted Subsidiaries (except preferred stock issued to Nexstar or a Restricted Subsidiary) as of the last day of such fiscal quarter to (ii) the aggregate Consolidated Cash Flow of Nexstar for the last four full fiscal quarters for which financial statements are internally available ending on or prior to the date of determination (the “Reference Period”).

For purposes of this definition, (i) the amount of Indebtedness which is issued at a discount shall be deemed to be the accreted value of such Indebtedness as of the last day of the Reference Period, whether or not such amount is the amount then reflected on a balance sheet prepared in accordance with GAAP, and (ii) the aggregate outstanding principal amount of Indebtedness of Nexstar and the Restricted Subsidiaries and the aggregate liquidation preference of all outstanding preferred stock of such Restricted Subsidiaries for which such calculation is made shall be determined on a pro forma basis as if the Indebtedness and preferred stock giving rise to the need to perform such calculation had been incurred and issued and the proceeds therefrom had been applied, and all other transactions in respect of which such Indebtedness is being incurred or preferred stock is being issued had occurred, on the first day of such Reference Period. In addition to the foregoing, for purposes of this definition, the Leverage Ratio shall be calculated on a pro forma basis after giving effect to (i) the incurrence of the Indebtedness of such Person and the Restricted Subsidiaries and the issuance of the preferred stock of such Subsidiaries (and the application of the proceeds therefrom) giving rise to the need to make such calculation and any incurrence (and the application of the proceeds therefrom) or repayment of other Indebtedness or preferred stock, at any time subsequent to the beginning of the Reference Period and on or prior to the date of determination (including any such incurrence or issuance which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (13) of the definition of Permitted Debt), as if such incurrence or issuance (and the application of the proceeds thereof), or the repayment, as the case may be, occurred on the first day of the Reference Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average balance of such Indebtedness at the end of each month during such period) and (ii) any acquisition at any time on or subsequent to the first day of the Reference Period and on or prior to the date of determination (including any such acquisition which is the subject of an Incurrence Notice delivered to the Trustee during such period pursuant to clause (13) of the definition of Permitted Debt), as if such acquisition (including the incurrence, assumption or liability for any such Indebtedness and the issuance of such preferred stock and also including any Consolidated Cash Flow associated with such acquisition) occurred on the first day of the Reference Period giving pro forma effect to any non-recurring expenses, non-recurring costs and cost reductions within the first year after such acquisition Nexstar reasonably anticipates in good faith if Nexstar delivers to the Trustee an officer’s certificate executed by the chief financial or accounting officer of Nexstar certifying to and describing and quantifying with reasonable specificity such non-recurring expenses, non-recurring costs and cost reductions. Furthermore, in calculating Consolidated Interest Expense for purposes of the calculation of Consolidated Cash Flow, (a) interest on Indebtedness determined on a fluctuating basis as of the date of determination (including Indebtedness actually incurred on the date of the transaction giving rise to the need to calculate the Leverage Ratio) and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such indebtedness as in effect on the date of determination and (b) notwithstanding (a) above, interest determined on a fluctuating basis, to the extent such interest is covered by Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“LMA” means a local marketing arrangement, joint sales agreement, time brokerage agreement, shared services agreement, management agreement or similar arrangement pursuant to which a Person, subject to customary preemption rights and other limitations (i) obtains the right to sell a portion of the advertising inventory of a television station of which a third party is the licensee, (ii) obtains the right to exhibit programming and sell advertising time during a portion of the air time of a television station or (iii) manages a portion of the operations of a television station.

“Mission” means Mission Broadcasting, Inc.

“Mission Entities” means Mission and Kenos and any Person that is a direct or indirect Subsidiary of Mission or Kenos.

“Net Income” means with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with: (a) any Asset Sale; or (b) the disposition of any securities by such Person or any of the Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of the Restricted Subsidiaries; and

(2) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds received by Nexstar or any of the Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, and amounts required to be applied to the repayment of Indebtedness, other than Senior Debt, secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Nexstar Broadcasting” means Nexstar Broadcasting Group, Inc., the indirect parent of Nexstar, and any successor thereto.

“Non-Recourse Debt” means Indebtedness:

(1) as to which neither Nexstar, the Guarantors, nor any of the Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2) no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness (other than the Notes) of Nexstar, the Guarantors, or any of the Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its stated maturity; and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Nexstar Finance, the Guarantors, or any of the Restricted Subsidiaries (other than the Capital Stock of an Unrestricted Subsidiary).

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness and in all cases whether direct or indirect, absolute or contingent, now outstanding or hereafter created assumed or incurred and including, without limitation, interest accruing subsequent to the filing of a petition in bankruptcy or the commencement of any insolvency, reorganization or similar proceedings at the rate provided in the relevant documentation, whether or not an allowed claim, and any obligation to redeem or defease any of the foregoing.

“Permitted Asset Swap” means, with respect to any Person, the substantially concurrent exchange of assets of such Person (including Equity Interests of a Restricted Subsidiary) for assets of another Person, which assets are useful to the business of such aforementioned Person.

“Permitted Business” means any business engaged in by Nexstar or the Restricted Subsidiaries as of the Closing Date or any business reasonably related, ancillary or complementary thereto.

“Permitted Investments” means:

(1) any Investment in Nexstar or in a Restricted Subsidiary;

(2) any Investment in Cash Equivalents;

(3) any Investment by Nexstar Finance or any Restricted Subsidiary in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Nexstar or a Subsidiary;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales”;

(5) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Nexstar;

(6) any Investments received in compromise of obligations of such persons incurred in the ordinary course of trade creditors or customers that were incurred in the ordinary course of business, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer;

(7) Hedging Obligations; or

(8) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) that are at the time outstanding, not to exceed $5.0 million.

“Permitted Liens” means:

(1) Liens securing Senior Debt that was permitted by the terms of the Indenture to be incurred;

(2) Liens in favor of Nexstar or the Restricted Subsidiaries;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Nexstar or any Restricted Subsidiary; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Nexstar or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition of the property by Nexstar or any Restricted Subsidiary; provided that such Liens were not incurred in contemplation of such acquisition;

(5) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

(6) Liens to secure Indebtedness (including Capital Lease Obligations) initially permitted by clause (11) of the second paragraph of the covenant entitled “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with such Indebtedness;

(7) Liens existing on the date of the Indenture;

(8) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9) Liens incurred in the ordinary course of business of Nexstar or any Restricted Subsidiary with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(10) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries;

(11) Liens securing Permitted Refinancing Indebtedness where the Liens securing indebtedness being refinanced were permitted under the Indenture;

(12) easements, rights-of-way, zoning and similar restrictions and other similar encumbrances or title defects incurred or imposed as applicable, in the ordinary course of business and consistent with industry practices;

(13) any interest or title of a lessor under any Capital Lease Obligation;

(14) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to letters of credit and products and proceeds thereof;

(15) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty, including rights of offset and set-off;

(16) Liens securing Hedging Obligations which Hedging Obligations relate to indebtedness that is otherwise permitted under the Indenture;

(17) leases or subleases granted to others;

(18) Liens under licensing agreements;

(19) Liens arising from filing Uniform Commercial Code financing statements regarding leases;

(20) judgment Liens not giving rise to an Event of Default;

(21) Liens encumbering property of Nexstar or a Restricted Subsidiary consisting of carriers, warehousemen, mechanics, materialmen, repairmen and landlords and other Liens arising by operation of law and incurred in the ordinary course of business for sums which are not overdue or which are being contested in good faith by appropriate proceedings and (if so contested) for which appropriate reserves with respect thereto have been established and maintained on the books of Nexstar or a Restricted Subsidiary in accordance with GAAP; and

(22) Liens encumbering property of Nexstar or a Restricted Subsidiary incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance, or other forms of governmental insurance or benefits, or to secure performance of bids, tenders, statutory obligations, leases, and contracts (other than for Indebtedness) entered into in the ordinary course of business of Nexstar or a Restricted Subsidiary.

“Permitted Refinancing Indebtedness” means any Indebtedness of Nexstar or any of the Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend refinance, renew, replace, defease or refund other Indebtedness of Nexstar or any of the Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all expenses and premiums incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4) such Indebtedness is incurred by Nexstar, by a Guarantor, or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Principals” means (i) ABRY and its Control Investment Affiliates, including ABRY III and (ii) the members of management of Nexstar or any of the Restricted Subsidiaries of Nexstar, in each case, together with any spouse or immediate family member (including adoptive children), estate, heirs, executors, personal representatives and administrators of such Person.

“Related Party” means:

(1) any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means all current and future Domestic Subsidiaries of Nexstar, other than Unrestricted Subsidiaries, and all Mission Entities, other than Unrestricted Subsidiaries.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of Nexstar or Mission that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1) has no Indebtedness other than Non-Recourse Debt;

(2) is not party to any agreement, contract, arrangement or understanding with Nexstar or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Nexstar or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Nexstar or Mission;

(3) is a Person with respect to which neither Nexstar nor any of the Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Nexstar Finance or any of the Restricted Subsidiaries.

Any designation of a Subsidiary of Nexstar or a Mission Entity as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions and was permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments.” If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” Nexstar will be in default of such covenant. The Board of Directors of Nexstar or Mission may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary, provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is based upon current provisions of the Internal Revenue Code of 1986, as amended, applicable Treasury regulations, judicial authority and administrative rulings and practice as of the date hereof. The Internal Revenue Service may take a contrary view, and no ruling from the Service has been or will be sought. Legislative, judicial or administrative changes or interpretations may be forthcoming that could alter or modify the following statements and conditions. Any such changes or interpretations may or may not be retroactive and could affect the tax consequences to holders, whose tax consequences could be different from the following statements and conditions. Some holders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, may be subject to special rules not discussed below. We recommend that each holder consult his own tax advisor as to the particular tax consequences of exchanging such holder’s old notes for exchange notes, including the applicability and effect of any state, local or non-U.S. tax law.

The exchange of the old notes for exchange notes pursuant to the exchange offer should not be treated as an “exchange” for federal income tax purposes because the exchange notes should not be considered to differ materially in kind or extent from the old notes. Rather, the exchange notes received by a holder should be treated as a continuation of the old notes in the hands of such holder. As a result, there should be no federal income tax consequences to holders exchanging old notes for exchange notes pursuant to the exchange offer.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account under the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes.

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes if the old senior subordinated notes were acquired as a result of market-making activities or other trading activities.

We have agreed to make this prospectus, as amended or supplemented, available to any broker-dealer to use in connection with any such resale for a period of at least 90 days after the expiration date. In addition, until August 12, 2004, all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own accounts under the exchange offer may be sold from time to time in one or more transactions;

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the exchange notes or a combination of such methods of resale;

•	at market prices prevailing at the time of resale;

•	at prices related to such prevailing market prices; or

•	at negotiated prices.

Any resale may be made directly to purchasers or to or through brokers or dealers. Brokers or dealers may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any such exchange notes. An “underwriter” within the meaning of the Securities Act of 1933 includes:

(1) any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer; or

(2)  any broker or dealer that participates in a distribution of such exchange notes.

Any profit on any resale of exchange notes and any commissions or concessions received by any persons may be deemed to be underwriting compensation under the Securities Act of 1933. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

Based on interpretations by the staff of the Securities and Exchange Commission in no-action letters issued to third parties, we believe that a holder or other person who receives exchange notes will be allowed to resell the exchange notes to the public without further registration under the Securities Act of 1933 and without delivering to the purchasers of the exchange notes a prospectus that satisfies the requirements of Section 10 of the Securities Act of 1933. The holder (other than a person that is an “affiliate” of Nexstar within the meaning of Rule 405 under the Securities Act of 1933) who receives exchange notes in exchange for old notes in the ordinary course of business and who is not participating, need not intend to participate or have an arrangement or understanding with person to participate in the distribution of the exchange notes.

However, if any holder acquires exchange notes in the exchange offer for the purpose of distributing or participating in a distribution of the exchange notes, the holder cannot rely on the position of the staff of the Securities and Exchange Commission enunciated in such no-action letters or any similar interpretive letters. The holder must comply with the registration and prospectus delivery requirements of the Securities Act of 1933 in connection with any resale transaction. A secondary resale transaction should be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K under the Securities Act of 1933, unless an exemption from registration is otherwise available.

Further, each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by such participating broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of any exchange notes. We have agreed, for a period of not less than 90 days from the consummation of the exchange offer, to make this prospectus available to any broker-dealer for use in connection with any such resale.

For a period of not less than 90 days after the expiration date we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the old notes, other than commissions or concessions of any brokers or dealers. We will indemnify the holders of the old notes against liabilities under the Securities Act of 1933, including any broker-dealers.

LEGAL MATTERS

The validity of the exchange notes and other legal matters have been passed upon on our behalf by Kirkland & Ellis LLP, New York, New York.

EXPERTS

The consolidated financial statements of Nexstar Broadcasting, Inc as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in this prospectus have been so included based on the report (which contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142 and No. 150 as described in Note 2 to the consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We are not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934. However, we have agreed that, whether or not we are required to do so by the rules and regulations of the Securities and Exchange Commission, for so long as any of the Notes remain outstanding, we will furnish to the holders of the Notes and file with the Securities and Exchange Commission (unless the Securities and Exchange Commission will not accept such a filing) (1) all quarterly and annual financial information that would be required to be contained in such a filing with the Securities and Exchange Commission on Forms 10-Q and 10-K if we were required to file such forms, including a “Management’s Discussion and Analysis of Results of Operations and Financial Condition” and, with respect to the annual information only, a report thereon by our certified independent public accountants and (2) all reports that would be required to be filed with the Securities and Exchange Commission on Form 8-K if we were required to file such reports. In addition, for so long as any of the Notes remain outstanding, we have agreed to make available to any prospective purchaser of the Notes or beneficial owner of the Notes in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act of 1933.

Under the indenture governing the Notes we are required to file with the trustee annual, quarterly and other reports after we file these reports with the Securities and Exchange Commission. Annual reports delivered to the trustee and the holders of exchange notes will contain financial information that has been examined and reported upon, with an opinion expressed by an independent public accountant. We will also furnish such other reports as may be required by law.

Information contained in this prospectus contains “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other similar terminology, or by discussions of strategy. Our actual results could differ materially from those anticipated by such forward-looking statements as a result of factors described in the “Risk Factors” beginning on page 10 and elsewhere in this prospectus.

The market and industry data presented in this prospectus are based upon third-party data. While we believe that such estimates are reasonable and reliable, estimates cannot always be verified by information available from independent sources. Accordingly, readers are cautioned not to place undue reliance on such market share data.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

INDEX TO CONSOLIDATED STATEMENTS

Report of Independent Auditors	F-2

Consolidated Balance Sheets at December 31, 2003 and December 31, 2002	F-3

Consolidated Statements of Operations and Other Comprehensive Income (Loss) for the years ended December 31, 2003, December 31, 2002 and December 31, 2001	F-4

Consolidated Statements of Changes in Stockholders’ Equity/Members’ Interest (Deficit) for the years ended December 31, 2003, December 31, 2002 and December 31, 2001	F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2003, December 31, 2002 and December 31, 2001	F-8

Notes to Consolidated Financial Statements	F-9

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Shareholder of Nexstar Broadcasting, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and other comprehensive income (loss), of stockholder’s equity/member’s interest (deficit) and of cash flows present fairly, in all material respects, the financial position of Nexstar Broadcasting, Inc. (formerly known as Nexstar Finance, Inc.), a wholly-owned indirect subsidiary of Nexstar Broadcasting Group, Inc., and its subsidiaries (the “Company”), at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements based on our audits. The consolidated financial statements give retroactive effect to the merger of Quorum Broadcast Holdings, LLC’s subsidiaries on December 30, 2003 in a transaction accounted for in a manner similar to pooling of interests, as described in Note 1 to the consolidated financial statements. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective July 1, 2003, the Company adopted Statement of Financial Accounting Standards No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” and effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142 “Goodwill and Other Intangible Assets.”

/s/      PricewaterhouseCoopers LLP

Boston, Massachusetts

March 25, 2004

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

CONSOLIDATED BALANCE SHEETS

December 31, 2003 and 2002

(Dollars in thousands, except share information)

	2003	2002
Assets
Current assets:
Cash and cash equivalents	$10,621	$29,133
Accounts receivable, net of allowance for doubtful accounts of $1,094 and $935, respectively	44,852	39,141
Current portion of broadcast rights	19,026	19,038
Prepaid expenses and other current assets	1,917	1,969
Prepaid income taxes	—	330
Deferred tax assets	43	43

Total current assets	76,459	89,654
Property and equipment, net	91,818	80,606
Restricted cash	800	—
Broadcast rights	7,446	7,375
Due from parent entities	6,014	3,722
Other noncurrent assets	12,160	2,686
Goodwill, net	135,899	92,596
Intangible assets, net	398,352	339,822

Total assets	$728,948	$616,461

Liabilities and Stockholder’s Equity/Member’s Deficit
Current liabilities:
Current portion of debt	$1,950	$23,067
Current portion of broadcast rights payable	18,509	18,535
Amounts due to related parties	—	1,143
Accounts payable	9,942	4,667
Accrued expenses	18,627	9,235
Taxes payable	308	57
Interest payable	4,840	5,350
Deferred revenue	1,078	438
Deferred tax liabilities	1,047	1,048

Total current liabilities	56,301	63,540
Debt	486,871	423,706
Broadcast rights payable	9,002	9,527
Note payable to related party	—	2,000
Deferred tax liabilities	26,171	8,962
Deferred revenue	5,368	2,171
Deferred gain on sale of assets	7,372	8,061
Other liabilities	3,264	7,643

Total liabilities	594,349	525,610

Commitments and contingencies (Note 13)
Minority interest in consolidated entity	19,486	—

Mandatorily redeemable preferred and common units:
Redeemable preferred units	—	93,471

Redeemable common units	—	7,905

Stockholder’s equity/member’s deficit:
Common stock - $0.01 par value, authorized 1,000 shares; issued and outstanding 1,000 shares at December 31, 2003 and 2002	—	—
Additional paid-in capital	453,266	—
Contributed capital	—	266,992
Accumulated deficit	(338,153)	(277,517)

Total stockholder’s equity/member’s deficit	115,113	(10,525)

Total liabilities and stockholder’s equity/member’s deficit	$728,948	$616,461

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)

For the Years Ended December 31, 2003, 2002 and 2001

(Dollars in thousands)

	2003	2002	2001
Revenue (excluding trade and barter)	$222,427	$218,401	$181,803
Less: commissions	28,884	30,283	24,003

Net broadcast revenue (excluding trade and barter)	193,543	188,118	157,800
Trade and barter revenue	20,789	18,159	18,919

Total net revenue	214,332	206,277	176,719

Operating expenses:
Direct operating expenses (exclusive of depreciation and amortization shown separately below)	60,808	53,371	46,877
Selling, general, and administrative expenses (exclusive of depreciation and amortization shown separately below)	74,433	62,112	52,895
Merger related expenses	11,754	—	—
Amortization of broadcast rights	25,894	24,689	27,157
Amortization of intangible assets	24,934	21,755	37,654
Depreciation	20,467	23,086	23,222

Total operating expenses	218,290	185,013	187,805

Income (loss) from operations	(3,958)	21,264	(11,086)
Interest expense, including amortization of debt financing costs	(53,524)	(63,553)	(57,256)
Loss on extinguishment of debt	(10,767)	(227)	(1,822)
Interest income	550	150	316
Other income (expenses), net	3,860	(1,216)	(2,937)

Loss from operations before income taxes	(63,839)	(43,582)	(72,785)
Income tax benefit (expense)	12,374	(2,638)	(611)

Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(51,465)	(46,220)	(73,396)
Cumulative effect of change in accounting principle, net of tax (Note 2)	(2,577)	(43,470)	—
Minority interest in consolidated entity	786	—	—

Net loss	$(53,256)	$(89,690)	$(73,396)

Other comprehensive income (loss):
Cumulative effect of change in accounting principle	$—	$—	$(241)
Change in market value of derivative instrument	—	3,731	(3,490)

Net loss and other comprehensive income (loss)	$(53,256)	$(85,959)	$(77,127)

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED AND COMMON UNITS AND

STOCKHOLDER’S EQUITY/MEMBER’S INTEREST (DEFICIT)

For the Years Ended December 31, 2003, 2002 and 2001

(Dollars in thousands, except share and unit information)

	Redeemable Series A Preferred		Redeemable Series B Preferred		Redeemable Class E Common
	Units	Amount	Units	Amount	Units	Amount
Balance at January 1, 2001	40,000	$37,244	—	$—	5,101	$6,000
Issuance of Class E units	—	—	—	—	11,337	9,179
Issuance of Class D units	—	—	—	—	—	—
Repurchase of Class D units	—	—	—	—	—	—
Adjustment to redemption value of Class E units	—	—	—	—	—	(909)
Accretion to redemption value of Series A Preferred units	—	7,309	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—
Change in market value of derivative instrument	—	—	—	—	—	—
Contributions	—	—	—	—	—	—
Distributions	—	—	—	—	—	—
Net loss	—	—	—	—	—	—

Balance at December 31, 2001	40,000	44,553	—	—	16,438	14,270
Issuance of Series B and Class E units	—	—	5,000	2,746	4,111	2,254
Issuance of Class D units	—	—	—	—	—	—
Repurchase of Class D units	—	—	—	—	—	—
Issuance of Series B Preferred units, upon conversion of convertible subordinated promissory notes	—	—	31,057	31,057	—	—
Beneficial conversion feature expense upon conversion of convertible subordinated promissory notes	—	—	—	5,347	—	—
Adjustment to redemption value of Class E units	—	—	—	—	—	(8,619)
Accretion to redemption value of Series A Preferred units	—	8,393	—	—	—	—
Accretion to redemption value of Series B Preferred units	—	—	—	1,375	—	—
Contributions	—	—	—	—	—	—
Distributions	—	—	—	—	—	—
Net loss	—	—	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—
Change in market value of derivative instrument	—	—	—	—	—	—

Balance at December 31, 2002	40,000	52,946	36,057	40,525	20,549	7,905
Contributions	—	—	—	—	—	—
Distributions	—	—	—	—	—	—
Accretion of redeemable preferred units	—	4,596	—	2,784	—	—
Reclassification to liabilities	(40,000)	(57,542)	(36,057)	(43,309)	(20,549)	(7,905)
Reorganization of Nexstar Broadcasting, Inc.	—	—	—	—	—	—
Contributions	—	—	—	—	—	—
Reorganization of Quorum and issuance of common shares in connection with the merger with Quorum	—	—	—	—	—	—
Net loss	—	—	—	—	—	—

Balance at December 31, 2003	—	$—	—	$—	—	$—

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED AND COMMON UNITS AND

STOCKHOLDER’S EQUITY/MEMBER’S INTEREST (DEFICIT)

For the Years Ended December 31, 2003, 2002 and 2001

(Dollars in thousands, except share and unit information)

	Class A		Class B		Class C		Class D
	Units	Amount	Units	Amount	Units	Amount	Units	Amount
Balance at January 1, 2001	86,269	$86,269	10,461	$10,461	276	$171	40	$25
Issuance of Class E units	—	—	—	—	—	—	—	—
Issuance of Class D units	—	—	—	—	—	—	1	1
Repurchase of Class D units	—	—	—	—	—	—	(7)	(3)
Adjustment to redemption value of Class E units	—	—	—	—	—	—	—	—
Accretion to redemption value of Series A Preferred units	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—
Change in market value of derivative instrument	—	—	—	—	—	—	—	—
Contributions
Distributions
Net loss	—	—	—	—	—	—	—	—

Balance at December 31, 2001	86,269	86,269	10,461	10,461	276	171	34	23
Issuance of Series B and Class E units	—	—	—	—	—	—	—	—
Issuance of Class D units	—	—	—	—	—	—	3	2
Repurchase of Class D units	—	—	—	—	—	—	(1)	(1)
Issuance of Series B Preferred units, upon conversion of convertible subordinated promissory notes	—	—	—	—	—	—	—	—
Beneficial conversion feature expense upon conversion of convertible subordinated promissory notes	—	—	—	—	—	—	—	—
Adjustment to redemption value of Class E units	—	—	—	—	—	—	—	—
Accretion to redemption value of Series A Preferred units	—	—	—	—	—	—	—	—
Accretion to redemption value of Series B Preferred units	—	—	—	—	—	—	—	—
Contributions	—	—	—	—	—	—	—	—
Distributions	—	—	—	—	—	—	—	—
Net loss	—	—	—	—	—	—	—	—
Cumulative effect of change in accounting principle	—	—	—	—	—	—	—	—
Change in market value of derivative instrument	—	—	—	—	—	—	—	—

Balance at December 31, 2002	86,269	86,269	10,461	10,461	276	171	36	24
Contributions	—	—	—	—	—	—	—	—
Distributions	—	—	—	—	—	—	—	—
Accretion of redeemable preferred units	—	—	—	—	—	—	—	—
Reclassification to liabilities	—	—	—	—	—	—	—	—
Reorganization of Nexstar Broadcasting, Inc.	—	—	—	—	—	—	—	—
Contributions	—	—	—	—	—	—	—	—
Reorganization of Quorum and issuance of common shares in connection with the merger with Quorum	(86,269)	(86,269)	(10,461)	(10,461)	(276)	(171)	(36)	(24)
Net loss	—	—	—	—	—	—	—	—

Balance at December 31, 2003	—	$—	—	$—	—	$—	—	$—

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

CONSOLIDATED STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED AND COMMON UNITS AND STOCKHOLDER’S EQUITY/MEMBER’S INTEREST (DEFICIT)

For the Years Ended December 31, 2003, 2002 and 2001

(Dollars in thousands, except share and unit information)

	Common Stock		Additional Paid-In Capital	Contributed Capital	Accumulated Deficit	Other Comprehensive Income (Loss)	Total Stockholder’s Equity/ Member’s Interest (Deficit)
	Shares	Par Value
Balance at January 1, 2001	1,000	$—	$—	$61,531	$(106,882)	$—	$51,575
Issuance of Class E units	—	—	—	—	—	—	—
Issuance of Class D units	—	—	—	—	—	—	1
Repurchase of Class D units	—	—	—	—	—	—	(3)
Adjustment to redemption value of Class E units	—	—	—	—	909	—	909
Accretion to redemption value of Series A Preferred units	—	—	—	—	(7,309)	—	(7,309)
Cumulative effect of change in accounting principle	—	—	—	—	—	(241)	(241)
Change in market value of derivative instrument	—	—	—	—	—	(3,490)	(3,490)
Contributions	—	—	—	140,005	—	—	140,005
Distributions	—	—	—	(30,057)	—	—	(30,057)
Net loss	—	—	—	—	(73,396)	—	(73,396)

Balance at December 31, 2001	1,000	—	—	171,479	(186,678)	(3,731)	77,994
Issuance of Series B and Class E units	—	—	—	—	—	—	—
Issuance of Class D units	—	—	—	—	—	—	2
Repurchase of Class D units	—	—	—	—	—	—	(1)
Issuance of Series B Preferred units, upon conversion of convertible subordinated promissory notes	—	—	—	—	—	—	—
Beneficial conversion feature expense upon conversion of convertible subordinated promissory notes	—	—	—	—	—	—	—
Adjustment to redemption value of Class E units	—	—	—	—	8,619	—	8,619
Accretion to redemption value of Series A Preferred units	—	—	—	—	(8,393)	—	(8,393)
Accretion to redemption value of Series B Preferred units	—	—	—	—	(1,375)	—	(1,375)
Contributions	—	—	—	6	—	—	6
Distributions	—	—	—	(1,418)	—	—	(1,418)
Net loss	—	—	—	—	(89,690)	—	(89,690)
Change in market value of derivative instrument	—	—	—	—	—	3,731	3,731

Balance at December 31, 2002	1,000	—	—	170,067	(277,517)	—	(10,525)
Contributions	—	—	—	71,371	—	—	71,371
Distributions	—	—	—	(1,522)	—	—	(1,522)
Accretion of redeemable preferred units	—	—	—	—	(7,380)	—	(7,380)
Reclassification to liabilities	—	—	—	—	—	—	—
Reorganization of Nexstar Broadcasting, Inc.	—	—	283,494	(239,916)	—	—	43,578
Contributions	—	—	72,847	—	—	—	72,847
Reorganization of Quorum and issuance of common shares in connection with the merger with Quorum	—	—	96,925	—	—	—	—
Net loss	—	—	—	—	(53,256)	—	(53,256)

Balance at December 31, 2003	1,000	$—	$453,266	$—	$(338,153)	$—	$115,113

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2003, 2002 and 2001

(Dollars in thousands)

	2003	2002	2001
Cash flows from operating activities:
Net loss	$(53,256)	$(89,690)	$(73,396)
Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
Deferred income taxes	(13,009)	2,499	37
Depreciation of property and equipment	20,467	23,086	23,222
Amortization of intangible assets	24,934	21,755	37,654
Amortization of debt financing costs	12,873	3,596	4,573
Amortization of broadcast rights, excluding barter	11,816	12,056	12,344
Payments for broadcast rights	(12,395)	(11,932)	(11,810)
Loss on asset disposal, net	17	1,669	375
Cumulative effect of change in accounting principle, net of tax	2,577	43,470	—
Amortization of debt discount	752	665	478
Effect of accounting for derivative instruments	(4,488)	3,957	2,719
Non cash interest expense	—	12,269	—
Minority interest in consolidated entity	(786)	—	—
Changes in assets and liabilities, net of acquisitions:
Increase in accounts receivable and due from parent entities	(4,160)	(597)	(3,103)
Decrease (increase) in prepaid expenses and other current assets	102	6	(340)
Decrease (increase) in prepaid income taxes	330	(329)	98
Decrease (increase) in taxes receivable	—	233	(233)
Increase in other noncurrent assets	(1,003)	(458)	(1,553)
Increase (decrease) in amounts due to related parties	—	452	18
Increase in accounts payable and accrued expenses	13,882	1,393	1,206
Increase (decrease) in taxes payable	251	(356)	(212)
Increase (decrease) in interest payable	(510)	2,470	(5,714)
Increase (decrease) in deferred revenue	3,295	2,274	(33)
Increase (decrease) in other noncurrent liabilities and deferred gain on sale of assets	(671)	25	2,269
Decrease in due to Midwest Television, Inc	—	—	(2,256)

Net cash provided by (used for) operating activities	1,018	28,513	(13,657)

Cash flows from investing activities:
Additions to property and equipment, net	(10,311)	(11,649)	(7,377)
Proceeds from sale of assets	17	1,207	21,171
Acquisition of broadcast properties and related transaction costs	(101,817)	(8,320)	(108,525)
Down payment on acquisition of stations	(11,500)	(1,550)	(6,000)
Restricted cash	(800)	—	—

Net cash used for investing activities	(124,411)	(20,312)	(100,731)

Cash flows from financing activities:
Proceeds from debt issuance	505,000	—	601,262
Repayment of long-term debt	(483,121)	(4,496)	(650,850)
Proceeds from revolver draws	48,150	11,500	72,075
Proceeds from convertible subordinated promissory notes	—	—	19,653
Repayment of senior discount notes	(27,948)	—	(28,175)
Repayment of note payable to related party	(2,000)	—	—
Repayment of Series A preferred membership interests and common units	(68,560)	—	—
Proceeds from termination of derivative instrument	—	4,387	—
Payments for debt finance costs	(9,336)	(1,757)	(17,479)
Proceeds from issuance of redeemable preferred units	—	2,746	—
Proceeds from issuance of redeemable common units	—	2,254	9,179
Repurchase of common units	—	(1)	(3)
Capital contributions	144,218	8	140,006
Distributions	(1,522)	(1,418)	(30,057)

Net cash provided by financing activities	104,881	13,223	115,611

Net increase (decrease) in cash and cash equivalents	(18,512)	21,424	1,223
Cash and cash equivalents at beginning of year	29,133	7,709	6,486

Cash and cash equivalents at end of year	$10,621	$29,133	$7,709

Supplemental schedule of cash flow information:
Cash paid for interest, net	$49,864	$42,858	$58,256

Cash paid for income taxes, net	$11	$559	$1,131

The accompanying notes are an integral part of these consolidated financial statements.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Business Operations

Nexstar Broadcasting, Inc. (“Nexstar”) owns, operates and programs, through its subsidiaries, 27 television stations in the United States of America, consisting of nine NBC-affiliated television stations, five ABC-affiliated television stations, five CBS-affiliated television stations, six Fox-affiliated stations and two UPN-affiliated television stations. Nexstar has an outsourcing agreement to provide services for a Fox affiliate owned by a subsidiary of Sinclair Broadcast Group, Inc. Through various other local service agreements, Nexstar (i) programs two Fox-affiliated television stations and two NBC-affiliated stations under Time Brokerage Agreements (“TBA”), (ii) has Shared Services Agreements (“SSA”) with two NBC-affiliated television stations, a CBS-affiliated television station and an ABC-affiliated television station and (iii) has SSAs and Joint Sales Agreements (“JSA”) with three Fox-affiliated television stations, one ABC-affiliated television station, one CBS-affiliated television station, one low-power UPN-affiliated television station and one low-power independent television station. The television stations described above are located in New York, Pennsylvania, Illinois, Indiana, Missouri, Texas, Louisiana, Arkansas, Alabama, Montana and Maryland.

Nexstar was organized as a limited liability company (“L.L.C.”) on December 5, 2000 in the State of Delaware under a plan of reorganization for the purpose of executing various financing transactions. The reorganization was accounted for as a combination of entities under common control in a manner similar to a pooling of interests and, accordingly, the financial statements for all periods have been restated to reflect the exchange of members’ interest.

Nexstar was a wholly-owned subsidiary of Nexstar Finance Holdings, L.L.C. (“Nexstar Holdings”), which was organized as an L.L.C. on December 5, 2000 in the State of Delaware to execute the financing transactions referenced above. On August 6, 2001, Nexstar Holdings was renamed Nexstar Finance Holdings II, L.L.C. (“Nexstar II”) under a plan of reorganization. A separate entity, subsequently renamed Nexstar Finance Holdings, L.L.C., was created and is now the direct parent of Nexstar. Nexstar, Nexstar Holdings and Nexstar II are wholly-owned, indirect subsidiaries of Nexstar Broadcasting Group, L.L.C. (“Nexstar Broadcasting”) which was organized as an L.L.C. on December 12, 1996 in the State of Delaware. Nexstar Broadcasting commenced operations on April 15, 1997.

On November 28, 2003, Nexstar Broadcasting Group, Inc., Nexstar’s ultimate parent, completed an initial public offering of 10,000,000 shares of its Class A common stock. Concurrently with its initial public offering, Nexstar Broadcasting Group, Inc. completed a corporate reorganization whereby its predecessor, Nexstar Broadcasting Group, L.L.C., and certain direct and indirect subsidiaries of Nexstar Broadcasting Group, L.L.C. merged with and into Nexstar Broadcasting Group, Inc. As part of this corporate reorganization, our former parent, Nexstar Finance, L.L.C., merged with and into Nexstar Finance, Inc. On December 31, 2003, Nexstar Finance, Inc. was renamed to Nexstar Broadcasting, Inc. In addition, Nexstar II merged into Nexstar, and Nexstar Finance Holdings, L.L.C. merged into Nexstar Finance Holdings, Inc.

On December 30, 2003, Nexstar Broadcasting Group, Inc., Nexstar’s ultimate parent, completed the acquisition of all the direct and indirect subsidiaries of Quorum Broadcast Holdings, LLC (“Quorum”). Quorum owned and operated 11 television stations and provided management, sales or other services to an additional five stations, primarily in medium-sized markets. The Quorum acquisition was structured as a merger of Quorum’s direct subsidiaries with and into Nexstar Broadcasting Group, Inc., our ultimate parent, and a contribution to and subsequent merger of Quorum’s indirect subsidiaries with and into us. The merger constituted a tax-free reorganization and has been accounted for as a merger under common control in a manner similar to the pooling of interests. Accordingly, Nexstar’s financial statements herein have been restated to include the financial results of all of the Quorum subsidiaries for all periods presented. Common control exists because ABRY Partners,

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

LLC, our ultimate parent’s principal stockholder, through its various funds both before and after the merger holds more than 50% of the voting ownership of both Nexstar and Quorum. This conclusion is based on the guidance in Financial Account Standards Board (“FASB”) Statement No. 141 “Business Combinations” and EITF 02-05 “Definition of ‘Common Control’ in relation to FASB No. 141.”

Additionally, on December 30, 2003, Mission completed the merger of VHR Broadcasting, Inc. and its subsidiaries (“VHR”) and the merger of Mission Broadcasting of Amarillo, Inc. (“Mission of Amarillo”). Prior to December 30, 2003, Quorum provided management, sales or other services under local service agreements with Mission. Upon completion of the Quorum acquisition and the Mission mergers, Nexstar became a party to these local service agreements as successor to the Quorum subsidiaries and Mission became a party to such agreements as the successor to VHR and Mission of Amarillo.

Television broadcasting is subject to the jurisdiction of the Federal Communications Commission (“FCC”) under the Communications Act of 1934, as amended (the “Communications Act”). The Communications Act prohibits the operation of television broadcasting stations, except under a license issued by the FCC, and empowers the FCC, among other things, to issue, revoke, and modify broadcasting licenses, determine the location of television stations, regulate the equipment used by television stations, adopt regulations to carry out the provisions of the Communications Act and impose penalties for the violation of such regulations.

Nexstar is highly leveraged, which makes it vulnerable to changes in general economic conditions. Nexstar’s ability to repay or refinance its debt will depend on, among other things, financial, business, market, competitive and other conditions, many of which are beyond the control of Nexstar. Nexstar believes that, taken together, its current cash balances, internally generated cash flow and availability under its credit facilities should result in Nexstar having adequate cash resources to meet its future requirements for working capital, capital expenditures and debt service for at least the next twelve months.

As discussed in Note 21, in January 2004, GNS Media did not close on its contractual obligation to purchase WTVW. The net proceeds from the sale of WTVW were to be used to pay down amounts outstanding under Nexstar’s revolving credit facility. Consequently, certain financial covenants such as the total combined leverage ratio will be negatively impacted. Management believes the Company will remain in compliance with such covenants throughout 2004 and into the foreseeable future.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Nexstar and independently-owned Mission Broadcasting, Inc. (“Mission”) (collectively, the “Company”). Mission owns and operates the following television stations: WYOU, WFXP, KODE, KJTL, KJBO-LP, KRBC, KSAN (formerly KACB), KOLR, KCIT, KCPN-LP, KAMC and KHMT. In addition, Mission provides most of the programming for WBAK, which is owned by Bahakel Communications, pursuant to a TBA. Nexstar does not own Mission or Mission’s television stations; however, under U.S. generally accepted accounting principles (“U.S. GAAP”), Nexstar is deemed to have a controlling financial interest in them due to Nexstar’s guarantee of Mission’s debt and the service and purchase option agreements described below. Additionally, Nexstar has evaluated the impact of accounting for Mission under Financial Accounting Standards Board (“FASB”) Interpretation No. 46, “Consolidation of Variable Interest Entities, an interpretation on Accounting Research Bulletin No. 51” (“FIN No. 46”) and has determined that Nexstar will be required to continue consolidating Mission’s financial position, results of

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

operations and cash flows under U.S. GAAP. In order for both Nexstar and Mission to continue to comply with FCC regulations, Mission must maintain complete responsibility for and control over programming, finances, personnel and operations of its stations. Nexstar has entered into various service agreements with all of Mission’s stations. Nexstar has a TBA with each of WFXP and KHMT, which allows Nexstar to program most of each station’s broadcast time, sell each station’s advertising time and retain the advertising revenue generated by WFXP and KHMT in exchange for monthly payments to Mission. Nexstar has SSAs with each of KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC and WBAK which allows the sharing of services including news production, technical maintenance and security, in exchange for Nexstar’s right to receive certain payments from Mission as described in the SSA. Pursuant to a JSA, Nexstar has also acquired the right to sell and receive the revenue from the advertising time on KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC and WBAK in return for monthly payments to Mission. The arrangements under these agreements have had the effect of Nexstar receiving substantially all of the available cash, after payment of debt service costs, generated by KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC and WBAK. Nexstar anticipates that it will continue to receive substantially all of the available cash, after payment of debt service costs, generated by KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC and WBAK under these agreements. Nexstar has SSAs with each of WYOU, KODE, KRBC and KSAN which have terms substantially similar to the terms of the SSA and JSA, as applicable, with KJTL, KJBO-LP, KOLR, KCIT, KCPN-LP, KAMC and WBAK. Nexstar’s ability to receive cash from Mission is governed by these agreements.

In addition to providing certain services to Mission’s television stations, Nexstar is also the guarantor of Mission’s debt (See Note 8). Mission is a guarantor of the senior credit facilities entered into and the senior subordinated notes issued by Nexstar (See Note 8). The shareholder of Mission has granted Nexstar purchase options to acquire the assets and liabilities of each Mission station for consideration equal to the greater of (1) seven times the station’s broadcast cash flow as defined in the option agreement less the amount of its indebtedness as defined in the option agreement or (2) the amount of its indebtedness. These option agreements are freely exercisable or assignable by Nexstar without consent or approval by the shareholder of Mission.

As a result of the service arrangements, the debt guarantees and the option agreements with Mission, Nexstar is deemed to have a controlling financial interest in Mission under U.S. GAAP while complying with the FCC’s rules regarding ownership limits in television markets. As a result of Nexstar’s controlling financial interest in Mission under U.S. GAAP, Nexstar consolidates the financial position, results of operations and cash flows of Mission with Nexstar as if it were a wholly-owned entity of Nexstar in order to provide a more meaningful presentation of Nexstar’s performance. Because Mission has a net asset deficit and because there is no binding obligation on the shareholder of Mission to make capital contributions to cover the deficit, Nexstar recognizes 100% of Mission’s losses. As discussed above, Nexstar has considered the method of accounting under FIN No. 46 and has determined that it will be required to continue consolidating Mission’s financial position, results of operations and cash flow.

All intercompany account balances and transactions have been eliminated in consolidation. Certain prior year amounts have been reclassified to conform to the current year presentation. Unless otherwise noted, all dollars are in thousands.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

expenses during the reporting period. The more significant estimates made by management include those relating to the allowance for doubtful accounts, the recoverability of broadcast rights and the useful lives of intangible assets. Actual results may vary from estimates used.

Cash and Cash Equivalents

The Company considers all highly liquid investments in debt securities purchased with an original maturity of ninety days or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments which potentially expose the Company to a concentration of credit risk consist principally of cash investments and accounts receivable. The Company invests primarily in high quality debt securities with original maturities of ninety days or less. Accordingly, these investments are subject to minimal credit and market risk. The Company maintained cash in excess of federally insured deposits at financial institutions on December 31, 2003, 2002 and 2001. The Company does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. A significant portion of the Company’s accounts receivable are due from local and national advertising agencies. Such accounts are generally unsecured. The Company has not experienced significant losses related to receivables from individual customers or by geographical area. Additionally, the Company maintains reserves for potential credit losses.

Revenue Recognition

Advertising revenue, which includes network compensation, is recognized in the period during which the time spots are aired. Revenue from other sources, which may include income from production and other similar activities from time to time, are recognized in the period during which the goods or services are provided.

Trade Transactions

The Company trades certain advertising time for various goods and services. These transactions are recorded at the estimated fair value of the goods or services received. Revenue from trade transactions is recognized when advertisements are broadcast and services or merchandise received are charged to expense or capitalized when received or used. The Company recorded $6.7 million, $5.5 million and $4.1 million of trade revenue for the years ended December 31, 2003, 2002 and 2001, respectively.

Broadcast Rights and Broadcast Rights Payable, Cash and Barter

Broadcast rights, primarily in the form of syndicated programs and feature movie packages, are initially recorded at the amount paid or payable to program suppliers for the limited right to broadcast the suppliers’ programming and are recorded when the following criteria are met: 1) the cost of each program is known or reasonably determinable, 2) the license period must have begun, 3) the program material has been accepted in accordance with the license agreement, and 4) when the programming is available for use. Broadcast rights are stated at the lower of unamortized cost or net realizable value. Amortization is computed using the straight-line method based on the license period or usage, whichever yields the greater expense. The current portion of broadcast rights represents those rights available for broadcast which will be amortized in the succeeding year.

The Company barters advertising time for certain program material. These transactions, except those involving exchange of advertising time for network programming, are recorded at management’s estimate of the value of the advertising time exchanged, which approximates the fair value of the program material received. The

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value of advertising time exchanged is estimated by applying average historical advertising rates for specific time periods. The Company recorded $14.1 million, $12.6 million and $14.8 million of barter revenue for the years ended December 31, 2003, 2002 and 2001, respectively, and trade and barter expense of $20.6 million, $18.5 million and $19.2 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Property and Equipment

Property and equipment is stated at cost or estimated fair value for purchase business combinations and trade transactions at the date of acquisition. Major renewals and betterments are capitalized and ordinary repairs and maintenance are charged to expense in the period incurred. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets ranging from 5 to 39 years.

Intangible Assets

Intangible assets include FCC licenses, network affiliation agreements and goodwill. On January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” (“SFAS No. 142”) which requires testing goodwill and FCC licenses for impairment on an annual basis or on an interim basis if an event occurs or circumstances change which would reduce the fair value of a reporting unit below its carrying value.

The Company tests the impairment of its goodwill annually or whenever events or changes in circumstances indicate that goodwill might be impaired. The first step of the goodwill impairment test compares the fair value of a station with its carrying amount, including goodwill. The fair value of a station is determined through the use of a discounted cash flow analysis. If the fair value of the station exceeds its carrying amount, goodwill is not considered impaired. If the carrying amount of the station exceeds its fair value, the second step of the goodwill impairment test is performed to measure the amount of impairment loss, if any. The second step of the goodwill impairment test compares the implied fair value of goodwill with the carrying amount of that goodwill. The implied fair value of goodwill is determined by performing an assumed purchase price allocation, using the station’s fair value (as determined in Step 1) as the purchase price. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

An impairment assessment of goodwill and FCC licenses could be triggered by a significant reduction in operating results or cash flows at one or more of the Company’s television stations, or a forecast of such reductions, a significant adverse change in the advertising marketplaces in which the Company’s television stations operate, or by adverse changes to FCC ownership rules, among others.

The Company completed the annual tests of impairment for goodwill and FCC licenses as of December 31, 2003 and 2002 respectively. These tests resulted in no impairment being recognized. As of January 1, 2002 a transitional test was performed as required by SFAS No. 142. The Company recognized an impairment loss of $43.5 million, net of taxes, which was accounted for as a cumulative effect of change in accounting principle in the first quarter of 2002.

In 2003, the Company’s basis of reporting units was changed to be the combined stations in a market as opposed to the individual station, which was used in prior years. The decision to change the reporting unit basis is a result of the Company’s change in internal financial reporting focus on the market instead of the station and the proportion of markets in which the Company owns or provides services to more than one station. For the markets in which the Company owns or provides services to more than one station, the effect of the LSAs is to

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

consolidate two or more station’s operations and administrative areas in an efficient use of personnel and equipment, incorporating the sharing of assets within the market. The Company believes the change in reporting units is consistent with the Company’s current perspective on how it manages its operations.

The following table presents certain financial information assuming that amortization expense associated with goodwill and FCC licenses was excluded for all periods presented:

	Year ended December 31,
	2003	2002	2001
	(dollars in thousands)
Net loss—as reported	$(53,256)	$(89,690)	$(73,396)
Add:
Goodwill amortization, net of tax	—	—	6,874
Indefinite-lived intangible asset amortization, net of tax	—	—	7,934

Net loss—as adjusted	$(53,256)	$(89,690)	$(58,588)

Long Lived-Assets

The Company periodically evaluates the net realizable value of long-lived assets, including tangible and intangible assets, relying on a number of factors including operating results, business plans, economic projections and anticipated future cash flows. An impairment in the carrying value of an asset is recognized when the expected future operating cash flow derived from the asset is less than its carrying value.

Debt Financing Costs

Debt financing costs represent direct costs incurred to obtain long-term financing and are amortized to interest expense over the term of the underlying debt.

Derivatives and Hedging Activities

The Company uses derivative financial instruments to reduce its cash flow exposure to fluctuations in interest rates on its variable rate debt or to hedge fair value changes attributable to changes in the benchmark interest rate on its fixed rate debt. All derivatives are recognized on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The gains and losses on derivative instruments that are reported in other comprehensive income are reclassified into earnings in the periods in which earnings are affected by movements in the variable rates on the debt agreements. The Company assesses, both at inception and on an ongoing basis, whether the derivatives that are used in hedging transactions are highly effective in offsetting the changes in cash flows or fair value of hedged items. No components of derivative instruments’ gains or losses are excluded from the assessment of hedge effectiveness. The Company assesses hedge effectiveness on a quarterly basis and records the derivative gain or loss related to the ineffective portion of the derivative to current earnings. If the Company determines that the forecasted cash flows of the hedged item are no longer probable of occurring, the Company discontinues hedge accounting for the affected portion of the forecasted transaction, and any unrealized gain or loss on the derivative contract related to the affected portion of the forecasted transaction is recognized in current earnings.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company adopted SFAS No. 133, as amended by SFAS No. 138, on January 1, 2001. At the time of adoption, the Company recorded approximately a $0.2 million liability to reflect the fair value of the interest rate swap agreements in effect at the time of adoption in which the Company paid a fixed rate and received a variable rate. The agreements were designated as a hedge of the variable cash flow exposure on the Company’s variable rate debt. Correspondingly, the Company recorded a cumulative-effect adjustment of approximately $0.2 million in accumulated other comprehensive loss in accordance with the transition provisions of SFAS No. 133. Of the $0.2 million recorded in accumulated other comprehensive loss, all of it was reclassified into earnings for the year ended December 31, 2001.

Comprehensive Income

Statement of Financial Accounting Standards No. 130, “Reporting Comprehensive Income,” (“SFAS No. 130”) requires the display of comprehensive income or loss and its components as part of the Company’s full set of financial statements. Comprehensive income or loss is comprised of net income or loss and other comprehensive income or loss. Other comprehensive income or loss includes certain changes in equity that are excluded from net income, such as translation adjustments and unrealized holding gains and losses on available-for-sale marketable securities and certain derivative instruments, net of tax.

As of December 31, 2003 and 2002, there were no cumulative net unrealized losses recorded in other comprehensive loss. Upon adoption of SFAS No. 133, on January 1, 2001, the Company recorded other comprehensive loss of $0.2 million to recognize the fair value of all derivatives that were designated as cash flow hedging instruments of the Company’s variable rate debt. As of December 31, 2001, the cumulative net unrealized losses recorded in other comprehensive loss were $3.7 million. The derivatives which gave rise to the other comprehensive loss in 2001 expired in 2002.

Advertising Expense

The cost of advertising is expensed as incurred. The Company incurred advertising costs in the amount of $2.1 million, $2.7 million and $2.4 million for the years ended December 31, 2003, 2002 and 2001, respectively.

Financial Instruments

The carrying amount of cash and cash equivalents, accounts receivable, broadcast rights payable, accounts payable and accrued expenses approximates fair value due to their short-term nature. The fair value of derivative financial instruments is obtained from financial institution quotes. The interest rates on the Company’s term loan and revolving credit facilities are adjusted regularly to reflect current market rates. Accordingly, the carrying amount of the Company’s term loan and revolving credit facilities approximates fair value. See Note 8 for the fair value of fixed rate debt.

Accounting for Income Taxes

Nexstar is a corporation and is subject to income taxes and accounts for income taxes under the asset and liability method which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and tax basis of assets and liabilities. A valuation allowance is applied against net deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Prior to the reorganization, Nexstar’s predecessor and most of its subsidiaries were taxed as a partnership. However, subsidiaries purchased

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

in stock transactions remained separate taxable entities. As a result of the reorganization, all of the stations reside in one taxable entity, allowing the assets and liabilities giving rise to deferred taxes the right to offset and thereby reducing the valuation allowance.

Units Subject to Mandatory Redemption

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). The statement addresses financial accounting and reporting for financial instruments with characteristics of both liabilities and equity and is effective at the beginning of the first interim period beginning after June 15, 2003. As of July 1, 2003, Nexstar adopted SFAS No. 150 and reclassified its mandatorily redeemable preferred and common units as a liability and recorded $2.6 million as a cumulative effect of change in accounting principle. Additionally, during the last six months of 2003, the Company recorded $0.5 million to interest expense to reflect the change in fair value of the liability. Nexstar redeemed all of its redeemable preferred and common units on December 30, 2003.

3.	Acquisitions

During 2003, 2002 and 2001, the Company made the acquisitions set forth below. With the exception of the Quorum acquisition which was accounted for as a pooling of interests, each acquisition has been accounted for under the purchase method and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair value on the acquisition date. For each of the acquisitions accounted for under the purchase method, the consolidated financial statements include the operating results of each business from the date of acquisition. For the Quorum acquisition accounted for as a pooling of interests, the consolidated financial statements for all periods presented have been restated accordingly.

KODE

On December 31, 2001, Mission entered into a TBA with GOCOM Broadcasting of Joplin, L.L.C. (“GOCOM”), a subsidiary of a company now known as Piedmont Holdings, LLC, and simultaneously entered into a purchase agreement to acquire substantially all of the assets of KODE for $14.0 million. Pursuant to the terms of the purchase agreement, Mission made a down payment of $6.0 million against the purchase price on December 31, 2001 and paid the remaining $8.0 million upon the consummation of the acquisition on September 30, 2002, exclusive of transaction costs. KODE is the ABC-affiliated television station in Joplin, Missouri. The acquisition has been accounted for under the purchase method and, accordingly, the purchase price was allocated to assets and liabilities acquired based on their estimated fair value on the acquisition date. The TBA was terminated upon the closing of the acquisition and non-recurring TBA fees in the amount of $0.3 million are included in the consolidated financial statements of the Company for the year ended December 31, 2002.

On April 1, 2002, Mission entered into an SSA with KSNF, a Nexstar-owned station in the Joplin, Missouri market. As a result of the SSA with KSNF, Mission was able to reduce overhead costs associated with operations at KODE. Based on the expectation of the cost reductions through the SSA, Mission purchased KODE for an amount which resulted in the recognition of $0.4 million of goodwill, exclusive of transaction costs.

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(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Mission obtained third-party valuations of certain acquired intangible assets.

At September 30, 2002
(in millions)
Broadcast rights	$0.9
Property and equipment	2.7
Intangible assets	10.9
Goodwill, including transaction costs	0.7

Total assets acquired	15.2
Less: broadcast rights payable	0.9

Net assets acquired	$14.3

Of the $10.9 million of acquired intangible assets, $4.3 million was assigned to FCC licenses that are not subject to amortization and $5.5 million was assigned to network affiliation agreements (useful life of 15 years). The remaining $1.1 million of acquired intangible assets have a useful life of approximately 1 year. Goodwill of $0.7 million is expected to be deductible for tax purposes.

WCIA/WCFN and WMBD

On January 12, 2001, Nexstar acquired substantially all of the assets of WCIA/WCFN and WMBD from Midwest Television, Inc. (“Midwest”) for approximately $108.0 million, exclusive of transaction costs. Included in the purchase price was $0.5 million, which was paid directly to the owner of Midwest for the building that houses WCIA. The acquisition has been accounted for under the purchase method and, accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair value on the acquisition date. TBA fees in the amount of $2.25 million were paid to Midwest at the time of closing.

KRBC and KSAN

On December 13, 2002, Mission entered into a purchase agreement and a local marketing agreement with LIN Television Corporation and two of its subsidiaries, which owned KRBC, the NBC affiliate in Abilene-Sweetwater, Texas, and KSAN (formerly KACB), the NBC affiliate in San Angelo, Texas. Operations under the local marketing agreement commenced on January 1, 2003 and terminated upon the purchase of the stations. On June 13, 2003, Mission purchased substantially all of the assets of the stations for $10.0 million. Pursuant to the terms of the purchase agreement, Mission made a down payment of $1.5 million against the purchase price in December 2002, which has been included in noncurrent assets as of December 31, 2002, and paid the remaining $8.5 million upon the consummation of the acquisition on June 13, 2003, exclusive of transaction costs. The acquisition has been accounted for under the purchase method and, accordingly, the purchase price was allocated to assets and liabilities acquired based on their estimated fair value on the acquisition date.

On June 13, 2003, Mission entered into an SSA with KTAB, a Nexstar-owned station in the Abilene- Sweetwater, Texas market, whereby KTAB provides news production, technical maintenance and security for KRBC and KSAN. As a result of the SSA with KTAB, Mission should be able to reduce overhead costs associated with operations at KRBC and KSAN.

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(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. Mission obtained third-party valuations of certain acquired intangible assets.

At June 13, 2003
(in millions)
Accounts receivable	$0.8
Broadcast rights	0.3
Property and equipment	5.4
Intangible assets	4.0
Goodwill, including transaction costs	0.3

Total assets acquired	10.8
Less: accounts payable	0.1
Less: broadcast rights payable	0.3

Net assets acquired	$10.4

Of the $4.0 million of acquired intangible assets, $2.1 million was assigned to FCC licenses that are not subject to amortization and $1.7 million was assigned to network affiliation agreements (useful life of 15 years). The remaining $0.2 million of acquired intangible assets have a useful life of approximately 1 year. Goodwill of $0.3 million is expected to be deductible for tax purposes.

KARK and WDHN

On December 30, 2002, Nexstar entered into a purchase agreement and time brokerage agreements with two subsidiaries of Morris Multimedia, Inc., which owned KARK, the NBC affiliate in Little Rock-Pine Bluff, Arkansas, and WDHN, the ABC affiliate in Dothan, Alabama. Operations under the time brokerage agreements commenced on February 1, 2003. On August 1, 2003, Nexstar completed the acquisition of the stations for total consideration of $91.5 million, exclusive of transaction costs of $0.8 million. Pursuant to terms of the purchase agreement, Nexstar made a down payment of $40.0 million against the purchase price on January 31, 2003 and paid the remaining $51.5 million upon the consummation of the acquisition, exclusive of transaction costs. The time brokerage agreements were terminated on August 1, 2003.

The acquisition was accounted for under the purchase method and accordingly the purchase price was allocated to assets acquired and liabilities assumed based on their fair values at August 1, 2003. Nexstar obtained third-party valuations of certain acquired intangible assets.

At August 1, 2003
(in millions)
Accounts receivable	$3.1
Property and equipment	10.0
Intangible assets	68.5
Goodwill, including transaction costs	42.2
Accounts payable	(0.8)
Deferred tax liability	(30.2)
Deferred revenue	(0.5)

Total	$92.3

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Of the $68.5 million of acquired intangible assets, $27.3 million was assigned to FCC licenses that are not subject to amortization and $36.3 million was assigned to network affiliation agreements (estimated useful life of 15 years). The remaining $4.9 million of acquired intangible assets have a useful life of approximately 1 year.

QUORUM

On September 12, 2003, Nexstar Broadcasting Group, L.L.C. (“Nexstar Group”), Nexstar’s former ultimate parent, signed a definitive agreement to acquire all of the direct and indirect subsidiaries of Quorum. Quorum owned and operated 11 television stations and provided management, sales or other services to an additional five stations, primarily in medium-sized markets. On the same date, Nexstar Group also entered into a management and consulting services agreement with Quorum pursuant to which Nexstar performed certain management functions pending completion of the purchase. Nexstar Group received no compensation under the management agreement. Nexstar Group was, however, reimbursed for any expenses incurred. On December 30, 2003, Nexstar Broadcasting Group, Inc. (Nexstar Group merged into Nexstar Broadcasting Group, Inc. on November 28, 2003) completed the acquisition of the Quorum subsidiaries. The Quorum acquisition was structured as a merger of Quorum’s direct former subsidiaries with and into Nexstar Broadcasting Group, Inc., our ultimate parent, and a contribution to and subsequent merger of Quorum’s indirect subsidiaries with and into us. The consideration for the merger consisted of a combination of cash, shares of common stock of Nexstar Broadcasting Group, Inc. and the assumption of debt. On December 30, 2003, Nexstar repaid $40.6 million of outstanding borrowings and accrued interest under Quorum’s revolving credit facility, $71.6 million of outstanding borrowings and accrued interest under Quorum’s term loan and an aggregate amount of $39.5 million of outstanding principal, accrued interest and call premium on Quorum’s 15% discount notes (“15% notes”). The merger constituted a tax-free reorganization and has been accounted for as a merger under common control in a manner similar to pooling of interests. Accordingly, Nexstar’s financial statements herein have been restated to include the financial results of all the Quorum subsidiaries for all periods presented.

The selected unaudited pro forma consolidated information for the years ended December 31, 2003, 2002 and 2001, determined as if the acquisitions, described above, had occurred on January 1, of each year as follows:

	Year Ended December 31, 2003		Year Ended December 31, 2002		Year Ended December 31, 2001(1)
	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma
Net broadcast revenue (excluding trade and barter)	$193,543	$194,809	$188,118	$211,461	$157,800	$162,683
Total net revenue	214,332	215,598	206,277	229,868	176,719	182,080
Income (loss) from operations	(3,958)	(9,084)	21,264	18,308	(11,086)	(11,533)
Net loss before cumulative effect of change in accounting principle	(50,679)	(56,137)	(46,220)	(52,471)	(73,396)	(74,553)
Cumulative effect of change in accounting principle	(2,577)	(2,577)	(43,470)	(43,470)	—	—
Net loss	$(53,256)	$(58,714)	$(89,690)	$(95,941)	$(73,396)	$(74,553)

(1)	The year ended December 31, 2001 pro forma amounts do not include the results of Midwest for the twelve days prior to acquisition on January 12, 2001 because the amounts are de minimis. As a result, the Midwest acquisition has no pro forma effect in the table set forth above.

The selected unaudited pro forma information is presented for illustrative purposes only and is not necessarily indicative of results of operations in future periods or results that would have been achieved had the Company and the acquired stations been combined during the specified periods.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4.	Operating and Management Agreements

In 2003, 2002 and 2001, the Company had the following arrangements:

KARD

On March 21, 2001, Quorum entered into a JSA with Piedmont Television of Monroe/El Dorado LLC (previously known as GOCOM Television of Quachita, LLC) (“Piedmont”), the licensee of a television station in El Dorado, Arkansas. The term of the JSA with Piedmont is 10 years and shall be extended automatically for two additional 10-year terms unless the agreement is otherwise terminated. Under the JSA, Quorum permits Piedmont to sell to advertisers all of the time available for commercial advertisements of its television station KARD in the related market. During the term of the JSA, Piedmont is obligated to pay Quorum a monthly fee as mutually agreed upon. Concurrent with the JSA, Quorum entered into an SSA with Piedmont.

In connection with these agreements, on March 21, 2001, Quorum entered into a right of first refusal agreement with Piedmont. In the event that either the Company or Piedmont receives a solicited or unsolicited bona fide offer for the acquisition of its station by a third party, the station owner shall abide by the mutually agreed upon terms and conditions as stated in the agreement. The exercise of this agreement will be permitted solely in accordance with the Communications Act and all applicable rules, regulations and policies of the FCC and is subject to prior FCC consent. The terms of this agreement shall continue and be in effect for as long as the JSA shall be in effect.

KODE

On December 31, 2001, Mission entered into a TBA with GOCOM, a subsidiary of a company now known as Piedmont Holdings, LLC. The revenue and expenses associated with the operations of KODE (exclusive of depreciation and amortization expense) are included in the consolidated financial statements of the Company. The TBA was terminated upon the closing of the acquisition and non-recurring TBA fees in the amount of $0.3 million are included in the consolidated financial statements of the Company.

WYZZ

Effective December 1, 2001, Nexstar entered into an outsourcing agreement with a subsidiary of Sinclair Broadcast Group, Inc. (“Sinclair”) to provide certain engineering, production, sales and administrative services for WYZZ, the Fox affiliate in Peoria, Illinois.

Pursuant to this agreement, the parties share the combined broadcast cash flow, as defined in the agreement, generated by WYZZ and Nexstar-owned WMBD. The outsourcing agreement expires in December 2008, but at any time it may be cancelled by either party upon 180 days written notice. Nexstar has evaluated its arrangement with Sinclair under FIN No. 46 and has determined that it is not the primary beneficiary of WYZZ. WYZZ has total assets of $0.5 million as of December 31, 2003.

KRBC and KSAN

On December 13, 2002, Mission entered into a local marketing agreement with LIN Television Corporation and two of its subsidiaries, which owned KRBC, the NBC affiliate in Abilene-Sweetwater, Texas, and KSAN (formerly KACB), the NBC affiliate in San Angelo, Texas. Operations under the local marketing agreement commenced on January 1, 2003 and terminated upon the purchase of the stations. On June 13, 2003, Mission

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(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

purchased KRBC and KSAN (see Note 3) and entered into a shared services agreement with Nexstar whereby Nexstar’s station, KTAB, provides news production, technical maintenance and security for KRBC and KSAN. The local marketing agreement was terminated on June 13, 2003.

KARK and WDHN

On December 30, 2002, Nexstar entered into a purchase agreement and time brokerage agreements with two subsidiaries of Morris Multimedia, Inc., which owned KARK, the NBC affiliate in Little Rock-Pine Bluff, Arkansas, and WDHN, the ABC affiliate in Dothan, Alabama. Operations under the time brokerage agreements commenced on February 1, 2003. On August 1, 2003, Nexstar completed the acquisition of the stations and terminated the time brokerage agreements.

WBAK

On May 9, 2003, Mission entered into a time brokerage agreement with Bahakel Communications and certain of its subsidiaries relating to WBAK and simultaneously entered into a purchase agreement to acquire substantially all of the assets of WBAK, the Fox affiliate in Terre Haute, Indiana, for $3.0 million. Operations under the time brokerage agreement commenced on May 9, 2003 and will terminate upon purchase of the station. Pursuant to the terms of the purchase agreement, Mission made a down payment of $1.5 million against the purchase price, which was funded from Mission’s senior credit facilities. The $1.5 million down payment has been included in noncurrent assets as of December 31, 2003. Additionally, Mission entered into a shared services agreement with Nexstar, effective May 9, 2003, as amended, whereby Nexstar-owned WTWO may provide certain services to Mission for WBAK, including news production, technical maintenance and security in exchange for monthly payments from Mission. Mission also entered into a joint sales agreement, effective May 9, 2003, as amended, whereby Nexstar-owned WTWO purchases all of the advertising time on WBAK and retains the advertising revenue in return for payments to Mission. The acquisition is expected to close in the second quarter of 2004. Mission has evaluated its arrangement with Bahakel Communication under FIN No. 46 and has determined that it is the primary beneficiary of WBAK. Mission has therefore consolidated the financial position and results of operations of WBAK since May 9, 2003. Therefore, pursuant to FIN No. 46, Bahakel’s ownership is currently reflected as minority interest in these consolidated financial statements. Total assets of $3.6 million related to WBAK are included under the provisions of FIN No. 46.

KPOM/KFAA

On October 13, 2003, Nexstar entered into a purchase agreement to acquire substantially all of the assets of KPOM/KFAA, the NBC affiliate in Fort Smith-Fayetteville-Springdale-Rogers, Arkansas, from J.D.G. Television, Inc. for $17.0 million, exclusive of transaction costs. Operations under a time brokerage agreement between Nexstar and J.D.G. Television, Inc. began on October 16, 2003. Pursuant to terms of the purchase agreement, Nexstar made a down payment of $10.0 million against the purchase price on October 16, 2003, which was funded from available cash. The $10.0 million down payment has been included in noncurrent assets as of December 31, 2003. The acquisition is expected to close in the third quarter of 2004, subject to FCC consent. Nexstar has evaluated its arrangement with J.D.G. Television, Inc. under FIN No. 46 and has determined that it is the primary beneficiary of KPOM/KFAA. The Company has therefore consolidated the financial position and results of operations of KPOM/KFAA since October 16, 2003. Therefore, pursuant to FIN No. 46, J.D.G. Television, Inc.’s ownership is currently reflected as minority interest in these consolidated financial statements. Total assets of $16.9 million related to KPOM/KFAA are included under the provisions of FIN No. 46.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Under these agreements, the Company pays for certain operating expenses of the respective stations, except for WYZZ, and therefore may have unlimited exposure to any potential operating losses. Mission is responsible for reimbursing all of the operating expenses at WBAK and may ultimately have unlimited exposure to potential operating losses. The Company will continue to operate the stations under the time brokerage, shared services, joint sales and outsourcing agreements until the termination of such agreements. Termination of the time brokerage agreements typically occurs on consummation of the acquisitions of the stations. Additionally, Nexstar or Mission, as applicable, indemnifies the owners of the stations from and against all liability and claims arising out of or resulting from its activities, acts or omissions in connection with the agreements. The maximum potential amount of future payments Nexstar or Mission could be required to make for such indemnification is undeterminable at this time.

Quorum

On September 12, 2003, Nexstar Group, Nexstar’s ultimate parent, signed a definitive agreement to acquire all of the subsidiaries of Quorum Broadcast Holdings, LLC (“Quorum”). Quorum owned and operated 11 television stations and provided management, sales or other services to an additional five stations, primarily in medium-sized markets. On the same date, Nexstar also entered into a management and consulting services agreement with Quorum pursuant to which Nexstar performed certain management functions pending completion of the purchase. Nexstar Group received no compensation under the management agreement. Nexstar Group was, however, reimbursed for any expenses incurred.

On December 30, 2003, Nexstar Broadcasting Group, Inc. (Nexstar Group merged into Nexstar Broadcasting Group, Inc. on November 28, 2003) completed the acquisition of the Quorum subsidiaries. The Quorum acquisition was structured as a merger of Quorum’s direct subsidiaries with and into Nexstar Broadcasting Group, Inc., our ultimate parent, and a contribution to and subsequent merger of Quorum’s indirect subsidiaries with and into us. The consideration for the merger consisted of a combination of cash, shares of common stock of Nexstar Broadcasting Group, Inc. and the assumption of debt. On December 30, 2003, Nexstar repaid $40.6 million of outstanding borrowings and accrued interest under Quorum’s revolving credit facility, $71.6 million of outstanding borrowings and accrued interest under Quorum’s term loan and an aggregate amount of $39.5 million of outstanding principal, accrued interest and call premium on Quorum’s 15% discount notes (“15% notes”). The merger constituted a tax-free reorganization and has been accounted for as a merger under common control in a manner similar to pooling of interests. Accordingly, Nexstar’s financial statements herein have been restated to include the financial results of all the Quorum subsidiaries for all periods presented.

5.	Related Party Transactions

Guaranty—Chief Executive Officer

Pursuant to a continuing guaranty agreement dated June 16, 2001 with Nexstar’s primary lender, Nexstar guaranteed a $3.0 million non-revolving line of credit to its president and chief executive officer to enable him, among other uses, to purchase equity interests of Nexstar. The line of credit was full-recourse to the officer. The officer repaid the loan in full in December 2003 and the guaranty was terminated.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

6.	Property and Equipment

	Estimated useful life (years)	December 31,
		2003	2002
Buildings and building improvements	39	$29,647	$28,054
Land and land improvements	N/A-39	6,185	5,376
Leasehold improvements	term of lease	2,857	2,384
Studio and transmission equipment	5-15	116,966	105,591
Office equipment and furniture	5-7	14,582	12,822
Vehicles	5	7,487	6,420
Construction in progress	N/A	1,076	524

		178,800	161,171
Less: accumulated depreciation		(86,982)	(80,565)

Property and equipment, net of accumulated depreciation		$91,818	$80,606

The company recorded depreciation expense in the amounts of $20.5 million, $23.1 million and $23.2 million for the years ended December 31, 2003, 2002 and 2001 respectively.

Sale of Towers

On May 11, 2001, Quorum sold certain of its telecommunications tower facilities for total net cash consideration of $21.1 million. The proceeds from the sale of the towers were applied to the outstanding amount owed under the Quorum credit facilities (see Note 8). Quorum entered into an operating lease for tower space. In 2001, Quorum recorded a deferred gain of $9.1 million on the sale, which is being recognized ratably over the lease term.

7.	Intangible Assets and Goodwill

	Estimated useful life (years)	December 31,
		2003	2002
Network affiliation agreements	15	$327,170	$282,178
FCC licenses	indefinite	158,098	122,359
Debt financing costs	term of debt	14,817	19,801
Other intangible assets	1-15	44,394	38,715

		544,479	463,053
Less: accumulated amortization		(146,127)	(123,231)

Intangible assets, net of accumulated amortization		398,352	339,822
Goodwill	indefinite	135,899	92,596

Intangible assets and goodwill, net		$534,251	$432,418

Total amortization expense from definite-lived intangibles (excluding debt financing costs) for the years ended December 31, 2003 and 2002 was $24.9 million and $21.8 million, respectively. The estimated useful life of network affiliation agreements contemplates renewals of the underlying agreements based on Nexstar’s and

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Mission’s historical ability to renew such agreements without significant cost or modifications to the conditions from which the value of the affiliation was derived. These renewals can result in estimated useful lives of individual affiliations ranging from 12 to 20 years. Management has determined that 15 years is a reasonable estimate within the range of such estimated useful lives. The carrying value of indefinite-lived intangibles, excluding goodwill, at December 31, 2003 and 2002 was $140.7 million and $100.6 million, respectively. The use of an indefinite life for FCC licenses contemplates the Company’s historical ability to renew their licenses, that such renewals generally may be obtained indefinitely and at little cost, and that the technology used in broadcasting is not expected to be replaced in the foreseeable future. Therefore, cash flows derived from the FCC licenses are expected to continue indefinitely. The following table presents the Company’s estimate of amortization expense for each of the five succeeding fiscal years for definite-lived intangibles, including debt financing costs, recorded on its books as of December 31, 2003:

Year ending December 31,
2004	$25,946
2005	24,609
2006	23,469
2007	23,432
2008	23,432

The change in the carrying amount of goodwill for the year ended December 31, 2003 is as follows:

Balance as of January 1, 2003	$92,596
Acquisitions	43,303

Balance as of December 31, 2003	$135,899

8.	Debt

Long-term debt consists of the following:

	December 31,
	2003	2002
Term loans	$195,000	$160,225
Revolving credit facilities	10,000	99,746
12% senior subordinated notes due 2008, net of discount of $4,486 and $5,238	155,514	154,762
7% senior subordinated notes due 2014	125,000	—
15% senior discount notes due 2009	—	27,948
SFAS No. 133 hedge accounting adjustment	3,307	4,092

	488,821	446,773
Less: current portion	(1,950)	(23,067)

	$486,871	$423,706

The Nexstar Senior Secured Credit Facilities

On January 12, 2001, Nexstar entered into senior secured credit facilities (the “Nexstar credit facilities”) with a group of commercial banks. The terms of the credit agreement provided for a revolving credit facility (the

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

“Nexstar revolver”) in the amount of $122.0 million and a term loan facility (the “Nexstar term loan”) in the amount of $110.0 million. The revolving credit facility was reduced to $72.0 million after the issuance of Nexstar’s senior subordinated notes discussed below. The credit facilities were subsequently amended on June 14, 2001 to allow for a $50.0 million Term A facility, a $75.0 million Term B facility and a $57.0 million revolving facility. On November 14, 2001, the credit facilities were further amended to adjust certain financial covenants effective for the period ended September 30, 2001 and future periods because Nexstar was not in compliance with the consolidated total leverage ratio as of September 30, 2001, due in large part to the negative impact on advertising revenue resulting from the events of September 11, 2001, and Nexstar anticipated non-compliance in future periods. The amendment also reduced the revolving facility to $42.0 million. On June 5, 2002, the Nexstar credit facilities were amended again to allow Nexstar to undertake the reorganization and other transactions related to the proposed initial public offering by Nexstar Broadcasting Group, Inc., including the redemption of the preferred membership interests of Nexstar. Prior to the refinancing described below, the Nexstar revolver and Term A facility would have matured on January 12, 2007 and the Term B facility would have matured on July 12, 2007. Any excess amount outstanding at the time of a mandatory reduction would have been payable at that time.

On February 13, 2003, Nexstar obtained new senior secured credit facilities (the “New Nexstar Facilities”). The New Nexstar Facilities consist of a $130.0 million term loan and a $50.0 million revolver. Nexstar used the proceeds from the term loan to refinance its existing senior secured credit facilities, pay related debt financing costs and provide additional working capital. The terms of these senior credit facilities, including covenants, interest rate and maturity, were substantially similar to the terms of our amended senior credit facilities as described below.

On December 30, 2003, in conjunction with Quorum acquisition by us and private placement of senior subordinated notes by Nexstar Broadcasting, Nexstar amended its senior secured credit facilities (the “Amended Nexstar Facilities”). The Amended Nexstar Facilities consist of a $55.0 million term loan and a $50.0 million revolver. Nexstar used the proceeds to refinance its existing senior secured credit facilities, pay for related debt financing costs and finance the Quorum acquisition, including the refinancing of all debt of Quorum’s subsidiaries. Financial covenants under the Amended Nexstar Facilities include a total combined leverage ratio of Nexstar and Mission of 7.00 times the last twelve months operating cash flow (as defined in the credit agreement) through December 30, 2004 and a senior combined leverage ratio of Nexstar and Mission of 4.00 times the last twelve months operating cash through December 30, 2004. Covenants also include, among others, an interest coverage ratio of 1.50 to 1.00 through June 29, 2004 and a fixed charge coverage ratio of 1.15 to 1.00. The term loans amortize at 1% annually in years 2004 through 2009, with the remaining 94% due in 2010. The outstanding principal amount on the revolving loans mature on December 31, 2009. As of December 31, 2003, Nexstar had drawn $55.0 million on its term loan and $7.0 million under its revolver. Interest rates associated with the Amended Nexstar Facilities are based, at the option of Nexstar, on (i) the higher of the prevailing prime rate or the Federal Funds Rate plus 0.50% plus an applicable margin or (ii) LIBOR plus an applicable margin, as defined in the credit agreement (ranging from 5.00% to 5.25% at December 31, 2003). Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if Nexstar selects a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, Nexstar is required to pay quarterly commitment fees on the unused portion of the Nexstar revolver loan commitment based on the Company’s leverage ratio for that particular quarter. The Nexstar term loan is subject to scheduled mandatory repayments, and the Nexstar revolver is subject to scheduled mandatory commitment reductions commencing in 2004. The borrowings under the Nexstar credit facilities are guaranteed by each existing and subsequently acquired or organized subsidiary of Nexstar and by Mission.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Mission Senior Secured Credit Facilities

On January 12, 2001, Mission entered into a credit agreement (the “Mission credit facility”) with a group of commercial banks. The terms provided for the banks to make revolving loans to Mission, not to exceed the aggregate commitment of $43.0 million. On November 14, 2001, the Mission credit facility was amended to increase the revolving facility to $58.0 million. The Mission credit facility was amended again on September 30, 2002 in order to permit the merger of Bastet Broadcasting, Inc. and Mission Broadcasting of Joplin, Inc. into Mission. Prior to the refinancing described below, the Mission credit facility would have been due and payable on the maturity date, January 12, 2007. Any excess amount outstanding at the time of a mandatory reduction would have been payable at that time.

On February 13, 2003, Mission obtained new senior secured credit facilities (the “New Mission Facilities”). The New Mission Facilities consist of a $55.0 million term loan and a $30.0 million revolver. Mission used the proceeds from the loans to refinance its existing senior secured credit facility, pay related debt financing costs and provide additional working capital. The terms of these senior credit facilities, including covenants, interest rate and maturity, were substantially similar to the terms of our amended senior credit facilities as described below.

On December 30, 2003, Mission amended its senior secured credit facilities (the “Amended Mission Facilities”). The Amended Mission Facilities consist of a $140.0 million term loan and a $30.0 million revolver. Mission used the proceeds to refinance their existing senior secured credit facilities, pay for related debt financing costs and finance the VHR acquisition. The term loan amortizes at 1% annually in years 2004 through 2009, with the remaining 94% due in 2010. The outstanding principal amount on the revolving loans mature on December 31, 2009. As of December 31, 2003, Mission had drawn $140.0 million on its term loan and $3.0 million under its revolver. Interest rates associated with the New Mission Facilities are based, at the option of Mission, on (i) the higher of the prevailing prime rate or the Federal Funds Rate plus 0.50% plus an applicable margin or (ii) LIBOR plus an applicable margin, as defined in the credit agreement (ranging from 5.25% to 5.50% at December 31, 2003). Interest is fixed for a period ranging from one month to 12 months, depending on availability of the interest basis selected, except if Mission selects a prime-based loan, in which case the interest rate will fluctuate during the period as the prime rate fluctuates. Interest is payable periodically based on the type of interest rate selected. In addition, Mission is required to pay quarterly commitment fees on the unused portion of the Mission revolver loan commitment based on the Company’s leverage ratio for that particular quarter. The Mission term loan is subject to scheduled mandatory repayments, and the Mission revolver is subject to scheduled mandatory commitment reductions commencing in 2004. Nexstar guarantees full payment of any obligations outstanding in the event of Mission’s default.

Based on borrowing rates currently available to the Company for bank loans with similar terms and average maturities, the fair value of the Company’s credit facilities approximates their carrying value.

The Quorum Credit Facilities

On April 16, 1999, Quorum entered into a credit agreement (the “Quorum credit facilities”) for a $168.0 million term loan, $75.0 million acquisition credit facility and a $72.0 million revolving credit facility. Quorum entered into various amendments to the Quorum credit facilities since its commencement date. On December 30, 2003, all outstanding borrowings and accrued interest under the Quorum credit facilities were repaid in full.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Senior Subordinated Notes

On March 16, 2001, Nexstar issued $160.0 million of 12% senior subordinated notes (the “12% notes”) at a price of 96.012%. The 12% notes mature on April 1, 2008. Interest is payable every six months in arrears on April 1 and October 1. The 12% notes are guaranteed by all of the domestic existing and future restricted subsidiaries of Nexstar and by Mission. They are general unsecured senior subordinated obligations subordinated to all of the Company’s senior secured credit facilities. The 12% notes are redeemable on or after April 1, 2005, at declining premiums, and Nexstar may redeem, at a premium, up to 35.0% of the aggregate principal amount of the notes before April 1, 2004 with the net cash proceeds from qualified equity offerings. The 12% notes are not redeemable by either the issuer or the note holder between April 1, 2004 and March 31, 2005. The proceeds of the offering were used to partially refinance existing indebtedness of Nexstar and fund working capital needs.

On December 30, 2003, Nexstar issued $125.0 million of 7% senior subordinated notes (the “7% notes”) at par. The 7% notes mature on January 15, 2014. Interest is payable every six months in arrears on January 15 and July 15, commencing on July 15, 2004. The 7% notes are guaranteed by all of the domestic existing and future restricted subsidiaries of Nexstar and by Mission. They are general unsecured senior subordinated obligations subordinated to all of the Company’s senior secured credit facilities. The 7% notes are redeemable on or after January 15, 2009, at declining premiums, and Nexstar may redeem, at a premium, up to 35.0% of the aggregate principal amount of the notes before January 15, 2007 with the net cash proceeds from qualified equity offerings. The 7% notes are not redeemable by either the issuer or the note holder between April 1, 2004 and March 31, 2005. The proceeds of the offering were used to finance the Quorum acquisition.

Senior Discount Notes

On May 15, 2001, Quorum issued 15% discount notes for $25 million (the “15% notes”), which would have accreted to $51.5 million on May 15, 2006. Beginning on May 15, 2001, the 15% notes accrued interest at 15% per annum, which was payable semiannually on November 15 and May 15 beginning on November 15, 2006. On November 15, 2006 the note calls for a mandatory redemption of $30.8 million. The remaining balance on the note was due May 15, 2009. In connection with the issuance of the 15% notes, Quorum issued 4,534.6359 Class E units valued at $4.5 million to the note holders. The discount on the 15% notes arising for the allocation of proceeds to the Class E units was amortized to interest expense over the term of the notes. The proceeds from these notes were applied to the outstanding loan amounts under the Quorum credit facilities. On December 30, 2003, the outstanding principal and accrued interest along with a call premium on the 15% notes were paid in full in the aggregate amount of $39.5 million.

Registration

In September 2001 the 12% notes were registered under the Securities Act of 1933 pursuant to a registration rights agreement.

Fair Value

The fair value of Nexstar’s fixed rate debt is estimated based on quoted market prices for the same or similar issue, or on the current rates offered to Nexstar for debt of the same remaining maturities. The carrying amounts and fair value of fixed rate debt were as follows:

	December 31,
	2003	2002
Carrying amount	$280,514	$182,710
Fair value	306,025	200,748

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2003, scheduled maturities of the Company’s debt (undiscounted) are summarized as follows:

2004	$1,950
2005	1,950
2006	1,950
2007	1,950
2008	161,950
Thereafter	320,250

$490,000

Debt Covenants

The bank debt agreements and the notes described above contain covenants which require the Company to comply with certain financial ratios, capital expenditures, cash film payments and other limits. The Company was in compliance with such covenants at December 31, 2003, 2002 and 2001.

As discussed in Note 21, in January 2004, GNS Media did not close on its contractual obligation to purchase WTVW. The net proceeds from the sale of WTVW were to be used to pay down amounts outstanding under Nexstar’s revolving credit facility. Consequently, certain financial covenants such as the total combined leverage ratio will be negatively impacted. Management believes that the Company will remain in compliance with such covenants throughout 2004 and into the foreseeable future.

Debt Financing Costs

In conjunction with the refinancing of the credit facilities in January 2001, Nexstar and Mission expensed $1.4 million for the year ended December 31, 2001 related to certain debt financing costs. The adoption of SFAS No. 145 did not have a material impact on the results of the Company. The refinancing of the senior credit facilities for Nexstar and Mission resulted in the write off during the first quarter of 2003 of $5.8 million of certain debt financing costs capitalized at December 31, 2002. The amendments to the Nexstar and Mission senior secured credit facilities resulted in the write off of $3.1 million of certain debt financing costs during the fourth quarter of 2003. Additionally, the repayment of the Quorum credit facilities on December 30, 2003 resulted in the write off of $1.8 million of capitalized debt financing costs.

Interest Rate Swap Agreements

At December 31, 2003, the Company had in effect an interest rate swap agreement to pay a fixed interest rate and receive a variable interest rate as required by its credit facility agreements, with a notional amount of $93.3 million. The $93.3 million notional swap, while economically being used to hedge the variability of cash flows on a portion of the Company’s variable rate debt, does not qualify for SFAS No. 133 hedge accounting and, thus, is being recorded on the balance sheet at fair value with changes in fair value each period reported in other income and expense. The marking-to-market of this derivative instrument resulted in a recognition of $2.4 million in other income for the year ended December 31, 2003 and a loss of $2.4 million recognized in other expenses for the year ended December 31, 2002. The differential to be paid or received on the swap is accrued as an adjustment to interest expense. The net fair value of the interest rate swap agreement representing the cash the Company would pay to settle the agreement was approximately $3.3 million and $5.6 million at December 31, 2003 and December 31, 2002, respectively.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On June 13, 2003, the Company terminated a notional interest rate swap contracts in the amount of $80.0 million. The notional interest rate swap agreement, while being used to mitigate the impact of the variability of interest rates on the Quorum credit facilities, did not qualify for SFAS No. 133 hedge accounting and, thus, was recorded on the balance sheet at fair value with changes in fair value each period reported in other income and expense. Other income and expense for the years ended December 31, 2003 and 2002 includes a gain of $1.3 million and $1.1 million, respectively, from marking-to-market of these derivative instruments. The net fair value of interest rate swap agreement was approximately $1.3 million at December 31, 2002.

On June 13, 2003, Quorum entered into an interest rate collar agreement for a notional amount of $60.0 million through September 13, 2003 and $40.0 million from September 13, 2003 through December 13, 2004. Under the agreement the ceiling and floor interest rates are 2.5% and 0.88%, respectively. The net fair value of the agreement as of December 31, 2003 is not material.

In August 2002, the Company terminated a $60.0 million notional interest rate swap contract to receive a fixed rate of 12.0% and pay a LIBOR-based variable rate of interest. The interest rate swap contract had been designed as a fair value hedge of the benchmark interest rate in Nexstar Finance’s $160.0 million, 12% senior subordinated notes, which resulted in an adjustment to the notes of $4.3 million pursuant to the requirements of SFAS No. 133. The adjustment to the notes is being amortized as an adjustment to interest expense over the period originally covered by the swap contract.

9.	Convertible Subordinated Promissory Notes Due to Related Parties

On April 30 and May 4, 2001, Quorum issued convertible subordinated notes (the “ABRY Note IV”) for $3 million and $22 million, respectively, to ABRY Broadcast Partners III, L.P. (“ABRY”). Quorum, in conjunction with the subordinated debt, issued 816.21646 and 5,985.59738 shares of Class E units valued at $0.8 million and $6.0 million, respectively. The notes were convertible only if Quorum did not repay the notes. The discount on the ABRY Note IV arising from the allocation of proceeds to the Class E units was amortized to interest expense over the term of the notes. The indebtedness of the ABRY Note IV was subordinated to the prior payment of the Quorum credit facilities and the 15% Notes. The ABRY Note IV accrued interest at 15% per annum and was due on November 4, 2002. On November 4, 2002 the principal and unpaid interest accrued converted into equity, and a contingent beneficial conversion feature of $5.3 million was recorded as interest expense.

10.	Mandatorily Redeemable Preferred and Common Units

On June 23, 2000, Quorum issued 40,000 Series A Redeemable Preferred Units (“Series A Preferred Units”) in the amount of $34.0 million.

On February 28, 2002, Quorum issued 5,000 Series B Preferred Units (“Series B Preferred Units”). In connection with the issuance the Company issued 4,111 Redeemable Class E Common Units (“Class E Units”). The total proceeds on the issuance were $5.0 million. The Series B Preferred Units and Class E Units were valued at $2.7 million and $2.3 million, respectively.

On November 4, 2002, Quorum issued 31,057 Series B Preferred Units valued at $31.1 million upon conversion of the subordinated convertible promissory notes (see Note 9).

The holders of Class E Units were entitled to require Quorum to redeem all of the outstanding Class E Units at fair market value on or before June 23, 2010. The carrying value of the Class E Units was recorded at redemption value at December 31, 2002.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Upon the adoption of SFAS No. 150 as of July 1, 2003, the Company reclassified all outstanding redeemable preferred and common units as a liability. Authorized and outstanding as of July 1, 2003 were the following redeemable preferred and common units: Series A Preferred Units, Series B Preferred Units and Class E common.

On November 28, 2003 in connection with the initial public offering by Nexstar Broadcasting Group, Inc. and on December 30, 2003, upon the consummation of the merger with Quorum, Nexstar redeemed all outstanding preferred units and Class E units in full in the amount of $155.8 million and $7.9 million respectively.

11.	Common Stock and Member’s Interest

Nexstar is 100% owned and controlled by one stockholder, Nexstar Finance Holdings, Inc. (See Note 1). Nexstar Finance Holdings, Inc. owns all 1,000 shares of issued and outstanding common stock at December 31, 2003. Nexstar has 1,000 authorized shares at December 31, 2003.

In March, 2002, Nexstar made a $1.4 million distribution to Nexstar Holdings. In March 2003, Nexstar made a $1.5 million distribution to Nexstar Holdings. Additionally, in March 2003, Nexstar received a capital contribution of $71.4 million from Nexstar Holdings. Nexstar Holdings issued $130.0 million senior discount notes at a price of 57.442% in March 2003 and contributed the proceeds, net of issuance costs, to Nexstar. Additionally, in December 2003, Nexstar received a capital contribution of $72.8 million from Nexstar Holdings consisting of part of the net proceeds from the issuance of stock by Nexstar Broadcasting Group, Inc., Nexstar Holdings’ parent.

On January 12, 2001, Nexstar received $105.0 million in capital contributions from Nexstar II, (known then as Nexstar Finance Holdings, L.L.C.). On March 16, 2001, concurrent with the funding from the notes, $30.0 million was distributed back to Nexstar II. On August 7, 2001 and November 14, 2001, Nexstar received $20.0 million and $15.0 million, respectively, in capital contributions from Nexstar Holdings, the proceeds of which were used to reduce bank debt.

12.	Income Taxes

The provision for income taxes charged to continuing operations was as follows at December 31:

	2003	2002	2001
Current tax (expense) benefit:
Federal	$(219)	$(139)	$307
State	(417)	1	(969)

	(636)	(138)	(662)

Deferred tax (expense) benefit:
Federal	10,962	(2,505)	605
State	2,048	5	(554)

	13,010	(2,500)	51

Net tax (expense) benefit	$12,374	$(2,638)	$(611)

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has provided a valuation allowance for certain deferred tax assets. The valuation allowance increased by $21,207 related to the generation of net operating losses and other deferred tax assets, the benefit of which may not be realized. As a result of the reorganization, all of the subsidiaries now reside in a single taxable entity, allowing the assets and liabilities giving rise to deferred taxes the right to offset thereby reducing the valuation allowance by $23,538. In addition, the valuation allowance increased by $9,581 related to the incorporation of certain entities that were partnerships.

The Company recognized a current tax benefit for the year ended December 31, 2001 as a result of a tax loss generated by a certain wholly-owned corporate entity which will be carried back to prior years to create current refunds. This wholly-owned corporate entity is a separate taxable entity, which has historically been profitable for tax purposes and projects profitability for tax purposes in future periods. This entity is primarily responsible for the current tax expense reported in all other years. A portion of the deferred tax benefit represents a reduction of the deferred tax liability primarily on this entity.

The provision for income taxes is different than the amount computed using the applicable statutory federal income tax rate for the years ended December 31 with the differences summarized below:

	2003	2002	2001
Tax benefit (expense) at statutory rates	$22,344	$15,254	$25,475
Change in valuation allowance	2,331	(12,741)	(16,200)
Income earned by a partnership not subject to corporate income tax	(9,436)	(5,724)	(9,499)
Interest expense	—	(894)	(691)
State and local taxes, net of federal benefit	174	2,137	1,134
Change in tax status	(2,691)	—	—
Other, net	(348)	(670)	(830)

Net tax benefit (expense)	$12,374	$(2,638)	$(611)

The components of the net deferred tax liability are as follows at December 31:

	2003	2002	2001
Net operating loss carryforwards	$61,301	$44,812	$34,421
Property and equipment	(3,154)	(2,617)	(3,545)
Intangible assets	(24,671)	4,836	1,810
Unrealized derivative losses	1,161	532	970
Deferred revenue/gain	5,031	3,081	3,394
Deferred derivative gain	1,289	—	—
Other	422	693	306
Valuation allowance	(68,554)	(61,304)	(44,823)

Net deferred tax liability	$(27,175)	$(9,967)	$(7,467)

At December 31, 2003 and 2002, the Company has federal and state net operating loss carryforwards available of approximately $160.0 million and $119.4 million, respectively, to reduce future taxable income. These net operating losses begin to expire in 2005 if not utilized.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company has provided a valuation allowance for certain deferred tax assets. The allowance relates to the generation of net operating losses and other deferred tax assets of certain corporate subsidiaries, the benefit of which may not be realized.

A corporation that undergoes a “change of ownership” pursuant to section 382 of the Internal Revenue Code is subject to limitations on the amount of its net operating loss carryforwards which may be used in the future. No assurance can be given that an ownership change will not occur as a result of other transactions entered into by the Company, or by certain other parties over which the Company has no control. If a “change in ownership” for income tax purposes occurs, the Company’s ability to use “pre-change losses” could be postponed or reduced, possibly resulting in accelerated or additional tax payments which, with respect to tax periods beyond 2003, could have a material adverse impact on the Company’s financial position or results of operations.

13.	Commitments and Contingencies

Broadcast Rights Commitments

Broadcast rights acquired for cash and barter under license agreements are recorded as an asset and a corresponding liability at the inception of the license period. Future minimum payments arising from unavailable current and future broadcast license commitments outstanding are as follows at December 31, 2003:

2004	$2,473
2005	4,865
2006	2,811
2007	1,375
2008	291
Thereafter	86

Future minimum payments for unavailable cash broadcast rights	$11,901

Unavailable broadcast rights commitments represent obligations to acquire cash and barter program rights for which the license period has not commenced and, accordingly, for which no asset or liability has been recorded.

Digital Conversion

FCC regulations required television stations to commence digital operations by May 1, 2002, in addition to continuing their analog operations, unless an extension of time was granted. The company received extensions of time to begin digital operations at all of the stations it owns except WCIA and WCFN, which met the May 1, 2002 deadline, and WQRF, WFXV and Mission owned WFXP, which were not required to seek an extension of time because the FCC has not yet issued a DTV construction permit to these stations. As of July 1, 2003, all of our and Mission’s stations are broadcasting a low-power DTV signal, except WFXV and WQRF, which are not required to do so. WYZZ, which is owned by Sinclair Broadcast Group, Inc., also is broadcasting a low-power digital television signal. WBAK, which Mission is expected to acquire from Bahakel Communications in the second quarter of 2004, had an extension of time until March 24, 2004 and timely requested a further extension from the FCC which remains pending to construct digital facilities. KPOM, which Nexstar is expected to acquire from J.D.G. Television, Inc. in the third quarter of 2004, pending FCC consent, is broadcasting a low-power digital signal. KFAA, which Nexstar also is expected to acquire from J.D.G. Television, Inc. in the third quarter

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of 2004, pending FCC consent, has not yet initiated digital broadcasting. KFAA has applied for an extension of time to construct digital facilities and will have at least six months from the date the FCC acts on its application to construct its digital facilities. The digital conversion required an average initial capital expenditure of $0.2 million per station for low-power transmission of a digital signal, and we estimate that it will require an average additional capital expenditure of $0.7 million per station to modify the transmitter for full-power digital signal transmission. Digital conversion expenditures were $1.6 million and $3.4 million for the years ended December 31, 2002 and 2003, respectively. We anticipate that digital conversion expenditures will be funded through available cash on hand and cash generated from operations.

Guarantor Arrangements

In November 2002, the FASB issued Interpretation No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” (“FIN No. 45”). FIN No. 45 requires that a guarantor recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken by issuing the guarantee. FIN No. 45 also requires additional disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees it has issued. The accounting requirements for the initial recognition of guarantees are applicable on a prospective basis for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for all guarantees outstanding, regardless of when they were issued or modified, during the first quarter of fiscal 2003. The adoption of FIN No. 45 did not have a material effect on the accompanying consolidated financial statements. The following is a summary of the Company’s agreements that have been determined to be within the scope of FIN No. 45.

The Company enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, the Company indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited. The Company believes the estimated fair value of these agreements is minimal. Accordingly, there are no liabilities recorded for these agreements as of December 31, 2002 and 2003.

When, as part of an acquisition, the Company acquires all of the assets and liabilities or all of the stock of a company, the Company assumes the liability for certain events or occurrences that took place prior to the date of acquisition. The maximum potential amount of future payments that could be required to be made by the Company for such obligations is undeterminable at this time.

In connection with most of the Company’s acquisitions, the Company enters into local service agreements for specified periods of time, usually six months, whereby the Company indemnifies the owner and operator of the television station, their employees, agents and contractors from liability, claims, and damages arising from the activities of operating the television station under such agreements. The maximum potential amount of future payments the Company could be required to make for such obligations is undeterminable at this time. The Company has not incurred significant costs to defend lawsuits or settle claims related to these indemnification agreements.

Operating Leases

The Company leases office space, vehicles, towers, antennae sites, studio and other operating equipment under noncancelable operating lease arrangements expiring through May 2027. Charges to operations for such

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

leases aggregated $3.7 million, $2.8 million and $1.8 million for the years ended December 31, 2003, 2002 and 2001, respectively. Future minimum lease payments under these operating leases are as follows at December 31, 2003:

2004	$3,146
2005	3,083
2006	2,865
2007	2,790
2008	2,668
Thereafter	19,250

$33,802

Litigation

From time to time, the Company is involved with claims that arise out of the normal course of its business. In the opinion of management, any resulting liability with respect to these claims would not have a material adverse effect on the Company’s financial position or results of operations.

Midwest Holding Partnership (“MHP”) Subordinated Promissory Note

In connection with a previous acquisition by Quorum, Quorum issued a subordinated promissory note to MHP. Under the terms of the note, upon a sale of the underlying assets acquired in the Midwest Holding acquisition, Quorum is obligated to pay MHP a range of payments not to exceed $7.3 million based upon the internal rate of return on the aggregate amount of equity contributions attributable to such assets. No related liability was recorded as of December 31, 2002 as management estimated that the probability for any payment was remote.

On December 30, 2003, the Company amended the triggering conditions in the agreement as part of the Quorum merger. With the amendment the exercise of the subordinated promissory note is connected to the share price of Nexstar Broadcasting Group’s Class A Common stock. If the share price of Nexstar Broadcasting Group’s Class A common stock exceeds on any date an amount of $305.22 and $436.30, respectively, plus a return on such amount accruing at a rate of 35% annually, Nexstar is obligated to pay MHP $4.8 million and $2.5 million, respectively. Due to the remote probability for any payment, management has not recorded any related liability as of December 31, 2003.

14.	Condensed Consolidating Financial Information

As a result of the service agreements, options and debt guarantees between Nexstar and Mission, as described in Note 2, Note 4 and Note 8, the financial position, results of operations and cash flows of Nexstar and Mission are consolidated.

The notes and borrowings under amounts drawn against the senior secured credit facilities are guaranteed on a joint and several, full and unconditional basis, by Nexstar’s wholly-owned subsidiaries and by Mission (See Note 8).

The following 2003, 2002 and 2001 condensed consolidating financial information presents the financial position, results of operations and cash flows of Nexstar and Mission, as well as the consolidating entries needed

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

to arrive at the information for the Company on a consolidated basis. The consolidating entries consist of fees and reimbursable expenses charged between Nexstar and Mission as a result of the local service arrangements or the unpaid balances of these charges.

Balance Sheet

December 31, 2003

	Nexstar	Mission	Consolidating Entries	Consolidated Company
ASSETS
Current assets	$100,342	$8,466	$(32,349)	$76,459
Property and equipment, net	77,735	14,158	(75)	91,818
Other noncurrent assets	21,143	5,277	—	26,420
Intangible assets and goodwill, net	444,108	90,143	—	534,251

Total assets	$643,328	$118,044	$(32,424)	$728,948

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities	$50,570	$38,080	$(32,349)	$56,301
Debt	345,271	141,600	—	486,871
Other liabilities	41,356	9,821	—	51,177
Minority interest in consolidated entity	16,674	2,812	—	19,486
Shareholder’s equity	189,457	(74,269)	(75)	115,113

Total liabilities and shareholder’s equity	$643,328	$118,044	$(32,424)	$728,948

Balance Sheet

December 31, 2002

	Nexstar	Mission	Consolidating Entries	Consolidated Company
ASSETS
Current assets	$106,454	$6,359	$(23,159)	$89,654
Property and equipment, net	69,662	10,944	—	80,606
Other noncurrent assets	9,939	3,844	—	13,783
Intangible assets and goodwill, net	343,686	88,732	—	432,418

Total assets	$529,741	$109,879	$(23,159)	$616,461

LIABILITIES AND MEMBER’S DEFICIT
Current liabilities	$46,191	$40,508	$(23,159)	$63,540
Debt	302,995	120,711	—	423,706
Other liabilities	28,622	9,742	—	38,364
Mandatorily redeemable preferred and common units	101,376	—		101,376
Member’s deficit	50,557	(61,082)	—	(10,525)

Total liabilities and member’s deficit	$529,741	$109,879	$(23,159)	$616,461

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Operations

For the Twelve Months Ended December 31, 2003

	Nexstar	Mission	Consolidating Entries	Consolidated Company
Net revenue	$208,742	$28,446	$(22,856)	$214,332
Operating expenses	210,961	30,185	(22,856)	218,290

Income (loss) from operations	(2,219)	(1,739)	—	(3,958)
Interest expense	(45,950)	(7,574)	—	(53,524)
Loss on extinguishment of debt	(8,185)	(2,582)		(10,767)
Interest income and other income (expense), net	3,459	1,026	(75)	4,410

Loss from operations before income taxes	(52,895)	(10,869)	(75)	(63,839)
Income tax benefit (expense)	15,112	(2,738)	—	12,374

Loss before cumulative effect of change in accounting principle and minority interest in consolidated entity	(37,783)	(13,607)	(75)	(51,465)
Cumulative effect of change in accounting principle, net of tax	(2,577)	—	—	(2,577)
Minority interest in consolidated entity	366	420	—	786

Net loss	$(39,994)	$(13,187)	$(75)	$(53,256)

Statement of Operations
For the Twelve Months Ended December 31, 2002

	Nexstar	Mission	Consolidating Entries	Consolidated Company
Net revenue	$196,361	$27,752	$(17,836)	$206,277
Operating expenses	177,028	25,821	(17,836)	185,013

Income from operations	19,333	1,931	—	21,264
Interest expense	(54,693)	(8,860)	—	(63,553)
Loss on extinguishment of debt	49	(276)		(227)
Interest income and other income (expense), net	(831)	(235)	—	(1,066)

Loss from operations before income taxes	(36,142)	(7,440)	—	(43,582)
Income tax expense	(1,738)	(900)	—	(2,638)

Loss before cumulative effect of change in accounting principle	(37,880)	(8,340)	—	(46,220)
Cumulative effect of change in accounting principle, net of tax	(41,473)	(1,997)	—	(43,470)

Net loss	$(79,353)	$(10,337)	$—	$(89,690)

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Operations
For the Twelve Months Ended December 31, 2001

	Nexstar	Mission	Consolidating Entries	Consolidated Company
Net revenue	$173,230	$23,718	$(20,229)	$176,719
Operating expenses	183,369	24,665	(20,229)	187,805

Loss from operations	(10,139)	(947)	—	(11,086)
Interest expense	(44,958)	(12,298)	—	(57,256)
Loss on extinguishment of debt	(1,012)	(810)		(1,822)
Interest income and other income (expense), net	434	(3,055)	—	(2,621)

Loss from operations before income taxes	(55,675)	(17,110)	—	(72,785)
Income tax expense	(591)	(20)	—	(611)

Net loss	$(56,266)	$(17,130)	$—	$(73,396)

Statement of Cash Flows

For the Twelve Months Ended December 31, 2003

	Nexstar	Mission	Consolidating Entries	Consolidated Company
Net cash provided by operating activities	$(8,698)	$9,716	$—	$1,018

Cash flows from investing activities:
Additions to property and equipment, net	(9,090)	(1,204)	—	(10,294)
Acquisitions of broadcast properties and related transaction costs	(102,125)	(11,192)	—	(113,317)
Restricted cash	—	(800)	—	(800)

Net cash used for investing activities	(111,215)	(13,196)		(124,411)

Cash flows from financing activities:
Proceeds from debt issuance	310,000	195,000	—	505,000
Proceeds from revolver draws	32,000	16,150	—	48,150
Repayment of long-term debt	(281,116)	(202,005)	—	(483,121)
Repayment of senior discount notes	(27,948)	—	—	(27,948)
Repayment of note payable to related party	—	(2,000)	—	(2,000)
Repayment of preferred and common units	(68,560)	—	—	(68,560)
Payments for debt finance costs	(7,002)	(2,334)	—	(9,336)
Capital contributions, net	142,696	—	—	142,696

Net cash provided by financing activities	100,070	4,811	—	104,881

Net increase (decrease) in cash and cash equivalents	(19,843)	1,331	—	(18,512)
Cash and cash equivalents at beginning of period	28,607	526	—	29,133

Cash and cash equivalents at end of period	$8,764	$1,857	$—	$10,621

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Cash Flows
For the Twelve Months Ended December 31, 2002

	Nexstar	Mission	Consolidating Entries	Consolidated Company
Net cash provided by operating activities	$25,489	$3,024	$—	$28,513

Cash flows from investing activities:
Additions to property and equipment, net	(10,208)	(234)	—	(10,442)
Acquisitions of broadcast properties and related transaction costs	(119)	(9,751)	—	(9,870)

Net cash used for investing activities	(10,327)	(9,985)	—	(20,312)

Cash flows from financing activities:
Proceeds from debt issuance	—	—	—	—
Proceeds from revolver draws	2,500	9,000	—	11,500
Repayment of long-term debt	(3,093)	(1,403)	—	(4,496)
Proceeds from termination of derivative instrument	4,387	—	—	4,387
Payment for debt finance costs	(991)	(766)	—	(1,757)
Proceeds from issuance of redeemable preferred units	2,746	—	—	2,746
Proceeds from issuance of redeemable common units	2,254	—	—	2,254
Repurchase of common units	(1)	—	—	(1)
Distributions, net	(1,410)	—	—	(1,410)

Net cash provided by financing activities	6,392	6,831	—	13,223

Net increase (decrease) in cash and cash equivalents	21,554	(130)	—	21,424
Cash and cash equivalents at beginning of period	7,053	656	—	7,709

Cash and cash equivalents at end of period	$28,607	$526	$—	$29,133

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Statement of Cash Flows

For the Twelve Months Ended December 31, 2001

	Nexstar	Mission	Consolidating Entries	Consolidated Company
Net cash provided by (used for) operating activities	$(23,615)	$9,958	$—	$(13,657)

Cash flows from investing activities:
Additions to property and equipment, net	5,878	7,916	—	13,794
Acquisitions of broadcast properties and related transaction costs	(108,525)	(6,000)	—	(114,525)

Net cash provided by (used for) investing activities	(102,647)	1,916	—	(100,731)

Cash flows from financing activities:
Proceeds from debt issuance	520,976	80,286		601,262
Proceeds from revolver draws	60,075	12,000	—	72,075
Repayment of long-term debt	(548,729)	(102,121)	—	(650,850)
Proceeds from convertible subordinated promissory notes	19,653	—	—	19,653
Payments for senior discount notes	(28,175)	—	—	(28,175)
Payments for debt finance costs	(15,701)	(1,778)	—	(17,479)
Proceeds from issuance of redeemable common units	9,179	—		9,179
Repurchase of common units	(3)	—	—	(3)
Capital contributions, net	109,949	—	—	109,949

Net cash provided by (used for) financing activities	127,224	(11,613)	—	115,611

Net increase in cash and cash equivalents	962	261	—	1,223
Cash and cash equivalents at beginning of period	6,091	395	—	6,486

Cash and cash equivalents at end of period	$7,053	$656	$—	$7,709

15.	Employment Matters

As of December 31, 2003, some of the Company’s employees are covered by collective bargaining agreements. The Company believes that employee relations are satisfactory, and the Company has not experienced any work stoppages at any of its facilities. However, there can be no assurance that the collective bargaining agreements will be renewed in the future or that the Company will not experience a prolonged labor dispute, which could have a material adverse effect on its business, financial condition, or results of operations.

Nexstar Broadcasting Group, Inc. has adopted a Long-Term Equity Incentive Plan (the “Option Plan”) that provides for awards to be granted to directors, officers and other key employees of Nexstar and consultants to purchase Nexstar’s Class A common stock. The Option Plan provides for awards to be granted in the form of incentive stock options, non-qualified stock options, stock appreciation rights (“SARs”), either alone or in tandem, restricted stock, performance awards, or any combination of the above. The Option Plans is administered by the compensation committee of Nexstar’s Board of Directors.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16.	Employee Benefits

Nexstar, Mission, Quorum and VHR have established retirement savings plans under Section 401(k) of the Internal Revenue Code (the “Plans”). The Plans cover substantially all employees of Nexstar and Mission and former employees of Quorum and VHR who meet minimum age and service requirements, and allows participants to defer a portion of their annual compensation on a pre-tax basis. Contributions to the Plans may be made at the discretion of Nexstar and Mission. Quorum and VHR made contributions amounting to $0.1 million for each of the years ended December 31, 2003, 2002 and 2001, respectively. The Quorum 401(k) plan was merged into the Nexstar 401(k) plan on March 15, 2004. The VHR plan will merge into the Mission 401(k) plan on March 29, 2004.

Under a collective bargaining agreement, the Company contributes three percent (3%) of the gross monthly payroll of certain covered employees toward their pension benefits. Employees must have completed 90 days of service to be eligible for the contribution. The Company’s contribution amounted to $25, $26 and $25 for the years ended December 31, 2003, 2002 and 2001, respectively.

17.	Related Party Transactions

Operating expenses include reimbursement to ABRY for the Company’s allocable share of operating expenses paid by ABRY for the Company. These expenses approximated $5, $13 and $18 for the years ended December 31, 2003, 2002 and 2001, respectively, and are included in selling, general and administrative expenses in the Company’s consolidated statement of operations. These reimbursable expenses were paid in cash and the agreement was terminated upon the completion of the Quorum acquisition on December 30, 2003.

Quorum paid ABRY a management fee for financial and other advisory services. Management fees paid to ABRY approximated $0.3 million for the years ended December 31, 2003, 2002 and 2001, and are included in selling, general and administrative expenses in the Company’s consolidated statement of operations. Certain accrued management fees were settled by issuance of 80,230 shares of Class B common stock of Nexstar Broadcasting Group, Inc. and the management agreements were terminated upon completion of the Quorum acquisition on December 30, 2003.

VHR paid compensation to the former principal stockholder and officer of VHR of $0.1 million, $0.2 million and $0.2 million for the years ended December 31, 2003, 2002 and 2001, respectively, which is included in selling, general and administrative expenses.

Nexstar recorded $7.8 million of severance related costs associated with payment to the former Officers of Quorum as part of merger related expenses.

On January 2, 2002, Quorum entered into a software sublicense agreement with VHR-ABS, LLC, an entity affiliated with the former principal stockholder and officer of VHR The Company is required to make payments of $60 thousand a year for use of the software. The partnership interest was purchased for $0.3 million on December 30, 2003.

Mission paid compensation to the principal stockholder of Mission, in the amount of $0.2 million, $0.2 million, and $0.1 million for the years ended December 31, 2003, 2002, and 2001, respectively, which is included in selling, general and administrative expenses.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

18.	Initial Public Offering and Corporate Reorganization

Nexstar Finance, Inc., a wholly-owned subsidiary of Nexstar Broadcasting Group, Inc., was incorporated on December 5, 2000 in the State of Delaware for the purpose of facilitating future financings. Nexstar Finance, Inc. was capitalized with an immaterial amount of equity and had no operating activities for the years ended December 31, 2002 and 2001, respectively.

On November 28, 2003, Nexstar Broadcasting Group, Inc., our ultimate parent, completed an initial public offering of 10,000,000 shares of its Class A common stock. Concurrently with its initial public offering, Nexstar Broadcasting Group, Inc. completed a corporate reorganization whereby its predecessor, Nexstar Broadcasting Group, L.L.C., and certain direct and indirect subsidiaries of Nexstar Broadcasting Group, L.L.C. merged with and into Nexstar Broadcasting Group, Inc. As part of this corporate reorganization, our former parent, Nexstar Finance, L.L.C., merged with and into us.

19.	Recently Issued Accounting Pronouncements

In January 2003, the FASB issued FIN No. 46. This interpretation clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. FIN No. 46 is effective for variable interest entities created after January 31, 2003. We have evaluated the accounting impact for Mission under FIN No. 46 and have determined that we will be required to continue consolidating Mission’s financial statements under U.S. GAAP. For arrangements entered into prior to January 31, 2003, FIN No. 46, as amended by FIN 46R, the interpretation requires adoption by the Company in the second fiscal quarter of 2004. We do not expect that the adoption of this new standard will have a significant accounting impact.

On April 30, 2003, the FASB issued SFAS No. 149. SFAS No. 149 amends and clarifies the accounting guidance on (1) derivative instruments (including certain derivative instruments embedded in other contracts) and (2) hedging activities that fall within the scope of FASB Statement No. 133 “Accounting for Derivative Instruments and Hedging Activities” (“SFAS No. 133”). SFAS No. 149 amends SFAS No. 133 and certain other existing pronouncements, which will result in more consistent reporting of contracts that are derivative in their entirety or that contain embedded derivatives that warrant separate accounting. SFAS No. 149 is effective (1) for contracts entered into or modified after June 30, 2003, with certain exceptions, and (2) for hedging relationships designated after June 30, 2003. The guidance is to be applied prospectively. The adoption of this new standard by us did not have a significant accounting impact.

In May 2003, the FASB issued SFAS No. 150. The statement addresses financial accounting and reporting for financial instruments with characteristics of both liabilities and equity and is effective at the beginning of the first interim period beginning after June 12, 2003, with the exception of certain provisions which the FASB has deferred. On adoption of the standard on July 1, 2003, the Company reclassified its redeemable preferred and common units as a liability and recorded $2.6 million as a cumulative effect of change in accounting principle. Additionally, for the six months ended December 31, 2003, the Company is required to record the change in fair value of the liability as interest. The Company recorded and adjustment to interest expense of $0.5 million.

NEXSTAR BROADCASTING, INC.

(Formerly Known as Nexstar Finance, Inc.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

20.	Valuation and Qualifying Accounts

Allowance for Doubtful Accounts Rollforward

	Balance at Beginning of Period	Charged to Operations	Increase Due to Acquisitions	Deductions	Balance at End of Period
Year ended December 31, 2001—Allowance for doubtful accounts	$927	$1,430	$—	$(1,267)	$1,090
Year ended December 31, 2002—Allowance for doubtful accounts	1,090	1,267	—	(1,422)	935
Year ended December 31, 2003—Allowance for doubtful accounts	$935	$1,273	$241	$(1,355)	$1,094

21.	Subsequent Event

Quorum entered into a purchase and sale agreement on April 1, 2003 to sell WTVW, the Fox affiliate in Evansville, Indiana, to GNS Media Evansville, Inc. (“GNS Media”) pending FCC approval. The FCC approval process was completed prior to December 31, 2003 and the closing date set in January 2004. In January 2004, prior to the closing of the sale, GNS Media attempted to terminate the agreement and refused to acquire the station. Nexstar does not believe that GNS Media was entitled to terminate the agreement and is continuing to discuss a settlement of its claim against GNS Media and its proposed LSA partner Liberty Corporation. No amount has been recorded in anticipation of settling this transaction.

$125,000,000

NEXSTAR BROADCASTING, INC.

7% Senior Subordinated Notes due 2014

PROSPECTUS

May 13, 2004

Until August 12, 2004, all dealers that effect transactions in these securities, whether or not participating in this exchange offer may be required to deliver a prospectus. This is in addition to the dealers’ obligations to deliver a prospectus when acting as underwriter and with respect to their unsold allotments or subscriptions.